As filed with the Securities and Exchange Commission on October 15, 2024

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________

Form F-4
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

______________________

Bitfarms Ltd.
(Exact name of Registrant as specified in its charter)

______________________

Ontario	6199	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

110 Yonge Street, Suite 1601
Toronto, Ontario, Canada M5C 1T4
(647) 259-1790
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

______________________

Cogency Global Inc.
122 E. 42nd Street, 18th Floor
New York, New York 10168
(800) 221-0102
(Name, address, including zip code, and telephone number, including area code, of agent of service)

______________________

Copies to:

Christopher M. Barlow Ryan J. Dzierniejko Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, NY 10001 (212) 735-3000	Jeffrey Lucas Chief Financial Officer Bitfarms Ltd. 110 Yonge Street, Suite 1601 Toronto, ON M5C 1T4 (647) 259-1790	Daniel M. LeBey Shelley A. Barber D. Alex Robertson Vinson & Elkins L.L.P. 901 East Byrd Street, Suite 1500 Richmond, VA 23219 (804) 327-6300

______________________

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed proxy statement/prospectus.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the U.S. Securities Act, check the following box and list the U.S. Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the U.S. Securities Act, check the following box and list the U.S. Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the U.S. Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. A registration statement relating to the securities described in this proxy statement/prospectus has been filed with the U.S. Securities and Exchange Commission. Bitfarms Ltd. may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and Bitfarms Ltd. is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED OCTOBER 15, 2024

PROXY STATEMENT OF STRONGHOLD DIGITAL MINING, INC.	PROSPECTUS OF BITFARMS LTD.

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

To the Stockholders of Stronghold Digital Mining, Inc.:

On August 21, 2024, Stronghold Digital Mining, Inc. (“Stronghold”) entered into an Agreement and Plan of Merger (the “initial merger agreement”) with Bitfarms Ltd. (“Bitfarms”), Backbone Mining Solutions LLC, an indirect, wholly-owned subsidiary of Bitfarms (“BMS”) and HPC & AI Megacorp, Inc., a direct, wholly-owned subsidiary of BMS (“Merger Sub”), which was amended by amendment no. 1 thereto dated as of September 12, 2024 (“amendment no. 1,” and together with the initial merger agreement and as may be further amended from time to time, the “merger agreement”). The merger agreement provides for the combination of Stronghold and Bitfarms through a stock-for-stock merger, after which Stronghold will become an indirect, wholly-owned subsidiary of Bitfarms (the “merger”).

If the merger is completed, you will receive 2.520 common shares of Bitfarms, no par value (“Bitfarms common shares”) for each share of Stronghold Class A common stock, par value $0.0001 per share (“Stronghold Class A common stock”) (the “exchange ratio”), that you own (the “merger consideration”). This exchange ratio is fixed and will not be adjusted to reflect changes in the price of Stronghold Class A common stock or Bitfarms common shares prior to the completion of the merger. The Bitfarms common shares issued in connection with the merger will be listed on the Nasdaq Stock Market LLC (“Nasdaq”) and the Toronto Stock Exchange (the “TSX”).

The value of the merger consideration will fluctuate with the market price of Bitfarms common shares. You should obtain current share price quotations for Stronghold Class A common stock and Bitfarms common shares. Stronghold Class A common stock is listed on Nasdaq under the ticker symbol “SDIG,” and Bitfarms common shares are listed on Nasdaq and the TSX under the ticker symbol “BITF.” Based on the closing price of Bitfarms common shares on Nasdaq of $2.36 on August 20, 2024, the last trading day before the public announcement of the merger agreement on August 21, 2024, the exchange ratio represented approximately $5.95 in Bitfarms common shares for each share of Stronghold Class A common stock. Based on the closing price of Bitfarms common shares on Nasdaq of $             on             , 2024, the latest practicable date before the date of this proxy statement/prospectus, the exchange ratio represented approximately $             in Bitfarms common shares for each share of Stronghold Class A common stock.

Your vote is very important, regardless of the number of shares of the issued and outstanding Stronghold Class A common stock and Stronghold Class V common stock, par value $0.0001 per share (“Stronghold Class V common stock” and, together with the Stronghold Class A common stock, the “Stronghold common stock”) you own. The merger cannot be completed without Stronghold stockholders approving and adopting the merger agreement and approving the transactions contemplated thereby, including the merger. Stronghold is holding a special meeting of its stockholders (the “special meeting”) to vote on the approval and adoption of the merger agreement and the transactions contemplated thereby, including the merger. More information about Stronghold, Bitfarms, the merger agreement, the merger and the special meeting is contained in this proxy statement/prospectus. We encourage you to read this document carefully before voting, including the section entitled “Risk Factors,” beginning on page 21. Regardless of whether you plan to attend the special meeting, please take the time to vote your shares in accordance with the instructions contained in this document.

Pursuant to the terms of the voting agreement between Bitfarms and certain stockholders of Stronghold who beneficially own approximately             % of the Stronghold common stock issued and outstanding as of the record date, such Stronghold stockholders have agreed to vote in favor of approving and adopting the merger agreement and approving the transactions contemplated thereby, including the merger, and against any proposal that would reasonably be expected to delay the completion of the merger.

The Stronghold board of directors unanimously recommends that Stronghold stockholders vote “FOR” the approval and adoption of the merger agreement and approval of the transactions contemplated thereby, including the merger.

Sincerely,	Sincerely,
_________________________________	_________________________________
Gregory A. Beard Chief Executive Officer and Chairman Stronghold Digital Mining, Inc.	Benjamin Gagnon Chief Executive Officer and Director Bitfarms Ltd.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION, NOR ANY U.S. STATE OR CANADIAN PROVINCIAL OR TERRITORIAL SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The securities to be issued in connection with the merger are not savings or deposit accounts and are not insured by the Federal Deposit Insurance Corporation, the Canada Deposit Insurance Corporation or any other governmental agency.

The date of this proxy statement/prospectus is             , 2024 and it is first being mailed to Stronghold stockholders on or about             .

ADDITIONAL INFORMATION

Stronghold and Bitfarms file and furnish annual, quarterly and other reports, proxy statements or management information circulars and other information with or to the U.S. Securities and Exchange Commission (the “SEC”). This proxy statement/prospectus incorporates by reference important business and financial information about Stronghold and Bitfarms from documents that are not included in or delivered with this proxy statement/prospectus. For a listing of the documents incorporated by reference into this proxy statement/prospectus, see the section entitled “Where You Can Find Additional Information.” You can obtain copies of the documents incorporated by reference into this proxy statement/prospectus, without charge, from the SEC’s website at www.sec.gov or, with respect to Bitfarms, on the Canadian System for Electronic Document Analysis and Retrieval (“SEDAR+”), the Canadian equivalent of the SEC’s Electronic Data Gathering, Analysis and Retrieval system, at www.sedarplus.ca.

You may also obtain copies of documents filed by Stronghold with the SEC from Stronghold’s website at www.strongholddigitalmining.com and copies of documents filed by Bitfarms with the SEC and SEDAR+ from Bitfarms’ website at www.bitfarms.com, respectively.

You can also request copies of such documents incorporated by reference into this proxy statement/prospectus (excluding all exhibits, unless an exhibit has specifically been incorporated by reference into this proxy statement/prospectus), without charge, by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Stronghold Digital Mining, Inc. 595 Madison Avenue, 28th Floor New York, New York 10022 Attention: Investor Relations Email: sdig@gateway-grp.com	Bitfarms Ltd. 110 Yonge Street, Suite 1601 Toronto, Ontario, Canada M5C 1T4 Attention: Investor Relations Email: investors@bitfarms.com

In addition, if you have questions about the merger or the special meeting, need additional copies of this proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, you may contact Mackenzie Partners, Inc., Stronghold’s proxy solicitor, at the following address and telephone number:

Mackenzie Partners, Inc.
1407 Broadway, 27th Floor
New York, New York 10018
Call Toll-Free: (800) 322-2885
E-mail: proxy@mackenziepartners.com

You will not be charged for any of the documents that you request. If you would like to request documents, please do so by             (which is five business days before the date of the special meeting) in order to receive them before the special meeting.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form F-4 (File No. 333-            ) filed with the SEC by Bitfarms, constitutes a prospectus of Bitfarms under Section 5 of the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), with respect to the Bitfarms common shares to be issued to Stronghold stockholders pursuant to the merger agreement.

This proxy statement/prospectus also constitutes a notice of meeting and a proxy statement of Stronghold under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”), with respect to the special meeting, at which Stronghold stockholders will be asked to consider and vote on a proposal to approve and adopt the merger agreement and approve the transactions contemplated thereby, including the merger.

You should rely only on the information contained in, or incorporated by reference into, this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated             , 2024. The information contained in this proxy statement/prospectus is accurate only as of that date or, in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. Neither the mailing of this proxy statement/prospectus to Stronghold stockholders nor the issuance by Bitfarms of common shares pursuant to the merger agreement will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which it is unlawful to make any such offer or solicitation in such jurisdiction.

The information concerning Bitfarms contained in, or incorporated by reference into, this proxy statement/prospectus has been provided by Bitfarms, and information concerning Stronghold contained in, or incorporated by reference into, this proxy statement/prospectus has been provided by Stronghold.

Stronghold stockholders are encouraged to consult with their own legal, tax, financial or other professional advisors.

CURRENCY EXCHANGE RATE DATA

Unless otherwise specified, currency amounts referenced in this proxy statement/prospectus are in U.S. dollars. References to “$” or “US$” are to U.S. dollars and references to “C$” are to Canadian dollars.

The following table shows, for the years and dates indicated, certain information regarding the Canadian dollar/U.S. dollar exchange rate.

The information is based on the exchange rate as reported by the Bank of Canada. Such exchange rate on October 11, 2024 was C$1.3761 = US$1.00.

	Period End	Average	Low	High
Year ended December 31, (C$ per US$)
2023	1.3226	1.3497	1.3128	1.3875
2022	1.3544	1.3011	1.2451	1.3856
2021	1.2678	1.2535	1.2040	1.2942
2020	1.2732	1.3415	1.2718	1.4496
2019	1.2988	1.3269	1.2988	1.3600
	Low	High
Month ended, (C$ per US$)
October 1 through to 11, 2024	1.3491	1.3761
September 2024	1.3462	1.3599
August 2024	1.3460	1.3858
July 2024	1.3613	1.3852
June 2024	1.3635	1.3767
May 2024	1.3615	1.3759
April 2024	1.3504	1.3821
March 2024	1.3471	1.3593
February 2024	1.3404	1.3574
January 2024	1.3316	1.3522

NOTICE OF SPECIAL MEETING OF COMMON STOCKHOLDERS
TO BE HELD ON             , 2024

To the Stockholders of Stronghold Digital Mining, Inc.:

A special meeting (the “special meeting”) of stockholders of Stronghold Digital Mining, Inc., a Delaware corporation (“Stronghold”), will be held at             , Eastern Time, on             , 2024. The special meeting will be a completely virtual meeting, which will be conducted through an audio webcast. You may attend by registering at            and following the instructions provided during registration. You may be required to enter the control number included on the proxy card you received or in the instructions that accompanied your proxy materials. The special meeting is being held to consider and vote on a proposal (the “merger proposal”) to approve and adopt the Agreement and Plan of Merger (the “initial merger agreement”), dated as of August 21, 2024, which was amended by amendment no. 1 thereto dated as of September 12, 2024 (“amendment no. 1,” and together with the initial merger agreement and as may be further amended from time to time, the “merger agreement”), by and among Stronghold, Bitfarms Ltd., a corporation organized under the Business Corporations Act (Ontario) (“Bitfarms”), Backbone Mining Solutions LLC, a Delaware limited liability company and an indirect, wholly-owned subsidiary of Bitfarms (“BMS”) and HPC & AI Megacorp, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of BMS (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into Stronghold, with Stronghold surviving the merger as an indirect, wholly-owned subsidiary of Bitfarms (the “merger”).

Stronghold will transact no other business at the special meeting, except such business as may properly be brought before the special meeting or any adjournments or postponements thereof. A copy of the initial merger agreement is attached as Annex A-1 and a copy of amendment no. 1 is attached as Annex A-2 to the proxy statement/prospectus accompanying this notice. The merger proposal and the related transactions are described in detail in the accompanying proxy statement/prospectus, which you should read before you vote. If the merger proposal is not approved by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon of Stronghold’s Class A common stock, par value $0.0001 per share (“Stronghold Class A common stock”) and Stronghold’s Class V common stock, par value $0.0001 per share (“Stronghold Class V common stock” and, together with the Stronghold Class A common stock, “Stronghold common stock”), voting together as a single class, the merger will not be completed. Abstentions, broker non-votes and the failure to submit a proxy will have the same effect as a vote “AGAINST” the merger proposal.

Please vote as promptly as possible, whether or not you plan to attend the special meeting. If your shares are held in the name of a broker, bank, or other nominee, please vote by following the instructions on the voting instruction form furnished by the broker, bank, or other nominee. If you hold your shares in your own name, please submit a proxy to vote your shares as promptly as possible by (i) visiting the internet site listed on the proxy card, (ii) calling the toll-free number listed on the proxy card or (iii) signing and returning your proxy card by mail by using the self-addressed, stamped envelope provided. Submitting a proxy will not prevent you from voting at the special meeting, but it will help to secure a quorum and avoid added solicitation costs. Any eligible holder of Stronghold common stock entitled to vote and present virtually at the special meeting may vote at the special meeting, thereby revoking any previous proxy. In addition, a proxy may also be revoked in writing before the special meeting in the manner described in this joint proxy statement/prospectus, of which this notice is a part.

The Stronghold board of directors has fixed the close of business on             , 2024 as the record date for determination of the Stronghold stockholders entitled to vote at the special meeting or any adjournment or postponement thereof. Only Stronghold stockholders of record as of the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof. A complete list of Stronghold stockholders entitled to vote at the special meeting will be available for 10 days before the special meeting at the principal executive offices of Stronghold for inspection by any Stronghold stockholder during ordinary business hours, for any purpose germane to the special meeting.

Pursuant to the terms of the voting agreement between Bitfarms and certain stockholders of Stronghold who beneficially own approximately             % of the Stronghold common stock outstanding as of the record date, such Stronghold stockholders have agreed to vote in favor of approving and adopting the merger agreement and approving the transactions contemplated thereby, including the merger, and against any proposal that would reasonably be expected to delay the completion of the merger.

The Stronghold board of directors unanimously recommends that Stronghold stockholders vote “FOR” the merger proposal.

If you have any questions concerning the merger proposal, the merger or this joint proxy statement/prospectus, of which this notice is a part, would like additional copies, or need help voting your shares of Stronghold common stock, please contact Stronghold’s proxy solicitor:

Mackenzie Partners, Inc.
1407 Broadway, 27th Floor
New York, New York 10018
Call Toll-Free: (800) 322-2885
E-mail: proxy@mackenziepartners.com

By Order of the Board of Directors,

Gregory A. Beard
Chief Executive Officer and Chairman of the Board of Directors

YOUR VOTE IS VERY IMPORTANT

PLEASE VOTE ON THE ENCLOSED PROXY CARD NOW EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING. YOU CAN VOTE BY SIGNING, DATING AND RETURNING YOUR PROXY CARD BY MAIL IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES, OR BY TELEPHONE OR THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. IF YOU DO ATTEND THE SPECIAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE VIRTUALLY AT THE SPECIAL MEETING IF YOU ARE A STOCKHOLDER OF RECORD AS OF THE RECORD DATE OR HAVE A LEGAL PROXY FROM A STOCKHOLDER OF RECORD AS OF THE RECORD DATE.

If your shares of Stronghold common stock are held in “street name” by a bank, broker or other nominee, you should have received a voting instruction form from your bank, broker or other nominee and you should follow the instructions given by that institution to direct how your shares are to be voted at the special meeting. If you are a “street name” owner and have a legal proxy from the stockholder of record as of the record date, you may vote virtually at the special meeting. For more information, see the section entitled “Questions and Answers About the Merger and the Special Meeting — Who may attend the special meeting?”

The accompanying proxy statement/prospectus provides a detailed description of the merger agreement, the merger, the merger proposal and the related agreements and transactions. We urge you to read the accompanying proxy statement/prospectus, including any documents incorporated by reference into the accompanying proxy statement/prospectus, and its annexes carefully and in their entirety. If you have any questions concerning the merger, the merger proposal or the accompanying proxy statement/prospectus, would like additional copies of the accompanying proxy statement/prospectus or need help voting your shares of Stronghold common stock, please contact Stronghold’s proxy solicitor at the address and telephone number listed below:

Mackenzie Partners, Inc.
1407 Broadway, 27th Floor
New York, New York 10018
Call Toll-Free: (800) 322-2885
E-mail: proxy@mackenziepartners.com

i

FREQUENTLY USED TERMS

This proxy statement/prospectus generally does not use technical defined terms, but a few frequently used terms may be helpful for you to have in mind at the outset. Unless otherwise specified or if the context so requires, the following terms have the meanings set forth below for purposes of this proxy statement/prospectus:

“amendment no. 1” refers to amendment no. 1 to the initial merger agreement, dated as of September 12, 2024, by and among Bitfarms, Stronghold, BMS and Merger Sub.

“Bitfarms” refers to Bitfarms Ltd., a corporation organized under the OBCA.

“Bitfarms’ articles” refers to Bitfarms’ articles of continuance, as amended.

“Bitfarms’ by-laws” refers to collectively, by-law no. 1, by-law no. 2, by-law no. 3 and by-law no. 4, as amended.

“Bitfarms common shares” refers to common shares of Bitfarms, no par value.

“Bitfarms shareholders” refers to the holders of Bitfarms common shares.

“BMS” refers to Backbone Mining Solutions LLC, a Delaware limited liability company and an indirect wholly-owned subsidiary of Bitfarms.

“closing date” refers to the date on which the merger is completed.

“Code” refers to the U.S. Internal Revenue Code of 1986, as amended.

“Cohen & Co. Capital Markets” refers to J.V.B. Financial Group, LLC acting through its Cohen & Company Capital Markets division.

“Company Holdco” refers to Stronghold Digital Mining Holdings LLC, a Delaware limited liability company.

“conversion” refers to the transactions contemplated by the conversion agreement, whereby, immediately prior to and conditioned upon the effective time, each share of Stronghold Series C preferred stock issued and outstanding as of such time shall convert into 250 shares of Stronghold Class A common stock and all shares of Stronghold Series C preferred stock converted into shares of Stronghold Class A common stock shall no longer be outstanding and shall cease to exist, and each holder of Stronghold Series C preferred stock shall thereafter cease to have any rights with respect to such shares of Stronghold Series C preferred stock.

“conversion agreement” refers to the certain conversion agreement, dated August 21, 2024, by and among Bitfarms, Stronghold and the Stronghold Series C preferred stockholders, as it may be amended from time to time.

“DGCL” means the General Corporation Law of the State of Delaware.

“DOJ” means the Department of Justice.

“effective time” refers to the time on the closing date at which the merger becomes effective as specified in the certificate of merger of Stronghold and Merger Sub to be filed with the Secretary of State of the State of Delaware.

“eligible shares” refers to each share of Stronghold Class A common stock issued and outstanding immediately prior to the effective time after giving effect to the conversion and the exchanges (other than any shares of Stronghold Class A common stock owned directly by Bitfarms, Stronghold or any of their respective subsidiaries).

“exchanges” refers to the transactions whereby, immediately prior to and conditioned on the effective time, Stronghold shall require each member of Company Holdco (other than Stronghold and its wholly-owned subsidiaries) to exchange all of the issued and outstanding common units of Company Holdco held by such member, together with the surrender for cancellation of a corresponding number of shares of Stronghold Class V common stock, for a corresponding number of shares of Stronghold Class A common stock.

“exchange agent” refers to a nationally recognized financial institution or trust company selected by Bitfarms that is reasonably acceptable to Stronghold.

“exchange ratio” refers to 2.520 validly issued, fully paid and non-assessable Bitfarms common shares for each share of Stronghold Class A common stock.

“FPI” means foreign private issuer, as such term is defined in the U.S. Exchange Act.

“former employee option” refers to each Stronghold option that is held by a former employee of, former non-employee director of, or former other service provider to, Stronghold or its subsidiaries, in each case, as of immediately prior to the effective time.

“former employee option consideration” refers to a number of Bitfarms common shares equal to the product of (x) the number of shares of Stronghold Class A common stock subject to each former employee option as of immediately prior to the effective time and (y) (A) the excess, if any, of the merger consideration value over the exercise price per share of Stronghold Class A common stock applicable to each former employee option, divided by (B) the merger consideration value.

“FTC” means the Federal Trade Commission.

“hosting agreement” means that certain hosting agreement, dated September 12, 2024, by and between Stronghold Digital Mining Hosting, LLC and Bitfarms.

“IFRS Accounting Standards” refers to the International Financial Reporting Standards as issued by the International Accounting Standards Board.

“initial merger agreement” refers to the certain agreement and plan of merger, dated as of August 21, 2024, by and among Bitfarms, Stronghold, BMS and Merger Sub.

“merger” refers to the proposed merger of Merger Sub with and into Stronghold, pursuant to which Stronghold will survive the merger as an indirect, wholly-owned subsidiary of Bitfarms.

“merger agreement” refers to the initial merger agreement together with amendment no. 1, as may be further amended from time to time.

“merger consideration” refers to the conversion of each issued and outstanding share of Stronghold Class A common stock immediately prior to the effective time after giving effect to the conversion and the exchanges (other than any shares of Stronghold Class A common stock owned directly by Bitfarms, Stronghold or any of their respective subsidiaries) into the right to receive 2.520 of validly issued, fully paid and non-assessable Bitfarms common shares.

“merger consideration value” refers to the amount of cash equal to the product of (i) the exchange ratio and (ii) the volume-weighted average price of a Bitfarms common share on Nasdaq for the five consecutive trading day period ending on the trading day immediately preceding (but not including) the closing date (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Bitfarms and Stronghold).

“merger proposal” refers to the proposal to approve and adopt the merger agreement and approve the transactions contemplated thereby, including the merger.

“Merger Sub” refers to HPC & AI Megacorp, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of BMS.

“mining facility conditions” refers to, collectively, (i) Stronghold’s receipt of revised interconnection service agreements from PJM permitting the ability to import a certain amount of power to such facilities or written correspondence from PJM providing the same ability on an interim basis, (ii) the mining facility co-located at the Scrubgrass Plant being registered and fully qualified to participate in PJM’s economic demand responses and ancillary programs, and (iii) each of the mining facilities co-located at the Scrubgrass Plant and the Panther Creek Plant having access to, and being able to use, electrical infrastructure for the purpose of importing power from the grid.

“Nasdaq” refers to the Nasdaq Stock Market LLC.

“OBCA” refers to the Business Corporations Act (Ontario).

“Panther Creek Plant” means Stronghold’s 80 MW coal refuse burning electric power generation facility located on a 33-acre site in the Borough of Nesquehoning, Carbon County, Pennsylvania.

“Panther Creek Project Company” means Panther Creek Power Operating, LLC, a Delaware limited liability company.

“PJM” refers to PJM Interconnection, L.L.C., a Delaware limited liability company, or any successor entity performing similar functions.

“PJM Tariff” means the PJM Open Access Transmission Tariff as accepted for filing by the Federal Energy Regulatory Commission.

“Q Power” refers to Q Power LLC, a Delaware limited liability company, the sole holder of Stronghold Class V common stock.

“record date” refers to the close of business in New York, New York on             , 2024. Only holders of Stronghold common stock as of the record date will be entitled to vote at the special meeting and any adjournment or postponement thereof.

“Scrubgrass Plant” means Stronghold’s 85 MW coal refuse burning electric power generation facility located on a 670-acre site in Scrubgrass Township, Venango County, Pennsylvania.

“Scrubgrass Project Company” means Scrubgrass Reclamation Company, L.P., a Delaware limited liability company.

“SEC” refers to the U.S. Securities and Exchange Commission.

“SEDAR+” refers to the Canadian System for Electronic Document Analysis and Retrieval.

“special meeting” refers to the special meeting of Stronghold stockholders to be held on             , as may be postponed or adjourned from time to time.

“Stronghold” refers to Stronghold Digital Mining, Inc., a Delaware corporation.

“Stronghold board recommendation” refers to the recommendation of the Stronghold board of directors for the Stronghold stockholders to vote to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger.

“Stronghold’s by-laws” refers to Stronghold’s second amended and restated by-laws.

“Stronghold’s charter” refers to Stronghold’s second amended and restated certificate of incorporation.

“Stronghold Class A common stock” refers to shares of Stronghold’s Class A common stock, par value $0.0001 per share.

“Stronghold Class V common stock” refers to shares of Stronghold’s Class V common stock, par value $0.0001 per share.

“Stronghold common stock” refers to Stronghold Class A common stock and Stronghold Class V common stock.

“Stronghold options” refers to outstanding vested or unvested options to purchase shares of Stronghold Class A common stock.

“Stronghold RSU” refers to each Stronghold restricted stock unit denominated in Stronghold Class A common stock, whether vested or unvested, outstanding at the effective time.

“Stronghold Series C certificate of designations” refers to the certificate of designations of the Stronghold Series C preferred stock, filed with the Secretary of State of the State of Delaware, effective February 20, 2023.

“Stronghold Series C preferred stock” refers to shares of Stronghold’s Series C preferred stock, par value $0.0001 per share.

“Stronghold Series C preferred stockholders” refers to the holders of all of the issued and outstanding shares of Stronghold Series C preferred stock.

“Stronghold Series D preferred stock” refers to shares of Stronghold’s Series D preferred stock, par value $0.0001 per share.

v

“Stronghold stockholders” refers to the holders of Stronghold common stock.

“Stronghold warrants” refers to the Stronghold warrants to purchase Stronghold Class A common stock.

“TRA” refers to the certain tax receivable agreement, dated April 1, 2021, as amended by that certain joinder, dated November 9, 2022, by and between Stronghold, Q Power, and William Spence.

“TRA Waiver and Termination Agreement” refers to the certain TRA waiver and termination agreement, dated August 21, 2024, by and among Bitfarms, Stronghold, and certain Stronghold stockholders, as it may be amended from time to time.

“TSX” refers to the Toronto Stock Exchange.

“UPC” refers to Urish Popeck & Co., LLC, an independent registered public accounting firm.

“U.S. Exchange Act” refers to the U.S. Securities Exchange Act of 1934, and, as applicable, the rules and regulations promulgated thereunder, in each case, as amended.

“U.S. GAAP” refers to generally accepted accounting principles in the United States.

“U.S. Securities Act” refers to the U.S. Securities Act of 1933, and, as applicable, the rules and regulations promulgated thereunder, in each case, as amended.

“voting agreement” refers to the certain voting agreement, dated August 21, 2024, by and between Bitfarms and certain Stronghold stockholders, as it may be amended from time to time.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger and matters to be addressed at the special meeting. These questions and answers may not address all questions that may be important to you. To better understand these matters, and for a description of the legal terms governing the merger, you should carefully read this entire proxy statement/prospectus, including the attached annexes, as well as the documents that have been incorporated by reference into this proxy statement/prospectus. For more information, see the section entitled “Where You Can Find Additional Information.”

Q:     Why am I receiving this proxy statement/prospectus?

A:     On August 21, 2024, Stronghold entered into the merger agreement with Bitfarms, BMS and Merger Sub, which was amended by amendment no. 1 thereto dated as of September 12, 2024. The merger agreement provides for, among other things, the merger of Merger Sub with and into Stronghold, pursuant to which Stronghold will survive the merger as an indirect, wholly-owned subsidiary of Bitfarms (the “surviving corporation”). You are receiving this proxy statement/prospectus in connection with the solicitation by the Stronghold board of directors of proxies of Stronghold stockholders to vote in favor of the approval and adoption of the merger proposal. Stronghold is holding a special meeting to obtain the stockholder approval necessary to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger, among other matters. A copy of the initial merger agreement is included as Annex A-1 and a copy of amendment no. 1 is included as Annex A-2 to this proxy statement/prospectus. Among other things, approval of the merger proposal by Stronghold stockholders is required for the completion of the merger. See the section entitled “The Merger Agreement — Conditions to Completion of the Merger.”

This proxy statement/prospectus constitutes both a proxy statement of Stronghold and a prospectus of Bitfarms. It is a proxy statement because the Stronghold board of directors is soliciting proxies from its stockholders. It is a prospectus because Bitfarms will issue to Stronghold stockholders Bitfarms common shares as consideration for the exchange of outstanding shares of Stronghold Class A common stock in the merger.

Your vote is very important. We encourage you to submit a proxy to have your shares of Stronghold common stock voted as soon as possible.

Q:     What is the proposed transaction?

A:     If the merger proposal is approved by Stronghold stockholders and the other conditions to the completion of the merger contained in the merger agreement are satisfied or waived, Merger Sub will merge with and into Stronghold, with Stronghold surviving as an indirect, wholly-owned subsidiary of Bitfarms.

Q:     What will I receive as a Stronghold stockholder if the merger is completed?

A:     Under the terms of the merger agreement, if the merger is completed, each issued and outstanding share of Stronghold Class A common stock, immediately prior to the effective time after giving effect to the conversion and the exchanges (other than any shares of Stronghold Class A common stock owned directly by Bitfarms, Stronghold or any of their respective subsidiaries, the “eligible shares”), will be automatically converted into the right to receive 2.520 validly issued, fully paid and non-assessable Bitfarms common shares (the “merger consideration”).

No fractional Bitfarms common shares will be issued in connection with the merger. In lieu of any fractional Bitfarms common shares to which a Stronghold stockholder would otherwise have been entitled, the Stronghold stockholder shall receive cash, without interest, in an amount equal to the product of (i) such fractional part of a Bitfarms common share multiplied by (ii) the closing price of Bitfarms common shares on the business day immediately prior to the closing date.

Based on the closing price of Bitfarms common shares on Nasdaq on August 20, 2024, the last full trading day before the announcement of the merger agreement, the per share value of Stronghold Class A common stock implied by the merger consideration was $5.95. Based on the closing price of Bitfarms common shares on Nasdaq on             , 2024, the most recent practicable date prior to the date of this proxy statement/prospectus, the per share value of Stronghold Class A common stock implied by the merger consideration was $            . The implied value of the merger consideration will fluctuate, however, as the market price of Bitfarms common shares fluctuates, because the merger consideration that is payable per share of Stronghold Class A common stock is a fixed number of Bitfarms common shares. As a result, the value of the merger consideration that Stronghold stockholders will receive upon the completion of the merger could be greater than, less than or the same as the value of the merger consideration on the date of this proxy statement/prospectus or at the time of the special meeting. Accordingly, you are encouraged to obtain current stock price quotations for Stronghold Class A common stock and Bitfarms common shares before deciding how to vote with respect to the merger proposal. Stronghold Class A common stock trades on Nasdaq under the ticker symbol “SDIG” and Bitfarms common shares trade on Nasdaq and the TSX under the ticker symbol “BITF.” The price of Bitfarms common shares on Nasdaq is reported in U.S. dollars, while the price of Bitfarms common shares on the TSX is reported in Canadian dollars.

Q:     When and where is the special meeting?

A:     The special meeting will be held at             , Eastern Time, on             , 2024. The special meeting will be a completely virtual meeting, which will be conducted through an audio webcast. You may attend by registering at             and following the instructions provided during registration. You may be required to enter the control number included on the proxy card you received or in the instructions that accompanied your proxy materials.

Q:     Who is entitled to vote at the special meeting?

Only holders of Stronghold common stock as of the close of business in New York, New York on             , 2024, which is the record date for the special meeting, are entitled to vote at the special meeting and any adjournment or postponement thereof. As of the record date, there were              shares of Stronghold Class A common stock and             shares of Stronghold Class V common stock outstanding. Each outstanding share of Stronghold common stock is entitled to one vote, voting together as a single class, on the merger proposal and any other matter coming before Stronghold stockholders at the special meeting.

Pursuant to the terms of the voting agreement between Bitfarms and certain stockholders of Stronghold who beneficially own approximately             % of the Stronghold common stock outstanding as of the record date, such Stronghold stockholders have agreed to vote in favor of approving and adopting the merger agreement and approving the transactions contemplated thereby, including the merger, and against any proposal that would reasonably be expected to delay the completion of the merger. For more information, see the section entitled “The Merger Agreement — The Voting Agreement.”

Q:     Who may attend the special meeting?

A:     If you are a stockholder of record of Stronghold common stock as of the record date, you may attend the special meeting and vote virtually the shares of Stronghold common stock you hold directly in your name. If your shares of Stronghold common stock are held in “street name” by a bank, broker or other nominee, you should have received a voting instruction form from your bank, broker or other nominee and you should follow the instructions given by that institution to direct how your shares are to be voted at the special meeting. If you are a “street name” owner and have a legal proxy from the stockholder of record as of the record date, you may vote virtually at the special meeting. You may be required to enter the control number included on the proxy card you received or in the instructions that accompanied your proxy materials. If you vote virtually at the special meeting, you will revoke any prior proxy you may have submitted.

Q:     What am I being asked to vote on?

A:     You are being asked to vote on the merger proposal, to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger, pursuant to which Merger Sub will merge with and into Stronghold, with Stronghold surviving the merger as an indirect, wholly-owned subsidiary of Bitfarms.

The approval of the merger proposal is a condition to the obligations of Stronghold and Bitfarms to complete the merger. No other matters are intended to be brought before the special meeting by Stronghold.

Q:     What vote is required to approve the merger proposal?

A:     The approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Stronghold common stock that are entitled to vote on the merger proposal, voting together as a single class.

Pursuant to the terms of the voting agreement between Bitfarms and certain stockholders of Stronghold who beneficially own approximately             % of the Stronghold common stock outstanding as of the record date, such Stronghold stockholders have agreed to vote in favor of approving and adopting the merger agreement and approving the transactions contemplated thereby, including the merger, and against any proposal that would reasonably be expected to delay the completion of the merger. For more information, see the section entitled “The Merger Agreement — The Voting Agreement.”

Q:     How does the Stronghold board of directors recommend that I vote?

A:     The Stronghold board of directors unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of the holders of Stronghold common stock, (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger and (iii) recommends adoption of the merger agreement and the transactions contemplated thereby, including the merger, by the holders of Stronghold common stock.

Accordingly, the Stronghold board of directors unanimously recommends that you vote “FOR” the merger proposal.

For a discussion of each proposal, see the sections entitled “The Merger Proposal — Stronghold’s Reasons for the Merger; Recommendation of the Stronghold Board of Directors.”

Q:     Why did the Stronghold board of directors approve the merger agreement and the transactions contemplated thereby?

A:     To review the Stronghold board of directors’ reasons for (i) determining that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of the holders of Stronghold common stock, (ii) approving the merger agreement and the transactions contemplated thereby, including the merger and (iii) recommending adoption of the merger agreement and the transactions contemplated thereby, including the merger, by the holders of Stronghold common stock, see the section entitled “The Merger Proposal — Stronghold’s Reasons for the Merger; Recommendation of the Stronghold Board of Directors.”

Q:     How do I vote my shares?

A:     If you are a stockholder of record of Stronghold common stock as of the record date, you may vote your shares, or authorize a proxy to vote your shares, by:

(1)     Internet, by going to the website shown on your proxy card and following the instructions outlined on the secured website using certain information provided on your proxy card or voting instruction form, thereby authorizing a proxy to vote your shares.

(2)     Telephone, if you received your proxy materials by mail, you may vote by using the toll-free number shown on your proxy card, or by following the instructions on your proxy card, thereby authorizing a proxy to vote your shares.

(3)     Written Proxy, if you received your proxy materials by mail, you may submit your written proxy by completing the proxy card enclosed with those materials and signing, dating and returning your proxy card by mail in the enclosed return envelope, which requires no additional postage if mailed in the United States, thereby authorizing a proxy to vote your shares.

(4)     Attending the Special Meeting, and voting virtually if you are a stockholder of record of Stronghold common stock or if you are a beneficial owner and have a legal proxy from the stockholder of record of Stronghold common stock.

If your shares of Stronghold common stock are held in “street name” by a bank, broker or other nominee, you should have received a voting instruction form from your bank, broker or other nominee and you should follow the instructions given by that institution to direct how your shares are to be voted at the special meeting. If you are a “street name” owner and have a legal proxy from the stockholder of record as of the record date, you may vote virtually at the special meeting.

Q:     What is a proxy?

A:     A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of Stronghold common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Stronghold common stock is called a “proxy card.”

Q:     How do proxies work?

A:     The Stronghold board of directors is asking for your proxy. Giving Stronghold your proxy means that you authorize the proxy holders named on the proxy card to vote your shares at the special meeting in the manner you direct. If you sign, date and return the enclosed proxy card but do not specify how to vote, Stronghold will vote your shares “FOR” the merger proposal.

Q:     If I am not going to attend the special meeting, should I return my proxy card or otherwise vote my shares?

A:     Yes. Completing, signing, dating and returning the proxy card by mail or submitting a proxy by calling the toll-free number shown on the proxy card or submitting a proxy by visiting the website shown on the proxy card ensures that your shares will be represented and voted at the special meeting, even if you otherwise do not attend.

Q:     If my shares are held in “street name” by my bank, broker or other nominee, will the bank, broker or other nominee vote my shares for me?

A:     No. If your shares of Stronghold common stock are held in the name of a bank, broker or other nominee, you will receive separate instructions from your bank, broker or other nominee describing how to vote your shares. The availability of internet or telephonic voting will depend on the nominee’s voting process. Please check with your bank, broker or other nominee and follow the voting procedures provided by your bank, broker or other nominee on your voting instruction form.

You should instruct your bank, broker or other nominee how to vote your shares of Stronghold common stock. Under the rules applicable to broker-dealers, your bank, broker or other nominee does not have discretionary authority to vote your shares on the merger proposal to be voted on at the special meeting. A so-called “broker non-vote” results when banks, brokers and other nominees return a valid proxy but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares. The rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered routine; however, the merger proposal to be voted on at the special meeting is considered non-routine. As a result, no broker will be permitted to vote your shares of Stronghold common stock at the special meeting without receiving instructions. Failure to instruct your broker on how to vote your shares will have the same effect as a vote “AGAINST” the merger proposal.

For additional information on voting procedures, please see the section entitled “The Special Meeting.”

Q:     Can I change my vote?

A:     Stronghold stockholders may revoke or change a previously delivered proxy at any time before the meeting by delivering another proxy with a later date, by voting again via the internet or by telephone or by delivering written notice of revocation of the proxy to Stronghold at c/o Secretary, Stronghold Digital Mining, Inc., 2124 Penn Avenue, 3rd Floor, Pittsburgh, Pennsylvania 15222, which must be received by Stronghold before the beginning of the special meeting. Stronghold stockholders may also revoke their proxies by virtually attending the special meeting and voting during the special meeting, although attendance at the special meeting will not, in and of itself, revoke a valid proxy that was previously delivered. If a Stronghold stockholder holds shares through a bank, broker or other nominee, such stockholder must contact that nominee to revoke any prior voting instructions or obtain a “legal proxy” as described above. For additional information, please see the section entitled “The Special Meeting.”

x

Q:     What if I do not vote or do not fully complete my proxy card?

A:     If you fail to submit your proxy, fail to vote your shares, or fail to instruct your broker, bank or other nominee how to vote, that failure will have the same effect as a vote “AGAINST” the merger proposal. Abstentions will have the same effect as a vote “AGAINST” the merger proposal.

If you submit a valid proxy card but do not indicate how you want to vote on the merger proposal, your proxy will be counted as a vote “FOR” the merger proposal.

Q:     What should I do now?

A:     After carefully reading and considering the information contained in this proxy statement/prospectus, you should submit a proxy by mail, by telephone or the Internet to vote your shares as soon as possible so that your shares will be represented and voted at the special meeting. You should follow the instructions set forth on the enclosed proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of a bank, broker or other nominee.

Q:     What constitutes a quorum?

A:     A quorum is the number of shares of Stronghold common stock that must be present or represented by proxy, in order for business to be transacted at a Stronghold stockholder meeting. The required quorum for the special meeting is the presence virtually or by proxy of a majority of the shares of Stronghold common stock entitled to vote at the special meeting. All shares of Stronghold common stock represented at the special meeting virtually or by proxy (including those voted by telephone or the Internet) will be counted toward the quorum. Shares of Stronghold common stock held by Stronghold stockholders who mark their proxy card “ABSTAIN,” vote “ABSTAIN” by telephone or the Internet, instruct their bank, broker or other nominee to vote shares held in “street name” to “ABSTAIN” or appear at the special meeting without otherwise voting their shares of Stronghold common stock will be treated as shares represented at the meeting for purposes of determining the presence of a quorum. Shares of Stronghold common stock held by Stronghold stockholders who do not attend the special meeting and do not submit a proxy or vote by telephone or the Internet will not be treated as represented at the special meeting for purposes of determining the presence of a quorum.

Stronghold common stock held in “street name” with respect to which the beneficial owner fails to give voting instructions to the bank, broker or nominee, will not be considered present at the special meeting for the purpose of determining the presence of a quorum.

Pursuant to the terms of the voting agreement, certain stockholders of Stronghold who beneficially own approximately             % of the Stronghold common stock outstanding as of the record date have agreed to vote in favor of approving and adopting the merger agreement and approving the transactions contemplated thereby, including the merger, and against any proposal that would reasonably be expected to delay the completion of the merger. For more information, see the section entitled “The Merger Agreement — The Voting Agreement.”

Q:     Is my vote important?

A:     Yes. Your vote is very important. The merger cannot be completed without the approval of the merger proposal by Stronghold stockholders. The approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Stronghold common stock entitled to vote on the merger proposal, voting together as a single class. The Stronghold board of directors recommends that you vote “FOR” the approval of the merger proposal.

Q:     What happens if I transfer or sell my shares of Stronghold common stock before the special meeting or before completion of the merger?

A:     The record date is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you transfer or sell your shares of Stronghold common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting. However, if you are a Stronghold stockholder, you will have transferred the right to receive the merger consideration in the merger. In order to receive the merger consideration, you must hold your shares of Stronghold common stock through the effective time of the merger.

Q:     What if I receive more than one set of voting materials?

A:     You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus, the proxy card or the voting instruction form. This can occur if you hold your shares in more than one brokerage account, if you hold shares directly as a holder of record and also in “street name,” or otherwise through another holder of record, and in certain other circumstances. If you receive more than one set of voting materials, please vote or return each set separately in order to ensure that all of your shares are voted.

Q:     Where can I find the voting results of the special meeting?

A:     The preliminary voting results are expected to be announced at the special meeting. In addition, within four business days following certification of the final voting results, Stronghold will file the final voting results with the SEC on a Current Report on Form 8-K.

Q:     What will happen if the merger proposal is not approved?

A:     As a condition to the completion of the merger, Stronghold stockholders must approve the merger proposal. If the merger proposal is not approved by the Stronghold stockholders, the merger will not be completed.

Q:     How will Stronghold’s directors and executive officers vote on the merger proposal?

A:     It is expected that the Stronghold directors and executive officers who are Stronghold stockholders will vote “FOR” the merger proposal. Pursuant to the terms of the voting agreement, one of Stronghold’s directors and executive officers has agreed to vote in favor of approving and adopting the merger agreement and approving the transactions contemplated thereby, including the merger, and against any proposal that would reasonably be expected to delay the completion of the merger. For more information, see the section entitled “The Merger Agreement — The Voting Agreement.”

As of the record date for the special meeting, the directors and executive officers of Stronghold owned, in the aggregate, approximately             shares of Stronghold common stock, representing approximately             % of the shares of Stronghold common stock then outstanding and entitled to vote at the special meeting.

Q:     Do any of Stronghold’s directors or executive officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?

A:     Yes. In considering the recommendation of the Stronghold board of directors with respect to the merger proposal, you should be aware that Stronghold’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Stronghold stockholders generally. These interests may include, among others, certain payments and benefits payable under employment agreements entered into with executive officers, and rights to ongoing indemnification and insurance coverage by the surviving corporation for acts or omissions occurring prior to the merger. The Stronghold board of directors was aware of those interests and considered them, among other matters, in approving the merger agreement, the merger, and the other transactions contemplated by the merger agreement. For a discussion of Stronghold’s directors’ or executive officers’ interests in the merger that may differ from or be in addition to your interests as a stockholder, see the section entitled “The Merger Proposal — Interests of Stronghold’s Directors and Executive Officers in the Merger.”

Q:     Is the obligation of each of Stronghold and Bitfarms to complete the merger subject to any conditions?

A:     Yes. The completion of the merger is subject to satisfaction or waiver of certain customary mutual closing conditions, including (i) the approval of the merger proposal by the Stronghold stockholders, (ii) the absence of any governmental order or law that makes consummation of the merger illegal or otherwise prohibited, (iii) receipt of certain approvals and consents from specified governmental entities, including, if applicable, the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (iv) the effectiveness of the registration statement on Form F-4, of which this proxy statement/prospectus forms a part, to be filed by Bitfarms pursuant to which the Bitfarms common shares to be issued in connection with the merger are registered with the SEC and (v) the authorization for listing of the Bitfarms common shares to be issued in connection with the merger on the TSX and Nasdaq, subject to customary conditions and official notice of issuance. The obligation of each party to consummate the merger is also conditioned upon, among other things, (1) the other party’s representations and warranties being true and correct (subject to certain materiality and de minimis exceptions), (2) the other party having performed in all material respects its obligations required to be performed by it under the merger agreement at or prior to the effective time, (3) the absence of a material adverse effect on the other party and (4) with respect to Bitfarms’ obligation to consummate the merger, certain conditions regarding Stronghold’s Bitcoin mining facilities and their ability to import power from the grid. For more information, see the section entitled “The Merger Agreement — Conditions to Completion of the Merger.”

Q:     Will the Bitfarms common shares to be issued to me at the completion of the merger be traded on an exchange?

A:     Yes. It is a condition to the completion of the merger that the Bitfarms common shares to be issued to Stronghold stockholders in connection with the merger be approved for listing on Nasdaq and the TSX, subject to customary conditions and official notice of issuance. Therefore, at the effective time of the merger, all Bitfarms common shares received by Stronghold stockholders in connection with the merger will be listed on Nasdaq and the TSX under the ticker symbol “BITF,” and may be traded by shareholders on either exchange.

Bitfarms common shares received by Stronghold stockholders in connection with the merger will be freely transferable in the United States except for shares issued to any stockholder deemed to be an “affiliate” of Bitfarms for purposes of U.S. federal securities law. Bitfarms common shares received by Stronghold stockholders in connection with the merger will be freely transferable in Canada, subject to certain exceptions. For more information, see the section entitled “The Merger Proposal — Restrictions on Resales of Bitfarms Common Shares Received in the Merger.”

Q:     After the merger, how much of Bitfarms will Stronghold stockholders own?

A:     The relative ownership of holders of Bitfarms common shares and holders of Stronghold common stock in the combined company immediately following the merger will depend on the number of Bitfarms common shares and shares of Stronghold Class A common stock issued and outstanding immediately prior to the merger. Based on the number of shares of Stronghold Class A common stock outstanding as of           , as adjusted to give effect to the exchanges and the conversion, and the number of Bitfarms common shares outstanding as of           , 2024, it is expected that, immediately after completion of the merger, the former Stronghold stockholders will receive Bitfarms common shares in the merger representing approximately           % of the then outstanding Bitfarms common shares.

Q:     Is the transaction expected to be taxable to holders of Stronghold Class A common stock for U.S. federal income tax purposes?

A:     Based on the transaction structure, the receipt of the merger consideration in exchange for Stronghold Class A common stock pursuant to the merger is expected to be a taxable transaction for U.S. federal income tax purposes, in which case a U.S. holder (as such term is defined below under “The Merger Proposal — Material U.S. Federal Income Tax Considerations”) that receives Bitfarms common shares pursuant to the merger will recognize gain or loss equal to the difference, if any, between (i) the fair market value of the Bitfarms common shares received and the amount of cash received in lieu of fractional Bitfarms common shares and (ii) such U.S. holder’s adjusted tax basis in the Stronghold Class A common stock exchanged. The deductibility of loss, if any, of a U.S. holder of Stronghold Class A common stock as a result of the merger may be subject to limitations.

For non-U.S. holders (as such term is defined below under “The Merger Proposal — Material U.S. Federal Income Tax Considerations”), the receipt of the merger consideration in exchange for Stronghold Class A common stock pursuant to the merger generally will not be subject to U.S. federal income tax, except in the specific circumstances described in the section entitled “The Merger Proposal — Material U.S. Federal Income Tax Considerations — Consequences of the Merger to Non-U.S. Holders.”

Holders of Stronghold common stock should consult their tax advisors regarding the particular tax consequences of the merger to them in light of their particular circumstances (including the application and effect of any state, local or foreign income and other tax laws). For a more detailed discussion of the U.S. federal income tax consequences of the merger to holders of Stronghold Class A common stock, see “The Merger Proposal — Material U.S. Federal Income Tax Considerations.”

Q:     Are there risks associated with the merger?

A:     Yes. There are important risks involved both in connection with the merger and in connection with an investment in Bitfarms. Before making any decision on whether and how to vote, you are urged to read carefully and in its entirety the section entitled “Risk Factors.”

Q:     Do I have appraisal or dissenters’ rights for my Stronghold common stock in connection with the merger?

A:     Holders of Stronghold Class A common stock are not entitled to appraisal rights or dissenters’ rights in connection with the merger. Pursuant to the terms of the voting agreement, the sole holder of Stronghold Class V common stock agreed to waive its appraisal and dissenters’ rights in connection with the merger. For further information, please see the section entitled “The Merger Proposal — Appraisal or Dissenters’ Rights.”

Q:     When will the merger be completed?

A:     Stronghold and Bitfarms are working to complete the merger as quickly as possible. In addition to obtaining any required regulatory approvals, and assuming that the merger proposal is approved by Stronghold stockholders at the special meeting, other important conditions to the completion of the merger exist. The merger agreement contains an outside date of May 21, 2025, for the completion of the merger, which may be extended to August 21, 2025, by either Stronghold or Bitfarms in certain circumstances. For a discussion of the conditions to the completion of the merger, see the sections entitled “The Merger Proposal — Regulatory Approvals Required for the Merger” and “The Merger Agreement — Conditions to Completion of the Merger.”

Q:     What happens if the merger is not completed?

A:     If the merger is not completed for any reason, you will not receive any consideration for your Stronghold common stock, and Stronghold will remain an independent public company with Stronghold Class A common stock being traded on Nasdaq.

Q:     Who will solicit and pay the cost of soliciting proxies?

A:     Stronghold will bear all costs and expenses in connection with the solicitation of proxies from its stockholders. In addition to the solicitation of proxies by mail, Stronghold will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Stronghold common stock and secure their voting instructions, if necessary. Stronghold will reimburse the banks, brokers and other record holders for their reasonable expenses in taking those actions. Stronghold has also made arrangements with Mackenzie Partners, Inc. (“Mackenzie”) to assist in soliciting proxies and in communicating with Stronghold stockholders and estimates that it will pay Mackenzie a fee of approximately $12,500 plus reasonable and documented customary out-of-pocket fees and expenses for these services. Proxies may also be solicited by Stronghold’s directors, officers and other employees through the mail or by telephone, the Internet, fax, in person or other means, but no additional compensation will be paid to these persons.

Q:     What is “householding”?

A:     The SEC has adopted a rule concerning the delivery of annual reports and proxy statements. Unless Stronghold has received contrary instructions, it may send a single copy of this proxy statement/prospectus to any household at which two or more holders of Stronghold common stock reside. This process, known as “householding,” reduces the volume of duplicate information received at any one household, helps to reduce Stronghold’s printing and mailing expenses and benefits the environment. If a stockholder impacted by householding prefers to receive multiple sets of this proxy statement/prospectus at the same address, the stockholder should follow the instructions described below, and Stronghold will deliver promptly, upon written or oral request, one or more, as applicable, separate copies of this proxy statement/prospectus. Similarly, if an address is shared with another stockholder and both of the stockholders would like to receive only a single set of this proxy statement/prospectus, the stockholders should follow these instructions: If the shares of Stronghold common stock are registered in the name of the stockholder, the stockholder should notify Stronghold of its request in writing, c/o Secretary, at Stronghold Digital Mining, Inc., 2124 Penn Avenue, 3rd Floor, Pittsburgh, Pennsylvania 15222, or by telephone at 845-579-5992. A number of brokerage firms have instituted householding. If a broker holds the shares of Stronghold common stock, the stockholder should contact such broker directly. A broker will have its own procedures for stockholders who wish to receive individual copies of this proxy statement/prospectus.

Q:     Is the exchange ratio subject to adjustment based on changes in the prices of Stronghold Class A common stock or Bitfarms common shares? Can it be adjusted for any other reason?

A:     As merger consideration, you will receive a fixed number of Bitfarms common shares, not a number of shares that will be determined based on a fixed market value. The market value of Bitfarms common shares and the market value of Stronghold Class A common stock at the effective time may vary significantly from their respective values on the date that the merger agreement was executed or at other dates, such as the date of this proxy statement/prospectus or the date of the special meeting. Stock price changes may result from a variety of factors, including changes in Bitfarms’ or Stronghold’s respective businesses, operations or prospects, regulatory considerations, and general business, market, industry or economic conditions. The exchange ratio will not be adjusted to reflect any changes in the market value of Bitfarms common shares or market value of Stronghold Class A common stock. Therefore, the aggregate market value of the Bitfarms common shares that you are entitled to receive at the time that the merger is completed could vary significantly from the value of such shares on the date of this proxy statement/prospectus or the date of the special meeting.

However, the merger consideration will be equitably adjusted to provide you and Bitfarms with the same economic effect as contemplated by the merger agreement in the event of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger or other similar transaction involving Stronghold Class A common stock or Bitfarms common shares prior to the completion of the merger. For further information, please see the section entitled “The Merger Proposal — Merger Consideration.”

Q:     Who can answer my questions?

A:     If you are a Stronghold stockholder and you have any questions about the merger or you would like to request additional documents, including copies of this proxy statement/prospectus, please contact Stronghold’s proxy solicitor:

Mackenzie Partners, Inc.
1407 Broadway, 27th Floor
New York, New York 10018
Call Toll-Free: (800) 322-2885
E-mail: proxy@mackenziepartners.com

Q:     Where can I find more information about Stronghold, Bitfarms and the transactions contemplated by the merger agreement?

A:     You can find out more information about Stronghold, Bitfarms and the transactions contemplated by the merger agreement by reading this proxy statement/prospectus and, with respect to Stronghold and Bitfarms, from various sources described in the section entitled “Where You Can Find Additional Information.”

SUMMARY

This summary highlights information contained elsewhere in this proxy statement/prospectus and may not contain all of the information that might be important to you. Stronghold and Bitfarms urge you to read carefully the remainder of this proxy statement/prospectus, including the attached annexes, the documents incorporated by reference into this proxy statement/prospectus and the other documents to which Stronghold and Bitfarms have referred you. You may obtain the information incorporated by reference in this proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find Additional Information.” Each item in this summary includes a page reference to direct you to a more complete description of the topics presented in this summary.

Information about the Companies (page 81)

Bitfarms Ltd.
110 Yonge Street, Suite 1601

Toronto, Ontario, Canada M5C 1T4

(647) 259-1790

Additional information about Bitfarms can be found on its website at www.bitfarms.com. The information contained in, or that can be accessed through, Bitfarms’ website is not intended to be incorporated into this proxy statement/prospectus. For additional information about Bitfarms, see the section entitled “Where You Can Find Additional Information.”

Backbone Mining Solutions LLC

c/o Bitfarms Ltd.
110 Yonge Street, Suite 1601

Toronto, Ontario, Canada M5C 1T4

(647) 259-1790

BMS is a Delaware limited liability company and an indirect, wholly-owned subsidiary of Bitfarms. BMS is a principal subsidiary of Bitfarms, which operates cryptocurrency mining activities in several buildings throughout Washington state. Assets held under BMS consist of computer equipment.

BMS’ principal executive offices are located at 110 Yonge Street, Suite 1601, Toronto, Ontario, Canada M5C 1T4, and its telephone number is (647) 259-1790.

HPC & AI Megacorp, Inc.
c/o Bitfarms Ltd.
1040 rue du Lux, Bureau 312

Brossard, Québec, J4Y 0E3

(514) 466-2091

Merger Sub is a Delaware corporation and an indirect, wholly-owned subsidiary of Bitfarms. Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement. By operation of the merger, Merger Sub will be merged with and into Stronghold, with Stronghold surviving the merger as an indirect, wholly-owned subsidiary of Bitfarms. Upon completion of the merger, Merger Sub will cease to exist as a separate entity.

Merger Sub’s principal executive offices are located at 1040 rue du Lux, Bureau 312, Brossard, Québec, J4Y 0E3, and its telephone number is (514) 466-2091.

Stronghold Digital Mining, Inc.
595 Madison Avenue, 28th Floor
New York, New York 10022
(845) 579-5992

Additional information about Stronghold can be found on its website at www.strongholddigitalmining.com. The information contained in, or that can be accessed through, Stronghold’s website is not intended to be incorporated into this proxy statement/prospectus. For additional information about Stronghold, see the section entitled “Where You Can Find Additional Information.”

Risk Factors (page 21)

The merger and an investment in Bitfarms common shares involve risks, some of which are related to the merger. In considering the merger, you should carefully consider the information about these risks set forth under the section entitled “Risk Factors,” together with the other information included or incorporated by reference in this proxy statement/prospectus.

The Merger and the Merger Agreement (page 82)

The merger agreement provides that, upon the terms and subject to the conditions set forth in the merger agreement, at the effective time, Merger Sub, an indirect, wholly-owned subsidiary of Bitfarms, will merge with and into Stronghold. As a result, Stronghold will continue as the surviving corporation in the merger, become an indirect, wholly-owned subsidiary of Bitfarms and cease to be a publicly traded company. The terms and conditions of the merger are contained in the merger agreement, which is described in this proxy statement/prospectus and attached to this proxy statement/prospectus as Annex A-1 (the initial merger agreement) and Annex A-2 (amendment no. 1). You are encouraged to read the merger agreement carefully, as it is the legal document that governs the merger. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the merger are qualified by reference to the merger agreement.

Merger Consideration (page 37)

Upon the terms and subject to the conditions set forth in the merger agreement, if the merger is completed, each share of Stronghold Class A common stock issued and outstanding immediately prior to the effective time (including shares of Stronghold Class A common stock issued pursuant to the exchanges and conversion (each, as defined herein), but excluding shares of Stronghold common stock owned directly by Bitfarms, Stronghold or any of their respective subsidiaries) will be converted into the right to receive 2.520 validly issued, fully paid and non-assessable Bitfarms common shares. For a full description of the treatment of Stronghold stock options, restricted stock units and warrants, see the sections entitled “The Merger Agreement — Treatment of Stronghold Equity Awards” and “The Merger Agreement — Merger Consideration.”

Stronghold Board of Directors’ Recommendation (page 50)

The Stronghold board of directors unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of the holders of Stronghold common stock, (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger and (iii) recommended that the holders of Stronghold common stock approve and adopt the merger agreement and the transactions contemplated thereby, including the merger.

Accordingly, the Stronghold board of directors recommends that Stronghold stockholders vote “FOR” the merger proposal. For the factors considered by the Stronghold board of directors in reaching this decision, see the section entitled “The Merger Proposal — Stronghold’s Reasons for the Merger; Recommendation of the Stronghold Board of Directors.”

Comparative Per Share Market Price Information (page 19)

The following table presents the closing price per Bitfarms common share on Nasdaq and the TSX and the closing price per share of Stronghold Class A common stock on Nasdaq on (i) August 20, 2024, the last full trading day prior to the public announcement of the merger agreement, and (ii)             , 2024, the last practicable trading day prior to the mailing of this proxy statement/prospectus. This table also shows the implied value of the merger consideration payable for each share of Stronghold Class A common stock, which was calculated by multiplying the closing price of Bitfarms common shares on Nasdaq on those dates by the exchange ratio.

Date	Bitfarms common shares Nasdaq	Bitfarms common shares TSX	Stronghold Class A common stock Nasdaq	Equivalent value of merger consideration per share of Stronghold Class A common stock based on price of Bitfarms common shares on Nasdaq
	(US$)	(C$)	(US$)	(US$)
August 20, 2024	2.36	3.20	2.93	5.95
, 2024

Opinion of Stronghold’s Financial Advisor (page 54)

Opinion of Cohen & Co. Capital Markets

At the August 20, 2024 meeting of the Stronghold board of directors, Cohen & Co. Capital Markets, financial advisor to Stronghold, rendered its oral opinion to the Stronghold board of directors, confirmed by delivery of a written opinion dated August 20, 2024, to the effect that as of the date of such opinion, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations, qualifications and conditions on the review undertaken in connection therewith, as described in Cohen & Co. Capital Markets’ opinion, the exchange ratio of 2.520 of a Bitfarms common share per share of Stronghold Class A common stock was fair, from a financial point of view, to the holders of Stronghold Class A common stock (other than Bitfarms and its affiliates).

The full text of Cohen & Co. Capital Markets’ written opinion, dated August 20, 2024, which sets forth the assumptions made, procedures followed, matters considered and limitations, qualifications and conditions on the review undertaken in connection with the opinion, is attached to this proxy statement/prospectus as Annex E and is incorporated herein by reference. The summary of Cohen & Co. Capital Markets’ opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Cohen & Co. Capital Markets’ opinion was addressed to, and for the use and benefit of, the Stronghold board of directors in connection with and for the purpose of its evaluation of the merger. Cohen & Co. Capital Markets’ opinion does not constitute a recommendation as to how any holder of Stronghold Class A common stock should vote with respect to the merger or any related matter. Cohen & Co. Capital Markets’ opinion was limited solely to the fairness of the exchange ratio, from a financial point of view, to the holders of outstanding Stronghold Class A common stock (other than Bitfarms and its affiliates), and Cohen & Co. Capital Markets did not express any opinion as to the underlying decision by Stronghold to engage in the merger or the relative merits of the merger as compared to any alternative transactions or business strategies. For a full description of the opinion that the Stronghold board of directors received from Cohen & Co. Capital Markets, see the section entitled “The Merger Proposal — Opinion of Stronghold’s Financial Advisor.”

The Special Meeting (page 32)

Date, Time and Place of the Special Meeting

The special meeting will be held virtually at             , Eastern Time, on             , at             .

Record Date and Outstanding Shares of Stronghold Common Stock

Only Stronghold stockholders of record as of the close of business on             , 2024, which is the record date, will be entitled to receive notice of, and to vote at, the special meeting or at any adjournment or postponement thereof.

As of the close of business on the record date, there were             shares of Stronghold Class A common stock and            shares of Stronghold Class V common stock issued and outstanding and entitled to notice of, and to vote at, the special meeting. Each Stronghold stockholder is entitled to one vote for each share of Stronghold common stock owned as of the record date.

A complete list of Stronghold stockholders entitled to vote at the special meeting will be available for 10 days before the special meeting at the principal executive offices of Stronghold for inspection by any Stronghold stockholder during ordinary business hours, for any purpose germane to the special meeting.

Quorum

A majority of the shares of Stronghold common stock entitled to vote must be present virtually or by proxy at the special meeting in order to constitute a quorum. If you submit a properly executed proxy card or vote by telephone or the Internet, your shares will be considered part of the quorum.

Abstentions will be deemed present and entitled to vote at the special meeting for the purpose of determining the presence of a quorum. Stronghold common stock held in “street name” with respect to which the beneficial owner fails to give voting instructions to the bank, broker or other nominee, and Stronghold common stock with respect to which the beneficial owner otherwise fails to vote, will not be considered present at the special meeting for the purpose of determining the presence of a quorum.

If a quorum is not present or if there are not sufficient votes for the approval of the merger proposal, then, subject to approval of the adjournment proposal by Stronghold stockholders present virtually or represented by proxy at the special meeting, Stronghold expects that the special meeting will be adjourned to solicit additional proxies. At any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as the manner in which such proxies would have been voted at the original convening of the special meeting, except for any proxies that have been validly revoked or withdrawn prior to the reconvened meeting.

Pursuant to the terms of the voting agreement between Bitfarms and certain stockholders of Stronghold who beneficially own approximately             % of the Stronghold common stock outstanding as of the record date, such Stronghold stockholders have agreed to vote in favor of approving and adopting the merger agreement and approving the transactions contemplated thereby, including the merger, and against any proposal that would reasonably be expected to delay the completion of the merger. For more information, see the section entitled “The Merger Agreement — The Voting Agreement.”

Required Vote to Approve the Merger Proposal

Approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding Stronghold common stock entitled to vote thereon, voting together as a single class. If you fail to submit your proxy, fail to vote your shares, or fail to instruct your broker, bank or other nominee how to vote, that failure will have the same effect as a vote “AGAINST” the merger proposal. Abstentions will have the same effect as a vote “AGAINST” the merger proposal.

Voting by Directors and Executive Officers

As of the record date, Stronghold directors and executive officers had the right to vote approximately             shares of Stronghold common stock, representing approximately             % of the shares of Stronghold common stock then outstanding and entitled to vote at the special meeting. It is expected that the Stronghold directors and executive officers who are Stronghold stockholders will vote “FOR” the merger proposal. Pursuant to the terms of the voting agreement, one of Stronghold’s directors has agreed to vote in favor of approving and adopting the merger agreement and approving the transactions contemplated thereby, including the merger, and against any proposal that would reasonably be expected to delay the completion of the merger. For more information, see the section entitled “The

Merger Agreement — The Voting Agreement.” As of October 15, 2024, Bitfarms directors and executive officers did not beneficially own any shares of Stronghold common stock and therefore are not expected to have any entitlement to vote at the special meeting.

Listing of Bitfarms Common Shares (page 67)

The completion of the merger is conditioned upon the approval for listing of Bitfarms common shares issuable pursuant to the merger agreement on Nasdaq and the TSX, subject to customary conditions and official notice of issuance.

Delisting and Deregistration of Stronghold Class A Common Stock (page 67)

As promptly as practicable after the effective time, Stronghold Class A common stock currently listed on Nasdaq will cease to be listed on Nasdaq and will be deregistered under the U.S. Exchange Act.

Material U.S. Federal Income Tax Considerations (page 73)

Based on the transaction structure, the receipt of the merger consideration in exchange for Stronghold Class A common stock pursuant to the merger is expected to be a taxable transaction for U.S. federal income tax purposes and may also be taxable under state and local and other tax laws, in which case the U.S. federal income tax consequences to holders of Stronghold Class A common stock of the exchange of Stronghold Class A common stock for Bitfarms common shares pursuant to the merger are as follows:

•        A U.S. holder of Stronghold Class A common stock that receives Bitfarms common shares pursuant to the merger will recognize gain or loss equal to the difference, if any, between (i) the fair market value of the Bitfarms common shares received and the amount of cash received in lieu of fractional Bitfarms common shares and (ii) such U.S. holder’s adjusted tax basis in the Stronghold Class A common stock exchanged. The deductibility of loss, if any, of a U.S. holder of Stronghold Class A common stock as a result of the merger may be subject to limitation for U.S. federal income tax purposes. A U.S. holder of Stronghold Class A common stock will be subject to U.S. federal income tax on any gain recognized regardless of whether there is a corresponding receipt of cash.

•        A non-U.S. holder of Stronghold Class A common stock that receives Bitfarms common shares in connection with the merger will generally not be subject to U.S. federal income tax, except in the specific circumstances described in the section entitled “The Merger Proposal — Material U.S. Federal Income Tax Considerations — Consequences of the Merger to Non-U.S. Holders.”

You should read the section entitled “The Merger Proposal — Material U.S. Federal Income Tax Considerations.” You are urged to consult your tax advisors regarding the U.S. federal income tax consequences of the merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Certain Canadian Federal Income Tax Considerations (page 78)

You should read the section entitled “The Merger Proposal — Certain Canadian Federal Income Tax Considerations” and consult your own tax advisors regarding the particular Canadian federal or provincial income tax consequences of the ownership and disposition of Bitfarms common shares acquired pursuant to the merger.

Accounting Treatment of the Merger (page 71)

The merger will be accounted for as a business combination using the acquisition method of accounting in accordance with IFRS 3 Business Combinations (“IFRS 3”). Bitfarms has determined that it is the acquirer for accounting purposes, and accordingly, will record identifiable assets acquired and liabilities assumed from Stronghold at their respective fair values (except for limited exceptions where IFRS 3 requires a different measurement basis) at the closing date. Any excess of the merger consideration over the net fair value of such assets and liabilities will be recorded as goodwill.

For a more detailed discussion of the accounting treatment of the Transaction, see the section entitled “The Merger Proposal — Accounting Treatment of the Merger.”

Treatment of Stronghold Equity Awards and Warrants (page 68)

Options

At the effective time, each outstanding Stronghold option, whether vested or unvested, other than each Stronghold option that is held by a former employee of, former non-employee director of, or former other service provider to, Stronghold or its subsidiaries, in each case, as of immediately prior to the effective time (a “former employee option”), will be assumed by Bitfarms and converted into an option to acquire Bitfarms common shares (“Bitfarms options”). Each of these converted options will continue to have and be subject to substantially the same terms and conditions as were applicable to such option immediately prior to the effective time, except that (i) such option shall be exercisable for that number of Bitfarms common shares (rounded, if necessary, to the nearest whole share) determined by multiplying the number of shares of Stronghold Class A common stock subject to such Stronghold option as of immediately prior to the effective time by the exchange ratio and (ii) the per share exercise price for each Bitfarms common share issuable upon exercise of the converted option will be (rounded, if necessary, up to the nearest whole cent) equal to the exercise price per share of Stronghold Class A common stock under such Stronghold option divided by the exchange ratio; provided, however, that the adjustments provided based on this formula with respect to Stronghold options are intended to be effected in a manner that is consistent with Section 409A of the Code. At the effective time, each former employee option (whether vested or unvested) will be canceled and converted into the right to receive a number of Bitfarms common shares equal to the product of (x) the number of shares of Stronghold Class A common stock subject to such former employee option as of immediately prior to the effective time and (y) (A) the excess, if any, of the merger consideration value over the exercise price per share of Stronghold Class A common stock applicable to such former employee option, divided by (B) the merger consideration value (the “former employee option consideration”). Bitfarms will deliver the former employee option consideration, less any required withholding taxes and without interest, within 10 business days following the effective time.

Restricted Stock Units

At the effective time, each outstanding restricted stock unit denominated in Stronghold Class A common stock (each a “Stronghold RSU”), whether vested or unvested, will automatically vest in full and any restrictions thereon will lapse. Each such Stronghold RSU will be treated as a share of Stronghold Class A common stock for purposes of the merger agreement, including the right to receive per share merger consideration (the “Stronghold RSU consideration”), except that, pursuant to the schedules to the merger agreement, each Stronghold RSU that is granted between the date of execution of the merger agreement and the effective time (each, an “Interim Stronghold RSU”) will be assumed by Bitfarms and converted into a number of Bitfarms restricted stock units (each a “Bitfarms RSU”) with the same terms and conditions as were applicable to such Interim Stronghold RSU immediately prior to the effective time (including with respect to vesting and termination-related vesting provisions) and relating to the number of Bitfarms common shares equal to the product of (i) the number of shares of Stronghold Class A common stock subject to such Interim Stronghold RSU immediately prior to the effective time, multiplied by (ii) the exchange ratio, with any fractional shares rounded to the nearest whole share. Stronghold will deliver the Stronghold RSU consideration, less any withholding taxes and without interest, within 10 business days following the effective time; provided, to the extent that any payment within such time or on such date would trigger a tax or penalty under Section 409A of the Code, such payment will be made on the earliest date that payment would not trigger such tax or penalty.

Warrants

At the effective time, and in accordance with the terms of each issued and outstanding Stronghold warrant to purchase Stronghold Class A common stock (“Stronghold warrant”) unless otherwise mutually agreed upon by the holder of any such Stronghold warrant and Bitfarms, each Stronghold warrant will cease to represent to a right to acquire Stronghold Class A common stock and will be replaced with a warrant to acquire Bitfarms common shares. The number of such Bitfarms common shares will be equal to the product of the number of shares of Stronghold Class A common stock subject to such Stronghold warrant immediately prior to the effective time multiplied by the exchange ratio. The exercise price for each Bitfarms common share will be equal to the exercise price per share of Stronghold Class A common stock under such Stronghold warrant divided by the exchange ratio.

For a description of the treatment of Stronghold equity awards and warrants, see the section entitled “The Merger Agreement — Treatment of Stronghold Equity Awards and Warrants.”

Regulatory Approvals Required for the Merger (page 72)

To complete the merger and the other transactions contemplated by the merger agreement, Stronghold and Bitfarms must make and deliver certain filings, submissions and notices and obtain required authorizations, approvals, consents or expiration of waiting periods from certain governmental and regulatory bodies. Stronghold and Bitfarms have each agreed to, promptly following the execution of the merger agreement, prepare and file such filings and obtain such approvals necessary to complete the merger and the other transactions contemplated by the merger agreement (except for the filings and notifications made pursuant to the HSR Act as described below).

Under the merger agreement, Stronghold and Bitfarms must cooperate in good faith and jointly determine no later than 45 days following the execution of the merger agreement whether pre-merger filings are required under the HSR Act. If the parties determine that such filings are required, they must make these filings no later than 10 business days following the date of such determination. If the merger is subject to the requirements of the HSR Act, then Stronghold and Bitfarms must each use its reasonable best efforts to ensure the prompt expiration of any applicable waiting period under the HSR Act.

Stronghold and Bitfarms are not currently aware of any material governmental filings, authorizations, approvals or consents that are required prior to the parties’ completion of the merger other than those described in the section entitled “The Merger Proposal — Regulatory Approvals Required for the Merger.”

Although Stronghold and Bitfarms believe that they will receive the required authorizations and approvals described above to complete the merger, there can be no assurance as to the timing of these consents and approvals, Bitfarms’ or Stronghold’s ultimate ability to obtain such consents or approvals (or any additional consents or approvals that may otherwise become necessary), or the conditions or limitations that such approvals may contain or impose.

Appraisal or Dissenters’ Rights (page 72)

The stockholders of Delaware corporations have appraisal rights provided by Section 262 of the DGCL, to the extent applicable, provided they satisfy the special criteria and conditions set forth in Section 262 of the DGCL. No appraisal rights or dissenters’ rights will be available to holders of Stronghold Class A common stock in connection with the merger. Pursuant to the terms of the voting agreement, the sole holder of Stronghold Class V common stock agreed to waive its appraisal and dissenters’ rights in connection with the merger. For further information, please see the section entitled “The Merger Proposal — Appraisal or Dissenters’ Rights.”

Conditions to Completion of the Merger (page 99)

Each party’s obligation to complete the merger is subject to the satisfaction or waiver of the following mutual conditions:

•        approval of the merger proposal by the Stronghold stockholders shall have been obtained;

•        the Bitfarms common shares issuable in the merger shall have been authorized for listing on the TSX and Nasdaq, subject to customary conditions and official notice of issuance;

•        the registration statement of which this proxy statement/prospectus forms a part, shall have been declared effective under the U.S. Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order;

•        receipt of certain approvals and consents from specified governmental entities, including, if applicable, the expiration or termination of the applicable waiting period under the HSR Act; and

•        no governmental entity having jurisdiction over any party to the merger agreement shall have issued any order, decree, ruling, injunction or other action that is in effect restraining, enjoining or otherwise prohibiting the consummation of the merger, and no law shall have been adopted that makes consummation of the merger illegal or otherwise prohibited.

The obligations of Bitfarms, BMS and Merger Sub to complete the merger are subject to the satisfaction or waiver of further conditions, including:

•        the accuracy of the representations and warranties of Stronghold set forth in the merger agreement, subject to the materiality standards set forth in the merger agreement, as of the closing date of the merger (except to the extent such representations and warranties speak as of a specified date or period of time, in which case such representations and warranties will be true and correct as of such date or period of time), and Bitfarms’ receipt of an officer’s certificate from Stronghold to that effect;

•        performance of, or compliance with, in all material respects all agreements and covenants required to be performed or complied with by Stronghold pursuant to the merger agreement prior to the effective time, and Bitfarms’ receipt of an officer’s certificate dated the closing date from Stronghold to that effect;

•        since the date of execution of the merger agreement, no material adverse effect with respect to Stronghold has occurred that is continuing, and Bitfarms’ receipt of an officer’s certificate dated the closing date from Stronghold to that effect; and

•        (i) Stronghold’s receipt of revised interconnection service agreements from PJM permitting the ability to import a certain amount of power to such facilities or written correspondence from PJM providing the same ability on an interim basis, (ii) the mining facility co-located at the Scrubgrass Plant being registered and fully qualified to participate in PJM’s economic demand responses and ancillary programs, and (iii) each of the mining facilities co-located at the Scrubgrass Plant and the Panther Creek Plant having access to, and being able to use, electrical infrastructure for the purpose of importing power from the grid (collectively, the “mining facility conditions”).

The obligation of Stronghold to complete the merger is subject to the satisfaction or waiver of further conditions, including:

•        the accuracy of the representations and warranties of Bitfarms set forth in the merger agreement, subject to the materiality standards set forth in the merger agreement, as of the closing date of the merger (except to the extent such representations and warranties speak as of a specified date or period of time, in which case such representations and warranties will be true and correct as of such date or period of time), and Stronghold’s receipt of an officer’s certificate dated the closing date from Bitfarms to that effect;

•        performance of, or compliance with, in all material respects all agreements and covenants required to be performed or complied with by Bitfarms, BMS and Merger Sub pursuant to the merger agreement on or prior to the effective time, and Stronghold’s receipt of an officer’s certificate dated the closing date from Bitfarms to that effect; and

•        since the date of execution of the merger agreement, no material adverse effect with respect to Bitfarms has occurred that is continuing, and Stronghold’s receipt of an officer’s certificate dated the closing date from Bitfarms to that effect.

No Solicitation (page 92)

Stronghold has agreed that, during the period from the execution of the merger agreement until the earlier to occur of the closing and the termination of the merger agreement, Stronghold will, and will cause its subsidiaries and instruct its representatives, (i) to immediately cease any discussion or negotiations with any person with respect to a “competing proposal” (as defined below), and (ii) not to directly or indirectly,

•        initiate, solicit or knowingly encourage the making of a competing proposal;

•        engage in any discussions with any person with respect to a competing proposal;

•        furnish any non-public information regarding Stronghold or its subsidiaries, or access to the properties assets or employees of Stronghold or its subsidiaries, to any person in connection with or in response to a competing proposal;

•        enter into any letter of intent or agreement in principal, or other agreement providing for a competing proposal; or

•        release or permit the release of any person from, or amend, waive or permit the amendment or waiver of any provision of, any “standstill” or similar agreement or provision to allow such person to make or amend a competing proposal.

Notwithstanding the foregoing, the merger agreement sets forth certain exceptions, and Stronghold or any of its representatives may, in response to an inquiry or proposal from a third party, inform a third party or its representatives of the restrictions describe above.

Additionally, the merger agreement contains notice requirements, limits on the Stronghold board of directors’ ability to change their recommendation to Stronghold stockholders regarding the merger, and other terms relating to a competing proposal. For further information, including what constitutes a “competing proposal” and a “superior proposal” (as defined below), see the section entitled “The Merger Agreement — No Solicitation; Changes in Recommendation.”

Termination of the Merger Agreement (page 100)

Subject to conditions and circumstances described in the merger agreement, the merger agreement may be terminated as follows:

•        by mutual written consent of Stronghold and Bitfarms;

•        by either party, if

•        any governmental entity having jurisdiction over any party issues a final and non-appealable order, decree, ruling or injunction restraining, enjoining or otherwise prohibiting the consummation of the merger;

•        the consummation of the merger has not occurred on or before 5:00 p.m. New York, New York time, on May 21, 2025 (the “end date”); provided that (i) if the registration statement has not become effective at that time, or if the registration statement becomes effective after February 21, 2025 but the Stronghold stockholder approval has not been obtained on that date, the end date shall be automatically extended to August 21, 2025; and (ii) the right to terminate the merger agreement shall not be available to any party whose failure to fulfill any material covenant or agreement pursuant to the merger agreement has been the primary cause of or resulted in the failure of the merger to occur on or before such date;

•        the other party has breached any representation, warranty, covenant or other agreement contained in the merger agreement, which would give rise to the failure of certain conditions to the merger and such breach is not curable prior to the end date or, if curable prior to the end date, has not been cured by the earlier of (i) 30 days after giving written notice to the breaching party of such breach and (ii) three business days prior to the end date; provided, however, that the terminating party is not then in terminable breach of any representation, warranty, covenant or other agreement contained in the merger agreement; or

•        the approval of the merger proposal by the Stronghold stockholders shall not have been obtained upon a vote at a duly held special meeting, or at any adjournment or postponement thereof.

In addition, the merger agreement may be terminated under the following circumstances:

•        by Bitfarms, prior to, but not after, the time the Stronghold stockholders approve the merger proposal, if the Stronghold board of directors or any committee thereof has effected a Stronghold recommendation change (as defined below) (whether or not such Stronghold recommendation change is permitted by the merger agreement);

•        by Stronghold, prior to, but not after, the time the Stronghold stockholders approve the merger proposal, in order to enter into a definitive agreement with respect to a superior proposal; provided, however that Stronghold shall pay to Bitfarms a termination fee and Stronghold has complied in all material respects with the no solicitation provisions of the merger agreement; or

•        by Stronghold, if (i) each party’s conditions to closing are satisfied or validly waived (other than those conditions that by their terms are to be satisfied at the closing, so long as such conditions are at the time of termination capable of being satisfied at the closing), (ii) Bitfarms fails to consummate the merger by the date on which Bitfarms is required to consummate the closing pursuant to the merger agreement, (iii) Stronghold irrevocably confirms to Bitfarms in writing, following the date on which the closing is required to occur pursuant to the merger agreement, that it stands ready, willing and able to consummate the closing and that all of the closing conditions obligating Stronghold to consummate the merger agreement have been satisfied or validly waived and (iv) Bitfarms fails to consummate the closing on or prior to the third business day following receipt of such irrevocable written confirmation of Stronghold referred to in clause (iii).

For further information, see the section entitled “The Merger Agreement — Termination of the Merger Agreement.”

Your Rights as a Bitfarms Shareholder Will Be Different from Your Rights as a Stronghold Stockholder (page 127)

Under the terms of the merger agreement, if the merger is completed, each share of Stronghold Class A common stock (other than shares of Stronghold Class A common stock owned directly by Bitfarms, Stronghold or any of their respective subsidiaries) issued and outstanding immediately prior to the effective time will be converted into the right to receive the merger consideration, consisting of 2.520 validly issued, fully paid and non-assessable Bitfarms common shares. As a result, Stronghold stockholders will become Bitfarms shareholders and, as such, their rights will be governed principally by the Business Corporations Act (Ontario), and Bitfarms’ articles of continuance and by-laws, each as amended. These rights differ from the existing rights of Stronghold stockholders, which are governed principally by Delaware Law (as defined below) and Stronghold’s articles of incorporation and by-laws. For a summary of the material differences between the rights of Bitfarms shareholders and the existing rights of Stronghold stockholders, see the section entitled “Comparison of Rights of Bitfarms Shareholders and Stronghold Stockholders.”

Interests of Stronghold’s Directors and Executive Officers in the Merger (page 67)

In considering the recommendation of the Stronghold board of directors with respect to the merger agreement, you should be aware that Stronghold’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Stronghold’s stockholders generally. Interests of directors and executive officers that may differ from or be in addition to the interests of Stronghold’s stockholders generally include, but are not limited to, the treatment of outstanding incentive awards held by Stronghold’s directors and executive officers, potential severance payments and benefits upon a Stronghold executive officer’s qualifying termination of employment that occurs on or following the closing date, and rights to ongoing indemnification and insurance coverage.

These interests are discussed in more detail in the section entitled “The Merger Proposal — Interests of Stronghold’s Directors and Executive Officers in the Merger.” The Stronghold board of directors was aware of the different or additional interests described herein and considered these interests along with other matters in approving and adopting the merger agreement.

The Voting Agreement (page 103)

On August 21, 2024, concurrently with the execution and delivery of the merger agreement, Bitfarms entered into the voting agreement with Mr. Gregory A. Beard, Stronghold’s chief executive officer and chairman, and Q Power, a Delaware limited liability company controlled by Mr. Beard.

Mr. Beard and Q Power have agreed to vote (i) in favor of adopting the merger agreement and the transactions contemplated thereby, (ii) in favor of any other matters that would reasonably be expected to facilitate the consummation of the merger and the other transactions contemplated by the merger agreement, (iii) against any competing proposal for the acquisition, directly or indirectly, of 15% or more of Stronghold’s equity interests or assets, and (iv) against any proposal that would reasonably be expected to delay the completion of the merger. Mr. Beard and Q Power, as the sole holder of Stronghold Class V common stock, and Mr. Beard, as a control person of Q Power, agreed to certain transfer restrictions and to waive appraisal rights with respect to Stronghold Class V common stock in connection with the merger.

As of the record date, Mr. Beard and Q Power together beneficially owned approximately             % of the outstanding shares of Stronghold common stock.

For more information, see the section entitled “The Merger Agreement — The Voting Agreement.”

The TRA Waiver and Termination Agreement (page 104)

On August 21, 2024, in connection with the merger agreement, Bitfarms, Stronghold, Q Power and Mr. Spence entered into the TRA Waiver and Termination Agreement, pursuant to which, subject to and effective at the effective time of the merger, Q Power and Mr. Spence agreed to waive in full all or any portion of the early termination payment which would otherwise be payable at the effective time of the merger or any other amounts payable pursuant to the TRA, and to terminate the TRA.

For more information, see the section entitled “The Merger Agreement — The TRA Waiver and Termination Agreement”.

The Conversion Agreement (page 105)

On August 21, 2024, in connection with the merger agreement, Bitfarms, Stronghold and the holders of all of the issued and outstanding shares of Stronghold Series C preferred stock (the “Stronghold Series C preferred stockholders”) entered into the conversion agreement, pursuant to which the Stronghold Series C preferred stockholders agreed that, conditioned upon and immediately prior to the effective time, the conversion agreement shall be deemed an Optional Conversion Notice (as defined in the certificate of designations of the Stronghold Series C preferred stock, filed with the Secretary of State of the State of Delaware, effective February 20, 2023 (the “Stronghold Series C certificate of designations”)), pursuant to which all of the issued and outstanding shares of Stronghold Series C preferred stock held by such Stronghold Series C preferred stockholders shall be converted into shares of Stronghold Class A common stock in accordance with the terms of the Stronghold Series C certificate of designations. In addition, subject to certain exceptions, the Stronghold Series C preferred stockholders agreed not to sell, transfer or assign any shares of Stronghold Series C preferred stock.

For more information, see the section entitled “The Merger Agreement — The Conversion Agreement”.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated by reference herein contains, certain “forward-looking information” and “forward-looking statements” (collectively, “forward-looking information”) within the meaning of certain securities laws, including the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995 and any applicable Canadian securities legislation. This forward-looking information includes, but is not limited to, statements regarding the expectations for and timing of the completion of the merger, the occurrence of any event giving rise to the right of a party to terminate the merger agreement, the expected benefits of the merger, considerations taken into account when approving the merger, the value of the merger to Stronghold stockholders, expectations for Bitfarms following the closing of the merger or termination of the merger agreement, and statements regarding Bitfarms or Stronghold’s future expectations, beliefs, plans, objectives, results of operations, financial condition and cash flows or future events or performance. These statements are often, but not always, made through the use of words or phrases such as “expects,” or “does not expect,” “is expected,” “anticipates,” or “does not anticipate,” “plans,” “budget,” “scheduled,” “forecasts,” “estimates,” “prospects,” “believes” or “intends,” or variations of such words and phrases or stating that certain actions, events or results “may” or “could,” “would,” “might” or “will” be taken to occur or be achieved and are not statements of historical fact and may be forward-looking information.

This forward-looking information is based on assumptions and estimates of management of each of Bitfarms and Stronghold at the time they were made, and involves known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of each of Bitfarms and Stronghold to be materially different from any future results, performance or achievements expressed or implied by such forward-looking information. Such factors include, among others, risks relating to:

•        the timing to consummate the merger and the failure to consummate or delays in consummating the merger;

•        the failure to satisfy the conditions required to close the merger;

•        the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement or otherwise require Stronghold and Bitfarms to modify the terms and conditions of the merger, including to achieve regulatory or stockholder approval;

•        the inherent uncertainty associated with financial, or other, projections;

•        the inherent risks, costs and uncertainties associated with integrating the businesses successfully and risks of not achieving all or any of the anticipated benefits and synergies of the merger, or the risk that the anticipated benefits and synergies of the merger may not be fully realized or take longer to realize than expected;

•        unexpected costs, liabilities or delays in connection with or with respect to the merger;

•        certain restrictions during the pendency of the merger that may impact the ability of Bitfarms and Stronghold to pursue certain business opportunities or strategic transactions;

•        changes in the financial or business performance of Stronghold or Bitfarms or more generally due to broader stock market movements and the performance of peer group companies;

•        the expected financial and business performance of Bitfarms following the completion of the merger;

•        competitive pressures in the markets in which Stronghold and Bitfarms operate;

•        volatile securities markets impacting security pricing unrelated to operating performance;

•        future capital needs and the ability to complete current and future financings;

•        potential legal proceedings relating to the merger and the outcome of any such legal proceeding;

•        potential environmental cost and regulatory penalties due to the operation of Stronghold plants which entail environmental risk;

•        changes in laws or regulations; and

•        changes in general economic conditions.

Although each of Bitfarms and Stronghold has attempted to identify important factors that could cause actual results to differ materially from those expressed in the forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended, including factors that are currently unknown to or deemed immaterial by Bitfarms or Stronghold, as applicable. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. The forward-looking information speaks only as of the date of this proxy statement/prospectus, in the case of forward-looking information contained in this proxy statement/prospectus, or the dates of the documents incorporated by reference into this proxy statement/prospectus, in the case of forward-looking information made in those incorporated documents. Readers are cautioned not to place undue reliance on forward-looking information.

For more information about these and other risks, contingencies and uncertainties applicable to Bitfarms and Stronghold, please see the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 21 and the section of this proxy statement/prospectus entitled “Where You Can Find Additional Information” beginning on page 158.

All subsequent written or oral forward-looking information concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to Bitfarms or Stronghold or any person acting on its or their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except as may be required by law, neither Bitfarms nor Stronghold is under any obligation, and each expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking information, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise. Bitfarms and Stronghold and their respective directors, employees, agents and advisers do not accept or assume responsibility to any other person to whom this proxy statement/prospectus is shown or into whose hands it may come and any such responsibility or liability is expressly disclaimed.

SELECTED HISTORICAL FINANCIAL INFORMATION OF STRONGHOLD

The following selected historical consolidated financial data is derived from Stronghold’s audited consolidated financial statements for the years ended December 31, 2023 and 2022 and unaudited consolidated financial statements for the six months ended June 30, 2024 and 2023 prepared in accordance with U.S. GAAP. The information set forth below is only a summary that you should read together with the historical audited consolidated financial statements of Stronghold and the related notes, as well as the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Stronghold’s Annual Report on Form 10-K (as amended) for the fiscal year ended December 31, 2023 and Quarterly Report on Form 10-Q for the six months ended June 30, 2024 that Stronghold previously filed with the SEC and that are incorporated by reference into this proxy statement/prospectus. Historical results are not necessarily indicative of any results to be expected in the future. For more information, see the section entitled “Where You Can Find Additional Information.”

Consolidated Statements of Operations (thousands of U.S. dollars; except share and per share amounts)	For the Year Ended December 31,		For the Six Months Ended June 30,
	2023	2022	2024	2023
Operating Revenues:
Cryptocurrency mining	52,885	58,764	36,280	25,080
Cryptocurrency hosting	14,615	460	9,282	5,406
Energy	5,814	45,385	921	3,472
Capacity	1,442	5,470	—	1,442
Other	210	146	143	100
Total operating revenues	74,966	110,225	46,626	35,500

Operating expenses:
Fuel	28,590	32,971	13,209	13,706
Operations and maintenance	32,836	57,030	17,323	17,245
General and administrative	31,430	44,461	18,345	18,546
Depreciation and amortization	35,415	47,235	18,805	16,358
Loss on disposal of fixed assets	3,818	2,511	1,731	108
Realized loss (gain) on sale of digital currencies	(968)	(1,102)	(380)	(593)
Unrealized gain on digital currencies	—	—	(147)	—
Realized loss (gain) on sale of miner assets	(52)	8,012	(36)	—
Impairments on miner assets	—	40,683	—	—
Impairments on digital currencies	910	8,340	—	326
Impairments on equipment deposits	5,422	17,349	—	—
Total operating expenses	137,401	257,490	68,850	65,696
Net Operating Loss	(62,435)	(147,265)	(22,224)	(30,196)

Other income (expense):
Interest expense	(9,846)	(13,911)	(4,511)	(4,987)
Loss on debt extinguishment	(28,961)	(40,518)	—	(28,961)
Gain on extinguishment of PPP loan	—	842	—	—
Changes in fair value of warrant liabilities	(647)	4,226	11,295	5,761
Realized gain on sale of derivative contract	—	91	—	—
Changes in fair value of forward sale derivative	—	3,436	—	—
Changes in fair value of convertible note	—	(2,168)	—	—
Other	65	96	15	30
Total other (expense) income	(39,389)	(47,906)	6,799	(28,157)

Consolidated Statements of Operations (thousands of U.S. dollars; except share and per share amounts)	For the Year Ended December 31,		For the Six Months Ended June 30,
	2023	2022	2024	2023
Net loss	(101,824)	(195,171)	(15,425)	(58,353)
Net loss attributable to noncontrolling interest	(30,427)	(105,910)	(2,407)	(21,475)
Deemed contribution from exchange of Series C convertible preferred stock	20,493	—	—	—
Net loss attributable to Stronghold Digital Mining, Inc.	(50,904)	(89,261)	(13,018)	(36,878)

Net loss attributable to Class A common shareholders:
Basic	$(7.46)	$(34.53)	$(0.92)	$(6.99)
Diluted	$(7.46)	$(34.53)	$(0.92)	$(6.99)
Weighted average number of Class A common shares outstanding:
Basic	6,821,173	2,584,907	14,179,810	5,274,471
Diluted	6,821,173	2,584,907	14,179,810	5,274,471
Consolidated Balance Sheets (thousands of U.S. dollars; except per share amounts)	As of June 30, 2024	As of December 31, 2023
Total assets	$152,900	$174,337
Total liabilities	$100,740	$110,523
Total redeemable common stock	$10,416	$20,416
Total equity	$41,744	$43,398

SELECTED HISTORICAL FINANCIAL INFORMATION OF BITFARMS

You should read the following summary historical financial data of Bitfarms together with Bitfarms’ historical audited consolidated financial statements and the related notes incorporated by reference in this proxy statement/prospectus and Bitfarms’ Management’s Discussion and Analysis for the year ended December 31, 2023, included as Exhibit 99.3 to Bitfarms’ Annual Report on Form 40-F for the year ended December 31, 2023, and Bitfarms’ Management’s Discussion and Analysis for the three and six months ended June 30, 2023, included as Exhibit 99.3 on Bitfarms’ Form 6-K dated August 8, 2024, each of which is incorporated by reference into this proxy statement/prospectus. The summary historical consolidated statements of profit or loss information for the years ended December 31, 2023 and 2022 and the summary historical consolidated statements of financial position information as of December 31, 2023 has been derived from Bitfarms’ audited consolidated financial statements and related notes incorporated by reference in this proxy statement/prospectus. The historical summary consolidated interim statements of profit or loss information for the six months ended June 30, 2024 and 2023 and the historical summary consolidated interim statements of financial position information as of June 30, 2024 have been derived from Bitfarms’ unaudited consolidated interim financial statements for the three and six months ended June 30, 2024 and 2023. Bitfarms’ historical audited consolidated financial statements and unaudited interim consolidated financial statements have been prepared in accordance with IFRS Accounting Standards and are presented in U.S. dollars. Historical results are not necessarily indicative of any results to be expected in the future, and results for any interim period are not necessarily indicative of results that may be expected for any full year. For more information, see the section entitled “Where You Can Find Additional Information.”

Consolidated Statements of Profit or Loss Information (thousands of U.S. dollars; except per share amounts)	For the Year Ended December 31,		For the Six Months Ended June 30,
	2023	2022	2024	2023
Revenues	146,366	142,428	91,865	65,529
Cost of revenues	(167,868)	(131,910)	(113,822)	(79,922)
Gross profit (loss)	(21,502)	10,518	(21,957)	(14,393)

Operating expenses
General and administrative expenses	(39,292)	(51,506)	(25,598)	(17,515)
Realized loss on disposition of digital assets	—	(150,810)	—	—
Reversal of revaluation loss on digital assets	2,695	2,166	—	2,695
Gain (loss) on disposition of property, plant and equipment	(1,778)	(1,277)	269	(1,559)
Impairment on short-term prepaid deposits and property, plant and equipment	(12,252)	(75,213)	—	(9,982)
Impairment on goodwill	—	(17,900)	—	—
Operating loss	(72,129)	(284,022)	(47,286)	(40,754)

Net financial (expenses) income	(32,308)	90,966	10,126	9,960
Net loss before income taxes	(104,437)	(193,056)	(37,160)	(30,794)

Income tax recovery	401	17,412	4,581	424
Net loss	(104,036)	(175,644)	(32,579)	(30,370)

Other comprehensive income (loss)
Item that will not be reclassified to profit or loss:
Change in revaluation surplus – digital assets, net of tax	9,242	—	11,978	2,391
Total comprehensive loss, net of tax	(94,794)	(175,644)	(20,061)	(27,979)

Loss per share
Basic loss per share	(0.40)	(0.85)	(0.09)	(0.13)
Diluted loss per share	(0.40)	(0.85)	(0.09)	(0.13)
Weighted average number of common shares outstanding
Basic loss per share	262,237,000	207,776,000	369,992,000	239,372,000
Diluted loss per share	262,237,000	207,776,000	369,992,000	239,372,000

Consolidated Statement of Financial Position Information (thousands of U.S. dollars; expect share amounts)	As at June 30, 2024	As at December 31, 2023
Total assets	535,934	378,725
Total liabilities	62,057	83,963
Total equity	473,877	294,762

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following selected unaudited pro forma condensed combined financial data was prepared using the acquisition method of accounting for business combinations under IFRS Accounting Standards, with Bitfarms being the accounting and legal acquirer. The following information should be read in conjunction with the respective audited consolidated financial statements of Stronghold and Bitfarms for the year ended December 31, 2023, including the respective notes thereto, and the respective unaudited interim consolidated financial statements of Stronghold and Bitfarms for the six months ended June 30, 2024, which are incorporated by reference into this proxy statement/prospectus.

The selected unaudited pro forma condensed combined statements of earnings (loss) for the six months ended June 30, 2024 and for the year ended December 31, 2023 have been prepared to give effect to the merger as if it occurred on January 1, 2023. The selected unaudited pro forma condensed combined statement of financial position as at June 30, 2024 has been prepared to give effect to the merger as if it had occurred on June 30, 2024. The historical financial information of Bitfarms was prepared in accordance with IFRS Accounting Standards, whereas the historical financial information of Stronghold was prepared in accordance with U.S. GAAP. As a result, the selected pro forma condensed combined financial data reflect adjustments to Stronghold historical financial information to conform with Bitfarms’ IFRS accounting policies.

The selected pro forma condensed combined financial data, which is preliminary in nature, has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma combined financial information of the combined company and the accompanying notes appearing in the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements.” The unaudited pro forma condensed combined financial statements have been presented in accordance with SEC Regulation S-X Article 11 for illustrative purposes only and are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the merger been completed as of the dates indicated. In addition, the selected unaudited pro forma condensed combined financial data does not purport to project the future financial position or operating results of the combined company.

Unaudited Pro Forma Condensed Combined Statement of Earnings (Loss) Data	For the Six Months Ended June 30, 2024	For the Year Ended December 31, 2023
(thousands of U.S. dollars; except per share amounts)
Revenue	$138,491	$221,332
Net loss	$(43,933)	$(209,181)
Loss per share, basic and diluted	$(0.11)	$(0.67)
Weighted average number of common shares, basic and diluted	418,068,299	310,313,299
Unaudited Pro Forma Condensed Combined Statement of Financial Position Data	As at June 30, 2024
(thousands of U.S. dollars; number of shares in thousands)
Total assets	$681,762
Total liabilities	$116,433
Total equity	$565,329

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Bitfarms common shares are currently listed on Nasdaq and the TSX under the ticker symbol “BITF” and Stronghold Class A common stock is currently listed on Nasdaq under the ticker symbol “SDIG.” There is no active trading market for Stronghold Class V common stock.

The following table presents the closing price per Bitfarms common share on Nasdaq and the TSX and of Stronghold Class A common stock on Nasdaq on (i) August 20, 2024, the last full trading day prior to the public announcement of the signing of the merger agreement, and (ii)             , 2024, the last practicable trading day prior to the mailing of this proxy statement/prospectus. This table also shows the implied value of the merger consideration payable for each share of Stronghold Class A common stock, which was calculated by multiplying the closing price of Bitfarms common shares on Nasdaq on those dates by the exchange ratio.

Date	Bitfarms common shares Nasdaq	Bitfarms common shares TSX	Stronghold Class A common stock Nasdaq	Equivalent value of merger consideration per share of Stronghold Class A common stock based on price of Bitfarms common shares on Nasdaq
	(US$)	(C$)	(US$)	(US$)
August 20, 2024	2.36	3.20	2.93	5.95
, 2024

Stronghold stockholders will not receive the merger consideration until the merger is completed, which may occur a substantial period of time after the special meeting, or not at all. There can be no assurance as to the trading prices of Stronghold Class A common stock or Bitfarms common shares at the time of the completion of the merger. The market prices of Stronghold Class A common stock and Bitfarms common shares are likely to fluctuate prior to completion of the merger and cannot be predicted. We urge you to obtain current market quotations for both Stronghold Class A common stock and Bitfarms common shares.

Since incorporation, neither Bitfarms or Stronghold have paid any dividends relating to the Bitfarms common shares or the Stronghold Class A common stock, respectively. It is not anticipated that Bitfarms or Stronghold will pay any dividends in the immediate or foreseeable future.

HISTORICAL AND UNAUDITED PRO FORMA COMPARATIVE PER SHARE DATA

The following tables present, as of the dates and for the periods indicated, selected historical, pro forma and pro forma equivalent per share financial information for Bitfarms common shares and Stronghold Class A common stock. You should read this information in conjunction with, and the information is qualified in its entirety by (i) the consolidated financial statements of Bitfarms and notes thereto incorporated by reference into this proxy statement/prospectus, (ii) the consolidated financial statements of Stronghold and notes thereto incorporated by reference into this proxy statement/prospectus, and (iii) the financial information contained in the “Unaudited Pro Forma Condensed Combined Financial Statements” and notes thereto included elsewhere in this proxy statement/prospectus. For information about the filings incorporated by reference in this proxy statement/prospectus, see the section entitled “Where You Can Find Additional Information.”

The following pro forma information has been prepared in accordance with the rules and regulations of the SEC to depict the accounting for business combinations. This information is presented for illustrative purposes only. You should not rely on the pro forma combined or equivalent pro forma amounts as they are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the dates indicated, nor are they necessarily indicative of the future operating results or financial position of the combined company. The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, synergies, opportunities to earn additional revenue, the impact of restructuring and merger-related costs, or other factors that may result from the merger and, accordingly, does not attempt to predict or suggest future results.

The following tables assume the issuance of approximately 48,076,299 Bitfarms common shares in connection with the merger, which is the number of shares issuable by Bitfarms in connection with the merger assuming the merger was completed on June 30, 2024 and based on the number of outstanding shares of Stronghold Class A common stock as at August 21, 2024, as adjusted to give effect to the exchanges and the conversion. As discussed in this proxy statement/prospectus, the actual number of Bitfarms common shares issuable in connection with the merger will be adjusted based on the number of shares of Stronghold Class A common stock outstanding at the completion of the merger, as adjusted to give effect to the exchanges and the conversion. The pro forma data in the tables assume that the merger occurred on January 1, 2023 for income statement purposes and on June 30, 2024 for balance sheet purposes, and that the merger is accounted for as a business combination.

Bitfarms unaudited pro forma loss per common share data	Six Months Ended June 30, 2024	Year Ended December 31, 2023
	(US$)	(US$)
Loss per share, basic and diluted	$(0.11)	$(0.67)

The unaudited equivalent pro forma per share combined information for Stronghold set forth below shows the effect of the merger from the perspective of a Stronghold stockholder. The information was calculated by multiplying the unaudited pro forma combined per share data for Bitfarms common shares by the exchange ratio of 2.520.

Stronghold unaudited pro forma loss per Class A common stock data	Six Months Ended June 30, 2024	Year Ended December 31, 2023
	(US$)	(US$)
Loss per share, basic and diluted	$(0.28)	$(1.69)

RISK FACTORS

You should consider carefully the following risk factors, as well as the other information set forth in and incorporated by reference into this proxy statement/prospectus, before making a decision on the merger proposal. As a Bitfarms shareholder following completion of the merger, you will be subject to all risks inherent in the business of Bitfarms in addition to the risks relating to Stronghold. The market value of your Bitfarms common shares will reflect the performance of the business relative to, among other things, that of the competitors of Bitfarms and Stronghold and general economic, market and industry conditions. The value of your investment may increase or may decline and could result in a loss. You should carefully consider the following factors as well as the other information contained in and incorporated by reference into this proxy statement/prospectus. For information about the filings incorporated by reference in this proxy statement/prospectus, see the section entitled “Where You Can Find Additional Information.”

Risks Relating to the Merger

Because the market value of Bitfarms common shares that Stronghold stockholders will receive in the merger may fluctuate, Stronghold stockholders cannot be sure of the market value of the merger consideration that they will receive in the merger.

As merger consideration, Stronghold stockholders will receive a fixed number of Bitfarms common shares, not a number of shares that will be determined based on a fixed market value. The market value of Bitfarms common shares and the market value of Stronghold Class A common stock at the effective time may vary significantly from their respective values on the date that the merger agreement was executed or at other dates, such as the date of this proxy statement/prospectus or the date of the special meeting. Stock price changes may result from a variety of factors, including changes in Bitfarms’ or Stronghold’s respective businesses, operations or prospects, regulatory considerations and general business, market, industry or economic conditions. The exchange ratio will not be adjusted to reflect any changes in the market value of Bitfarms common shares, the comparative value of the Canadian dollar and U.S. dollar or market value of the Stronghold Class A common stock. Therefore, the aggregate market value of the Bitfarms common shares that a Stronghold stockholder is entitled to receive at the time that the merger is completed could vary significantly from the value of such shares on the date of this proxy statement/prospectus, the date of the special meeting or the date on which a Stronghold stockholder actually receives its Bitfarms common shares.

There is no assurance when or if the merger will be completed, including, but not limited to, regulatory approvals which may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be satisfied.

The completion of the merger is subject to satisfaction or waiver of certain customary mutual closing conditions, including (i) the approval of the merger proposal by the holders of Stronghold common stock, (ii) the absence of any governmental order or law that makes consummation of the merger illegal or otherwise prohibited, (iii) receipt of certain approvals and consents from specified governmental entities, including, if applicable, the expiration or termination of the applicable waiting period under the HSR Act, (iv) the effectiveness of the registration statement on Form F-4, of which this proxy statement/prospectus forms a part, to be filed by Bitfarms pursuant to which the Bitfarms common shares to be issued in connection with the merger are registered with the SEC and (v) the authorization for listing of the Bitfarms common shares to be issued in connection with the merger on the TSX and Nasdaq, subject to customary conditions and official notice of issuance. The obligation of each party to consummate the merger is also conditioned upon, among other things, (1) the other party’s representations and warranties being true and correct (subject to applicable materiality and de minimis standards), (2) the other party having performed in all material respects its obligations required to be performed by it under the merger agreement at or prior to the effective time, (3) the absence of a material adverse effect on the other party and (4) with respect to Bitfarms’ obligation to consummate the merger, the mining facility conditions. There can be no assurance as to when these conditions will be satisfied or waived, if at all, or that other events will not intervene to delay or result in the failure to complete the merger.

Stronghold and Bitfarms have each agreed to, promptly following the execution of the merger agreement, prepare and file certain filings, submissions and notices and obtain consents, orders and approvals necessary to complete the merger and the other transactions contemplated by the merger agreement. No assurance can be given that the required consents, orders and approvals will be obtained or that the required conditions to the completion of the merger will be satisfied and an adverse development in either party’s regulatory standing or other factors could result in an inability to obtain one or more of the required regulatory approvals or delay receipt of required approvals. Even if all such consents, orders and approvals are obtained and such conditions are satisfied, no assurance can be given as to the terms, conditions and timing of such consents, orders and approvals. For example, these consents, orders and approvals may impose conditions on or require divestitures relating to the divisions, operations or assets of Stronghold and Bitfarms or may impose requirements, limitations or costs or place restrictions on the conduct of Stronghold’s or Bitfarms’ business, and if such consents, orders or approvals require an extended period of time to be obtained, such extended period of time could increase the chance that a material adverse event occurs with respect to Stronghold or Bitfarms. Such extended period of time also may increase the chance that other adverse effects with respect to Stronghold or Bitfarms could occur, such as the loss of key personnel. Each party’s obligation to complete the merger is also subject to the accuracy of the representations and warranties of the other party (subject to certain qualifications and exceptions) and the performance in all material respects of the other party’s covenants under the merger agreement. As a result of these conditions, Stronghold and Bitfarms cannot provide assurance that the merger will be completed on the terms or timeline currently contemplated, or at all. For more information, see the sections entitled “The Merger Proposal — Regulatory Approvals Required for the Merger” and “The Merger Agreement — Conditions to Completion of the Merger.”

The special meeting may take place before all of the required regulatory approvals have been obtained and before all conditions to such approvals, if any, are known. Notwithstanding the foregoing, if the merger proposal is approved by Stronghold stockholders, Stronghold and Bitfarms would not be required to seek further approval of Stronghold stockholders, even if the conditions imposed in obtaining required regulatory approvals could have an adverse effect on Stronghold or Bitfarms either before or after completing the merger.

Certain rights of Stronghold stockholders will change as a result of the merger.

Upon completion of the merger, Stronghold stockholders will no longer be stockholders of Stronghold, a Delaware corporation, but will be shareholders of Bitfarms, a corporation organized under the OBCA. There will be certain differences between your current rights as a Stronghold stockholder, on the one hand, and the rights to which you will be entitled as a Bitfarms shareholder, on the other hand. For a more detailed discussion of the differences in the rights of Stronghold stockholders and Bitfarms shareholders, see the section entitled “Comparison of Rights of Bitfarms Shareholders and Stronghold Stockholders.”

Upon completion of the merger, Stronghold stockholders will become Bitfarms shareholders, and the market price for Bitfarms common shares may be affected by factors different from those that historically have affected Stronghold.

Upon completion of the merger, Stronghold stockholders will become Bitfarms shareholders. Bitfarms’ businesses differ from those of Stronghold, and accordingly, the results of operations of Bitfarms will be affected by some factors that are different from those currently affecting the results of operations of Stronghold. For a discussion of the businesses of Stronghold and Bitfarms and of some important factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to in the section entitled “Where You Can Find Additional Information.”

The announcement and pendency of the merger could adversely affect each of Stronghold’s and Bitfarms’ business, results of operations and financial condition.

The announcement and pendency of the merger could cause disruptions in and create uncertainty surrounding Stronghold’s and Bitfarms’ business, including affecting Stronghold’s and Bitfarms’ relationships with its existing and future partners, suppliers and employees, which could have an adverse effect on Stronghold’s or Bitfarms’ business, results of operations and financial condition, regardless of whether the merger is completed. In particular, Stronghold and Bitfarms could potentially lose important personnel as a result of the departure of employees who decide to pursue other opportunities in light of the merger. Stronghold and Bitfarms could also potentially lose business partners or suppliers, and business partner or supplier contracts could be delayed or decreased. In addition, each of Stronghold and Bitfarms has expended, and continues to expend, significant management resources in an effort to complete the merger, which are being diverted from Stronghold’s and Bitfarms’ day-to-day operations.

If the merger is not completed, the trading prices of Stronghold Class A common stock and Bitfarms common shares may fall to the extent that the current prices reflect a market assumption that the merger will be completed. In addition, the failure to complete the merger may result in negative publicity or a negative impression of Stronghold and/or Bitfarms in the investment community and may affect Stronghold’s and Bitfarms’ relationship with employees, suppliers and other partners in the business community.

Stronghold and Bitfarms will incur substantial transaction fees and costs in connection with the merger.

Stronghold and Bitfarms have incurred and expect to incur additional material non-recurring expenses in connection with the merger and completion of the transactions contemplated by the merger agreement, including costs relating to obtaining required approvals. Stronghold and Bitfarms have incurred significant legal, advisory and financial services fees in connection with the process of negotiating and evaluating the terms of the merger. Additional significant unanticipated costs may be incurred in the course of coordinating the businesses of Stronghold and Bitfarms after completion of the merger. Even if the merger is not completed, Stronghold and Bitfarms will be required to pay certain costs relating to the merger incurred prior to the date the merger was abandoned, such as legal, accounting, financial advisory, filing and printing fees. Such costs may be significant and could have an adverse effect on the parties’ future results of operations, cash flows and financial condition. In addition, the merger agreement provides that, in certain circumstances, one party to the merger agreement may be required to pay a termination fee (and certain related expenses) to the other. For more information, see the section entitled “The Merger Agreement — Expenses and Termination Fees Relating to the Termination of the Merger Agreement.”

Significant demands will be placed on Stronghold and Bitfarms as a result of the merger.

As a result of the pursuit and completion of the merger, significant demands will be placed on the managerial, operational and financial personnel and systems of Stronghold and Bitfarms. Stronghold and Bitfarms cannot assure you that their systems, procedures and controls will be adequate to support the expansion of operations following and resulting from the merger. The future operating results of the combined company will be affected by the ability of its officers and key employees to manage changing business conditions and to implement and expand its operational and financial controls and reporting systems in response to the merger.

The combined company will have additional capital requirements.

Following completion of the merger, the combined company will require significant ongoing capital expenditures and, although Bitfarms and Stronghold anticipate that the combined company will be able to fund these expenditures through usage of the combined company’s cash and cash equivalents, cash generated from operations, letters of credit and subsequent debt, equity or hybrid offerings, there can be no assurances that the combined company will be able to obtain financing on acceptable terms.

The projections and forecasts presented in this proxy statement/prospectus may not be an indication of the actual results of the merger or Stronghold’s or Bitfarms’ future results.

This proxy statement/prospectus contains projections and forecasts relating to each of Stronghold and Bitfarms. None of the projections and forecasts included in this proxy statement/prospectus have been prepared with a view toward public disclosure other than to certain parties involved in the merger, or toward complying with SEC guidelines, U.S. GAAP or IFRS Accounting Standards. Accordingly, such projections and forecasts should not be viewed as public guidance. The projections and forecasts were prepared based on numerous variables and assumptions which are inherently uncertain and may be beyond the control of Stronghold and Bitfarms. Important factors that may affect the actual results of Stronghold and Bitfarms or could lead to such projections and forecasts not being achieved include, but are not limited to: the cost of power, Bitcoin miner efficiency, receipt of certain payments from business counterparties, volatility in the price of Bitcoin, increases in Bitcoin network difficulty, the potential future regulation of the digital asset industry and the state of the market for digital assets generally, potential future environmental regulation, closing of the merger and the timing thereof, the ability to successfully integrate Stronghold and Bitfarms, the issuance of new equity to fund growth, and other factors described under the captions “Cautionary Note Concerning Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus. Investors are accordingly cautioned not to place undue reliance on the projections, as the projections may be materially different than actual results.

The unaudited pro forma condensed combined financial information of Stronghold and Bitfarms is presented for illustrative purposes only and may not be indicative of the results of operations or financial condition of the combined company following the merger.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus has been prepared using information derived from the consolidated historical financial statements of Bitfarms and Stronghold, respectively, is presented for illustrative purposes only and should not be considered to be an indication of the results of operations or financial condition of the combined company following the merger. In addition, the pro forma combined financial information included in this proxy statement/prospectus is based in part on certain assumptions regarding the merger. These assumptions may not prove to be accurate, and other factors may affect the combined company’s results of operations or financial condition following the merger. Accordingly, the historical and pro forma financial information included in this proxy statement/prospectus does not necessarily represent the combined company’s results of operations and financial condition had Stronghold and Bitfarms operated as a combined entity during the periods presented, or of the combined company’s results of operations and financial condition following completion of the merger. The combined company’s potential for future business success and operating profitability must be considered in light of the risks, uncertainties, expenses and difficulties inherent in Bitfarms’ and Stronghold’s respective businesses, as well as those typically encountered by recently combined companies.

In preparing the pro forma financial information contained in this proxy statement/prospectus, Bitfarms has given effect to, among other items, the completion of the merger and related transactions (including the exchanges and the conversion), the payment of the merger consideration and the indebtedness of Bitfarms on a combined basis after giving effect to the merger, including the indebtedness of Stronghold. The unaudited pro forma financial information does not reflect all of the costs that are expected to be incurred by Stronghold and Bitfarms in connection with the merger. In addition, the merger is based on a share exchange ratio with the result that the purchase price recorded upon completion of the acquisition will not be known until that time and cannot be predicted due to volatility of prices in the trading of Bitfarms common shares. For more information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements,” including the notes thereto.

While the merger agreement is in effect, Stronghold, Bitfarms and their respective subsidiaries’ businesses are subject to restrictions on their business activities.

Under the merger agreement, Stronghold and its respective subsidiaries are subject to certain restrictions on the conduct of their respective businesses and generally must operate their respective businesses in the ordinary course prior to completing the merger (unless Stronghold obtains Bitfarms’ written consent, which is not to be unreasonably withheld, delayed or conditioned), which may restrict Stronghold’s ability to exercise certain of its business strategies. Under the merger agreement, Bitfarms is subject to certain restrictions on the conduct of its business and generally must operate its business in the ordinary course prior to completing the merger (unless Bitfarms obtains Stronghold’s written consent, which is not to be unreasonably withheld, delayed or conditioned), which may restrict Bitfarms’ ability to exercise certain of its business strategies. These restrictions may prevent Stronghold and Bitfarms from pursuing otherwise attractive business opportunities, making certain investments or acquisitions, selling assets, engaging in capital expenditures in excess of certain agreed limits or incurring indebtedness prior to the completion of the merger or termination of the merger agreement, as applicable. These restrictions could have an adverse effect on Stronghold’s and Bitfarms’ respective businesses, financial results, financial condition or stock price.

In addition, subject to certain exceptions set forth in the merger agreement, the merger agreement prohibits Stronghold from, among other things: (i) initiating, soliciting or knowingly encouraging the making of any inquiry, proposal or offer that would constitute, or would reasonably be expected to lead to, an acquisition proposal; (ii) engaging in any discussions relating to any acquisition proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to an acquisition proposal; (iii) furnishing any non-public information regarding Stronghold or its subsidiaries, or access to the properties, assets or employees of Stronghold or its subsidiaries, to any person in connection with an acquisition proposal; (iv) entering into any letter of intent or agreement in principal, or other agreement that would constitute, or would reasonably be expected to lead to, an acquisition proposal; or (v) releasing or permitting the release of any person from, or amending, waiving or permitting the amendment or waiver of any provision of, any “standstill” or similar agreement or provision to allow such person to make or amend an agreement that would constitute, or would reasonably be expected to lead to, an acquisition proposal.

These provisions may limit Stronghold’s ability to pursue offers from third parties that could result in greater value to Stronghold stockholders than the merger consideration. The termination fee may also discourage third parties from pursuing an alternative acquisition proposal with respect to Stronghold.

The termination of the merger agreement could negatively impact Stronghold and Bitfarms and, in certain circumstances, could require Stronghold or Bitfarms to pay certain termination fees.

The merger agreement is subject to a number of customary closing conditions that must be fulfilled in order to complete the merger and contains certain termination rights for both Stronghold and Bitfarms, which, if exercised, would result in the merger not being completed. If the merger is not completed for any reason, including as a result of

Stronghold stockholders failing to approve the merger proposal or if the merger agreement is terminated in accordance with its terms, the ongoing businesses of Stronghold and Bitfarms may be adversely affected and, without realizing any of the anticipated benefits of having completed the merger, Stronghold and Bitfarms would be subject to a number of risks, including the following:

•        Stronghold and Bitfarms may experience negative reactions from the financial markets, including a decline of their respective stock prices (which may reflect a market assumption that the merger will be completed);

•        Stronghold and Bitfarms may experience negative reactions from or irreparable reputational harm as perceived by each of Stronghold’s and Bitfarms’ investment community, customers, suppliers, peers regulators, employees, partners in the business community and any other third party whether presently known or unknown;

•        Stronghold and Bitfarms may be required to pay substantial costs relating to the merger, whether or not the merger is completed;

•        matters relating to the merger will have required substantial commitments of time and resources by Stronghold’s and Bitfarms’ respective management teams, which would otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to Stronghold or Bitfarms had the merger not been contemplated; and

•        Stronghold and Bitfarms may experience a material adverse effect on each of Stronghold’s and Bitfarms’ respective businesses, operations, earnings and financial results.

If the merger agreement is terminated and the Stronghold board of directors seeks another merger, business combination or other transaction, Stronghold stockholders cannot be certain that Stronghold will find a party willing to offer equivalent or more attractive consideration than the merger consideration Stronghold stockholders would receive from Bitfarms in the merger. If the merger agreement is terminated under circumstances specified in the merger agreement, Stronghold may be required to pay Bitfarms a termination fee of $5,000,000, in the form of cash and/or Bitcoin (at the election of Stronghold), and Bitfarms may be required to pay Stronghold a reverse termination fee of $12,500,000 (minus the amount of the deposit (as defined in the hosting agreement) held by Stronghold and not yet returned to Bitfarms under the hosting agreement as of the date of the termination of the merger agreement up to a maximum of $5,000,000), in the form of cash and/or Bitcoin (at the election of Bitfarms), depending on the circumstances surrounding the termination. There is no guarantee that Stronghold or Bitfarms will have sufficient funds to make these contractually required payments to the other party, as applicable.

See the section entitled “The Merger Agreement — Termination of the Merger Agreement” for a more complete discussion of the circumstances under which the merger agreement could be terminated and when the termination fee may be payable by Stronghold or Bitfarms, as applicable.

Directors and executive officers of Stronghold have interests in the merger that may differ from the interests of Stronghold stockholders generally, including, if the merger is completed, the receipt of financial and other benefits.

In considering the recommendation of the Stronghold board of directors, you should be aware that Stronghold’s directors and executive officers have interests in the merger that are different from, or in addition to, those of Stronghold stockholders generally. These interests include, among others, the treatment of outstanding equity awards pursuant to the merger agreement, potential severance benefits and other payments and rights to ongoing indemnification and insurance coverage. These interests are described in more detail in the section entitled “The Merger Proposal — Interests of Stronghold’s Directors and Executive Officers in the Merger.”

Except in specified circumstances, if the merger is not completed by May 21, 2025, subject to extension in specified circumstances, either Stronghold or Bitfarms may choose not to proceed with the merger.

Either Stronghold or Bitfarms may terminate the merger agreement if the merger has not been completed by 5:00 p.m. New York, New York time, on May 21, 2025. However, this right to terminate the merger agreement will not be available to Stronghold or Bitfarms if the failure of such party to perform any of its obligations under the merger agreement has been the principal cause of or resulted in the failure of the merger to be complete on or before such time. Termination of the merger agreement will also result in termination of the voting agreement, the TRA Waiver and Termination Agreement and conversion agreement. For more information, see the sections entitled “The Merger Agreement — Termination of the Merger Agreement” and “Merger Proposal — The Voting Agreement.”

Bitfarms is organized in Canada, and it may therefore be difficult to bring and enforce suits against Bitfarms in the United States.

It may be difficult to bring and enforce suits against Bitfarms in the United States because Bitfarms is organized pursuant to the laws of the Province of Ontario, Canada, Bitfarms is governed by the OBCA and most of Bitfarms’ assets are located outside the United States. It may not be possible for an investor to effect service of process within the United States on, or enforce judgments obtained in the United States courts against, Bitfarms or certain of Bitfarms’ directors and officers based upon the civil liability provisions of United States federal securities laws or the securities laws of any state of the United States.

Because a substantial portion of the assets of Bitfarms are located outside of Canada, it may also not be possible for holders of Bitfarms common shares to collect on judgments obtained in courts in Canada predicated on the civil liability provisions of applicable securities legislation of the provinces and territories of Canada. In the event a judgment is obtained in a Canadian court against one or more of Bitfarms’ directors or officers for violations of applicable securities laws or otherwise, it may not be possible to enforce such judgment against those directors and officers of Bitfarms not resident in Canada.

In light of the above, there is doubt as to whether (i) a judgment of a United States court based solely upon the civil liability provisions of United States federal or state securities laws would be enforceable in Canada against Bitfarms or Bitfarms’ directors and officers and (ii) an original action could be brought in Canada against Bitfarms or its directors and officers to enforce liabilities based solely upon United States federal or state securities laws.

Stronghold and Bitfarms may be targets of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the merger from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into merger agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting consummation of the merger, then that injunction may delay or prevent the merger from being completed.

The opinion of Cohen & Co. Capital Markets will not reflect changes in circumstances between the signing of the merger agreement and completion of the merger.

The Stronghold board of directors received an opinion from Cohen & Co. Capital Markets, their financial advisor, in connection with the signing of the merger agreement, but have not obtained an updated opinion from their financial advisor as of the date of this proxy statement/prospectus. Changes in the operations and prospects of Bitfarms or Stronghold, general market and economic conditions and other factors on which Cohen & Co. Capital Markets’ opinion was based may be beyond the control of Bitfarms or Stronghold and may significantly alter the value of Bitfarms or Stronghold or the prices of the Bitfarms common shares or Stronghold common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. Because the Stronghold board of directors do not currently anticipate asking their financial advisor to update its opinion, the opinion does not and will not address the fairness of the merger consideration from a financial point of view at the time the merger is completed. The Stronghold board of directors’ recommendation that Stronghold stockholders vote “FOR” approval of the merger proposal, however, is made as of the date of this proxy statement/prospectus.

For a description of the opinion that the Stronghold board of directors received from their financial advisor, see the section entitled “The Merger Proposal — Opinion of Stronghold’s Financial Advisor” beginning on page 54. A copy of the opinion of Cohen & Co. Capital Markets is attached as Annex E to this proxy statement/prospectus.

Stronghold stockholders are not entitled to appraisal rights in connection with the merger.

Appraisal rights are statutory rights that enable stockholders to dissent from certain extraordinary transactions, such as certain mergers, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the applicable transaction. Under the DGCL, holders of shares of Stronghold Class A common stock will not have rights to an appraisal of the fair value of their shares in connection with the merger. The sole holder of Stronghold Class V common stock has waived its appraisal rights pursuant to the terms of the voting agreement. See “The Merger Proposal — Appraisal or Dissenters’ Rights” beginning on page 72 for additional information.

Bitfarms or Stronghold may waive one or more of the closing conditions without re-soliciting Stronghold stockholder approval.

To the extent permitted by law, Bitfarms or Stronghold may determine to waive, in whole or part, one or more of the conditions of its obligations to consummate the merger. Bitfarms or Stronghold currently expect to evaluate the materiality of any waiver and its effect on Stronghold stockholders in light of the facts and circumstances at the time to determine whether any amendment of this proxy statement/prospectus or any re-solicitation of proxies or voting instruction forms is required in light of such waiver. Any determination whether to waive any condition to the merger or as to re-soliciting Stronghold stockholder approval or amending this proxy statement/prospectus as a result of a waiver will be made by Bitfarms or Stronghold, as applicable, at the time of such waiver based on the facts and circumstances as they exist at that time.

Bitfarms and Stronghold received comments from the SEC staff in connection with the staff’s routine review of filings and registration statements.

As stated in Item 1B of Bitfarms’ Management’s Discussion and Analysis for the fiscal year ended December 31, 2023 and Stronghold’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, respectively, Bitfarms and Stronghold have unresolved SEC staff (the “Staff”) comments. While Bitfarms and Stronghold have addressed these comments, some of these comments remain unresolved and are subject to further review and comment by the Staff. There is no assurance that unresolved comments, or additional comments from the Staff, will not result in the need for either party to revise or restate applicable filings, including but not limited to, the respective financial statements of Bitfarms and Stronghold incorporated by reference in this proxy statement/prospectus. Any delay in resolving the Staff’s comments could result in substantial costs and may delay or prevent the registration statement, of which this proxy statement/prospectus forms a part, being declared effective.

Resales of Bitfarms common shares following the merger may cause the market value of Bitfarms common shares to decline.

Bitfarms expects that it will issue up to approximately 66,071,717 Bitfarms common shares at the effective time in connection with the merger. The issuance of these new Bitfarms common shares and the sale of additional Bitfarms common shares that may become eligible for sale in the public market from time to time could have the effect of depressing the market value for Bitfarms common shares. The increase in the number of Bitfarms common shares may lead to sales of such Bitfarms common shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market value of, Bitfarms common shares.

The market value of Bitfarms common shares may decline as a result of the merger.

The market value of Bitfarms common shares may decline as a result of the merger if, among other things, the combined company is unable to achieve the expected growth in earnings, or if the operational cost savings estimates in connection with the integration of Stronghold’s and Bitfarms’ businesses are not realized or if the transaction costs related to the merger are greater than expected. The market value also may decline if the combined company does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by the market or if the effect of the merger on the combined company’s business, financial position, results of operations or cash flows is not consistent with the expectations of financial or industry analysts.

Risks Related to Bitfarms After the Merger

The combined company may not realize all of the anticipated benefits of the merger.

Bitfarms and Stronghold believe that the merger will provide benefits to the combined company as described elsewhere in this proxy statement/prospectus. However, there is a risk that some or all of the expected benefits of the merger may fail to materialize, or may not occur within the time periods anticipated by Bitfarms and Stronghold. The realization of such benefits may be affected by a number of factors, including regulatory considerations and decisions, many of which are beyond the control of Bitfarms and Stronghold. The challenge of coordinating previously independent businesses makes evaluating the business and future financial prospects of the combined company following the merger difficult. Stronghold and Bitfarms have operated and, until completion of the merger, will continue to operate, independently. The success of the merger, including anticipated benefits and cost savings, will depend, in part, on the ability to successfully integrate the operations of both companies. The past financial performance of each of Stronghold and Bitfarms may not be indicative of their future financial performance. Realization of the anticipated benefits in the merger will depend, in part, on the combined company’s ability to successfully integrate Stronghold and Bitfarms’ businesses. The combined company will be required to devote significant management attention and resources to integrating its business practices and support functions. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the coordination of the two companies’ operations could have an adverse effect on the business, financial results, financial condition or the share price of the combined company following the merger. The coordination process may also result in additional and unforeseen expenses.

Failure to realize all of the anticipated benefits of the merger may impact the financial performance of the combined company and the price of the combined company’s common shares.

There may be less publicly available information concerning Bitfarms than there is for issuers that are not foreign private issuers (such as Stronghold) because Bitfarms, as a foreign private issuer, is exempt from a number of rules under the Exchange Act, is permitted to file less information with the SEC than issuers that are not foreign private issuers and is permitted to follow Canadian corporate governance requirements in lieu of the listing requirements of Nasdaq, subject to certain exceptions.

As a foreign private issuer (“FPI”) under the Exchange Act and pursuant to the multijurisdictional disclosure system (the “MJDS”), Bitfarms is exempt from certain rules under the Exchange Act and Nasdaq listing requirements. Bitfarms is not required to file periodic reports and financial statements with the SEC as frequently or as promptly as companies whose securities are registered under the Exchange Act but are not FPIs, or to comply with Regulation FD, which restricts the selective disclosure of material non-public information. Furthermore, as an FPI that reports under the MJDS, Bitfarms is also permitted, and intends to continue, to follow certain Canadian corporate governance practices instead of those otherwise required under Nasdaq listing rules. Bitfarms prepares its annual report in accordance with Canadian disclosure requirements and financial statements in accordance with IFRS Accounting Standards, which differ in certain respects from U.S. GAAP and from practices prescribed by the SEC. Accordingly, there may be less publicly available information concerning Bitfarms than there is for companies whose securities are registered under the Exchange Act but are not FPIs or subject to the MJDS, and such information may not be provided as promptly as it is provided by such companies.

Accordingly, Stronghold stockholders will not have the same protections afforded to stockholders of Delaware companies that are generally required under Nasdaq corporate governance requirements. For a discussion of certain rights of Bitfarms shareholders compared to Stronghold’s stockholders, please see the section of this proxy statement/prospectus entitled “Comparison of Rights of Bitfarms Shareholders and Stronghold Stockholders.”

Certain investors who are U.S. persons may face potential adverse United States federal income tax consequences if Bitfarms or any of its subsidiaries is treated as a “controlled foreign corporation” for U.S. federal income tax purposes.

If a United States person is treated as owning (directly, indirectly, or constructively) at least 10% of the value or voting power of Bitfarms’ common shares, such person may be treated as a “United States shareholder” with respect to each “controlled foreign corporation” in Bitfarms’ company group. If Bitfarms or any of its subsidiaries is treated as a controlled foreign corporation, any such United States shareholder may be required to report annually and include in its U.S. taxable income its pro rata share of “subpart F income,” “global intangible low-taxed income,” and investments in United States property of such controlled foreign corporations, regardless of whether Bitfarms makes any distributions. An individual who is a United States shareholder with respect to a controlled foreign corporation generally would not be allowed certain tax deductions or foreign tax credits that would be allowed to a United States shareholder that is a U.S. corporation. Failure to comply with reporting obligations may subject a United States shareholder to significant monetary penalties and may toll the statute of limitations with respect to such shareholder’s U.S. federal income tax return for the year for which reporting was due. Bitfarms cannot provide any assurances that Bitfarms will assist investors in determining whether any of Bitfarms’ non-U.S. subsidiaries are treated as a controlled foreign corporation or whether any investor is treated as a United States shareholder with respect to any such controlled foreign corporation or furnish to any United States shareholders information that may be necessary to comply with the aforementioned reporting and tax paying obligations. Investors who are U.S. persons should consult their advisors regarding the potential application of these rules to an investment in Bitfarms common shares.

Investors who are U.S. persons may face potential adverse United States federal income tax consequences if Bitfarms is treated as a passive foreign investment company.

Generally, if for any taxable year 75% or more of Bitfarms’ gross income is passive income, or at least 50% of the average quarterly value of Bitfarms’ assets are held for the production of, or produce, passive income, Bitfarms would be characterized as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes. Although not free from doubt, Bitfarms does not believe it was a PFIC for 2023 and does not expect to be a PFIC for 2024; however, PFIC status is determined annually, and whether Bitfarms will be a PFIC for any future taxable year is uncertain. Moreover, Bitfarms is not committing to determine whether it is or is not a PFIC on an annual basis. If Bitfarms is characterized as a PFIC, United States holders of Bitfarms common shares may suffer adverse tax consequences, including the treatment of gains realized on the sale of Bitfarms common shares as ordinary income, rather than as capital gain, the loss of the preferential income tax rate applicable to dividends received on Bitfarms common shares by individuals who are United States holders, and the addition of interest charges to the tax on such gains and certain distributions. A United States shareholder of a PFIC generally may mitigate these adverse U.S. federal income tax consequences by making a qualified electing fund (“QEF”) election or, to a lesser extent, a mark-to-market election. However, Bitfarms does not intend to provide the information necessary for United States shareholders to make a QEF election if Bitfarms is classified as a PFIC for any year. Please read the section entitled “The Merger Proposal — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Considerations for U.S. Holders Owning and Disposing of Bitfarms Common Shares — PFIC Rules.”

Future challenges by taxing authorities to the combined companies’ transfer pricing could adversely affect the combined company.

Bitfarms undertakes cross-border transactions among the entities within Bitfarms’ company group in relation to various aspects of its business. Canadian and U.S. transfer pricing regulations, as well as regulations applicable in other countries in which Bitfarms operates, require that any international transaction involving associated enterprises be on arm’s-length terms and conditions. Bitfarms views the transactions entered into among Bitfarms and Bitfarms’ subsidiaries to be priced on arm’s length terms and conditions and to be in accordance with the relevant transfer pricing regulations. If, however, a tax authority in any jurisdiction successfully challenges Bitfarms’ position and asserts that the terms and conditions of such transactions are not on arm’s length terms and conditions, or that other income of Bitfarms’ subsidiaries should be taxed in that jurisdiction, Bitfarms may incur increased tax liability, including accrued interest and penalties, which would cause Bitfarms’ tax expense to increase, possibly materially, thereby reducing Bitfarms’ profitability and cash flows, which in turn could have a material adverse effect on Bitfarms’ future cash flows, future earnings and financial condition.

Future changes to U.S., Canadian and foreign tax laws could adversely affect the combined company.

Due to the new and evolving nature of digital assets and the absence of comprehensive legal guidance with respect to digital asset products and transactions, many significant aspects of the U.S. federal income and Canadian and foreign tax treatment of transactions involving digital assets are uncertain, and it is unclear what guidance may be issued in the future on the treatment of digital asset transactions for U.S. federal income and Canadian and foreign tax purposes. Any alteration of existing IRS, CRA and other foreign tax authority positions or additional guidance regarding digital asset products and transactions could result in adverse tax consequences for the combined company’s business and could have an adverse effect on the value of digital assets and the broader digital asset markets.

In addition, the U.S. Congress, the Canadian House of Commons, the Organization for Economic Co-operation and Development, and other government agencies in jurisdictions where Bitfarms and its affiliates do business have been focused on issues related to the taxation of multinational corporations. Specific attention has been paid to “base erosion and profit shifting,” where payments are made between affiliates from a jurisdiction with high tax rates to a jurisdiction with lower tax rates. As a result, the tax laws in the United States, Canada and other countries in which Bitfarms and its affiliates do business could change on a prospective or retroactive basis, and any such change could adversely affect the combined company.

In connection with the merger, the consolidated indebtedness of Bitfarms may increase substantially, including with respect to the satisfaction or assumption of the outstanding obligations under Stronghold’s credit agreement, and the increased level of indebtedness following the completion of the merger could adversely affect the combined company, including by decreasing its business flexibility and by impacting its ability to raise additional capital and to meet its obligations under its indebtedness.

The merger agreement provides that, to the extent requested by Bitfarms, Stronghold will, at Bitfarms’ expense, use reasonable best efforts to promptly obtain any consents or amendments as necessary to permit the consummation of the merger under Stronghold’s credit agreement (the “COC Amendment”), but the obtaining of the COC Amendment is not a closing condition to the merger. If the COC Amendment is not obtained on or prior to closing, Bitfarms will be required to satisfy all outstanding obligations under such credit agreement and certain other debt instruments of Stronghold prior to or substantially concurrently with the consummation of the merger, which could reduce funds available for capital expenditures and other activities of Bitfarms. If the COC Amendment is obtained on or prior to closing, Bitfarms may assume an estimated $50 million of outstanding net debt of Stronghold, which could have the effect of, among other things, reducing Bitfarms’ flexibility to respond to changing business and economic conditions.

In addition, any incurrence of additional indebtedness, including in connection with the satisfaction or assumption of outstanding obligations under Stronghold’s credit agreement or other indebtedness Bitfarms assumes in connection with the merger, could have important consequences for the combined company’s creditors and its shareholders. For example, it could limit the combined company’s ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes; restrict the combined company from making strategic acquisitions or cause the combined company to make non-strategic divestitures; restrict the combined company from paying dividends to its shareholders; increase the combined company’s vulnerability to general economic and industry conditions; and require a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on the combined company’s indebtedness, thereby reducing the combined company’s ability to use cash flows to fund its operations, capital expenditures and future business opportunities. Any increased levels of indebtedness following completion of the merger and corresponding increased demands on Bitfarms’ cash resources may create competitive disadvantages for Bitfarms relative to other companies with lower debt levels.

Risks Related to Stronghold’s Business

You should read and consider the risk factors specific to Stronghold’s business that will also affect the combined company after completion of the merger. These risks are described in Stronghold’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024, Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2024 and subsequent reports on Form 10-Q and Form 8-K, which are incorporated by reference into this proxy statement/prospectus, and in other documents that are incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find Additional Information” for the location of information incorporated by reference into this proxy statement/prospectus.

Risks Related to Bitfarms’ Business

You should read and consider the risk factors specific to Bitfarms’ business that will also affect the combined company after completion of the merger. These risks are described in Bitfarms’ Management’s Discussion and Analysis for the fiscal year ended December 31, 2023, dated March 6, 2024, Management’s Discussion and Analysis for the three and six months ended June 30, 2024, dated August 7, 2024 and Annual Information Form, for the fiscal year ended December 31, 2023, dated March 6, 2024, which are contained in its Annual Report on Form 40-F and are incorporated by reference into this proxy statement/prospectus, and in other documents that are incorporated by reference into this proxy statement/prospectus. These risks and uncertainties have not materially changed during the six months ended June 30, 2024, other than the risk described below, and hereby incorporated by reference. See the section entitled “Where You Can Find Additional Information” for the location of information incorporated by reference into this proxy statement/prospectus.

Bitfarms’ business could be negatively impacted by unsolicited investor interest, takeover proposals, shareholder activism or proxy contests relating to the election of directors.

On April 22, 2024, Bitfarms received an unsolicited proposal from an investor to acquire 100% of the issued and outstanding Bitfarms common shares (the “Unsolicited Proposal”). A special committee of the Bitfarms board of directors, consisting solely of independent directors (the “Bitfarms Special Committee”), considered the Unsolicited Proposal and determined it significantly undervalued Bitfarms and its growth prospects. On June 24, 2024, the Unsolicited Proposal was withdrawn; however, the investor requisitioned a special meeting of Bitfarms shareholders (the “Bitfarms Special Meeting”) for the purpose of replacing a majority of the Bitfarms board of directors with three of its nominees and initiated a hearing before the Capital Markets Tribunal of the Ontario Securities Commission. On September 3, 2024, the investor amended its requisition, instead seeking to replace two members of the board of directors with two of its nominees at the Bitfarms Special Meeting and also threatened litigation.

On September 23, 2024, Bitfarms entered into a settlement agreement (the “Settlement Agreement”) with the investor, pursuant to which, among other things, the investor agreed to withdraw its June 24, 2024 requisition and to accept customary standstill provisions through Bitfarms’ 2026 annual meeting, subject to certain exceptions, and Bitfarms agreed to make certain changes to its board of directors, including the resignation of an existing director and the appointment of a nominee of the investor to Bitfarms’ board of directors and governance and nominating and compensation committees. Bitfarms also provided the investor with certain rights (subject to certain exceptions) to purchase shares of Bitfarms, provided the investor holds 15% or more of the outstanding Bitfarms common shares.

The events surrounding the Unsolicited Proposal, Bitfarms Special Meeting, Settlement Agreement and related circumstances and Bitfarms’ responses thereto required significant time and attention by Bitfarms’ management team and board of directors and required Bitfarms to incur significant legal and advisory fees and expenses. In the future, similar actions taken by third parties, including unsolicited takeover proposals, the initiation of proxy contests and litigation by adverse parties could disrupt Bitfarms’ business, distract Bitfarms from efforts to improve its business, cause Bitfarms to incur substantial additional expenses, create perceived uncertainties as to Bitfarms’ future direction and result in significant fluctuations in the price of Bitfarms common shares, all of which could harm Bitfarms’ business and materially and adversely affect its results of operations.

Bitfarms currently qualifies as an “emerging growth company”; however, Bitfarms will cease to qualify as such as of December 31, 2024, and will be required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act.

Bitfarms is an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012, and has been able to take advantage of certain exemptions and relief from various reporting requirements that are applicable to other public companies that are not emerging growth companies. In particular, as an emerging growth company, Bitfarms has not been required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). However, Bitfarms will cease to qualify as an emerging growth company as of December 31, 2024.

Once Bitfarms no longer qualifies as an emerging growth company, the exemption from the auditor attestation report requirements under Section 404(b) of the Sarbanes-Oxley Act will no longer apply. Any testing by Bitfarms conducted in connection with Section 404(b) of the Sarbanes-Oxley Act, or the subsequent testing by Bitfarms’ independent registered public accounting firm conducted in connection with Section 404(b) of the Sarbanes-Oxley Act, may reveal deficiencies in Bitfarms’ internal control over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to Bitfarms’ financial statements or identify other areas for further attention or improvement. Any material weaknesses in internal controls could cause investors to lose confidence in Bitfarms’ reported financial information, which could have a negative effect on the trading price of Bitfarms common shares. In addition, preparation of the auditor’s attestation report and the cost of compliance with reporting requirements that Bitfarms has not previously implemented have increased, and will continue to increase, Bitfarms’ expenses and require significant management time, and investors may find Bitfarms common shares less attractive because of the additional compliance costs, which could have a negative impact on the trading price of Bitfarms common shares.

THE SPECIAL MEETING

Stronghold is providing this proxy statement/prospectus to Stronghold stockholders for the solicitation of proxies to be voted at the special meeting that Stronghold has called for the purposes described below. This proxy statement/prospectus is first being mailed to Stronghold stockholders on or about            , 2024 and provides Stronghold stockholders with the information they need to know about the merger to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place of the Special Meeting

The special meeting will be held at            , Eastern Time, on            , 2024. The special meeting will be a completely virtual meeting, which will be conducted through an audio webcast. You may attend by registering at            and following the instructions provided during registration. You may be required to enter the control number included on the proxy card you received or in the instructions that accompanied your proxy materials.

Purpose of the Special Meeting

At the special meeting, Stronghold stockholders will be asked to consider and vote on the merger proposal to approve and adopt the merger agreement, pursuant to which Merger Sub will merge with and into Stronghold, with Stronghold surviving the merger as an indirect, wholly-owned subsidiary of Bitfarms. Stronghold will transact no other business at the special meeting, except such business as may properly be brought before the special meeting or any adjournments or postponements thereof.

Recommendation of the Stronghold Board of Directors

After careful consideration, the Stronghold board of directors has unanimously (i) determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are in the best interests of Stronghold and the holders of Stronghold common stock, (ii) approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger, (iii) directed that the merger agreement be submitted to a vote at the special meeting of the holders of Stronghold common stock and (iv) resolved to recommend that holders of Stronghold common stock vote to approve the merger proposal. The Stronghold board of directors unanimously recommends that Stronghold stockholders vote “FOR” the merger proposal. For more information, see the section entitled “The Merger Proposal — Stronghold’s Reasons for the Merger; Recommendation of the Stronghold Board of Directors.”

In considering the recommendation of the Stronghold board of directors with respect to the merger proposal, you should be aware that Stronghold’s directors and executive officers have interests that are different from, or in addition to, the interests of Stronghold stockholders generally. For more information, see the section entitled “The Merger Proposal — Interests of Stronghold’s Directors and Executive Officers in the Merger.”

Record Date and Outstanding Shares of Stronghold Common Stock

Only holders of record of Stronghold common stock as of the close of business on            , 2024, the record date, will be entitled to receive notice of, and to vote at, the special meeting or at any adjournment or postponement thereof.

As of the close of business on the record date, there were            shares of Stronghold Class A common stock and            shares of Stronghold Class V common stock issued and outstanding and entitled to vote at the special meeting. Each Stronghold stockholder is entitled to one vote for each share of Stronghold common stock owned as of the record date.

A complete list of Stronghold stockholders entitled to vote at the special meeting will be available for 10 days before the special meeting at the principal executive offices of Stronghold for inspection by any Stronghold stockholder during ordinary business hours, for any purpose germane to the special meeting.

Quorum

A majority of the shares of Stronghold common stock entitled to vote must be present virtually or by proxy at the special meeting in order to constitute a quorum. If you submit a properly executed proxy card or vote by telephone or the Internet, your shares will be considered part of the quorum.

Abstentions will be deemed present at the special meeting for the purpose of determining the presence of a quorum. Stronghold common stock held in “street name” with respect to which the beneficial owner fails to give voting instructions to the bank, broker or other nominee, and Stronghold common stock with respect to which the beneficial owner otherwise fails to vote, will not be considered present at the special meeting for the purpose of determining the presence of a quorum.

If a quorum is not present or if there are not sufficient votes for the approval of the merger proposal, then Stronghold expects that the special meeting will be adjourned to solicit additional proxies. At any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as the manner in which such proxies would have been voted at the original convening of the special meeting, except for any proxies that have been validly revoked or withdrawn prior to the reconvened meeting.

Pursuant to the terms of the voting agreement, certain stockholders of Stronghold who beneficially own approximately            % of the Stronghold common stock outstanding as of the record date have agreed to vote in favor of approving and adopting the merger agreement and approving the transactions contemplated thereby, including the merger, and against any proposal that would reasonably be expected to delay the completion of the merger. For more information, see the section entitled “The Merger Proposal — The Voting Agreement.”

Required Vote to Approve the Merger Proposal

Approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding Stronghold common stock entitled to vote thereon, voting together as a single class. If you fail to submit your proxy, fail to vote your shares, or fail to instruct your broker, bank or other nominee how to vote, that failure will have the same effect as a vote “AGAINST” the merger proposal. Abstentions will have the same effect as a vote “AGAINST” the merger proposal.

Adjournment

The merger agreement provides that Stronghold is required to adjourn or postpone the special meeting to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to the holders of Stronghold common stock or if, as of the time for which the special meeting is scheduled, there are insufficient shares of Stronghold common stock represented (either virtually or by proxy) to constitute a quorum necessary to conduct business at the special meeting, subject to certain exceptions. In accordance with the Stronghold by-laws, the chairman of the special meeting or holders of shares of Stronghold common stock with a majority of the voting power entitled to vote thereat shall have the power to adjourn the special meeting, whether or not a quorum is present. If the special meeting is adjourned, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. At any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as the manner in which such proxies would have been voted at the original convening of the special meeting, except for any proxies that have been validly revoked or withdrawn prior to the reconvened meeting.

Voting by Directors and Executive Officers

As of the record date for the special meeting, the Stronghold directors and executive officers had the right to vote approximately            shares of Stronghold common stock, representing approximately            % of the shares of Stronghold common stock then outstanding and entitled to vote at the special meeting. It is expected that the Stronghold directors and executive officers who are Stronghold stockholders will vote “FOR” the merger proposal. Pursuant to the terms of the voting agreement, one of Stronghold’s directors has agreed to vote in favor of approving and adopting the merger agreement and approving the transactions contemplated thereby, including the merger, and against any proposal that would reasonably be expected to delay the completion of the merger. For more information, see the section entitled “The Merger Proposal — The Voting Agreement.” As of October 15, 2024, Bitfarms directors and executive officers did not beneficially own any shares of Stronghold common stock and therefore are not expected to have any entitlement to vote at the special meeting.

Voting by Proxy or Virtually

Voting and Submitting a Proxy for Stronghold Common Stock Held by Holders of Record

If you are a stockholder of record of Stronghold common stock as of the record date, you may vote your shares, or authorize a proxy to vote your shares, by:

(1)    Internet, by going to the website shown on your proxy card and following the instructions outlined on the secured website using certain information provided on your proxy card or voting instruction form, thereby authorizing a proxy to vote your shares.

(2)    Telephone, if you received your proxy materials by mail, you may vote by using the toll-free number shown on your proxy card, or by following the instructions on your proxy card, thereby authorizing a proxy to vote your shares.

(3)    Written Proxy, if you received your proxy materials by mail, you may submit your written proxy by completing the proxy card enclosed with those materials and signing, dating and returning your proxy card by mail in the enclosed return envelope, which requires no additional postage if mailed in the United States, thereby authorizing a proxy to vote your shares.

(4)    Attending the Special Meeting, and voting virtually if you are a stockholder of record of Stronghold common stock or if you are a beneficial owner and have a legal proxy from the stockholder of record of Stronghold common stock.

When you submit a proxy by telephone or the Internet, your proxy is recorded immediately. We encourage you to submit your proxy using these methods whenever possible. If you submit a proxy by telephone or the Internet, please do not return your proxy card by mail.

All shares of Stronghold common stock represented by each properly executed and valid proxy received by 11:59 p.m., Eastern Time, on            , 2024 will be voted in accordance with the instructions given on the proxy. If a Stronghold stockholder executes a proxy card without giving instructions, the Stronghold common stock represented by that proxy card will be voted “FOR” each of the proposals.

Voting and Submitting a Proxy for Stronghold Common Stock Held in “Street Name”

If your shares of Stronghold common stock are held in the name of a bank, broker or other nominee, you will receive separate instructions from your bank, broker or other nominee describing how to vote your shares. The availability of internet or telephonic voting will depend on the nominee’s voting process. Please check with your bank, broker or other nominee and follow the voting procedures provided by your bank, broker or other nominee on your voting instruction form.

You should instruct your bank, broker, or other nominee how to vote your shares of Stronghold common stock. Under the rules applicable to broker-dealers, your bank, broker or other nominee does not have discretionary authority to vote your shares on the merger proposal to be voted on at the special meeting. A so-called “broker non-vote” results when banks, brokers and other nominees return a valid proxy but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares. The rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered routine; however, the merger proposal to be voted on at the special meeting is considered non-routine. As a result, no broker will be permitted to vote your shares of Stronghold common stock at the special meeting without receiving instructions. Failure to instruct your broker on how to vote your shares will have the same effect as a vote “AGAINST” the merger proposal.

Revocability of Proxies and Changes to a Stronghold Stockholder’s Vote

If you are a stockholder of record, you may revoke your proxy and/or change your vote by:

•        sending a written notice (bearing a date later than the date of the proxy) stating that you revoke your proxy to Stronghold at c/o Secretary, Stronghold Digital Mining, Inc., 2124 Penn Avenue, 3rd Floor, Pittsburgh, Pennsylvania 15222;

•        submitting a valid, later-dated proxy by the Internet, telephone or mail prior to your shares being voted at the special meeting; or

•        attending the special meeting and voting by ballot virtually (your attendance at the special meeting will not, without voting, revoke any proxy that you have previously given).

If you choose to revoke your proxy by written notice or submit a later-dated proxy, you must do so by 11:59 p.m., Eastern Time, on            , 2024.

If your shares are held in “street name” by your bank, broker or other nominee and you have directed such bank, broker or other nominee to vote your shares, you may instruct such bank, broker or other nominee to change your vote and follow the directions you receive from your bank, broker or other nominee in order to change or revoke your vote.

Abstentions

If you mark your proxy or voting instructions to abstain, it will have the same effect as a vote “AGAINST” the merger proposal. If no instruction as to how to vote is given (including an instruction to abstain) in an executed, duly returned and not revoked proxy, the proxy will be voted “FOR” the merger proposal.

Tabulation of Votes

The inspector at the special meeting will, among other matters, determine the number of shares of Stronghold common stock represented at the special meeting to confirm the existence of a quorum, determine the validity of all proxies and ballots and certify the results of voting on the merger proposal.

Solicitation of Proxies; Expenses of Solicitation

Stronghold will bear all costs and expenses in connection with the solicitation of proxies from the Stronghold stockholders. In addition to the solicitation of proxies by mail, Stronghold will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Stronghold common stock and secure their voting instructions, if necessary. Stronghold will reimburse the banks, brokers and other record holders for their reasonable expenses in taking those actions. Stronghold has also made arrangements with Mackenzie to assist in soliciting proxies and in communicating with Stronghold stockholders and estimates that it will pay them a fee of approximately $12,500 plus reasonable and documented customary out-of-pocket fees and expenses for these services. Proxies may also be solicited by Stronghold’s directors, officers and other employees through the mail or by telephone, the Internet, fax or other means, but no additional compensation will be paid to these persons.

Householding

The SEC has adopted a rule concerning the delivery of annual reports and proxy statements. Unless Stronghold has received contrary instructions, it may send a single copy of this proxy statement/prospectus to any household at which two or more holders of Stronghold common stock reside. This process, known as “householding,” reduces the volume of duplicate information received at any one household, helps to reduce Stronghold’s printing and mailing expenses and benefits the environment. If a stockholder impacted by householding prefers to receive multiple sets of this proxy statement/prospectus at the same address, the stockholder should follow the instructions described below, and Stronghold will deliver promptly, upon written or oral request, one or more, as applicable, separate copies of this proxy statement/prospectus. Similarly, if an address is shared with another stockholder and both of the stockholders would like to receive only a single set of this proxy statement/prospectus, the stockholders should follow these instructions: If the shares of Stronghold common stock are registered in the name of the stockholder, the stockholder should notify Stronghold of its request in writing, c/o Secretary, at Stronghold Digital Mining, Inc., 2124 Penn Avenue, 3rd Floor, Pittsburgh, Pennsylvania 15222, or by telephone at 845-579-5992. A number of brokerage firms have instituted householding. If a broker holds the shares of Stronghold common stock, the stockholder should contact such broker directly. A broker will have its own procedures for stockholders who wish to receive individual copies of this proxy statement/prospectus.

Other Information

As of the date of this proxy statement/prospectus, the Stronghold board of directors knows of no other matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the special meeting, or any adjournments of the special meeting, that are set forth in the notice for such special meeting in accordance with the Stronghold by-laws and are proposed and are properly voted upon, the enclosed proxies will give the individuals that Stronghold stockholders name as proxies discretionary authority to vote the shares represented by these proxies as to any of these matters.

The matters to be considered at the special meeting are of great importance to Stronghold stockholders. Accordingly, you are urged to read and carefully consider the information contained in or incorporated by reference into this proxy statement/prospectus and submit your proxy by telephone or the Internet or complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope. If you submit your proxy by telephone or the Internet, you do not need to return the enclosed proxy card.

Assistance

If you need assistance in completing your proxy card, have questions regarding the special meeting, or would like additional copies, without charge, of this proxy statement/prospectus, please contact Stronghold’s proxy solicitor, Mackenzie, at:

Mackenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, New York 10018

Call Toll-Free: (800) 322-2885

E-mail: proxy@mackenziepartners.com

THE MERGER PROPOSAL

This section of this proxy statement/prospectus describes the various aspects of the merger and related matters. This section may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus, including the full text of the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A-1 (the initial merger agreement) and Annex A-2 (amendment no. 1), for a more complete understanding of the merger. In addition, important business and financial information about each of Stronghold and Bitfarms is included in or incorporated by reference into this proxy statement/prospectus. For a listing of the documents incorporated by reference into this proxy statement/prospectus, see the section entitled “Where You Can Find Additional Information.”

Transaction Structure

The merger agreement provides that, subject to the terms and conditions of the merger agreement, at the effective time, Merger Sub, an indirect, wholly-owned subsidiary of Bitfarms, will merge with and into Stronghold. As a result, Stronghold will survive the merger as an indirect, wholly-owned subsidiary of Bitfarms. In addition, the merger agreement provides that, immediately prior to and conditioned on the effective time, Stronghold shall effect the conversion and the exchanges. The terms and conditions of the merger are contained in the merger agreement, which is described in this proxy statement/prospectus and attached to this proxy statement/prospectus as Annex A-1 (the initial merger agreement) and Annex A-2 (amendment no. 1). You are encouraged to read the merger agreement carefully, as it is the legal document that governs the merger. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the merger are qualified by reference to the merger agreement.

Merger Consideration

Under the terms of the merger agreement, if the merger is completed, each share of Stronghold Class A common stock issued and outstanding immediately prior to the effective time after giving effect to the exchanges and the conversion, will be automatically converted into the merger consideration.

Based on the number of shares of Stronghold Class A common stock outstanding as of             , 2024, as adjusted to give effect to the exchanges and the conversion, Bitfarms will issue approximately              Bitfarms common shares to Stronghold stockholders at the effective time pursuant to the merger agreement. The actual number of Bitfarms common shares to be issued pursuant to the merger agreement will be determined at the effective time based on the exchange ratio, the number of shares of Stronghold Class A common stock outstanding at such time and the number of Stronghold stock options, other equity-based awards and warrants. Based on the number of shares of Stronghold Class A common stock outstanding as of            , 2024, as adjusted to give effect to the exchanges and the conversion, and the number of Bitfarms common shares outstanding as of             , 2024, immediately after completion of the merger, former Stronghold stockholders would own approximately             % of the then outstanding Bitfarms common shares.

Based on the closing price of Bitfarms common shares on Nasdaq on August 20, 2024, the last full trading day before the announcement of the merger agreement, the per share value of Stronghold Class A common stock implied by the merger consideration was $5.95. Based on the closing price of Bitfarms common shares on Nasdaq on             , 2024, the most recent practicable date prior to the date of this proxy statement/prospectus, the per share value of Stronghold Class A common stock implied by the merger consideration was $            . The implied value of the merger consideration will fluctuate, however, as the market price of Bitfarms common shares fluctuates, because the merger consideration that is payable per share of Stronghold Class A common stock is a fixed number of Bitfarms common shares. As a result, the value of the merger consideration that Stronghold stockholders will receive upon the completion of the merger could be greater than, less than or the same as the value of the merger consideration on the date of this proxy statement/prospectus or at the time of the special meeting. Accordingly, you are encouraged to obtain current stock price quotations for Stronghold Class A common stock and Bitfarms common shares before deciding how to vote with respect to the approval of the merger agreement. Stronghold Class A common stock trades on Nasdaq under the ticker symbol “SDIG” and Bitfarms common shares trade on Nasdaq and the TSX under the ticker symbol “BITF.” The price of Bitfarms common shares on Nasdaq is reported in U.S. dollars, while the price of Bitfarms common shares on the TSX is reported in Canadian dollars.

Background of the Merger

The Stronghold board of directors, together with Stronghold senior management, regularly reviews and assesses Stronghold’s performance, strategy, financial position, opportunities and risks in light of current business and economic conditions and developments in the cryptocurrency and power industries, in each case across a range of scenarios and potential future developments. Set forth below is a detailed summary of the key events, meetings and decisions that led the Stronghold board of directors to approve the execution of the merger agreement on August 20, 2024, as amended by amendment no. 1 on September 12, 2024. The following summary does not purport to catalogue every conversation among representatives of Stronghold, Bitfarms and other parties.

In the summer of 2021, Stronghold discussed a potential merger and acquisition (“M&A”) transaction with several parties, including Bitfarms. However, discussions between Stronghold and potential M&A counterparties, including Bitfarms, ultimately ceased in the summer of 2021, when Stronghold decided to proceed with an initial public offering instead of an M&A transaction.

On October 20, 2021, Stronghold completed its initial public offering of Stronghold Class A common stock (the “IPO”). In the years following the IPO, the cryptocurrency industry experienced significant setbacks, including in connection with the bankruptcies of FTX Trading Ltd., Three Arrows Capital, Voyager Digital and Celsius Network, among others. Stronghold, in particular, also experienced financial and operational difficulties during this period, and as a result, the price of the Stronghold Class A common stock declined significantly over the course of 2022 and 2023.

On February 17, 2022, at a meeting of the Bitfarms board of directors, the Bitfarms board of directors considered Stronghold as a potential candidate for a strategic merger and directed Bitfarms’ management to initiate preliminary due diligence on Stronghold, and on April 6, 2022, representatives of Stronghold and Bitfarms met to re-engage and discuss a potential business combination, resulting in the execution of a mutual non-disclosure agreement between Stronghold and Bitfarms in June 2022, which did not include a standstill or “don’t ask, don’t waive” provision.

Representatives of Stronghold and Bitfarms met again in June 2022 to further discuss the merits of a potential business combination. Also in June 2022, Stronghold executed a mutual non-disclosure agreement with Party A, a publicly traded Bitcoin mining company, which did not include a standstill or “don’t ask, don’t waive” provision, to discuss a potential combination transaction. Shortly thereafter, however, Stronghold decided to focus on amending its existing debt agreements and put discussions with Bitfarms and Party A on hold.

In September 2022, Stronghold was contacted by an investment bank regarding the sell-side process of Party B, a privately held digital assets mining company. Over the next several months, Stronghold and Party B engaged in discussions regarding an acquisition of Party B by Stronghold before discussions paused for a brief period.

In November 2022, Stronghold contacted Party C, a publicly traded Bitcoin mining company, about a potential partnership. Stronghold and Party C entered into a non-disclosure agreement on November 18, 2022, which did not include a standstill or a “don’t ask, don’t waive” provision. In December 2022, both parties agreed to discuss a potential business combination at a later date.

In February 2023, Stronghold and Party B re-engaged to discuss a purchase of Party B’s miners in exchange for Stronghold equity. Stronghold and Party B entered into a non-disclosure agreement on March 17, 2023, which did not include a standstill or a “don’t ask, don’t waive” provision. However, later in March 2023, the parties could not agree to terms and discussions ended.

Also in March 2023, Stronghold sent a non-binding letter of intent for a business combination with Party C and conducted site visits at Party C’s locations. However, Stronghold ended discussions with Party C after a preliminary due diligence period.

In May 2023, Stronghold met with the management of Party A to discuss potential partnership opportunities, including, among others, a merger. However, Stronghold and Party A agreed to pause discussions while Party A pursued a different strategic transaction.

In October 2023, the Stronghold and Party A management teams re-engaged and agreed to discuss a potential business combination in early 2024.

Over the course of 2023, the Stronghold and Bitfarms management teams remained in touch and had several discussions regarding the state of the industry and other matters, including exploring a potential combination of the two companies in the future. In December 2023, the Stronghold and Bitfarms management teams agreed to set up a formal discussion in January 2024 to explore a business combination.

In early January 2024, in light of upcoming discussions with Bitfarms and Party A, and anticipating that the Stronghold board of directors may determine to launch a broad strategic review process in early 2024, Stronghold management began preparing for a potential strategic review process, including interviewing potential financial advisors to assist with such a process.

On January 8, 2024, Stronghold and Bitfarms entered into a new mutual non-disclosure agreement, which was based on the same form as the non-disclosure agreement executed by Stronghold and Bitfarms in June 2022. Following execution of the non-disclosure agreement, Stronghold and Bitfarms exchanged diligence information and held an initial call between the management teams on January 11, 2024.

On January 11, 2024, the Stronghold and Party A management teams held a meeting to discuss a potential business combination. Over the next several weeks, Stronghold and Party A periodically discussed preliminary information and explored high-level details of a potential transaction.

On January 23, 2024, certain members of the Stronghold and Bitfarms management teams met at the Scrubgrass Plant and the Panther Creek Plant for site visits.

On January 24, 2024, the Stronghold board of directors held a special meeting attended by representatives of Stronghold management. During the meeting, the Stronghold board of directors formally initiated a strategic review process. In addition, following a review of information regarding potential financial advisors for the process, the Stronghold board of directors approved the engagement of Cohen & Co. Capital Markets as Stronghold’s financial advisor, which Stronghold later documented through an engagement letter executed with Cohen & Co. Capital Markets on January 30, 2024.

On January 30, 2024, Stronghold management held an in-person meeting with the Bitfarms board of directors and Bitfarms management team at the New York City office of Cohen & Co. Capital Markets to present information on Stronghold’s business.

Over the course of the spring and summer 2024, Cohen & Co. Capital Markets, on behalf of Stronghold, contacted a total of 163 counterparties (including Bitfarms and Parties A through M) to gauge interest in a potential transaction, including public and private companies, Bitcoin miners, various types of data center operators and developers, power companies and credit providers. During this time, Stronghold executed confidentiality agreements with, and granted data room access to, 40 parties. The majority of the confidentiality agreements included a standstill and “don’t ask, don’t waive” provision, but each such agreement included a carve out to such provisions for the submission of private proposals or requests to the Stronghold board of directors. In addition, Stronghold management held meetings with 22 of such parties during this period.

On February 9, 2024, a representative of Bitfarms contacted Cohen & Co. Capital Markets and stated that Bitfarms expected to submit a non-binding proposal to acquire Stronghold in late February.

Also on February 9, 2024, Cohen & Co. Capital Markets held a call with representatives from Party D, a privately held Bitcoin mining company, to discuss a potential transaction. Two days later, on February 11, 2024, Stronghold executed a non-disclosure agreement with Party D, which included a standstill and “don’t ask, don’t waive” provision with a carve out for the submission of private proposals or requests to the Stronghold board of directors.

On February 12, 2024, Cohen & Co. Capital Markets held a call with representatives from Party E, a privately held Bitcoin mining company, to discuss a potential transaction. The next day, on February 13, 2024, Stronghold executed a non-disclosure agreement with Party E, which included a standstill and “don’t ask, don’t waive” provision with a carve out for the submission of private proposals or requests to the Stronghold board of directors. Over the next few weeks, Cohen & Co. Capital Markets shared certain diligence information with Party E.

Also on February 12, 2024, Gregory Beard, the Chief Executive Officer of Stronghold, called the chief executive officer of Party F, a privately held Bitcoin financial services company, to discuss a potential business combination. Over the next few days, Cohen & Co. Capital Markets contacted representatives of Party F and shared information regarding Stronghold and a potential transaction.

On February 14, 2024, Mr. Beard met with representatives from Party D. Over the next few weeks, Cohen & Co. Capital Markets discussed a potential transaction with Party D and shared certain diligence information.

On February 15, 2024, the Stronghold board of directors held a special meeting, attended by Stronghold management and representatives of Cohen & Co. Capital Markets and Vinson & Elkins L.L.P. (“V&E”), Stronghold’s primary outside legal counsel. During the meeting, representatives of Cohen & Co. Capital Markets reviewed a process summary and illustrative timeline, in addition to certain financial and operating metrics of Stronghold compared to peer companies. Stronghold management and Cohen & Co. Capital Markets also provided the Stronghold board of directors with an update on discussions held with potential counterparties to date. In addition, representatives of V&E reviewed with the Stronghold board of directors a summary of directors’ fiduciary duties in considering strategic alternatives.

On February 15, 2024, Stronghold executed a non-disclosure agreement with Party G, a publicly traded Bitcoin mining company, which included a standstill and “don’t ask, don’t waive” provision with a carve out for the submission of private proposals or requests to the Stronghold board of directors.

On February 16, 2024, Stronghold executed an engagement letter with V&E to serve as Stronghold’s primary legal advisor for the strategic review process.

On February 20, 2024, Stronghold executed a non-disclosure agreement with Party F, which included a standstill and “don’t ask, don’t waive” provision with a carve out for the submission of private proposals or requests to the Stronghold board of directors.

On February 21, 2024, a representative of Bitfarms notified Cohen & Co. Capital Markets that Bitfarms had decided to pass on the opportunity and would no longer be submitting a bid to acquire Stronghold. Despite formal merger discussions being put on hold, Cohen & Co. Capital Markets and members of the Bitfarms management team continued to discuss a potential transaction, including feedback from Bitfarms’ board of directors.

On February 27, 2024, Cohen & Co. Capital Markets held a call with representatives from Party A to discuss the process and to share preliminary information.

On February 29, 2024, Stronghold executed a non-disclosure agreement with Party H, a publicly traded Bitcoin mining company, which did not include a standstill provision.

Also on February 29, 2024, Stronghold executed a non-disclosure agreement with Party A, superseding the non-disclosure agreement between Stronghold and Party A from June 2022, and which included a standstill and “don’t ask, don’t waive” provision with a carve out for the submission of private proposals or requests to the Stronghold board of directors. After this date, Party A was provided additional diligence information; however, discussions ultimately ceased due to challenges facing Party A’s business.

On March 5, 2024, the Stronghold board of directors held a regular meeting, attended by representatives of Stronghold management. During the meeting, the Stronghold board of directors received an update from Stronghold’s management team on the strategic review process.

Also on March 5, Party E communicated to Cohen & Co. Capital Markets that its board of directors may not be open to moving forward with a transaction at that time, but that it would be willing to discuss a possible transaction further.

In early March 2024, several parties indicated an interest in making a proposal to acquire only Stronghold’s Bitcoin mining assets. Stronghold management and Cohen & Co. Capital Markets began engaging with such parties on a potential asset transaction.

On March 7, 2024, representatives from Stronghold and Cohen & Co. Capital Markets met with Party H to discuss a potential transaction. Over the next several weeks, the parties shared diligence information and explored the details of a potential transaction.

On March 11, 2024, Stronghold executed a non-disclosure agreement with Party I, a publicly traded Bitcoin mining company, which included a standstill and “don’t ask, don’t waive” provision with a carve out for the submission of private proposals or requests to the Stronghold board of directors.

On March 12, 2024, Cohen & Co. Capital Markets discussed a potential business combination with representatives from Party E. Party E informed Cohen & Co. Capital Markets that it was continuing to evaluate the transaction and that it would schedule a call to discuss with Cohen & Co. Capital Markets the following week.

Also on March 12, 2024, the chief executive officer of Party F contacted Cohen & Co. Capital Markets to inquire about the status of Stronghold’s strategic review. Cohen & Co. Capital Markets scheduled a call to discuss further with that executive.

On March 15, 2024, Stronghold executed a non-disclosure agreement with Party J, a publicly traded Bitcoin mining company, which included a standstill and “don’t ask, don’t waive” provision with a carve out for the submission of private proposals or requests to the Stronghold board of directors.

On March 21, 2024, Stronghold executed a non-disclosure agreement with Party K, a privately held Bitcoin mining company, which included a standstill and “don’t ask, don’t waive” provision with a carve out for the submission of private proposals or requests to the Stronghold board of directors. That same day, members of Stronghold management met with representatives from Party I to discuss a potential transaction.

Also on March 21, 2024, Party E informed Cohen & Co. Capital Markets that it was not interested in exploring a transaction with any company at this time, including Stronghold.

On March 26, 2024, members of Stronghold management held a call with representatives from Party D.

On March 27, 2024, representatives from Cohen & Co. Capital Markets had dinner with a representative from Party L, a publicly traded bitcoin mining company. At this meeting, representatives from Cohen & Co. Capital Markets provided information regarding Stronghold and shared a draft non-disclosure agreement. Two days later, on March 29, 2024, Stronghold and Party L executed the non-disclosure agreement, which included a standstill and “don’t ask, don’t waive” provision with a carve out for the submission of private proposals or requests to the Stronghold board of directors. Over the coming weeks, Cohen & Co. Capital Markets and Stronghold provided Party L with certain diligence information.

On April 1, 2024, representatives from Stronghold and Party H held a call. During this call, Party H expressed its interest in purchasing only Stronghold’s Bitcoin mining assets.

On April 5, 2024, Party D declined to pursue a potential transaction with Stronghold. Although Party D later asked for additional information to evaluate a transaction further, discussions did not progress.

On April 12, 2024, Stronghold received a non-binding indication of interest from Party G to acquire Stronghold’s Bitcoin mining assets at a purchase price of $90 million, with consideration to be paid in the form of Party G stock (the “April 12 Proposal”).

On April 15, 2024, Cohen & Co. Capital Markets contacted Party H and provided additional information relating to Stronghold. Party H reaffirmed that it was only interested in an acquisition of Stronghold’s Bitcoin mining assets.

Also on April 15, 2024, members of Bitfarms management contacted Cohen & Co. Capital Markets to re-engage with members of Stronghold management. That same day, Cohen & Co. Capital Markets initiated email communication connecting the members of Bitfarms management with members of Stronghold management, and the parties agreed to meet on April 23, 2024 to discuss a potential transaction between the two companies.

On April 16, 2024, the Bitfarms board of directors formed the Bitfarms Special Committee to consider unsolicited proposals from third parties with respect to an acquisition, merger or other transaction related to the business activities of Bitfarms or certain of its assets and acquisitions of other companies. The Bitfarms Special Committee engaged its own independent advisors, including, among others, Moelis & Company LLC (“Moelis”) as its independent financial advisor and McMillan LLP (“McMillan”) and Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) as its independent legal advisors.

On April 18, 2024, Mr. Beard met separately with a member of Party H’s management team and with members of Party L’s management team.

On April 22, 2024, Riot Platforms, Inc. (“Riot”) submitted a non-binding proposal to the Bitfarms board of directors offering to acquire 100% of the Bitfarms common shares at a price of $2.30 per Bitfarms common share for consideration consisting of a combination of cash and Riot common stock (the “April 22 Riot Proposal”).

On April 23, 2024, members of Stronghold management and members of Bitfarms management met in Miami, Florida to discuss a transaction whereby Bitfarms would acquire certain assets of Stronghold.

On April 24, 2024, Stronghold management held a meeting with management of Party G to discuss the April 12 Proposal. During the meeting, Stronghold management conveyed its view that the April 12 Proposal undervalued Stronghold’s Bitcoin mining assets and encouraged Party G to increase its valuation.

On April 25, 2024, members of Stronghold management and members of Bitfarms management met again to discuss a potential business combination, and identified further business synergies which would increase the operational value of a potential transaction.

On May 1, 2024, the Stronghold board of directors held a regularly scheduled meeting, attended by representatives of Stronghold management. During this meeting, representatives of Stronghold management gave the Stronghold board of directors an update on the strategic review process. The Stronghold board of directors and Stronghold management discussed a potential sale of only Stronghold’s Bitcoin mining assets, including the April 12 Proposal from Party G, determining that such transaction should continue to be explored but noting that it would carry significant execution risk and leave Stronghold with only the Scrubgrass Plant and the Panther Creek Plant after closing. The Stronghold board of directors also discussed the pros and cons of publicly announcing that the Stronghold board of directors was reviewing strategic alternatives, with management relaying guidance it had received from Cohen & Co. Capital Markets and V&E prior to the meeting. Ultimately, the Stronghold board of directors concluded that a public announcement of a strategic review process would result in more interest in a potential transaction from potential buyers and instructed management to make such an announcement in Stronghold’s first quarter earnings press release to be issued the following day.

On May 2, 2024, Stronghold announced its first quarter 2024 operating and financial results. In the earnings release, Stronghold announced that the Stronghold board of directors had initiated a formal strategic review process, which involved considering a wide range of alternatives to maximize shareholder value, including, but not limited to, the sale of all or part of Stronghold, or another strategic transaction involving the sale of some, or all of, the assets of Stronghold.

On May 10, 2024, Stronghold received an email from Party K including an illustrative framework for a business combination between Stronghold and Party K, which implied an enterprise value for Stronghold of $138 million. Following the submission of this framework, Stronghold and Party K further analyzed the details of a potential transaction, with discussions ultimately ceasing due to the low likelihood of execution and uncertainty around structure and the type of consideration.

On May 14, 2024, Stronghold received a revised non-binding proposal from Party G to acquire Stronghold’s Bitcoin mining assets at a purchase price of $100 million, with consideration to be a combination of cash and stock of Party G. In the weeks following this proposal, Cohen & Co. Capital Markets and the financial advisor for Party G discussed the proposal and exchanged valuation information in an attempt to get Party G to further increase the valuation in its proposal.

Also on May 14, 2024, a representative of Bitfarms notified Stronghold management that Bitfarms was interested in re-engaging with Stronghold on a potential transaction, including a potential acquisition of Stronghold’s Bitcoin mining assets.

Also on May 14, 2024, representatives from Cohen & Co. Capital Markets and Party I discussed and exchanged information regarding a potential transaction with Stronghold. Two days later, on May 16, 2024, representatives from Party I contacted Cohen & Co. Capital Markets to schedule further discussions.

On May 16, 2024, Cohen & Co. Capital Markets spoke to a member of Party H’s management team regarding a potential transaction between the two companies. A few days later, Party H proposed a transaction structure by which Party H would acquire the mining assets of Stronghold, and Stronghold would acquire Party H’s power plants. Discussions ceased following this proposal.

On May 21, 2024, the Stronghold board of directors held a special meeting, attended by representatives of Stronghold management and Cohen & Co. Capital Markets. During this meeting, representatives of Cohen & Co. Capital Markets reviewed the terms of the non-binding proposals received to date. Given the valuations and preliminary nature of each of the non-binding proposals, the Stronghold board of directors instructed Cohen & Co. Capital Markets to continue seeking offers for Stronghold as a whole and/or only Stronghold’s Bitcoin mining assets.

On May 22, 2024, Cohen & Co. Capital Markets sent a bid letter and financial information to Party I. The next day, Cohen & Co. Capital Markets spoke to a representative of Party I via telephone, and Party I conveyed that it would not be pursuing a potential acquisition of Stronghold further.

Also on May 22, 2024, Cohen & Co. Capital Markets sent a letter to Bitfarms requesting a preliminary, non-binding proposal for an acquisition of or strategic combination with Stronghold, following which Stronghold and Bitfarms continued to engage in negotiations regarding a potential business combination.

On May 23, 2024, Party G notified Cohen & Co. Capital Markets that it was not in a position to increase its proposal and would be dropping out of the bid process.

On May 28, 2024, Stronghold executed a non-disclosure agreement with Party M, a publicly traded Bitcoin mining company, which did not include a standstill provision.

On May 29, 2024, Bitfarms announced that after careful consideration of the April 22 Riot Proposal, the Bitfarms Special Committee determined that the proposal significantly undervalued Bitfarms and its growth prospects. Bitfarms also announced that the Bitfarms Special Committee was conducting a thorough strategic alternatives review process to ensure it achieved maximum shareholder value, which alternatives could include, among others, continuing to execute on Bitfarms’ business plan, a strategic business combination or other strategic transaction, or a sale of Bitfarms.

On June 1, 2024, Stronghold received a non-binding letter of intent from Bitfarms to acquire Stronghold’s Bitcoin mining assets for a purchase price of $120 million, consisting of $75 million in Bitfarms stock and $45 million assumption of Stronghold debt. Over the next several weeks, Stronghold management and Cohen & Co. Capital Markets had a number of discussions with Bitfarms and Moelis, and in connection with such discussions provided Bitfarms with information to support significant value creation to Bitfarms at higher purchase prices, including opportunities to upgrade Stronghold’s current fleet of mining equipment, expansion opportunities available via access to power from the grid, new demand response opportunities, and information regarding the value of Stronghold’s current equipment inventory.

On June 6, 2024, Party L informed Cohen & Co. Capital Markets that it declined to pursue a transaction further with Stronghold.

On June 7, 2024, Stronghold received a non-binding proposal from Party M for a portion of Stronghold’s assets at a purchase price range of $69 to $86 million in cash. Separately, a representative of Party M orally indicated to Cohen & Co. Capital Markets that Party M may be able to increase its offer to a purchase price of $125 million for Stronghold’s Bitcoin mining assets.

On June 10, 2024, Stronghold received an updated non-binding letter of intent from Bitfarms to acquire Stronghold’s Bitcoin mining assets at a purchase price of $140 million, consisting of $95 million in Bitfarms common shares and $45 million of assumption of Stronghold debt.

Also on June 10, 2024, Stronghold received a non-binding proposal from Party J to acquire Stronghold’s Bitcoin mining assets at an enterprise value of $100 million, consisting of an unspecified mix of cash and stock of Party J.

During May and June 2024, Stronghold received preliminary financing term sheets from three parties; however, none advanced past the term sheet stage due to the unfavorable terms and significant execution and timing risks associated with each proposal.

On June 14, 2024, Party J spoke to Cohen & Co. Capital Markets and made an oral offer for Stronghold’s Bitcoin mining assets at a purchase price of $110 million, with consideration in the form of cash, stock or a mix of both to be determined.

On June 18, 2024, representatives of Party M conducted site visits to the Scrubgrass Plant and the Panther Creek Plant.

On June 18, 2024, Stronghold received an updated non-binding letter of intent from Bitfarms to acquire substantially all of Stronghold’s Bitcoin mining assets at a purchase price of $150 million, consisting of $100 million in Bitfarms common shares and $50 million for the assumption of Stronghold’s debt. The $100 million of stock consideration was subject to a reduction of $0 to $10 million, depending on the total aggregate power proven to be available at the Scrubgrass Plant and the Panther Creek Plant as of the closing of such proposed transaction. The non-binding letter of intent also included a 60-business day exclusivity period during which Stronghold was prohibited from entering into any agreement, letter of intent or similar arrangement with respect to Stronghold’s Bitcoin mining assets with other parties, and expressly provided that the exclusivity period would not apply to Stronghold’s power plant assets.

In the days leading up to the meeting of the Stronghold board of directors on June 24, 2024, Cohen & Co. Capital Markets contacted each remaining interested party in an attempt to get each party to submit new proposals at higher, more competitive valuations. Ultimately, none of the remaining interested parties increased their proposals.

On June 24, 2024, the Stronghold board of directors held a special meeting, attended by representatives of Stronghold management, Cohen & Co. Capital Markets and V&E. During this meeting, the Stronghold board of directors reviewed information with respect to bids received during the process. Following a review and discussion of such information, the Stronghold board of directors determined that the Bitfarms bid was the best transaction for Stronghold to pursue and authorized the execution of the non-binding letter of intent with Bitfarms.

On June 25, 2024, Stronghold and Bitfarms executed the non-binding letter of intent, which contained substantially the same terms as the non-binding letter of intent submitted by Bitfarms on June 18, 2024, except that the exclusivity period was shortened to 45 business days (the “June 25 Bitfarms LOI”). Following execution of the June 25 Bitfarms LOI, Stronghold and its representatives ceased discussions with the other interested parties and engaged in exclusive discussions with Bitfarms.

On July 3, 2024, V&E sent Skadden an initial draft purchase agreement for the purchase of Stronghold’s Bitcoin mining assets by Bitfarms.

Over the next several weeks, Stronghold and Bitfarms exchanged diligence information and engaged in further discussions regarding a transaction, including the possibility of Bitfarms acquiring all of Stronghold (a “WholeCo Acquisition”). The parties also discussed how much value should be attributed to Stronghold’s plants and associated real estate in a WholeCo Acquisition if it were pursued. During this time, Bitfarms representatives and consultants also visited the Scrubgrass Plant and the Panther Creek Plant.

On July 24, 2024, Mr. Beard met with a member of Party H’s management team regarding the potential sale of the Scrubgrass Plant and the Panther Creek Plant to Party H.

Also on July 24, 2024, Benjamin Gagnon, the Chief Executive Officer of Bitfarms, called Mr. Beard, stating that Bitfarms desired to proceed with a WholeCo Acquisition at an enterprise value of $175 million, with the increase in consideration from the June 25 Bitfarms LOI due to Bitfarms also acquiring the Scrubgrass Plant and the Panther Creek Plant, transmission lines, substations and associated real estate in a WholeCo Acquisition.

Over the next week, Stronghold, Bitfarms and their respective advisors engaged in a series of discussions regarding an all-stock, WholeCo Acquisition, including, among others, the structure of such a transaction, the treatment of Stronghold’s debt and the treatment of the TRA in such a transaction. In addition, V&E began preparing a draft merger agreement providing for a WholeCo Acquisition.

On July 25, 2024, Stronghold engaged Blake, Cassels & Graydon LLP to serve as Stronghold’s Canadian counsel in connection with the potential Bitfarms transaction.

On July 29, 2024, the Stronghold board of directors held a special meeting, attended by Stronghold management and representatives of Cohen & Co. Capital Markets and V&E. During the meeting, Stronghold management provided the Stronghold board of directors with an update regarding the potential transaction with Bitfarms. The Stronghold board of directors and meeting participants also discussed the Bitfarms transaction compared to other potential alternatives, including remaining a standalone company. Also at the meeting, representatives of Cohen & Co. Capital Markets reviewed with the Stronghold board of directors certain preliminary financial information, including with respect to trading metrics and comparable transactions. In addition, the Stronghold board of directors reviewed and discussed projections prepared by Stronghold management in connection with the transaction. Further, a representative of V&E reviewed with the Stronghold board of directors a summary of directors’ fiduciary duties in considering the Bitfarms transaction. A representative of V&E also reviewed with the Stronghold board of directors a summary of the initial draft merger agreement prepared by V&E and Stronghold management, which the Stronghold board of directors instructed V&E to send to Skadden following the meeting.

Following the Stronghold board of directors meeting on July 29, 2024, V&E sent an initial draft merger agreement to Skadden. The draft merger agreement provided for, among other things, (1) a fixed exchange ratio, (2) a reverse termination fee of $25 million payable by Bitfarms in the event Bitfarms failed to close when required under the agreement, which fee would be in addition to any other damages suffered by Stronghold in the event of Bitfarms’ fraud or willful breach of the agreement (the “Bitfarms reverse termination fee”), (3) a right of Stronghold to terminate the agreement in order to enter into a definitive agreement with respect to a superior proposal, if applicable (the “superior proposal termination right”), (4) a termination fee of $3.75 million, in the event the agreement is terminated due to a change of recommendation or due to Stronghold exercising the superior proposal termination right (the “Stronghold termination fee”) and (5) customary closing conditions, including with respect to the accuracy of each parties’ representations and warranties (subject to certain materiality qualifiers) and the performance in all material respects of each parties’ obligations required to be performed at or prior to the closing.

Over the next several weeks, Stronghold and Bitfarms continued to exchange diligence information, including financial projections prepared by each party. The parties and their advisors also held mutual diligence calls as each party continued to evaluate the potential transaction.

From July 30, 2024 to August 1, 2024, members of Stronghold management met members of Bitfarms management for site visits to Bitfarms’ Latin American facilities in Río Cuarto, Argentina and Paso Pe, Villarrica and Yguazú, Paraguay.

On August 1, 2024, members of Stronghold management also met members of Bitfarms management for site visits to Bitfarms’ Québec, Canada facilities in Sherbrooke, Cowansville and Farnham.

Also on August 1, 2024, Mr. Beard, on behalf of Q Power, and William Spence, in his personal capacity, the holders under the TRA, notified Stronghold that, in order to help facilitate the transaction, they intended to agree to terminate the TRA at the closing of the Bitfarms transaction and to waive their right to an early termination payment under the TRA, which an advisor to Stronghold had estimated would equal approximately $15 million in the aggregate. Following Messrs. Beard and Spence notifying Stronghold of this intent, V&E began drafting a “TRA Waiver and Termination Agreement” to memorialize the termination of the TRA and waiver of the early termination payment, which in each case would be conditioned upon the closing of the Bitfarms transaction.

On August 2, 2024, Skadden sent a revised merger agreement to V&E. The revised merger agreement, among other things, (1) accepted the fixed exchange ratio concept, (2) reduced the amount of the Bitfarms reverse termination fee to $10 million and provided that such termination fee would be Stronghold’s sole and exclusive monetary remedy in the event of Bitfarms’ failure to close when required under the agreement, (3) accepted the superior proposal termination right, (4) increased the Stronghold termination fee to $5 million and (5) added certain closing conditions, including the mining facility conditions.

Also on August 2, 2024, representatives of each of V&E, Skadden, Stronghold and Bitfarms met via videoconference to discuss due diligence matters of Bitfarms in connection with the transaction, as part of Stronghold’s reverse due diligence process.

On August 6, 2024, the Stronghold board of directors held a special meeting, attended by Stronghold management and representatives of Cohen & Co. Capital Markets and V&E. During the meeting, Stronghold management provided the Stronghold board of directors with an update on the potential Bitfarms transaction. In addition, representatives of Cohen & Co. Capital Markets reviewed financial analysis regarding the potential Bitfarms transaction. Further, representatives of V&E reviewed with the Stronghold board of directors the open points in the merger agreement. The Stronghold board of directors discussed how to respond to Bitfarms on the open points and instructed V&E to send a revised merger agreement to Skadden following the meeting.

Following the Stronghold board of directors meeting on August 6, 2024, V&E sent a revised merger agreement to Skadden. The revised merger agreement, among other things, (1) increased the amount of the Bitfarms reverse termination fee to $15 million and provided that such termination fee would not be Stronghold’s sole and exclusive monetary remedy in the event of Bitfarms’ failure to close when required under the agreement, (2) accepted the Stronghold termination fee of $5 million, which the Stronghold board of directors deemed appropriate after reviewing precedent transactions and in light of the thorough sale process conducted by Stronghold management and Cohen & Co. Capital Markets and (3) removed the mining facility conditions.

Later on August 6, 2024, Stronghold and Bitfarms held a call to discuss the open points in the merger agreement, including the methodology for calculating the exchange ratio, which call was attended by representatives from each of Skadden, V&E, Moelis and Cohen & Co. Capital Markets.

Also on August 6, 2024, as well as the following day, on August 7, 2024, representatives of each of V&E, Skadden, Stronghold and Bitfarms met via videoconference to discuss due diligence matters of Stronghold in connection with the transaction, as part of Bitfarms’ due diligence process.

Over the next several weeks, Stronghold and Bitfarms, through their respective legal advisors, exchanged drafts of the disclosure schedules to the merger agreement, the voting agreement and the TRA Waiver and Termination Agreement. Also, during this time, Stronghold executed confidentiality agreements with the holders of Stronghold Series C preferred stock and sought the holders’ approval to have their shares of Stronghold Series C preferred stock convert to shares of Stronghold Class A common stock immediately prior to the closing of the merger pursuant to a conversion agreement.

On August 8, 2024, Bitfarms reported its second quarter 2024 earnings.

On August 10, 2024, Skadden sent V&E a revised merger agreement. The revised merger agreement, among other things, (1) reduced the amount of the Bitfarms reverse termination fee to $10 million and provided that such termination fee would be Stronghold’s sole and exclusive monetary remedy in the event of Bitfarms’ failure to close when required under the agreement and (2) reinserted the mining facility conditions.

On August 13, 2024, the Stronghold board of directors held a special meeting, attended by Stronghold management and representatives of Cohen & Co. Capital Markets and V&E. During the meeting, the Stronghold board of directors discussed the open terms in the merger agreement and the potential timeline for a signing and closing of a transaction with Bitfarms.

On August 14, 2024, Stronghold reported its second quarter 2024 earnings. In its earnings press release, Stronghold announced that it expected certain increased capacity commitment payments from PJM as a result of capacity commitment clearances given to the Scrubgrass Plant and the Panther Creek Plant at PJM’s annual residual power auction held on July 31, 2024 (the “Increased Capacity Commitment Payments”).

Also on August 14, 2024, representatives of each of V&E, Skadden, Stronghold and Bitfarms met via videoconference to discuss certain follow-up due diligence questions with respect to Stronghold in connection with the transaction.

On August 16, 2024, Mr. Beard and Mr. Gagnon held a telephone call to discuss certain outstanding key terms in the merger agreement. During this call, Messrs. Beard and Gagnon agreed on the following, subject in each case to the approval of the Stronghold board of directors and Bitfarms board of directors: (1) an exchange ratio of 2.520 Bitfarms ordinary shares for each share of Stronghold Class A common stock, (2) a Bitfarms reverse termination fee of $12.5 million, which would be Stronghold’s sole and exclusive monetary remedy in the event Bitfarms fails to close the merger when required under the merger agreement and (3) the insertion of the mining facility conditions.

Following the telephone call between Mr. Beard and Mr. Gagnon, V&E sent a revised merger agreement to Skadden reflecting the points discussed on the call and certain other revisions.

On August 17, 2024, Stronghold and Bitfarms held a call to discuss the merger agreement, which was attended by representatives from each of Skadden, Moelis, V&E and Cohen & Co. Capital Markets, among others. During this call, the parties sought to finalize the remaining open points in the merger agreement, subject to the approval by each party’s board of directors.

Later on August 17, 2024, Stronghold management sent a revised set of projections for Stronghold to Bitfarms and Cohen & Co. Capital Markets, with the only change since Stronghold management’s prior projections to reflect the Increased Capacity Commitment Payments.

On August 18, 2024, Stronghold management sent an email update to the Stronghold board of directors, summarizing the proposed resolution of the open points in the merger agreement and describing the new set of management projections reflecting the Increased Capacity Commitment Payments.

Over the next several days, Stronghold, Bitfarms and their respective legal advisors continued to exchange drafts of the merger agreement and related documents.

Following a meeting of the Bitfarms board of directors on August 19, 2024, Stronghold and Bitfarms and their respective legal advisors held a series of calls regarding the mining facility conditions, ultimately agreeing to modify the mining facility conditions to include a concept that Stronghold has received interconnection agreements or written correspondence from PJM permitting the importation of a certain amount of power to such facilities.

The merger agreement was in final form by the evening of August 20, 2024, when the Stronghold board of directors met to consider approval of the proposed transaction with Bitfarms, with members of Stronghold’s management and representatives of Cohen & Co. Capital Markets and V&E in attendance. At such meeting, Cohen & Co. Capital Markets referred to the financial analysis reviewed with the Stronghold board of directors at previous meetings of the Stronghold board of directors and rendered to the Stronghold board of directors its oral opinion, which was subsequently confirmed by delivery of a written opinion, dated August 20, 2024, to the effect that, as of such date and based upon and subject to the assumptions, procedures, factors, qualifications and any limitations and other matters set forth in its written opinion, the exchange ratio to be received by the holders of Stronghold Class A common stock, in their capacity as such, pursuant to the merger agreement is fair, from a financial point of view, to such holders (other than Bitfarms, Merger Sub and their respective affiliates). See section entitled “The Merger — Opinion of Stronghold’s Financial Advisor” on page 54 for more information. In addition, a representative of V&E reviewed with the Stronghold board of directors a summary of the merger agreement. After considering the terms of the proposed transaction with Bitfarms, and taking into consideration the matters discussed during that meeting and prior meetings of the Stronghold board of directors, including the factors described above and under the section entitled “— Recommendation of the Stronghold Board of Directors and its Reasons for the Merger,” the Stronghold board of directors unanimously (1) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of the holders of Stronghold common stock, (2) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, and (3) resolved to recommend that the holders of Stronghold common stock approve and adopt the merger agreement and the transactions contemplated thereby, including the merger.

Shortly following the Stronghold board of directors meeting, the Bitfarms Special Committee met and unanimously recommended that the Bitfarms board of directors, among other things, approve the merger, including the execution, delivery and performance by Bitfarms of the merger agreement and related documents.

Following the Bitfarms Special Committee meeting on August 20, 2024, the Bitfarms board of directors met and, among other things, approved the merger, including the execution, delivery and performance by Bitfarms of the merger agreement and related documents.

Early the next morning, on August 21, 2024, the parties executed the merger agreement and related documents. Later that morning, prior to the opening of trading, Bitfarms and Stronghold issued a joint press release announcing the transaction.

In the weeks following the execution of the merger agreement, the Stronghold and Bitfarms teams began discussing the possibility of Stronghold hosting Bitfarms miners at the Panther Creek Plant’s mining facility in exchange for hosting payments, which Stronghold had done previously with unaffiliated third parties, through an arms-length hosting agreement (the “hosting agreement”).

As these discussions advanced, during the week of September 2, 2024, the parties agreed on the following, among other things, subject to approval by each party’s board of directors: (1) the hosting agreement would be based on the same form as Stronghold has executed previously with unaffiliated third parties, (2) the hosting agreement term would be through December 2025 and would remain in effect even if the merger agreement is terminated or if the merger fails to close, (3) Bitfarms would place with Stronghold a $7.8 million deposit (the “deposit”) under the hosting agreement (equal to $70 per MW multiplied by 50 MW and ninety-three (93) days (three (3) months) and twenty-four (24) hours) and which would be repaid at the end of the hosting agreement term in December 2025, (4) if the merger agreement is terminated and the Bitfarms termination fee is owed in connection with such termination, up to $5 million of the deposit would be deemed repaid by a corresponding $5 million reduction in the amount of the Bitfarms termination fee (the “parent termination fee offset”) and (5) the removal of Stronghold’s ability to issue shares under its at-the-market program during the interim period without Bitfarms’ consent. The parties and their legal advisors also began preparing and negotiating documentation for this arrangement, including an amendment no. 1 to the merger agreement to provide for the parent termination fee offset (“amendment no. 1”).

On September 8, 2024, Stronghold management sent the Stronghold board of directors an email update summarizing the proposed hosting agreement and amendment no. 1.

On September 10, 2024, the Stronghold board of directors held a special meeting to discuss the hosting agreement and amendment no. 1, which meeting was attended by representatives of Stronghold management and V&E. During the meeting, representatives of Stronghold management and V&E summarized the terms of the hosting agreement and amendment no. 1. The Stronghold board of directors agreed that once documents were in final form, Stronghold management would send the final documents to the Stronghold board of directors for consideration and approval via written consent.

By the evening of September 11, 2024, the hosting agreement and amendment no. 1 were in final form, at which time Stronghold management sent such documents to the Stronghold board of directors for consideration and approval via written consent. Later that evening, the written consent was executed by all members of the Stronghold board of directors. In the written consent, the Stronghold board of directors reaffirmed its recommendation that the holders of Stronghold common stock approve and adopt the merger agreement and the transactions contemplated thereby, including the merger. Bitfarms management also sent the final forms of the hosting agreement and amendment no.1 to the Bitfarms board of directors for consideration and approval via written consent. The written consent was executed by all members of the Bitfarms board of directors on September 12, 2024.

On September 12, 2024, following approval by the Bitfarms board of directors, Stronghold and Bitfarms executed the hosting agreement and amendment no. 1, which the parties announced on September 13, 2024, via a Form 8-K filed by Stronghold and a press release issued by Bitfarms.

Board of Directors and Management of Bitfarms after the Merger

Board of Directors

The merger agreement does not contemplate any changes to Bitfarms’ current board of directors. Information about Bitfarms’ current board of directors is incorporated herein by reference from Bitfarms’ Notice of Annual General and Special Meeting of Shareholders and Management Information Circular, furnished to the SEC on Form 6-K on May 8, 2024.

Management

The merger agreement does not contemplate any changes to Bitfarms’ executive officers. Information about Bitfarms’ executive officers is incorporated herein by reference from Bitfarms’ Annual Information Form, filed with the SEC as part of its Annual Report on Form 40-F for the year ended December 31, 2023.

Bitfarms’ Reasons for the Merger

At its meeting held on August 20, 2024, after due consideration and consultation with Bitfarms’ management and outside legal and financial advisors, the Bitfarms Special Committee unanimously recommended that the Bitfarms board of directors approve the merger agreement and the transactions contemplated thereby, including the merger. At the meeting of the Bitfarms board of directors on the same day, the Bitfarms board of directors unanimously approved the merger agreement and the transactions contemplated thereby. In doing so, the Bitfarms Special Committee and the Bitfarms board of directors re-confirmed the strategic considerations underlying the acquisition of Stronghold, including that the transaction could:

•        diversify Bitfarms’ access to power and integrate vertically, expand and rebalance its energy portfolio to approximately 50% in the U.S. by year-end 2025 by adding two strategically located power facilities, with flexibility to generate power or import power from the grid;

•        provide the potential to participate in energy trading, demand response and curtailment programs, thereby enhancing Bitfarms’ ability to optimize electricity costs;

•        offer an opportunity for a transformative fleet upgrade to improve efficiency and hash rate;

•        integrate HPC/AI with Bitcoin mining to boost profitability;

•        add technologies that generate power from remediation, land reclamation and detoxification of waterways; and

•        achieve favorable transaction economics through an all-stock deal structure while maintaining balance sheet strength to support future growth.

In making its determination, the Bitfarms Special Committee and the Bitfarms board of directors considered a number of factors, including, but not limited to, the following:

•        the Bitfarms Special Committee’s and the Bitfarms board of directors’ understanding of Stronghold’s business, assets, financial condition and results of operations, competitive position and historical and projected financial performance;

•        the fact that legal, accounting and financial due diligence was conducted with respect to Stronghold’s operations and its corporate, financial and regulatory matters;

•        the terms of the merger agreement;

•        a balanced valuation with the merger consideration reflecting the value of the Stronghold business and accounting for recent performance and the need to invest in Stronghold’s business in order to return it to growth;

•        the fact that the exchange ratio is fixed and will not be adjusted for fluctuations in the market price of Bitfarms common shares or Stronghold Class A common stock;

•        support for the transaction by key Stronghold stockholders;

•        restrictions on Stronghold’s ability to solicit alternative business combination transactions and to provide confidential due diligence information to, or engage in discussions with, a third party interested in pursuing an alternative business combinations transaction with Stronghold, as further discussed in the section entitled “The Merger Agreement — No-Solicitation; Changes in Recommendation”;

•        the obligation of Stronghold to pay Bitfarms a termination fee of $5,000,000 and the obligation of Bitfarms to pay Stronghold a reverse termination fee of $12,500,000, upon termination of the merger agreement under specified circumstances, as further discussed in the section entitled “The Merger Agreement — Termination of the Merger Agreement”; and

•        the probability that the conditions to the merger will be satisfied.

In connection with its deliberations relating to the merger, the Bitfarms Special Committee and the Bitfarms board of directors also considered potential risks and negative factors concerning the merger and the other transactions contemplated by the merger agreement, including, but not limited to, the following:

•        the risks associated with the closing conditions of the merger, including the risk that the merger might not be completed in a timely manner or at all;

•        the effect that the length of time from announcement until closing could have on the market price of Bitfarms common shares, Bitfarms’ operating results (particularly in light of the significant costs incurred in connection with the merger) and the relationships with Bitfarms’ employees, shareholders, customers, suppliers, regulators, partners and others that do business with Bitfarms;

•        the risk that the anticipated benefits of the merger will not be realized in full or in part, including the risk that expected growth and expected cost savings will not be achieved or not achieved in the expected time frame;

•        the risk of diverting the attention of Bitfarms’ senior management from other strategic priorities to implement the merger and make arrangements for integration of Bitfarms’ and Stronghold’s operations and infrastructure following the merger;

•        the potential impact on the market price of Bitfarms common shares as a result of the issuance of the merger consideration to Stronghold stockholders;

•        that Bitfarms will incur substantial transaction fees and costs in connection with the merger;

•        risks associated with the business transitions; and

•        the risks described in the section entitled “Risk Factors.”

After consideration of these factors, the Bitfarms Special Committee determined that, overall, the potential benefits of the merger outweighed the potential risks.

The foregoing discussion of factors considered by the Bitfarms Special Committee and the Bitfarms board of directors is not intended to be exhaustive but includes the material information and factors considered by the Bitfarms Special Committee and the Bitfarms board of directors in their consideration of the merger and the merger agreement. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Bitfarms Special Committee and the Bitfarms board of directors did not attempt to quantify, rank or otherwise assign any relative or specific weights to the factors that they considered in reaching their determination to approve the merger and the merger agreement. In addition, individual members of the Bitfarms Special Committee and the Bitfarms board of directors may have given differing weights to different factors. The Bitfarms Special Committee and the Bitfarms board of directors conducted an overall review of the factors described above and other material factors, including through discussions with, and inquiry of, Bitfarms’ management and outside legal and financial advisors.

The foregoing description of Bitfarms’ consideration of the factors supporting the merger is forward-looking in nature. This information should be read in light of the factors discussed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Stronghold’s Reasons for the Merger; Recommendation of the Stronghold Board of Directors

By unanimous vote, the Stronghold board of directors, at a meeting held on August 20, 2024, among other things, (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of the holders of Stronghold common stock, (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger and (iii) resolved to recommend that the holders of Stronghold common stock approve and adopt the merger agreement and the transactions contemplated thereby, including the merger. The Stronghold board of directors unanimously recommends that Stronghold stockholders vote “FOR” the merger proposal.

In evaluating the merger agreement and the transactions contemplated thereby, including the merger, the Stronghold board of directors consulted with Stronghold’s senior management, outside legal counsel and financial advisor. The Stronghold board of directors determined that entering into the merger agreement with Bitfarms provided the best reasonably available path towards maximizing stockholder value to Stronghold while mitigating risk, when compared to pursuing an alternative transaction or financing, or continuing as an independent company. In arriving at this determination and in recommending that the Stronghold stockholders vote their shares of Stronghold common stock in favor of adoption of the merger agreement with Bitfarms, the Stronghold board of directors considered a number of factors, including the following factors (not necessarily in order of relative importance) which the Stronghold board of directors viewed as being generally positive or favorable in coming to its determination, approval and related recommendation:

•        Premium, Exchange Ratio and Form of Merger Consideration.    The value offered by the exchange ratio of 2.520 Bitfarms common shares for each share of Stronghold Class A common stock represents a 71% premium to the 90-day volume weighted average trading price of Stronghold Class A common stock immediately prior to the execution of the merger agreement. Additionally, the fixed exchange ratio will allow Stronghold stockholders to participate in any increase in value in Bitfarms common shares prior to closing of the merger. Further, the all-stock merger consideration will allow Stronghold stockholders to benefit from the potential longer-term economic appreciation of the combined company.

•        Larger and More Liquid Market Capitalization.    The combined company will have a larger market capitalization than Stronghold on a standalone basis and will be listed on the TSX and Nasdaq, increasing visibility, access to the capital markets and liquidity for Stronghold stockholders.

•        Meaningful Ownership of the Combined Company.    The Stronghold board of directors considered that the merger with Bitfarms would allow the Stronghold stockholders to have a meaningful ownership interest in a larger enterprise, with an expected ownership of the combined company of up to 13.4%, based on the number of Bitfarms common shares outstanding at June 30, 2024.

•        Strategic Alternatives Process; Alternative Transactions.    The Stronghold board of directors considered the strategic alternative review process conducted by the Stronghold board of directors with the assistance of Cohen & Co. Capital Markets, including that since January 2024 representatives of Cohen & Co. Capital Markets and/or Stronghold’s management contacted 163 counterparties, including public and private companies, Bitcoin miners, various types of data center operators and developers, power companies and credit providers, regarding a strategic transaction with Stronghold as part of the Stronghold board of directors’ exploration of strategic alternatives. Stronghold also publicly announced on May 2, 2024 that the Stronghold board of directors was reviewing strategic alternatives while announcing its first quarter of 2024 financial and operational results. The Stronghold board of directors considered, with the assistance of Stronghold’s management and advisors, the potential for and benefits of alternative transactions and financings based on several preliminary, non-binding indications of interest received in connection with Stronghold’s exploration of strategic alternatives, and concluded that (i) it was unlikely that an alternative transaction would provide more long-term value to the Stronghold stockholders than the merger and (ii) no actionable financing transactions had materialized, and those that had the potential to materialize would cause dilution to Stronghold stockholders and carry significant execution and timing risks. For further discussion regarding the consideration of alternative transactions by Stronghold, please see “The Merger Proposal — Background of the Merger” beginning on page 38.

•        Strategic/Financial Rationale for Merger; Combined Company Management.    The combined company will have a more robust platform than the two companies operating separately due to, among other things, vertically integrated power generation, immediate platform expansion in the United States, increased expansion potential generally, environmental reclamation capabilities, and a strategic and versatile energy portfolio, including a flexible power strategy with the ability to draw power from various sources. The Stronghold board of directors also considered the strength of the Bitfarms management team, which is expected to lead the combined company following closing.

•        Credit Profile and Cost of Capital.    The combined company will have an enhanced credit profile relative to Stronghold’s credit profile, which is expected to result in significantly better and differentiated access to capital and at a lower cost of capital than would be realized by Stronghold on a standalone basis.

•        Improves Liquidity, Increases Potential for Growth, and Reduces Current Liquidity Concerns.    The combined company will retain a strong liquidity position, allowing Bitfarms to unlock the value potential of Stronghold’s assets, facilitating significant growth and permitting Stronghold’s stockholders to participate in this growth through their ownership of the combined company. Moreover, absent the merger, Stronghold would likely face significant liquidity concerns, including the need to refinance its existing debt or raise capital on terms that may be unfavorable to Stronghold and its stockholders.

•        “WholeCo” Transaction.    The merger represents a “WholeCo” transaction, or transaction to acquire the entire company, which avoids significant risks of implementation, increased regulatory approvals, the potential for a separate transaction process regarding certain assets of the Company and value leakage associated with an asset sale and liquidation.

•        Stockholder Support; TRA Waiver and Termination Agreement.    The Stronghold board of directors considered the support of the merger by certain stockholders of Stronghold, as evidenced by the execution of the voting agreement, and that such stockholders are receiving the same per-share Stronghold Class A common stock consideration in the merger as all other Stronghold stockholders generally. Additionally, the Stronghold board of directors considered the fact that certain stockholders of Stronghold have waived their rights to receive any payments under the TRA, to be effective at, and contingent upon, the closing of the merger, as evidenced by the execution of the TRA Waiver and Termination Agreement. For more information, please see “The Supporting Agreements — The Voting Agreement” and “The Supporting Agreements — The TRA Waiver and Termination Agreement” beginning on pages 103 and 104, respectively.

•        Opinion of Stronghold’s Financial Advisor.    The Stronghold board of directors considered the financial presentation and opinion of Cohen & Co. Capital Markets, dated August 20, 2024, to the Stronghold board of directors that, as of the date of the opinion, the exchange ratio to be received by holders of Stronghold Class A common stock, in their capacity as such, pursuant to the merger agreement, is fair, from a financial point of view, to such holders (other than Bitfarms, Merger Sub, and their respective affiliates), which opinion was based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Cohen & Co. Capital Markets as more fully described below under the heading “— Opinion of Stronghold’s Financial Advisor” beginning on page 54.

•        Terms of the Merger Agreement; Arm’s-Length.    The Stronghold board of directors reviewed, in consultation with Stronghold’s legal advisors, and considered that the terms of the merger agreement, taken as a whole, including the parties’ representations, warranties and covenants, the conditions to closing, the circumstances under which the merger agreement may be terminated, and the termination fees payable in connection with a termination of the merger agreement, in its belief, are reasonable. The Stronghold board of directors also considered that the terms of the merger agreement were the result of robust arm’s-length negotiations conducted by Stronghold, with the knowledge and at the direction of the Stronghold board of directors and with the assistance of experienced legal and financial advisors.

The Stronghold board of directors also considered and balanced against the potentially positive factors a number of uncertainties, risks and factors it deemed potentially negative or unfavorable in making its determination, approval and related recommendation, including the following (not necessarily in order of relative importance):

•        Merger Consideration.    The Stronghold board of directors considered that, because the merger consideration is based on a fixed exchange ratio rather than a fixed value, Stronghold stockholders bear the risk of a decrease in the trading price of Bitfarms common shares during the pendency of the merger and the fact that the merger agreement does not provide Stronghold with a value-based termination right or an adjustment to the consideration received. Further, as the merger consideration consists of Bitfarms common shares, the value of such consideration is subject to certain risks related to the business and financial condition of Bitfarms, as more fully described in the section entitled “Risk Factors — Risks Relating to Bitfarms’ Business” beginning on page 30.

•        Interim Operating Covenants.    The Stronghold board of directors considered the restrictions on the conduct of Stronghold’s and its subsidiaries’ businesses during the period between the execution of the merger agreement and the completion of the merger as set forth in the merger agreement, including that Stronghold must conduct its business only in the ordinary course, subject to specific limitations, which could negatively impact Stronghold’s ability to pursue certain business opportunities or strategic transactions.

•        Risks Associated with the Timing and Pendency of the Merger.    The Stronghold board of directors considered the risks and contingencies relating to the announcement and pendency of the merger and the amount of time that may be required to consummate the merger, including, without limitation, the likelihood of litigation or other opposition brought by or on behalf of Stronghold stockholders or Bitfarms shareholders challenging the merger and the other transactions contemplated by the merger agreement, the closing conditions contained in the merger agreement, and the fact that the completion of the merger depends on factors outside of Stronghold’s or Bitfarms’ control. The Stronghold board of directors also considered the risks and costs to Stronghold if the completion of the merger is not accomplished in a timely manner or if the merger does not close at all, either of which could have an adverse impact on Stronghold, including potential employee attrition, the impact on Stronghold’s relationships with third parties and the effect termination of the merger agreement may have on the trading price and volumes of Stronghold’s Class A common stock and Stronghold’s operating results.

•        Risks Associated with Potential Bitfarms Governance Changes.    The Stronghold board of directors considered the risks and contingencies relating to potential governance changes at Bitfarms prior to closing, including the possibility that a majority of the Bitfarms board of directors may be replaced during the pendency of the merger.

•        Possible Failure to Achieve Synergies or Anticipated Benefits.    The Stronghold board of directors considered the potential challenges and difficulties in integrating the business, operations and workforce of Stronghold into those of Bitfarms and the risk that anticipated cost synergies and operational efficiencies between the two companies, or other anticipated benefits of the merger, might not be realized or might take longer to realize than expected.

•        Alternative Proposals.    The Stronghold board of directors considered the terms of the merger agreement relating to the non-solicitation covenants, including the fact that Stronghold would be prohibited from, engaging discussions with respect to, furnishing nonpublic information in connection with, or entering into a letter of intent or agreement providing for a competing proposal, subject to certain exceptions. For more information, please see “The Merger Agreement — No Solicitation; Changes in Recommendation” beginning on page 92.

•        Change of Recommendation.    The Stronghold board of directors considered that, in the event that the Stronghold board of directors changes its recommendation to the Stronghold stockholders to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger, Stronghold is still required to hold a stockholder vote on the adoption of the merger proposal and the Stronghold stockholders that are party to the voting agreement would continue to be obligated to vote in favor of the merger proposal, in each case, unless Stronghold terminates the merger agreement to enter into a definitive agreement with respect to a superior proposal. For more information, please see “The Merger Agreement — Termination of the Merger Agreement” beginning on page 100.

•        Termination Fee.    The Stronghold board of directors considered that, under specified circumstances, Stronghold may be required to pay a termination fee in the event the merger agreement is terminated and the effect this could have on Stronghold. For further discussion regarding the circumstances in which Stronghold would be required to pay the termination fee to Bitfarms, please see “The Merger Agreement — Termination of the Merger Agreement” beginning on page 100.

•        Interests of Stronghold’s Directors and Executive Officers.    The Stronghold board of directors considered that Stronghold’s directors and executive officers may have interests in the merger that may be different from, or in addition to, those of the Stronghold stockholders generally. For more information about such interests, see below under the heading “— Interests of Stronghold’s Directors and Executive Officers in the Merger” beginning on page 67.

•        Costs.    The Stronghold board of directors considered the substantial transaction costs associated with entering into the merger agreement and the completion of the merger, including those incurred regardless of whether the merger is completed, as well as the possible diversion of management and employee time and energy, potential opportunity cost and disruption of Stronghold’s business operations.

•        Litigation.    The Stronghold board of directors considered the potential for litigation relating to the merger and the associated costs, burden and inconvenience involved in defending those proceedings.

•        Other Risks.    The Stronghold board of directors considered risks of the type and nature described under the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” beginning on pages 21 and 12, respectively.

The Stronghold board of directors considered all of these factors as a whole, as well as others, and, on balance, concluded that the potential benefits of the merger to Stronghold stockholders outweighed the risks, uncertainties, restrictions and potentially negative factors associated with the merger.

The foregoing discussion of factors considered by the Stronghold board of directors is not intended to be exhaustive but is meant to include material factors considered by the Stronghold board of directors in evaluating the merger agreement and the transactions contemplated thereby, including the merger. The Stronghold board of directors collectively reached the conclusion to approve the merger agreement in light of the various factors described above and other factors that the members of the Stronghold board of directors believed were appropriate. In light of the variety of factors considered in connection with its evaluation of the merger, the Stronghold board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the Stronghold board of directors applied his or her own personal business judgment to the process and may have given different weight to different factors. The Stronghold board of directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Stronghold board of directors based its recommendation on the totality of the information available to it, including discussions with Stronghold’s management and outside legal and financial advisors.

It should be noted that this explanation of the reasoning of the Stronghold board of directors and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Cautionary Note Regarding Forward-Looking Statements” beginning on page 12.

Opinion of Stronghold’s Financial Advisor

Pursuant to an engagement letter, Stronghold retained Cohen & Co. Capital Markets, as its financial advisor in connection with the proposed merger.

At the meeting of the Stronghold board of directors on August 20, 2024, Cohen & Co. Capital Markets rendered its oral opinion to the Stronghold board of directors that, as of such date and based upon and subject to the assumptions, qualifications, limitations and other matters set forth in Cohen & Co. Capital Markets written opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of Stronghold Class A common stock. Cohen & Co. Capital Markets subsequently confirmed its oral opinion by delivering its written opinion, dated August 20, 2024, to the Stronghold board of directors, that, as of such date, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of Stronghold Class A common stock (other than Bitfarms, Merger Sub and their respective affiliates).

The full text of the written opinion of Cohen & Co. Capital Markets, which sets forth the assumptions made, matters considered, and limits on the review undertaken, is attached as Annex E to this proxy statement/prospectus and is incorporated by reference herein. The summary of the opinion of Cohen & Co. Capital Markets set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Stronghold stockholders are urged to read the opinion in its entirety.

Cohen & Co. Capital Markets’ written opinion was addressed to the Stronghold board of directors (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed merger, was directed only to fairness, from a financial point of view, of the exchange ratio to the holders of Stronghold Class A common stock (other than Bitfarms, Merger Sub and their respective affiliates) in the proposed merger and did not address any other aspect of the proposed merger. Cohen & Co. Capital Markets expressed no opinion as to the fairness of any consideration to be paid in connection with the proposed merger to the holders of any other class of securities, creditors or other constituencies of Stronghold or as to the underlying decision by Stronghold to engage in the proposed merger. The issuance of Cohen & Co. Capital Markets’ opinion was approved by a fairness committee of J.V.B. Financial Group, LLC. The opinion did not and does not constitute a recommendation to any Stronghold stockholder as to how such Stronghold stockholder should vote with respect to the proposed merger or any other matter.

In arriving at its opinion, Cohen & Co. Capital Markets, among other things:

•        reviewed the following documents:

•        a draft dated August 19, 2024 of the merger agreement;

•        certain publicly available business and financial information about Stronghold and Bitfarms;

•        certain non-public information furnished to Cohen & Co. Capital Markets by Stronghold’s management, including financial forecasts and analyses, relating to the business, operations and prospects of Stronghold and Bitfarms; and

•        certain non-public information furnished to Cohen & Co. Capital Markets by Bitfarms’ management, including financial forecasts and analyses, relating to the business, operations and prospects of Bitfarms and Stronghold’s management analysis of Bitfarms’ financial forecasts and analysis;

•        held discussions with members of senior management of Stronghold and Bitfarms concerning the matters described in the bullets immediately above;

•        reviewed the share trading price history and valuation multiples for the Stronghold Class A common stock and the Bitfarms common shares and compared them with those of certain publicly traded companies that Cohen & Co. Capital Markets deemed relevant;

•        compared the proposed financial terms of the proposed merger with the financial terms of certain other transactions that Cohen & Co. Capital Markets deemed relevant; and

•        performed such other financial studies, analyses and investigations as Cohen & Co. Capital Markets deemed appropriate.

In addition, Cohen & Co. Capital Markets held discussions with certain members of the management of Stronghold and Bitfarms with respect to certain aspects of the proposed merger, and the past and current business operations of Stronghold and Bitfarms, the financial condition and future prospects and operations of Stronghold and Bitfarms, the effects of the proposed merger on the financial condition and future prospects of Stronghold and Bitfarms, and certain other matters Cohen & Co. Capital Markets believed necessary or appropriate to its inquiry.

In giving its opinion, Cohen & Co. Capital Markets relied upon and assumed, with the knowledge and permission of the Stronghold board of directors, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with Cohen & Co. Capital Markets by Stronghold and Bitfarms or otherwise reviewed by or for Cohen & Co. Capital Markets. Cohen & Co. Capital Markets did not independently verify any such information or its accuracy or completeness and, pursuant to Cohen & Co. Capital Markets’ engagement letter with Stronghold, Cohen & Co. Capital Markets did not assume any obligation to undertake any such independent verification. Cohen & Co. Capital Markets did not conduct and was not provided with any independent evaluation or appraisal of any assets or liabilities, nor did Cohen & Co. Capital Markets conduct a physical inspection of any of the properties or facilities of Stronghold. Cohen & Co. Capital Markets was not furnished with any such evaluations or appraisals of such physical inspections, and Cohen & Co. Capital Markets does not assume any responsibility to obtain any such evaluations or appraisals. In relying on financial analyses and forecasts provided to Cohen & Co. Capital Markets (or analyses or forecasts derived therefrom) and examined by Cohen & Co. Capital Markets, Cohen & Co. Capital Markets assumed, with the knowledge and permission of the Stronghold board of directors, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments by management as to the expected future results of operations and financial condition of Stronghold and Bitfarms to which such analyses or forecasts relate. Cohen & Co. Capital Markets expressed no view as to such analyses or forecasts or the assumptions on which they were based. Cohen & Co. Capital Markets is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Stronghold and Stronghold’s board of directors with respect to such issues. Cohen & Co. Capital Markets further assumed, with the knowledge and permission of the Stronghold board of directors, that the proposed merger would be consummated in accordance with the terms of the merger agreement, without any waiver, modification or amendment of any term, condition or agreement that would be material to Cohen & Co. Capital Markets’ analysis. Cohen & Co. Capital Markets also assumed, with the knowledge and permission of the Stronghold board of directors, all material governmental, regulatory or other consents and approvals necessary for the consummation of the proposed merger will be obtained without any adverse effect on Stronghold or Bitfarms or on the contemplated benefits of the proposed merger. Cohen & Co. Capital Markets also assumed that the representations and warranties made by Stronghold, Bitfarms and any of their respective affiliates in the merger agreement and the related agreements were and will be true and correct in all respects material to its analysis.

The projections for Stronghold and Bitfarms furnished to Cohen & Co. Capital Markets and used for purposes of its analyses were prepared by Stronghold management or Bitfarms management, as applicable, as discussed more fully in the section entitled “— Stronghold Unaudited Prospective Financial Information” and “— Bitfarms Unaudited Prospective Financial Information” beginning on pages 63 and 66, respectively. Stronghold management does not publicly disclose internal management projections of the type provided to Cohen & Co. Capital Markets in connection with Cohen & Co. Capital Markets’ analysis of the merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections, as discussed more fully in the section entitled “Risk Factors — The projections and forecasts presented in this proxy statement/prospectus may not be an indication of the actual results of the merger or Stronghold’s or Bitfarms’ future results.” For more information regarding the use of projections, please refer to the section entitled “— Stronghold Unaudited Prospective Financial Information” and “— Bitfarms Unaudited Prospective Financial Information” beginning on pages 63 and 66, respectively.

Cohen & Co. Capital Markets’ opinion was necessarily based on economic, monetary, regulatory, market and other conditions as in effect on, and the information made available to Cohen & Co. Capital Markets as of, the date of such opinion. Cohen & Co. Capital Markets’ opinion noted that subsequent developments may affect Cohen & Co. Capital Markets’ opinion, and that Cohen & Co. Capital Markets does not have any obligation to update, revise, or reaffirm such opinion. Cohen & Co. Capital Markets’ opinion was limited to the fairness, from a financial point of view, of the exchange ratio in the proposed merger to the holders of Stronghold Class A common stock (other than Bitfarms, Merger Sub and their respective affiliates), and Cohen & Co. Capital Markets has expressed no opinion as to the fairness of any consideration to be paid in connection with the proposed merger to the holders of any other class of securities, creditors or other constituencies of Stronghold or the relative merits of the transactions contemplated by the merger agreement as compared to any alternative transaction or opportunity that might be available to Stronghold, or the underlying business decision by Stronghold to engage in the proposed merger or the terms of the merger agreement or the documents referred to therein. Furthermore, Cohen & Co. Capital Markets expressed no view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable or to be received by any of Stronghold’s officers, directors or employees, or any class of such persons, in connection with the proposed merger relative to the exchange ratio to be received by holders of shares of Stronghold Class A common stock (other than Bitfarms, Merger Sub and their respective affiliates). Cohen & Co. Capital Markets expressed no opinion as to the price at which the shares of Stronghold Class A common stock will trade at any future time.

The terms of the merger agreement, including the exchange ratio, were determined through arm’s-length negotiations between Stronghold and Bitfarms, and the decision to enter into the merger agreement was solely that of the Stronghold board of directors and Bitfarms board of directors. Cohen & Co. Capital Markets’ opinion and financial analyses were only one of the many factors considered by the Stronghold board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Stronghold board of directors or Stronghold management with respect to the proposed merger or the exchange ratio.

Cohen & Co. Capital Markets was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of Stronghold or any other alternative transaction.

In accordance with customary investment banking practice, Cohen & Co. Capital Markets employed generally accepted valuation methods in rendering its opinion to the Stronghold board of directors on August 20, 2024. The following is a summary of the material financial analyses undertaken by Cohen & Co. Capital Markets in connection with the production and delivery of its opinion to the Stronghold board of directors, and as contained in the presentation provided to the Stronghold board of directors on August 20, 2024. The following does not purport to be a complete description of the analyses or data presented by Cohen & Co. Capital Markets. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and, in order to more fully understand the financial analyses used by Cohen & Co. Capital Markets, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Cohen & Co. Capital Markets’ analyses.

Stronghold Analysis

Enterprise Value Analysis

Using publicly available information reported prior to August 19, 2024, Cohen & Co. Capital Markets compared selected financial data of Stronghold with similar data for selected publicly traded companies engaged in businesses that Cohen & Co. Capital Markets judged to be analogous to the business of Stronghold. These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of Cohen & Co. Capital Markets’ analysis and in its judgment, were considered sufficiently similar to that of Stronghold based on business sector participation, operational characteristics and financial metrics. However, none of the selected companies reviewed is identical to Stronghold and certain of these companies may have financial and operating characteristics that are materially different from those of Stronghold.

Cohen & Co. Capital Markets reviewed publicly available financial data reported prior to August 19, 2024 for the selected companies that Cohen & Co. Capital Markets deemed relevant, including data obtained from publicly available company presentations, public filings and FactSet Research Systems. The share prices used in the selected companies analysis were based on the closing prices of the shares of common stock of the selected companies listed below as of August 19, 2024. The hashrates used in the enterprise value analysis of the selected companies listed below are based on each company’s projected hashrate as of December 31, 2024, as such projected hashrates were publicly reported prior to August 19, 2024. The enterprise value (“EV”) of each selected company was calculated as the market value of such company’s fully diluted common equity, with outstanding options treated with the treasury stock method, as applicable, plus the book value of debt and certain liabilities and other non-controlling interests, less the market value of digital assets and cash and cash equivalents including investments in marketable securities. The results of this analysis are indicated in the following table:

Selected Company	EV ($ millions)/ 2024E Year-End Proprietary Hashrate (EH/s)	EV ($ millions)/ 2025E Adjusted EBITDA (x)
Stronghold Digital Mining, Inc.	$34.0	NM
Bitfarms Ltd.	$43.5	3.6x
Marathon Digital Holdings, Inc.	$77.4	10.2x
CleanSpark, Inc.	$79.4	7.6x
Riot Platforms, Inc.	$43.5	5.5x
Terawulf Inc.	$124.1	12.6x
Iris Energy Ltd.	$38.2	4.1x
Cipher Mining Inc.	$82.5	6.6x
Bit Digital, Inc.	$38.4	3.1x
HIVE Blockchain Technologies Ltd.	$36.7	2.7x
Argo Blockchain plc	$40.0	NM

____________

NM — Not meaningful

Based on the results of the above analysis and on other factors Cohen & Co. Capital Markets considered appropriate, Cohen & Co. Capital Markets selected for Stronghold an (i) EV/2024E Year-End (“YE”) Proprietary hashrate reference range of $30.0 million to $60.0 million per EH/s and (ii) EV/2025E Adjusted EBITDA reference range of 3.0x to 6.0x.

Taking into account the results of the selected companies analysis, Cohen & Co. Capital Markets applied the reference range of $30.0 million to $60.0 million per EH/s to Stronghold’s 3.0 EH/s 2024E YE Proprietary hashrate. This analysis indicated an implied price per share of Stronghold Class A common stock of $2.16 to $6.90, which was compared to the closing price per share of Stronghold Class A common stock on August 19, 2024 of $2.80 and the implied value per share of the merger consideration of $6.02 based on the exchange ratio and the closing price per share of Bitfarms common shares on August 19, 2024.

Further, Cohen & Co. Capital Markets applied the reference range of 3.0x to 6.0x 2025E Adjusted EBITDA to Stronghold’s 2025E EBITDA of $22.8 million. This analysis indicated an implied price per share of Stronghold Class A common stock of $0.97 to $4.54, which was compared to the closing price per share of Stronghold Class A common stock on August 19, 2024 of $2.80 and the implied value per share of the merger consideration of $6.02 based on the exchange ratio and the closing price per share of Bitfarms common shares on August 19, 2024.

Discounted Cash Flow Analysis

Cohen & Co. Capital Markets conducted a discounted cash flow analysis for the purpose of determining the implied fully diluted equity value per share of Stronghold Class A common stock on a standalone basis. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by an asset and taking into consideration the time value of money with respect to such future cash flows by calculating their present value. Unlevered free cash flow refers to a calculation of the future cash flows generated by an asset without including in such calculation any debt servicing costs. As used in this section entitled “— Opinion of Stronghold’s Financial Advisor,” present value refers to the current value of the future cash flows generated by an asset and is obtained by discounting those future cash flows back to the present using an appropriate discount rate. As used in this section entitled “— Opinion of Stronghold’s Financial Advisor,” terminal value refers to the present value of all future cash flows generated by an asset for periods beyond the projections period.

Cohen & Co. Capital Markets calculated the unlevered free cash flows that Stronghold is expected to generate during fiscal years 2024 through 2032 using certain unaudited prospective financial information provided by Stronghold management as described in the section entitled “— Stronghold Unaudited Prospective Financial Information” beginning on page 63. Cohen & Co. Capital Markets also calculated a range of terminal values for Stronghold by applying terminal growth rates ranging from 2.0% to 4.0% to the unlevered free cash flows of Stronghold at the end of fiscal year 2032. The terminal values were calculated using a perpetual growth rate method. The unlevered free cash flows and the range of terminal values were then discounted to present value as of June 30, 2024 using the mid-year discounting convention and a discount rate range of 16.5% to 18.5%, which was based upon an analysis of the weighted average cost of capital of Stronghold and a perpetuity growth rate range of 2.0% to 4.0%. The present value of the unlevered free cash flows and the range of terminal values were then adjusted for the net debt balance of Stronghold as of June 30, 2024 (as provided by Stronghold management) and divided by Stronghold’s fully diluted shares outstanding (calculated using the treasury stock method). Stronghold’s net debt was calculated by subtracting Stronghold’s total cash and cash equivalents and the market value of its digital assets from its short-term and long-term debt.

Based on the foregoing, this analysis indicated a range of implied equity values per share for Stronghold Class A common stock of $7.28 to $10.20, which was compared to the closing price per share of Stronghold Class A common stock of $2.80 on August 19, 2024 and the implied value per share of the merger consideration of $6.02 based on the exchange ratio and the closing price per share of Bitfarms common shares on August 19, 2024.

Transaction Multiples Analysis

Using publicly available information, Cohen & Co. Capital Markets examined selected transactions, set forth in the table below that Cohen & Co. Capital Markets judged to be sufficiently analogous to the business of Stronghold or aspects thereof. None of the companies involved in the selected transactions is identical to Stronghold and none of the selected transactions is identical to the proposed merger. However, these transactions were selected, among other reasons, since the businesses involved in these transactions, for purposes of Cohen & Co. Capital Markets’ analysis, share similar business characteristics to Stronghold based on business sector participation, operational characteristics and financial metrics. These analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the transactions compared to the proposed merger.

Using publicly available information, for each of the selected transactions, Cohen & Co. Capital Markets calculated the ratio of the EV implied for the target company in such transaction to the target company’s total capacity in megawatts (“MW”) (which is referred to in this section as “EV/MW”). Total capacity represents the target company’s online capacity plus any additional capacity that is contracted and/or immediately developable, based on available public reports prior to August 19, 2024.

Announcement Date	Target	Acquiror	EV (‘000)/MW
July 2024	Stronghold Digital Mining, Inc.	Bitfarms Ltd.	$1,094/MW
July 2024	Block Mining Inc.	Riot Platforms, Inc.	$597/MW
June 2024	GRIID Infrastructure Inc..	CleanSpark, Inc.	$1,047/MW
June 2024	Five Bitcoin Mining Facilities in Georgia from LN Energy LLC*	CleanSpark, Inc.	$430/MW
May 2024	Two Bitcoin Mining Locations in Wyoming from MineOne Wyoming Data Center LLC*	CleanSpark, Inc.	$250/MW
March 2024	200 MW Data Center from Applied Digital Corp.*	Marathon Digital Holdings, Inc.	$437/MW
December 2023	Two Bitcoin Mining Locations in Texas and Nebraska from Generate Capital, PBC*	Marathon Digital Holdings, Inc.	$458/MW
February 2023	US Bitcoin Corp.	Hut 8 Mining Corp.	$678/MW
August 2022	Waha Technologies	CleanSpark, Inc.	$450/MW
April 2021	Whinestone Mining Facility in Texas from Northern Data AG*	Riot Platforms, Inc.	$868/MW

____________

*        Asset purchase transaction.

Based on the results of this analysis and other factors that Cohen & Co. Capital Markets considered appropriate, Cohen & Co. Capital Markets selected for Stronghold an EV/MW reference range of $450,000 to $1.05 million per MW. Cohen & Co. Capital Markets then applied that range to Stronghold’s total capacity of 160MW as of August 19, 2024 provided by Stronghold management and described in the section entitled “— Stronghold Unaudited Prospective Financial Information” beginning on page 63, and derived implied per share equity value ranges for Stronghold Class A common stock. This analysis indicated a range of implied equity values per share for Stronghold Class A common stock of $1.16 to $6.17, which was compared to the closing price per share of Stronghold Class A common stock of $2.80 on August 19, 2024 and the implied value per share of the merger consideration of $6.02 based on the exchange ratio and the closing price per share of Bitfarms common shares on August 19, 2024.

Bitfarms Analysis

Enterprise Value Analysis

Using publicly available information reported prior to August 19, 2024, Cohen & Co. Capital Markets compared selected financial data of Bitfarms with similar data for selected publicly traded companies engaged in businesses that Cohen & Co. Capital Markets judged to be analogous to the business of Bitfarms. These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of Cohen & Co. Capital Markets’ analysis and in its judgment, were considered sufficiently similar to that of Bitfarms based on business sector participation, operational characteristics and financial metrics. However, none of the selected companies reviewed is identical to Bitfarms and certain of these companies may have financial and operating characteristics that are materially different from those of Bitfarms.

Cohen & Co. Capital Markets reviewed publicly available financial data reported prior to August 19, 2024 for the selected companies that Cohen & Co. Capital Markets deemed relevant, including data obtained from publicly available company presentations, public filings and FactSet Research Systems. The share prices used in the selected companies analysis were based on the closing prices of the shares of common stock of the selected companies listed below as of August 19, 2024. The hashrates used in the enterprise value analysis of the selected companies listed below are based on each company’s projected hashrate as of December 31, 2024, as publicly reported prior to August 19, 2024. The EV of each selected company was calculated as the market value of such company’s fully diluted common equity, with outstanding options treated with the treasury stock method, as applicable, plus the book value of debt and certain liabilities and other noncontrolling interests, less the market value of digital assets and cash and cash equivalents including investments in marketable securities. The results of this analysis are indicated in the following table:

Selected Company	EV ($ millions)/ 2024E YE Proprietary Hashrate (EH/s)	EV ($ millions)/ 2025E Adjusted EBITDA (x)
Stronghold Digital Mining, Inc.	$34.0	NM
Bitfarms Ltd.	$43.5	3.6x
Marathon Digital Holdings, Inc.	$77.4	10.2x
CleanSpark, Inc.	$79.4	7.6x
Riot Platforms, Inc.	$43.5	5.5x
Terawulf Inc.	$124.1	12.6x
Iris Energy Ltd.	$38.2	4.1x
Cipher Mining Inc.	$82.5	6.6x
Bit Digital, Inc.	$38.4	3.1x
HIVE Blockchain Technologies Ltd.	$36.7	2.7x
Argo Blockchain plc	$40.0	NM

____________

NM — Not meaningful.

Based on the results of the above analysis and on other factors Cohen & Co. Capital Markets considered appropriate, Cohen & Co. Capital Markets selected for Bitfarms an (i) EV/2024E YE Proprietary hashrate reference range of $30.0 million to $60.0 million per EH/s and (ii) EV/2025E Adjusted EBITDA reference range of 3.0x to 6.0x.

Taking into account the results of the selected companies analysis, Cohen & Co. Capital Markets applied the reference range of $30.0 million to $60.0 million per EH/s to Bitfarms’ 16.0 EH/s 2024E YE Proprietary hashrate. This analysis indicated an implied price per share of Bitfarms common shares of $1.48 to $2.49, which was compared to the closing price per share of Bitfarms common shares on August 19, 2024 of $2.39.

Further, Cohen & Co. Capital Markets applied the reference range of 3.0x to 6.0x 2025E Adjusted EBITDA to Bitfarms’ 2025E EBITDA of $313.6 million. This analysis indicated an implied price per share of Bitfarms common shares of $2.45 to $4.41, which was compared to the closing price per share of Bitfarms common shares on August 19, 2024 of $2.39.

Discounted Cash Flow Analysis

Cohen & Co. Capital Markets conducted a discounted cash flow analysis for the purpose of determining the implied fully diluted equity value per share of Bitfarms common shares on a standalone basis.

Cohen & Co. Capital Markets calculated the unlevered free cash flows that Bitfarms is expected to generate during fiscal years 2024 through 2032 using certain unaudited prospective financial information for Bitfarms provided by Bitfarms management and adjusted by Stronghold management, as described in the section entitled “— Stronghold Unaudited Prospective Financial Information — Stronghold Management Projections for Bitfarms” beginning on page 65. Cohen & Co. Capital Markets also calculated a range of terminal values for Bitfarms by applying terminal growth rates ranging from 2.0% to 4.0% to the unlevered free cash flows of Bitfarms at the end of fiscal year 2032. The terminal values were calculated using a perpetual growth rate method. The unlevered free cash flows and the range of terminal values were then discounted to present value as of June 30, 2024 using the mid-year discounting convention and a discount rate range of 16.0% to 18.0%, which was based upon an analysis of the weighted average cost of capital of Bitfarms and a perpetuity growth rate range of 2.0% to 4.0%. The present value of the unlevered free cash flows and the range of terminal values were then adjusted for the net cash balance of Bitfarms as of June 30, 2024 (based on publicly available information) and divided by Bitfarms’ fully diluted shares outstanding (calculated using the treasury stock method). For the purposes of this analysis, net cash includes the market value of Bitfarms’ digital assets.

Based on the foregoing, this analysis indicated a range of implied equity values per share for Bitfarms common shares, of $4.66 to $6.01, which was compared to the closing price per share of Bitfarms common shares on August 19, 2024 of $2.39.

Relative Valuation Exchange Ratio Analysis

Enterprise Value Analysis

Cohen & Co. Capital Markets compared the results of its enterprise value analysis for Stronghold to the results for Bitfarms with respect to the (i) EV/2024E YE Proprietary hashrate ratios and (ii) EV/2025E Adjusted EBITDA multiples described above in “— Stronghold Analysis — Enterprise Value Analysis” and “— Bitfarms Analysis — Enterprise Value Analysis” to determine a range of implied exchange ratios. Specifically, Cohen & Co. Capital Markets compared (i) the highest implied equity value per share for Stronghold to the lowest implied equity value per share for Bitfarms, and (ii) the lowest implied equity value per share for Stronghold to the highest implied equity value per share for Bitfarms, to derive a range of exchange ratios implied by the enterprise value analysis. This analysis with respect to EV/2024E YE Proprietary hashrate resulted in a range of implied exchange ratios of 0.866x to 4.673x. This analysis with respect to EV/2025E Adjusted EBITDA resulted in a range of implied exchange ratios of 0.221x to 1.854x. The ranges of implied exchange ratios were compared to the exchange ratio in the proposed merger of 2.520x.

Discounted Cash Flow Analysis

Cohen & Co. Capital Markets compared the results with respect to its discounted cash flow analyses for Stronghold, as described above under “— Stronghold Analysis — Discounted Cash Flow Analysis,” to the results for Bitfarms, as described above under “— Bitfarms Analysis — Discounted Cash Flow Analysis,” to determine a range of implied exchange ratios. Specifically, Cohen & Co. Capital Markets compared (i) the highest implied equity value per share for Stronghold to the lowest implied equity value per share for Bitfarms, and (ii) the lowest implied equity value per share for Stronghold to the highest implied equity value per share for Bitfarms, to derive a range of exchange ratios implied by the discounted cash flow analyses. This analysis resulted in a range of implied exchange ratios of 1.211x to 2.189x. This range of implied exchange ratios was then compared to the exchange ratio in the proposed merger of 2.520x.

Other Information

52-Week Historical Trading Range

For reference purposes only and not as a component of its fairness analyses, Cohen & Co. Capital Markets reviewed the trading price range for Stronghold Class A common stock and Bitfarms common shares for the 52-week period ended on August 19, 2024 (the “share reference period”). Cohen & Co. Capital Markets noted that the low and high closing share prices for Stronghold Class A common stock during the reference period were $2.23 and $11.31 per share. This range of low and high share prices for Stronghold Class A common stock during the reference period was compared to the closing price per share of Stronghold Class A common stock on August 19, 2024 of $2.80 and the implied value per share of the merger consideration of $6.02 based on the exchange ratio and the closing price per share of Bitfarms common shares on August 19, 2024. Cohen & Co. Capital Markets noted that the low and high closing share prices for Bitfarms common shares during the reference period were $0.95 and $3.61 per share, which was compared to the closing price per share of Bitfarms common shares on August 19, 2024 of $2.39.

Discounted Equity Research Analyst Price Targets

For reference purposes only and not as a component of its fairness analyses, Cohen & Co. Capital Markets reviewed certain publicly available equity research analyst share price targets for Bitfarms common shares as of August 19, 2024. Cohen & Co. Capital Markets noted that the range of price targets for Bitfarms was $2.30 to $5.09 per share.

Miscellaneous

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by Cohen & Co. Capital Markets. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Cohen & Co. Capital Markets believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of Cohen & Co. Capital Markets with respect to the actual value of Stronghold or Bitfarms. The order of analyses described does not represent the relative importance or weight given to those analyses by Cohen & Co. Capital Markets. In arriving at its opinion, Cohen & Co. Capital Markets did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, Cohen & Co. Capital Markets considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by Cohen & Co. Capital Markets are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, Cohen & Co. Capital Markets’ analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold.

As a part of its investment banking business, Cohen & Co. Capital Markets and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. Cohen & Co. Capital Markets was selected to advise Stronghold with respect to the proposed merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with Stronghold, Bitfarms and the industries in which they operate.

Cohen & Co. Capital Markets was retained by Stronghold to provide an opinion to the Stronghold board of directors as to the fairness of the exchange ratio in the proposed merger, from a financial point of view, to the holders of Stronghold Class A common stock. Pursuant to the terms of its engagement, Cohen & Co. Capital Markets became entitled to a fee of $500,000 in consideration for the fairness opinion (the “Fairness Opinion Fee”). The Fairness Opinion Fee became payable to Cohen & Co. Capital Markets upon delivery of Cohen & Co. Capital Markets’ fairness opinion to the Stronghold board of directors and will be credited against the transaction fee payable to Cohen & Co. Capital Markets in connection with its services to Stronghold as financial advisor in connection with the proposed merger. No portion of Cohen & Co. Capital Markets’ Fairness Opinion Fee is contingent upon either the conclusion expressed in its opinion or whether the proposed merger is successfully consummated. For services rendered by Cohen & Co. Capital Markets as financial advisor to Stronghold in connection with the proposed merger (excluding the Fairness Opinion Fee), Stronghold has agreed to pay Cohen & Co. Capital Markets a fee (the “Transaction Fee”) of 1.5% of the transaction enterprise value up to $150,000,000 plus 3.5% of the transaction enterprise value between $150,000,001 and $250,000,000, which fee will be determined at the closing of the proposed merger based on the average of the closing market prices of the Bitfarms common shares on the 10 trading days ending prior to the closing of the proposed merger. The Transaction Fee will be payable by Stronghold to Cohen & Co. Capital Markets only upon the closing of the proposed merger. For illustrative purposes, using the 10 day period ending August 20, 2024, the Transaction Fee payable to Cohen & Co. Capital Markets would be approximately $2,300,000. In addition, Stronghold has agreed to reimburse Cohen & Co. Capital Markets upon consummation of the proposed merger for certain of its expenses incurred in connection with its services, including the reasonable fees and disbursements of counsel, and will indemnify Cohen & Co. Capital Markets against certain liabilities arising out of Cohen & Co. Capital Markets’ engagement.

During the two years preceding the date of its written opinion, Cohen & Co. Capital Markets has not provided any other material financial advisory or other material financing services to Stronghold, Bitfarms or their respective affiliates. Cohen & Co. Capital Markets may, however, provide such services in the future and may receive, fees for the rendering of such services. Cohen & Co. Capital Markets and its affiliates may trade or hold securities of Stronghold or Bitfarms and/or their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in those securities. In addition, Cohen & Co. Capital Markets may seek to, in the future, provide financial advisory and financing services to Stronghold, Bitfarms or entities that are affiliated with Stronghold or Bitfarms, for which it would expect to receive compensation.

Stronghold Unaudited Prospective Financial Information

Stronghold as a matter of course does not make public long-term projections as to its future earnings or other results given, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the Stronghold board of directors’ evaluation of the proposed merger, Stronghold management prepared and provided to the Stronghold board of directors certain unaudited prospective financial information relating to Stronghold for the fiscal years ending December 31, 2024 through December 31, 2029 (the “Stronghold Projections for Stronghold”).

In addition, Stronghold’s management prepared and provided to the Stronghold board of directors an alternative version of the Bitfarms Projections (as defined below) for the fiscal years ending December 31, 2024 through December 31, 2029, incorporating certain adjustments thereto by the management of Stronghold (the “Stronghold Adjusted Projections for Bitfarms”, and together with the Stronghold Projections for Stronghold, the “Stronghold Management Projections”). The Stronghold Management Projections also were provided to Stronghold’s financial advisor, J.V.B. Financial Group, LLC acting through its Cohen & Company Capital Markets division, which was authorized by Stronghold to use and rely upon the Stronghold Management Projections in connection with its analysis and opinion described in the section entitled “The Merger Proposal — Opinion of Stronghold’s Financial Advisor.” The Stronghold Projections for Stronghold were also provided to Bitfarms in connection with its evaluation of the merger.

The summary of the Stronghold Management Projections below is not included to influence the decision of Stronghold stockholders whether to vote in favor of the merger proposal or any other proposal to be considered at the special meeting, but is provided solely because it was made available to the Stronghold board of directors and Stronghold’s financial advisor in connection with the merger. The inclusion of the below information should not be regarded as an indication that Stronghold, its advisors or other representatives or any other recipient of this information considered — or now considers — it to be necessarily predictive of actual future results, or that it should be construed as financial guidance, and it should not be relied on as such.

This information was prepared solely for internal use and is subjective in many respects. While presented with numerical specificity, the Stronghold Management Projections reflect numerous estimates and assumptions, including, among others assumptions related to the cost of power, Bitcoin miner fleet efficiency, capital expenditures related to the acquisition of new Bitcoin miners, the issuance of new equity to fund growth and, with respect to the Stronghold Projections for Stronghold, certain capacity payments from PJM. In addition, in connection with Stronghold’s due diligence of Bitfarms and evaluation of the merger, Stronghold management made certain adjustments and assumptions when preparing the Stronghold Adjusted Projections for Bitfarms, which were based on the Bitfarms Projections. The estimates and assumptions made when preparing the Stronghold Management Projections are inherently uncertain and are beyond the control of Stronghold’s management for reasons including, among others, Stronghold’s and/or Bitfarms’ future results, Bitcoin mining industry activity, the price of Bitcoin and other matters described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and “Where You Can Find Additional Information.”

The Stronghold Management Projections also reflect assumptions as to certain business decisions that are subject to change and subjective judgment that is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Stronghold can give no assurance that the Stronghold Management Projections and the underlying estimates and assumptions will be realized. In addition, since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. This information constitutes “forward-looking statements” and actual results may differ materially and adversely from those projected.

The Stronghold Management Projections were not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with U.S. GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Stronghold Management Projections have been prepared by, and are the responsibility of, Stronghold management. Neither Stronghold’s independent registered public accounting firm, nor Bitfarms’ independent registered public accounting firm PricewaterhouseCoopers LLP, nor any other independent accountants, have compiled, reviewed, audited, examined, or performed any agreed-upon procedures, or expressed any form of assurance, with respect to the Stronghold Management Projections included in this proxy statement/prospectus, and they have not expressed any opinion or any other form of assurance on such projections or the achievability of the results reflected in such projections and they assume no responsibility for, and disclaim any association with, such projections. The report of UPC contained in Stronghold’s Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference into this proxy statement/prospectus, relates to Stronghold’s historical audited financial statements and does not extend to the Stronghold Management Projections and should not be read to do so. The report of PricewaterhouseCoopers LLP contained in Bitfarms’ Annual Report on Form 40-F for the year ended December 31, 2023, which is incorporated by reference into this proxy statement/prospectus, relates to the Bitfarms historical audited financial statements and does not extend to the Stronghold Management Projections and should not be read to do so. Non-U.S. GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP, and non-U.S. GAAP financial measures such as those used in the Stronghold Management Projections may not be comparable to similarly titled amounts used by other companies or persons.

Furthermore, the Stronghold Management Projections do not take into account any circumstances or events occurring after the date they were prepared. Stronghold can give no assurance that, had the Stronghold Management Projections been prepared as of the date of this proxy statement/prospectus, similar estimates and assumptions would be used. EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, STRONGHOLD DOES NOT INTEND TO, AND DISCLAIMS ANY OBLIGATION TO, MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE STRONGHOLD MANAGEMENT PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING SINCE ITS PREPARATION OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE UNDERLYING ASSUMPTIONS ARE SHOWN TO BE INAPPROPRIATE, INCLUDING WITH RESPECT TO THE ACCOUNTING TREATMENT OF THE MERGER UNDER U.S. GAAP OR IFRS ACCOUNTING STANDARDS, OR TO REFLECT CHANGES IN GENERAL ECONOMIC OR INDUSTRY CONDITIONS.

The Stronghold Management Projections do not take into account all the possible financial and other effects on Stronghold or Bitfarms of the merger, the effect on Stronghold or Bitfarms of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the Stronghold Management Projections do not take into account the effect on Stronghold or Bitfarms of any possible failure of the merger to occur. None of Stronghold, Bitfarms or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any stockholder or other person regarding Stronghold’s or Bitfarms’ ultimate performance compared to the information contained in the Stronghold Management Projections or that the forecasted results will be achieved. The inclusion of the Stronghold Management Projections herein should not be deemed an admission or representation by Stronghold, Bitfarms or their respective advisors or other representatives or any other person that it is viewed as material information of Stronghold or Bitfarms, particularly in light of the inherent risks and uncertainties associated with such forecasts.

No assurances can be given that the assumptions made in preparing the Stronghold Management Projections will accurately reflect future conditions. The estimates and assumptions underlying the Stronghold Management Projections involve judgments with respect to, among other things, future economic, competitive, financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic and competitive uncertainties and contingencies, including, among others, the risks and uncertainties described under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” elsewhere in this proxy statement/prospectus, all of which are difficult to predict and many of which are beyond the control of Bitfarms and/or Stronghold and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized, and actual results likely will differ, and may differ materially, from those reflected in the unaudited prospective financial information, whether or not the merger is completed.

In light of the foregoing, and considering that the special meeting will be held after the Stronghold Management Projections were prepared, as well as the uncertainties inherent in any forecasted information, Stronghold stockholders are cautioned not to place undue reliance on such information and are encouraged to review Stronghold’s and Bitfarms’ most recent SEC filings for a description of Stronghold’s and Bitfarms’ respective reported financial results. See the section entitled “Where You Can Find Additional Information.”

Stronghold Management Projections for Stronghold

The following table presents selected unaudited forecasted financial information of Stronghold contained in the Stronghold Projections for Stronghold (amounts may reflect rounding). The Stronghold Projections for Stronghold assume a Bitcoin hashprice of $55/PH/day throughout the projection period.

($ in millions)	2H 2024E	2025E	2026E	2027E	2028E	2029E
Total Revenue	$34.4	$76.2	$87.6	$103.8	$132.2	$163.9
Gross Profit	$23.7	$59.4	$71.2	$85.7	$103.8	$130.6
Adjusted EBITDA(1)	$3.9	$22.8	$34.6	$49.1	$67.2	$94.0
Unlevered Free Cash Flow(2)	$0.7	$1.9	$7.2	$5.0	$5.6	$18.6

____________

(1)      Adjusted EBITDA is defined as net income (loss) before interest, taxes, depreciation and amortization, further adjusted by the removal of one-time transaction costs, non-recurring expenses, realized gains and losses on the sale of long-term assets, expenses related to stock-based compensation, gains or losses on extinguishment of debt, or changes in the fair value of warrant liabilities in the period presented. Adjusted EBITDA is not a measure of financial performance under U.S. GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with U.S. GAAP.

(2)      Unlevered free cash flow is defined as Adjusted EBITDA less capital expenditures, expenses related to stock-based compensation, taxes, and changes in net working capital. Unlevered free cash flow reflects forecasted tax expense of $0.0 in 2H 2024, $0.0 in 2025, $0.3 million in 2026, $0.7 million in 2027, $0.9 million in 2028, and $1.5 million in 2029. Unlevered free cash flow is not a measure of financial performance under U.S. GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with U.S. GAAP.

Stronghold Management Projections for Bitfarms

The following table presents a summary of the Stronghold Adjusted Projections for Bitfarms, as prepared by Stronghold’s management based on the Bitfarms Projections, which figures may reflect rounding. In preparing the Stronghold Adjusted Projections for Bitfarms, Stronghold management assumed, among other things, a Bitcoin hashprice of $55/PH/day throughout the projection period, a downward adjustment for certain growth projects expected to be completed later in the projection period, and revised assumptions for the cost of power. These adjustments were based on the judgment and experience of Stronghold management and discussions with Bitfarms management and differ from the assumptions accounted for in the Bitfarms Projections as set forth in the section entitled “— Bitfarms Unaudited Prospective Financial Information.”

($ in millions)	2H 2024E	2025E	2026E	2027E	2028E	2029E
Total Revenue	$152.3	$559.9	$685.4	$841.7	$1,169.6	$1,239.2
Gross Profit	$91.2	$348.4	$435.5	$587.7	$911.8	$978.1
Adjusted EBITDA(1)	$71.8	$313.6	$396.4	$546.2	$866.5	$931.2
Unlevered Free Cash Flow(2)	$(145.0)	$22.4	$358.6	$38.3	$241.9	$454.6

____________

(1)      Adjusted EBITDA is defined as net income (loss) before interest, taxes, depreciation and amortization, further adjusted by the removal of one-time transaction costs, non-recurring expenses, realized gains and losses on the sale of long-term assets, expenses related to stock-based compensation, gains or losses on extinguishment of debt, or changes in the fair value of warrant liabilities in the period presented. Adjusted EBITDA is not a measure of financial performance under U.S. GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with U.S. GAAP.

(2)      Unlevered free cash flow is defined as Adjusted EBITDA less capital expenditures, expenses related to stock-based compensation, taxes, and changes in net working capital. Unlevered free cash flow reflects forecasted tax expense of $0.3 million in 2H 2024, $1.2 million in 2025, $1.2 million in 2026, $19.9 million in 2027, $109.3 million in 2028, and $240.8 million in 2029. Unlevered free cash flow is not a measure of financial performance under U.S. GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with U.S. GAAP.

Stronghold does not intend to update or otherwise revise the above unaudited financial forecasts to reflect circumstances existing after the date when such forecasts were made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying such unaudited financial forecasts are no longer appropriate, except as may be required by applicable law.

Bitfarms Unaudited Prospective Financial Information

Bitfarms is including limited unaudited prospective financial information in this proxy statement/prospectus solely because it was among the financial information provided to Stronghold and Cohen & Co. Capital Markets in connection with their respective evaluation of the merger (the “Bitfarms Projections”). The inclusion of the Bitfarms Projections should not be regarded as an indication that any of Bitfarms, Stronghold, their respective affiliates, officers, directors, advisors or other representatives, Cohen & Co. Capital Markets or any other recipient of this information considered, or now considers, it necessarily to be predictive of actual future results, or that it should be construed as financial guidance, and it should not be relied on as such. The Bitfarms Projections were prepared solely for internal use and are subject to the assumptions and estimates made and certain limitations, qualifications and conditions.

While presented with numeric specificity, the Bitfarms Projections reflect numerous estimates and assumptions made with respect to business, economic, market, competition, financial conditions and other matters specific to Bitfarms’ business, all of which are difficult to predict and many of which are beyond Bitfarms’ control. The Bitfarms Projections reflect both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Bitfarms can give no assurance that the Bitfarms Projections and the underlying estimates and assumptions will be realized. In addition, since the Bitfarms Projections cover multiple years, such information by its nature becomes less predictive with each successive year. This information constitutes “forward-looking statements” and actual results may differ materially and adversely from those projected.

The Bitfarms Projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward complying with IFRS Accounting Standards, the published guidelines of the SEC regarding projections or the guidelines established by the IFRS Accounting Standards and Canadian Securities Administrators for preparation and presentation of prospective or forward-looking financial information. The Bitfarms Projections have been prepared by, and are the responsibility of Bitfarms’ management. Neither Bitfarms’ independent registered public accounting firm, PricewaterhouseCoopers LLP, nor any other independent accountants, have compiled, reviewed, audited, examined, or performed any agreed-upon procedures, or expressed any form of assurance, with respect to the Bitfarms Projections included in this proxy statement/prospectus, and they have not expressed any opinion or any other form of assurance on such projections or the achievability of the results reflected in such projections, and they assume no responsibility for, and disclaim any association with, such projections. The report of PricewaterhouseCoopers LLP contained in Bitfarms’ Annual Report on Form 40-F for the year ended December 31, 2023, which is incorporated by reference into this proxy statement/prospectus, relates to the Bitfarms historical audited financial statements and does not extend to the Bitfarms Projections and should not be read to do so. Non-IFRS financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with IFRS Accounting Standards, and non-IFRS financial measures such as those used in the Bitfarms Projections may not be comparable to similarly titled amounts used by other companies or persons.

The Bitfarms Projections do not take into account any circumstances or events occurring after the date it was prepared. Bitfarms can give no assurance that, had the Bitfarms Projections been prepared as of the date of this proxy statement/prospectus, similar estimates and assumptions would be used. EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, BITFARMS DOES NOT INTEND TO, AND DISCLAIMS ANY OBLIGATION TO, MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE BITFARMS PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING SINCE ITS PREPARATION OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE BITFARMS PROJECTIONS ARE NOT REALIZED, INCLUDING WITH RESPECT TO THE ACCOUNTING TREATMENT OF THE MERGER UNDER IFRS ACCOUNTING STANDARDS, OR TO REFLECT CHANGES IN GENERAL ECONOMIC OR INDUSTRY CONDITIONS.

The Bitfarms Projections do not take into account the possible financial and other effects on Bitfarms of the merger and does not attempt to predict or suggest future results of the combined company. The Bitfarms Projections do not give effect to the merger, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with consummating the merger, potential synergies that may be achieved by the combined company as a result of the merger or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the Bitfarms Projections do not take into account the effect on Bitfarms of any possible failure of the merger to occur. None of Bitfarms, Stronghold or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any stockholder of Bitfarms or Stronghold or other person regarding Bitfarms’ ultimate performance compared to the information contained in the Bitfarms Projections or that the forecasted results will be achieved. The inclusion of the Bitfarms Projections herein should not be deemed an admission or representation by Bitfarms or its respective advisors or other representatives or any other person that it is viewed as material information of Bitfarms, particularly in light of the inherent risks and uncertainties associated with such forecasts.

The following table presents a summary of the Bitfarms Projections prepared by Bitfarms management and provided to Stronghold and Cohen & Co. Capital Markets.

($ in millions)	2H 2024E	2025E	2026E	2027E	2028E	2029E
Revenue	$151.0	$559.9	$685.4	$841.7	$1,021.6	$1,239.2
Gross Profit	$89.9	$348.4	$435.5	$587.7	$763.9	$978.1
Adjusted EBITDA⁽¹⁾	$77.4	$337.6	$441.9	$660.9	$912.6	$1,227.6
Unlevered Free Cash Flow⁽²⁾	$(140.0)	$51.0	$409.0	$158.0	$332.0	$988.0

____________

(1)      Adjusted EBITDA is a non-IFRS Accounting Standards measure and is calculated as net income (loss) before interest, taxes, depreciation and amortization, further adjusted by depreciation and amortization, the removal of one-time transaction costs, the impairment of long-lived assets and stock-based compensation expense in the period presented.

(2)      Unlevered free cash flow is a non-IFRS Accounting Standards measure and is calculated as Adjusted EBITDA less taxes capital expenditures, and changes in net working capital.

No assurances can be given that the assumptions made in preparing the above Bitfarms Projections will accurately reflect future conditions. The estimates and assumptions underlying the Bitfarms Projections involve judgments with respect to, among other things, future economic, competitive, financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic and competitive uncertainties and contingencies, including, among others, the risks and uncertainties described under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” elsewhere in this proxy statement/prospectus, all of which are difficult to predict and many of which are beyond the control of Bitfarms and/or Stronghold and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized, and actual results likely will differ, and may differ materially, from those reflected in the unaudited prospective financial information, whether or not the merger is completed.

In light of the foregoing, and considering that the special meeting will be held after the Bitfarms Projections were prepared, as well as the uncertainties inherent in forecasting information, Bitfarms shareholders and Stronghold stockholders are cautioned not to place unwarranted reliance on such information, and Bitfarms urges all Bitfarms shareholders and Stronghold stockholders to review Bitfarms’ most recent SEC filings for a description of Bitfarms’ reported financial results. See “Where You Can Find Additional Information.”

Listing of Bitfarms Common Shares

It is a condition to the completion of the merger that the Bitfarms common shares issued pursuant to the merger agreement are approved for listing on Nasdaq and the TSX, subject to customary conditions and official notice of issuance. Bitfarms must use its reasonable best efforts to cause the Bitfarms common shares to be issued in the merger to be approved for listing on Nasdaq and the TSX.

Delisting and Deregistration of Stronghold Class A Common Stock

As promptly as practicable after the effective time, Stronghold Class A common stock currently listed on Nasdaq will cease to be listed on Nasdaq and will be deregistered under the U.S. Exchange Act.

Interests of Stronghold’s Directors and Executive Officers in the Merger

In considering the recommendation of the Stronghold board of directors that you vote to approve and adopt the merger agreement and approving the transactions contemplated thereby, including the merger, and, you should be aware that aside from their interests as Stronghold stockholders, Stronghold’s directors and executive officers have interests in the merger that are different from, or in addition to, those of Stronghold stockholders generally. Members of the Stronghold board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to Stronghold stockholders that the merger agreement and the transactions contemplated thereby, including the merger, be approved and adopted. For more information see the sections entitled “The Merger Proposal — Background of the Merger” and “The Merger Proposal — Stronghold’s Reasons for the Merger; Recommendation of the Stronghold Board of Directors.” These interests are described in more detail below, and certain of them are quantified in the narrative and the tables below. The individuals listed in the bullets below currently serve as directors and executive officers since the beginning of January 1, 2023. Gregory A. Beard and Matthew J. Smith both serve as directors and executive officers. There are no former directors or executive officers since the beginning of January 1, 2023.

•        Directors:    Gregory A. Beard, Indira Agarwal, Thomas Doherty, Sarah P. James, Thomas J. Pacchia, Matthew J. Smith and Thomas R. Trowbridge, IV; and

•        Executive Officers:    Gregory A. Beard, Matthew J. Smith and Richard J. Shaffer.

For a list of assumptions used to quantify certain payments and benefits, please see the section entitled “The Merger Proposal — Interests of Stronghold’s Directors and Executive Officers in the Merger — Quantification of Payments and Benefits to Stronghold’s Executive Officers” below.

Treatment of Stronghold Equity Awards

Options.    At the effective time, each outstanding Stronghold option, whether vested or unvested, other than each Stronghold option that is held by a former employee of, former non-employee director of, or former other service provider to, Stronghold or its subsidiaries, in each case, as of immediately prior to the effective time (a “former employee option”), will be assumed by Bitfarms and converted into an option to acquire Bitfarms common shares. Each of these converted options will continue to have and be subject to substantially the same terms and conditions as were applicable to such option immediately prior to the effective time, except that (i) such option shall be exercisable for that number of Bitfarms common shares (rounded, if necessary, to the nearest whole share) determined by multiplying the number of shares of Stronghold Class A common stock subject to such Stronghold option as of immediately prior to the effective time by the exchange ratio and (ii) the per share exercise price for each Bitfarms common share issuable upon exercise of the converted option will be (rounded, if necessary, up to the nearest whole cent) equal to the exercise price per share of Stronghold Class A common stock under such Stronghold option divided by the exchange ratio; provided, however, that the adjustments provided based on this formula with respect to Stronghold options are intended to be effected in a manner that is consistent with Section 409A of the Code. At the effective time, each former employee option (whether vested or unvested) will be canceled and converted into the right to receive a number of Bitfarms common shares equal to the product of (x) the number of shares of Stronghold Class A common stock subject to such former employee option as of immediately prior to the effective time and (y) (A) the excess, if any, of the merger consideration value over the exercise price per share of Stronghold Class A common stock applicable to such former employee option, divided by (B) the merger consideration value (the “former employee option consideration”). Bitfarms will deliver the former employee option consideration, less any required withholding taxes and without interest, within 10 business days following the effective time.

Restricted Stock Units.    At the effective time, each outstanding restricted stock unit denominated in Stronghold Class A common stock (each a “Stronghold RSU”), whether vested or unvested, will automatically vest in full and be treated as a share of Stronghold Class A common stock for purposes of the merger agreement, including the right to receive per share merger consideration (the “Stronghold RSU consideration”), except that, pursuant to the schedules to the merger agreement, each Stronghold RSU that is granted between the date of execution of the merger agreement and the effective time (each, an “Interim Stronghold RSU”) will be assumed by Bitfarms and converted into a number of Bitfarms restricted stock units with the same terms and conditions as were applicable to such Interim Stronghold RSU immediately prior to the effective time (including with respect to vesting and termination-related vesting provisions) and relating to the number of Bitfarms common shares equal to the product of (i) the number of shares of Stronghold Class A common stock subject to such Interim Stronghold RSU immediately prior to the effective time, multiplied by (ii) the exchange ratio, with any fractional shares rounded to the nearest whole share. Stronghold will deliver the Stronghold RSU consideration, less any withholding taxes and without interest, within 10 business days following the effective time; provided, to the extent that any payment within such time or on such date would trigger a tax or penalty under Section 409A of the Code, such payment will be made on the earliest date that payment would not trigger such tax or penalty.

Quantification of Payments.    For an estimate of the amounts that would be payable to each of Stronghold’s named executive officers on settlement of their unvested Stronghold equity awards outstanding as of the date hereof, see the section entitled “The Merger Proposal — Interests of Stronghold’s Directors and Executive Officers in the Merger — Quantification of Payments and Benefits to Stronghold’s Executive Officers” below. There are no Stronghold executive officers who are not named executive officers.

As of the date hereof, Ms. James and Messrs. Pacchia and Trowbridge each hold 2,880 outstanding Stronghold options at an exercise price of $93.30 per share. These options will be assumed by Bitfarms and converted into an option to acquire Bitfarms common shares as described above. No non-employee directors hold any other Stronghold equity awards and are not entitled to any additional payments or benefits in connection with the merger.

Severance Arrangements with Executive Officers

Gregory A. Beard is a party to an employment agreement with Stronghold that provides for certain payments and benefits in the event of a termination of his employment without “cause” (as defined in his employment agreement) or a resignation for “good reason” (as defined in his employment agreement). Upon such termination and subject to Mr. Beard’s timely execution of a release of claims in favor of Stronghold and its affiliates, Mr. Beard is entitled to: (i) 12 months of his base salary for the year in which the termination occurs, payable in substantially equal installments over 12 months, (ii) a pro-rated portion of the annual bonus that he would have been paid for the calendar year in which the termination occurs, payable at the same time bonuses are paid to similarly situated employees and (iii) reimbursement for a 12 month period for the full amount Mr. Beard pays to effect and continue coverage under Stronghold’s group health plans for himself and any eligible dependents. Additionally, if Mr. Beard is terminated without “cause” or resigns for “good reason” within the 12-month period following a “change in control” (as defined in Stronghold’s equity incentive plan), then Mr. Beard is entitled to the payments described above except that the 12 months of base salary will instead be payable in a lump sum on the 60th day after his termination. The merger will constitute a “change in control” as defined in Stronghold’s equity incentive plan.

Matthew J. Smith is a party to an employment retention and continuation agreement with Stronghold (the “retention agreement”) that provides for a pro-rated payment of his 2024 cash bonus in the event of a termination of his employment without “cause” (as defined in the retention agreement) or resignation for “good reason” (as defined in the retention agreement). Additionally, Mr. Smith is a participant in the Stronghold severance plan (the “severance plan”) under which he is entitled to certain payments and benefits in the event of a termination of his employment without “cause” (as defined in the severance plan) or for “good reason” (as defined in the severance plan), in each case, within 60 days prior to, or one year following, a “change in control” (as defined in the severance plan). Upon such termination and subject to Mr. Smith’s timely execution of a release of claims in favor of Stronghold and its affiliates, Mr. Smith is entitled to (i) a lump sum payment equal to 12 weeks of his base salary, plus an additional two weeks of his base salary for each full year he has been employed at Stronghold, (ii) a lump sum payment equal to a prorated amount of his quarterly bonus for the quarter that includes the termination date and (iii) a lump sum payment equal to 12 weeks of the monthly premium that would otherwise by payable for continued coverage under Stronghold’s group health plans for Mr. Smith and any eligible dependents.

Richard J. Shaffer is not a party to any employment or severance agreement or arrangement with Stronghold and is therefore not entitled to any severance payments or benefits in the event of a termination of his employment.

The merger will constitute a “change in control” (as defined in the Stronghold severance plan). For an estimate of the value of the payments and benefits described above that would be payable to Stronghold’s named executive officers upon a termination of employment, see the section entitled “The Merger Proposal — Interests of Stronghold’s Directors and Executive Officers in the Merger — Quantification of Payments and Benefits to Stronghold’s Executive Officers” below. There are no Stronghold executive officers who are not named executive officers.

Other Compensation Matters

In addition to the payments and benefits above, under the terms of the merger agreement, Stronghold may take certain compensation actions prior to the completion of the merger that will affect Stronghold’s directors and executive officers, although determinations related to such actions have not been made as of the date of this proxy statement/prospectus and the impact of such actions is not reflected in the amounts estimated above and in the section entitled “The Merger Proposal — Interests of Stronghold’s Directors and Executive Officers in the Merger — Quantification of Payments and Benefits to Stronghold’s Named Executive Officers” below. Among other actions, Stronghold may pay directors fees and other compensation and benefits in the ordinary course of business. Stronghold may also make grants of equity awards to directors and executive officers in the ordinary course of business, consistent with past practice, subject to certain limitations.

New Employment Arrangements with Stronghold Executive Officers

There have been no discussions between Bitfarms and the Stronghold executive officers regarding post-closing roles for such executive officers within the Bitfarms organization. However, Bitfarms may engage in such discussions or enter into new agreements with those individuals in the future. There is at this time no assurance that any discussions will result in any new agreements with Bitfarms or, if so, what the terms and conditions of any such agreements would be.

Indemnification and Insurance

From the effective time until the sixth anniversary of the effective time, Bitfarms and Stronghold, as the surviving corporation following the merger, have agreed to, jointly and severally, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of the merger agreement or who becomes, prior to the effective time, an officer or director of Stronghold or any of its subsidiaries against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement of, or incurred in connection with, any actual or threatened proceeding to which such person is a party or is otherwise involved (including as a witness) based on, in whole or in part, or arising out of, in whole or in part, the fact that such person is or was an officer or director of Stronghold or any of its subsidiaries or is or was serving at the request of Stronghold or any of its subsidiaries as an officer or director of another entity, or by reason of anything done or not done by such person in any such capacity.

For a period of six years following the effective time, Bitfarms and the surviving corporation will not amend, repeal or otherwise modify any provision in the organizational documents of the surviving corporation or its subsidiaries in any manner that would affect (or manage the surviving corporation or its subsidiaries, with the intent to or in a manner that would affect) adversely the rights of any indemnified person to indemnification, exculpation and advancement except to the extent required by applicable law. Bitfarms and the surviving corporation will cause to be put in place, and Bitfarms will fully prepay immediately prior to the effective time, “tail” insurance policies with a claims reporting or discovery period of at least six years from the effective time from an insurance carrier with the same or better credit rating as Stronghold’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as Stronghold’s existing policies, subject to a premium cap, with respect to matters, acts or omissions existing or occurring at or prior to the effective time. For more information, see the section entitled “The Merger Agreement — Indemnification and Insurance.”

Bitfarms Board of Directors Following the Merger

The merger agreement does not contemplate any changes to Bitfarms’ current board of directors. Information about Bitfarms’ current board of directors is incorporated herein by reference from Bitfarms’ Notice of Annual General and Special Meeting of Shareholders and Management Information Circular, furnished to the SEC on Form 6-K on May 8, 2024. For more information, see the section entitled “The Merger Agreement — Effects of the Merger — Bitfarms Governance and Other Matters.”

Quantification of Payments and Benefits to Stronghold’s Named Executive Officers

The table below sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer and summarizes the potential golden parachute compensation that each named executive officer would be entitled to receive from Bitfarms if the merger is consummated and if the named executive officer’s employment with Stronghold thereafter terminates. The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described and in the footnotes to the table, and do not reflect certain compensation actions that may occur prior to completion of the merger, including any equity award grants that may be made prior to the closing of the merger.

Solely for purposes of calculating such potential golden parachute compensation, the following assumptions were used:

•        The relevant price per share of Stronghold Class A common stock is $5.19, which is the average closing price per share of Stronghold Class A common stock as reported on Nasdaq over the first five business days following the first public announcement of the merger agreement on August 21, 2024;

•        The effective time is December 31, 2024, which is the assumed date of the closing of the merger solely for purposes of the disclosure in this section; and

•        For purposes of calculating any severance, the assumed termination date is December 31, 2024, which is the assumed date of the closing of the merger for purposes of the disclosure in this section.

Name	Cash ($)(1)	Equity ($)(2)	Perquisites ($)(3)	Total ($)(4)
Gregory A. Beard	$1,200,000	$0	$24,450	$1,224,450
Matthew J. Smith	$204,808	$407,280	$0	$612,088
Richard J. Shaffer	$0	$91,910	$0	$91,910

____________

(1)      Represents the cash severance amount payable to each named executive officer upon a termination of employment by Stronghold without cause or for good reason. The amounts payable in respect of such termination are “double-trigger” payments, which means that the amounts will become payable only on a termination of employment following the effective time of the merger. For Mr. Beard, amounts include $600,000 in severance payments and $600,000 for a pro-rated annual bonus for the year of termination, subject to Mr. Beard’s continued compliance with the restrictive covenants in his employment agreement, including his continued compliance with the non-competition and non-solicitation provisions for 12 months post-termination. For Mr. Smith, amounts include $92,308 in severance payments under the Stronghold severance plan and $112,500 for the remaining amount due for his 2024 annual bonus that would have been payable January 1, 2025, subject to Mr. Smith’s continued compliance with the restrictive covenants in his restrictive covenant agreement, including his continued compliance with the non-competition and non-solicitation provisions for 12 months post-termination. Mr. Shaffer is not a party to any employment or severance arrangements and is not entitled to any severance payments on termination.

(2)      Represents the value of the unvested Stronghold RSUs held by each named executive officer as of the date hereof assuming the effective time of the merger is December 31, 2024. The amounts payable in respect of the outstanding and unvested Stronghold RSUs are “single-trigger” payments, which means that the amounts will become payable solely as a result of continued employment through the effective time of the merger. No Stronghold options are held by any named executive officer.

(3)      Represents the estimated value of continuation of medical, dental, vision and health benefits provided to Mr. Beard by Stronghold for a period of 12 months following termination of employment. Mr. Smith does not participate in Stronghold’s group health plans and is therefore not entitled to the lump sum payment under the Stronghold severance plan for continuation benefits. Mr. Shaffer is not entitled to any continuation benefits on termination. The continuation benefits provided to Mr. Beard are “double-trigger” payments.

(4)      The total amounts do not reflect any reductions to “parachute payments” as defined by Code Section 280G in order to avoid any applicable excise tax thereunder. A definitive analysis of the need, if any, for such reductions will depend on the effective time, the date of termination (if any) of the named executive officer and certain other assumptions used in the applicable calculations.

Accounting Treatment of the Merger

The merger will be accounted for as a business combination using the acquisition method of accounting in accordance with IFRS 3. Bitfarms, as the acquirer for accounting purposes, will record identifiable assets acquired and liabilities assumed from Stronghold at their respective fair values (except for limited exceptions where IFRS 3 requires a different measurement basis) at the date the merger is completed. Any excess of the merger consideration over the net fair value of such assets and liabilities will be recorded as goodwill. Conversely, any excess of the fair value of the identifiable assets acquired and liabilities assumed from Stronghold at their respective fair values over the total merger consideration would be recorded as a gain on merger.

Stronghold’s operating results will be included in Bitfarms’ consolidated results of operations only for periods subsequent to the closing of the merger. The earnings of Bitfarms following closing of the merger will reflect acquisition accounting adjustments, including the effect of changes in the carrying value for assets and liabilities on depreciation expense, amortization expense and interest expense. Indefinite-lived intangible assets, including goodwill, will not be amortized but will be tested for impairment at least annually, and all tangible and intangible assets including goodwill will be tested for impairment when certain indicators are present. If, in the future, Bitfarms determines that tangible or intangible assets (including goodwill) are impaired, Bitfarms would record an impairment charge at that time.

The unaudited pro forma condensed combined financial information presented in this proxy statement/prospectus has been derived from the historical unaudited interim condensed consolidated financial statements of Bitfarms and Stronghold as at, and for the six months ended, June 30, 2024 and the audited historical consolidated financial statements of Bitfarms and Stronghold as at, and for the fiscal year ended, December 31, 2023. The unaudited pro forma condensed combined statement of financial position as at June 30, 2024 presents the financial position of

Bitfarms and Stronghold giving pro forma effect to the merger as if the merger had occurred on June 30, 2024. The unaudited pro forma condensed combined statement of earnings (loss) for the six months ended June 30, 2024 and the year ended December 31, 2023, presents the results of operations of Bitfarms and Stronghold giving pro forma effect to the merger as if the merger had occurred on January 1, 2023.

Regulatory Approvals Required for the Merger

To complete the merger and the other transactions contemplated by the merger agreement, Stronghold and Bitfarms must make and deliver certain filings, submissions and notices and obtain required authorizations, approvals, consents or expiration of waiting periods from certain governmental and regulatory bodies. Stronghold and Bitfarms have each agreed to, promptly following the execution of the merger agreement, prepare and deliver such filings and obtain such approvals necessary to complete the merger and the other transactions contemplated by the merger agreement (except for the filings and notifications made pursuant to the HSR Act as described below).

Under the merger agreement, Stronghold and Bitfarms must cooperate in good faith and jointly determine no later than 45 days following the execution of the merger agreement whether pre-merger filings are required under the HSR Act. If the parties determine that such filings are required, they must make these filings no later than 10 business days following the date of such determination. If the merger is subject to the requirements of the HSR Act, then Stronghold and Bitfarms must each use its reasonable best efforts to ensure the prompt expiration of any applicable waiting period under the HSR Act.

The FTC, the DOJ, state attorneys general, and others may challenge the merger on antitrust grounds either before or after the expiration or termination of the applicable waiting period. Accordingly, at any time before or after completion of the merger, any of the FTC, the DOJ or other regulatory authorities could take action under the antitrust laws, including without limitation seeking to enjoin the completion of the merger or permitting completion subject to regulatory concessions or conditions. Neither Stronghold nor Bitfarms believes that the merger violates federal or state antitrust laws, but there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

In addition, under the merger agreement, Stronghold is required to cause the Scrubgrass Project Company and the Panther Creek Project Company to file with the Federal Energy Regulatory Commission the “informational filing” required under Section 2 of the PJM Tariff and a request for a waiver of the 90-day period set forth on Schedule 2 of the PJM Tariff. On September 12, 2024, the Scrubgrass Project Company and the Panther Creek Project Company made these filings.

Although Stronghold and Bitfarms believe that they will receive the required authorizations and approvals described above to complete the merger, there can be no assurance as to if and when any of the approvals required to be obtained for the merger and the other transactions contemplated by the merger agreement will be obtained or as to the conditions or limitations that such approvals may contain or impose.

Appraisal or Dissenters’ Rights

The stockholders of Delaware corporations have appraisal rights provided by Section 262 of the DGCL, to the extent applicable, provided they satisfy the special criteria and conditions set forth in Section 262 of the DGCL. No appraisal rights or dissenters’ rights will be available to holders of Stronghold Class A common stock in connection with the merger. Pursuant to the terms of the voting agreement, the sole holder of Stronghold Class V common stock agreed to waive its appraisal and dissenters’ rights in connection with the merger.

Litigation Relating to the Merger

Since the initial public announcement of the merger by Bitfarms and Stronghold on August 21, 2024, to the knowledge of Bitfarms and Stronghold as of the date hereof, none of Bitfarms, BMS, Merger Sub or Stronghold has been named as a defendant in any lawsuit relating to the merger.

Restrictions on Resales of Bitfarms Common Shares Received in the Merger

The Bitfarms common shares to be issued in connection with the merger will be registered under the U.S. Securities Act and will be freely transferable under the U.S. Securities Act, except for shares issued to any shareholder who may be deemed to be an “affiliate” of Bitfarms for purposes of Rule 144 under the U.S. Securities Act. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control with Bitfarms and may include the executive officers, directors and significant shareholders of Bitfarms. This proxy statement/prospectus does not cover resale of Bitfarms common shares received by any person upon completion of the merger, and no person is authorized to make use of this proxy statement/prospectus in connection with any such resale.

The Bitfarms common shares to be issued in connection with the merger will be freely transferable in Canada under applicable Canadian securities laws, provided that (i) the trade is not a control distribution (within the meaning of applicable Canadian securities laws), (ii) no unusual effort is made to prepare the market or to create a demand for the Bitfarms common shares that are the subject of the trade, (iii) no extraordinary commission or consideration is paid to a person or company in respect of the trade and (iv) if the selling Bitfarms shareholder is an insider or officer of Bitfarms, the selling Bitfarms shareholder has no reasonable grounds to believe that Bitfarms is in default of Canadian securities legislation.

Dividend Policy

Since incorporation, neither Bitfarms nor Stronghold have paid any dividends relating to the Bitfarms common shares or the Stronghold common stock, respectively. It is not anticipated that Bitfarms or Stronghold will pay any dividends in the immediate or foreseeable future.

Under the terms of the merger agreement, during the period before the closing of the merger, neither Bitfarms nor Stronghold is permitted to pay any dividends or make any other distributions on its capital stock except in certain limited circumstances.

Material U.S. Federal Income Tax Considerations

The following is a general discussion of U.S. federal income tax consequences of the merger that may be relevant to holders of Stronghold Class A common stock, as well as consequences to U.S. holders (as defined below) of the ownership and disposition of Bitfarms common shares received pursuant to the merger. This discussion does not address any tax treatment of any other transactions occurring in connection with the merger, including the exchanges and the conversion. This discussion is limited to holders who hold their Stronghold Class A common stock, and will hold their Bitfarms common shares received pursuant to the merger, as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is based on current provisions of the Code, the Treasury regulations promulgated thereunder, judicial interpretations thereof and administrative rulings and published positions of the IRS, each as in effect as of the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect, any of which changes could affect the accuracy of the statements and conclusions set forth herein.

This discussion does not purport to address all aspects of U.S. federal income taxation that may be relevant to a particular holder of Stronghold Class A common stock in light of their particular facts and circumstances, nor does it apply to holders of Stronghold Class A common stock that are subject to special rules under the United States federal income tax laws (including, for example, banks or other financial institutions; dealers in securities or currencies; traders in securities that elect to apply a mark-to-market method of accounting; insurance companies; tax-exempt entities; entities or arrangements treated as partnerships for U.S. federal income tax purposes or other flow-through entities (and investors therein); subchapter S corporations; retirement plans, individual retirement accounts or other tax-deferred accounts; real estate investment trusts; regulated investment companies; holders liable for the alternative minimum tax; certain former citizens or former long-term residents of the United States; holders having a functional currency other than the U.S. dollar; holders who hold their Stronghold Class A common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction; holders subject to special tax accounting rules as a result of any item of gross income with respect to Stronghold Class A common stock being taken into account in an “applicable financial statement” as defined in Section 451(b) of the Code; except as expressly discussed below, holders who own or will own at least 5% by vote or value of Stronghold Class A common stock (immediately prior to the merger) or of Bitfarms common shares (immediately after the merger); and holders who acquired their Stronghold Class A common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan or pursuant to the exchanges or conversion). This discussion does not describe any state, local or foreign tax law considerations, or any aspect of U.S. federal tax law other than income taxation (e.g., alternative minimum tax, the 3.8% Medicare tax on certain net investment income, or estate or gift tax).

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Stronghold Class A common stock, or will own Bitfarms common shares received pursuant to the merger, the tax treatment of a person treated as a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as partners in a partnership holding Stronghold Class A common stock, or that will hold Bitfarms common shares received pursuant to the merger, should consult their own tax advisors regarding the tax consequences to them of the merger and the ownership and disposition of Bitfarms common shares after the merger.

ALL HOLDERS OF STRONGHOLD COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER AND THE OWNERSHIP AND DISPOSITION OF BITFARMS COMMON SHARES RECEIVED PURSUANT TO THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Stronghold Class A common stock (prior to the merger) or Bitfarms common shares (following the merger) that is, for United States federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in the United States or under the laws of the United States or any subdivision thereof;

•        an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

A “non-U.S. holder” means a beneficial owner of Stronghold Class A common stock (prior to the merger) or Bitfarms common shares (following the merger) that is not a U.S. holder or a partnership (or any other entity classified as a partnership for U.S. federal income tax purposes).

U.S. Federal Income Tax Consequences of the Merger Generally

Based on the transaction structure, the receipt of the merger consideration in exchange for Stronghold Class A common stock pursuant to the merger is expected to be a taxable transaction for U.S. federal income tax purposes and the remainder of this discussion assumes that the merger will be so treated.

Consequences of the Merger to U.S. Holders

In general, a U.S. holder that receives Bitfarms common shares pursuant to the merger will recognize gain or loss equal to the difference, if any, between (i) the fair market value of Bitfarms common shares received and the amount of cash received in lieu of fractional Bitfarms common shares and (ii) such U.S. holder’s adjusted tax basis in its Stronghold Class A common stock exchanged in the merger. A U.S. holder’s adjusted tax basis in Stronghold Class A common stock generally will equal the price the U.S. holder paid for such shares. Such gain or loss will be capital gain or loss and generally will be treated as long-term capital gain or loss if the U.S. holder has held the Stronghold Class A common stock for more than one year at the effective time of the merger. Long-term capital gains of non-corporate U.S. holders (including individuals) are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of Stronghold Class A common stock at different times or at different prices, any gain or loss and the holding period with respect to the Stronghold Class A common stock exchanged must be determined separately, with respect to each block of Stronghold Class A common stock that is exchanged.

A U.S. holder’s aggregate tax basis in its Bitfarms common shares received in the merger will equal the fair market value of such shares at the effective time of the merger, and the U.S. holder’s holding period for such shares will begin on the day after the merger.

Consequences of the Merger to Non-U.S. Holders

A non-U.S. holder’s receipt of Bitfarms common shares in exchange for Stronghold Class A common stock pursuant to the merger generally will not be subject to U.S. federal income tax unless:

•        the gain, if any, on such shares is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. holder’s permanent establishment in the United States);

•        the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange of Stronghold Class A common stock for Bitfarms common shares pursuant to the merger and certain other conditions are met; or

•        the non-U.S. holder’s Stronghold Class A common stock constitute “United States real property interests” (“USRPIs”) for U.S. federal income tax purposes by reason of Stronghold’s status as a “United States real property holding corporation” (“USRPHC”) at any time during the shorter of the five-year period preceding the merger and the non-U.S. holder’s holding period in the Stronghold Class A common stock; provided, that generally only non-U.S. holders who have held more than 5% of the Stronghold Class A common stock at any time during such five-year or shorter period will be subject to taxation under this rule, as described below.

A non-U.S. holder described in the first bullet point immediately above will generally be subject to regular U.S. federal income tax on any gain realized as if the non-U.S. holder were a U.S. holder, as described above. If such non-U.S. holder is a corporation, it may also be subject to a branch profits tax imposed at a rate of 30% (or a lower treaty rate) on its effectively connected earnings and profits for the taxable year, subject to certain adjustments. A non-U.S. holder described in the second bullet point immediately above will be subject to tax at a rate of 30% (or a lower treaty rate) on any gain realized, which may be offset by certain U.S. source capital losses recognized in the same taxable year, even though the individual is not considered a resident of the United States.

A non-U.S. holder whose gain is described in the third bullet point above generally will be taxed on a net income basis at the rates and in the manner generally applicable to U.S. holders. A corporation generally is characterized as a USRPHC if the fair market value of the USRPIs owned by the corporation and certain of its subsidiaries equals or exceeds 50% of the sum of the fair market value of (i) the USRPIs owned by the corporation and certain of its subsidiaries, (ii) interests in real property located outside of the United States owned by the corporation and certain of its subsidiaries and (iii) other assets used or held for use by the corporation and certain of its subsidiaries in a trade or business. USRPIs include any interest (other than an interest solely as a creditor) in real property located in the United States or the Virgin Islands and in another USRPHC. Real property generally includes land and unsevered natural products of the land, improvements on land and personal property associated with the use of real property within the meaning of applicable Treasury Regulations.

Although Stronghold believes that it is not, and has not been a USRPHC, it has not recently undertaken a complete analysis as to whether it may have been a USRPHC at any time during the preceding five years. Accordingly, no assurances can be provided that Stronghold was not a USRPHC at any time during the relevant period. Nevertheless, in the event that Stronghold were a USRPHC at any time during such period, as long as the Stronghold Class A common stock is considered regularly traded on an established securities market (which includes Nasdaq, on which the Stronghold Class A common stock is listed) as of the effective time, gain from the exchange of Stronghold Class A common stock for Bitfarms common shares in the merger will be subject to taxation only with respect to a non-U.S. holder that actually or constructively held more than 5% of the Stronghold Class A common stock at any time during the five-year period ending on the date of the merger.

Non-U.S. holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances.

U.S. Federal Income Tax Considerations for U.S. Holders Owning and Disposing of Bitfarms Common Shares

Distributions

In general, subject to the PFIC rules discussed below, the gross amount of any distribution received by a U.S. holder with respect to its Bitfarms common shares (including amounts withheld to pay Canadian withholding taxes) will be included in the gross income of the U.S. holder as dividend income to the extent attributable to Bitfarms’ current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits, as determined for U.S. federal income tax purposes, would be treated as a non-taxable return of capital to the extent of your basis in the Bitfarms common shares and thereafter as capital gain. However, Bitfarms does not expect to calculate earnings and profits in accordance with U.S. federal income tax principles. Accordingly, you should expect to generally treat distributions if any made by Bitfarms as dividends.

If you are an individual or other non-corporate U.S. holder, dividends that constitute qualified dividend income will be taxable to you at the preferential rates applicable to long-term capital gains. Dividends with respect to Bitfarms common shares generally will be qualified dividend income, provided that (i) Bitfarms is not a PFIC in the taxable year of the dividend or the preceding taxable year, (ii) Bitfarms is not a surrogate foreign corporation within the meaning of Section 7874 of the Code, and (iii) you meet certain holding period requirements. The dividend will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations.

The amount of the dividend distribution that you must include in your income as a U.S. holder will be the U.S. dollar value of the Canadian dollar payments made, determined at the spot Canadian dollar/U.S. dollar rate on the date the dividend distribution is includible in your income, regardless of whether the payment is in fact converted into U.S. dollars (and with the value of such distributions computed before any reduction for any Canadian withholding tax). Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date you include the dividend payment in income to the date you convert the payment into U.S. dollars will be treated as ordinary income or loss and will not be eligible for the special tax rate applicable to qualified dividend income. Such foreign exchange gain or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes.

Subject to certain limitations, any Canadian tax withheld will be creditable or deductible against your U.S. federal income tax liability. Special rules apply in determining the foreign tax credit limitation with respect to dividends that are subject to the preferential tax rates. To the extent a refund of the tax withheld is available to you, the amount of tax withheld that is refundable will not be eligible for credit against your U.S. federal income tax liability.

Dividends generally will be income from sources outside the United States and will, depending on your circumstances, generally be considered “passive” income for purposes of computing the foreign tax credit allowable to you. The rules governing the foreign tax credit are complex and involve the application of rules that depend upon a U.S. holder’s particular circumstances. Accordingly, U.S. holders are urged to consult their own tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Capital Gains

Subject to the PFIC rules discussed below, if you are a U.S. holder and you sell or otherwise dispose of your Bitfarms common shares in a taxable disposition, you will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the U.S. dollar value of the amount that you realize and your tax basis, determined in U.S. dollars, in your Bitfarms common shares. Capital gain of a non-corporate U.S. holder is generally taxed at preferential rates where the property is held for more than one year. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

PFIC Rules

A foreign corporation will generally be considered a PFIC, for any taxable year in which (i) 75% or more of its gross income is “passive income” under the PFIC rules or (ii) 50% or more of the average quarterly value of its assets produce, (or are held for the production of) “passive income.” For this purpose, “passive income” generally includes dividends, interest, certain rents and royalties and certain gains, including the excess of gains over losses from certain commodities transactions. Net gains from commodities transactions are generally treated as passive income unless such gains are active business gains from the sale of commodities and “substantially all” of the corporation’s commodities are stock in trade or inventory, depreciable property used in a trade or business, or supplies regularly used or consumed in a trade or business. Moreover, for purposes of determining if the foreign corporation is a PFIC, if the foreign corporation owns, directly or indirectly, at least 25%, by value, of the shares of another corporation, it will be treated as if it directly holds its proportionate share of the assets and receives directly its proportionate share of the income of such other corporation. If a corporation is treated as a PFIC with respect to a U.S. holder for any taxable year, the corporation will continue to be treated as a PFIC with respect to that U.S. holder in all succeeding taxable years, regardless of whether the corporation continues to meet the PFIC requirements in such years, unless certain elections are made.

Although not free from doubt, Bitfarms does not believe it was a PFIC for 2023 and does not expect to be a PFIC for 2024. Bitfarms’ status as a PFIC in any taxable year, however, requires a factual determination that can only be made annually after the close of each taxable year. Moreover, the application of the PFIC rules to cryptocurrency such as bitcoin and transactions related thereto is subject to uncertainty. Accordingly, there can be no assurance that Bitfarms will not be classified as a PFIC for any taxable year. U.S. holders are urged to consult their tax advisors regarding Bitfarms’ status as a PFIC and the U.S. federal income tax consequences that may apply if Bitfarms is determined to be a PFIC in any taxable year.

If Bitfarms is classified as a PFIC, a U.S. holder that does not make any of the elections described below would be required to report any gain on the disposition of Bitfarms common shares as ordinary income, rather than as capital gain, and to compute the tax liability on the gain and any excess distribution (as defined below) received in respect of Bitfarms common shares as if such items had been earned ratably over each day in the U.S. holder’s holding period (or a portion thereof) for Bitfarms common shares. The amounts allocated to the taxable year during which the gain is realized or distribution is made, and to any taxable years in such U.S. holder’s holding period that are before the first taxable year in which Bitfarms is treated as a PFIC with respect to the U.S. holder, would be included in the U.S. holder’s gross income as ordinary income for the taxable year of the gain or distribution. The amount allocated to each other taxable year would be taxed as ordinary income in the taxable year during which the gain is realized or distribution is made at the highest tax rate in effect for the U.S. holder in that other taxable year and would be subject to an interest charge as if the income tax liabilities had been due with respect to each such prior year. For purposes of these rules, gifts, exchanges pursuant to corporate reorganizations and use of Bitfarms common shares as security for a loan may be treated as a taxable disposition of Bitfarms common shares. An “excess distribution” is the amount by which distributions during a taxable year in respect of a common share exceed 125% of the average amount of distributions in respect thereof during the three preceding taxable years (or, if shorter, the U.S. holder’s holding period for Bitfarms common shares). With respect to any non-excess distribution made by a PFIC, the favorable tax rate described above under “Dividends” with respect to dividends paid to certain non-corporate U.S. holders will not apply.

Certain additional adverse tax rules will apply to a U.S. holder for any taxable year in which Bitfarms is treated as a PFIC with respect to such U.S. holder and any of Bitfarms’ subsidiaries is also treated as a PFIC. In such a case, the U.S. holder will generally be deemed to own its proportionate interest (by value) in any Bitfarms subsidiary treated as a PFIC and be subject to the PFIC rules described above with respect to such subsidiary regardless of such U.S. holder’s percentage ownership in Bitfarms.

The adverse tax consequences described above may be mitigated if a U.S. holder makes a timely QEF election, with respect to its interest in the PFIC. Consequently, if Bitfarms is classified as a PFIC, it may be advantageous for a U.S. holder to elect to treat Bitfarms as a “qualified electing fund” with respect to such U.S. holder in the first year in which it holds Bitfarms common shares. If a U.S. holder makes a timely QEF election with respect to Bitfarms, provided that the necessary information is provided by Bitfarms, the electing U.S. holder would be required in each taxable year that Bitfarms is considered a PFIC to include in gross income (i) as ordinary income, the U.S. holder’s pro rata share of the ordinary earnings of Bitfarms and (ii) as capital gain, the U.S. holder’s pro rata share of the net capital gain (if any) of Bitfarms, whether or not the ordinary earnings or net capital gain are distributed. An electing U.S. holder’s basis in Bitfarms common shares will be increased to reflect the amount of any taxed but undistributed income. Distributions of income that had previously been taxed will result in a corresponding reduction of basis in Bitfarms common shares and will not be taxed again as distributions to the U.S. holder.

A QEF election made with respect to Bitfarms will not apply to any Bitfarms subsidiary treated as a PFIC; a QEF election must be made separately for each Bitfarms subsidiary treated as a PFIC (in which case the treatment described above would apply to such subsidiary). If a U.S. holder makes a timely QEF election with respect to a Bitfarms subsidiary treated as a PFIC, it would be required in each taxable year to include in gross income its pro rata share of the ordinary earnings and net capital gain of such subsidiary, but may not receive a distribution of such income. Such a U.S. holder may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge (which would not be deductible for U.S. federal income tax purposes if the U.S. holder were an individual).

The U.S. federal income tax on any gain from the disposition of Bitfarms common shares or from the receipt of excess distributions may be greater than the tax if a timely QEF election is made. U.S. holders should be aware that Bitfarms does not intend to provide the information necessary for U.S. holders to make a QEF election if Bitfarms is classified as a PFIC for any year. U.S. holders are urged to consult their own tax advisors about the U.S. federal income tax consequences to them if they are unable to make a timely and valid QEF election for any taxable year in which Bitfarms is treated as PFIC.

Alternatively, if Bitfarms were to be classified as a PFIC, a U.S. holder could also avoid certain of the rules described above by making a mark-to-market election, instead of a QEF election, provided Bitfarms common shares are treated as regularly traded on a qualified exchange or other market within the meaning of the applicable U.S. Treasury Regulations. However, a U.S. holder will not be permitted to make a mark-to-market election with respect to a Bitfarms subsidiary treated as a PFIC. U.S. holders should consult their own tax advisers regarding the potential availability and consequences of a mark-to-market election, as well as the advisability of making a protective QEF election in case Bitfarms is classified as a PFIC in any taxable year.

During any taxable year in which Bitfarms or any Bitfarms subsidiary is classified as a PFIC with respect to a U.S. holder, that U.S. holder generally must file IRS Form 8621. U.S. holders should consult their own tax advisers concerning annual filing requirements.

Information with Respect to Foreign Financial Assets

Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include financial accounts maintained by foreign financial institutions, as well as the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. U.S. holders are urged to consult their own tax advisors regarding the application of this reporting requirement to their ownership of the Bitfarms common shares.

This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it only addresses U.S. federal income tax and does not address any non-income tax or any state, local or non-U.S. tax consequences. You should consult your own tax advisors concerning the U.S. federal income tax consequences of the merger and the ownership of Bitfarms common shares in light of your particular situation, as well as any consequences arising under the laws of any other taxing jurisdiction.

Certain Canadian Federal Income Tax Considerations

The following summary describes certain material Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereunder (collectively, the “Tax Act”), as of the date hereof, that are generally applicable to a beneficial owner of Bitfarms common shares acquired under the merger that for the purposes of the Tax Act and at all relevant times: (i) is not, and is not deemed to be, resident in Canada, (ii) deals at arm’s length with Bitfarms, (iii) is not affiliated with Bitfarms, and (iv) holds its Bitfarms common shares as capital property and does not use or hold, and is not deemed to use or hold, any such securities in connection with a business carried on in Canada (each a “Holder”). Generally, the Bitfarms common shares will be capital property to a Holder unless such shares are held or acquired, or are deemed to be held or acquired, in the course of carrying on a business of trading or dealing in securities or in one or more transactions considered to be an adventure or concern in the nature of trade. This summary does not apply to a Holder that is an “authorized foreign bank” (as defined in the Tax Act). For greater certainty, this summary does not apply to existing shareholders of Bitfarms.

This summary is based on the current provisions of the Tax Act and an understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) published in writing and publicly available prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that the Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. Except for the Proposed Amendments, this summary does not take into account or anticipate any changes in law or administrative policies or assessing practice of the CRA whether by legislative, regulatory, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory, state, local, foreign or other jurisdiction, which may be different from those discussed herein.

This summary is of a general nature only, is not exhaustive of all possible Canadian federal income tax considerations applicable in the respect of the merger, and is not intended to be, and should not construed to be, legal, business or tax advice to any particular holder. Accordingly, holders should consult their own tax advisors having regard to their own particular circumstances, including with respect to the tax consequences to them of the merger.

Currency Conversion

Subject to certain exceptions that are not discussed herein, for purposes of the Tax Act, any amount relating to the acquisition, holding or disposition of Bitfarms common shares including dividends, adjusted cost base and proceeds of disposition, must be expressed in Canadian dollars. Amounts denominated in another currency must be converted into Canadian Dollars using the relevant spot rate (as defined in the Tax Act), which generally is the rate quoted by the Bank of Canada on the particular day, or such other rate of exchange as is acceptable to the Minister of Finance (Canada).

Dividends on the Bitfarms Common Shares

Dividends paid or credited, or deemed to be paid or credited, to a Holder on Bitfarms common shares will be subject to withholding tax under the Tax Act at a rate of 25% unless the rate is reduced under the provisions of an applicable income tax treaty or convention between Canada and the country in which the Holder is resident for purposes of such treaty or convention and in respect of which the Holder is entitled to receive benefits thereunder. In the case of a beneficial owner of dividends who is a resident of the United States for purposes of the Canada-United States Tax Convention (1980), as amended, and who is fully entitled to the benefits of that treaty, the rate of Canadian withholding tax will generally be reduced to 15%. Holders should consult their own tax advisors in this regard.

Disposition of a Bitfarms Common Share

A Holder will not be subject to tax under the Tax Act on any capital gain realized on the disposition or deemed disposition of Bitfarms common shares, unless such Bitfarms common shares are “taxable Canadian property” to the Holder for purposes of the Tax Act and the Bitfarms common shares are not “treaty-protected property” of the Holder for purposes of the Tax Act at the time of disposition or deemed disposition.

Generally, the Bitfarms common shares will not constitute taxable Canadian property to a Holder at the time of disposition if the Bitfarms common shares are listed at that time on a designated stock exchange (which includes Nasdaq and the TSX) and at any particular time during the 60-month period that ends at that time: (i) one or any combination of: (a) the Holder, (b) persons with whom the Holder does not deal with at arm’s length, and (c) partnerships in which the Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships, has not owned 25% or more of the issued shares of any class or series of the capital stock of Bitfarms, and (ii) not more than 50% of the fair market value of the Bitfarms common shares was derived directly or indirectly from one or any combination of: (a) real or immovable properties situated in Canada, (b) “Canadian resource properties” (as defined in the Tax Act), (c) “timber resource properties” (as defined in the Tax Act), and (d) options in respect of, or interests in, or for civil law rights in, property in any of the foregoing whether or not the property exists. Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, Bitfarms common shares could be deemed to be taxable Canadian property.

Even if the Bitfarms common shares are taxable Canadian property to a Holder, a taxable capital gain resulting from the disposition of the Bitfarms common shares will not be included in computing the Holder’s taxable income earned in Canada for the purposes of the Tax Act if, at the time of the disposition, the Bitfarms common shares constitute “treaty-protected property” of the Holder for purposes of the Tax Act. The Bitfarms common shares will generally be considered “treaty-protected property” of a Holder for purposes of the Tax Act if at the time of the disposition any gain from their disposition would, because of an applicable income tax treaty between Canada and the country in which the Holder is resident for purposes of such treaty and in respect of which the Holder is entitled to receive benefits thereunder, be exempt from tax under the Tax Act.

In the event that the Bitfarms common shares are considered to be taxable Canadian property but not treaty-protected property, such Holder will realize a capital gain (or capital loss) as if the Holder were resident in Canada.

Holders whose Bitfarms common shares are or may be taxable Canadian property should consult their own advisors for advice having regard to their particular circumstances, including whether their Bitfarms common shares constitute treaty-protected property.

INFORMATION ABOUT THE COMPANIES

Bitfarms Ltd.

110 Yonge Street, Suite 1601
Toronto, Ontario, Canada M5C 1T4
(647) 259-1790

Additional information about Bitfarms can be found on its website at www.bitfarms.com. The information contained in, or that can be accessed through, Bitfarms’ website is not intended to be incorporated into this proxy statement/prospectus. For additional information about Bitfarms, see the section entitled “Where You Can Find Additional Information.”

Backbone Mining Solutions LLC

c/o Bitfarms Ltd.
110 Yonge Street, Suite 1601
Toronto, Ontario, Canada M5C 1T4
(647) 259-1790

BMS is a Delaware limited liability company and an indirect, wholly-owned subsidiary of Bitfarms. BMS is a principal subsidiary of Bitfarms, which operates cryptocurrency mining activities in several buildings throughout Washington state. Assets held under BMS consist of computer equipment.

BMS’ principal executive offices are located at 110 Yonge Street, Suite 1601, Toronto, Ontario, Canada M5C 1T4, and its telephone number is (647) 259-1790.

HPC & AI Megacorp, Inc.

c/o Bitfarms Ltd.
1040 rue du Lux, Bureau 312

Brossard, Québec, J4Y 0E3
(514) 466-2091

Merger Sub is a Delaware corporation and an indirect, wholly-owned subsidiary of Bitfarms. Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement. By operation of the merger, Merger Sub will be merged with and into Stronghold, with Stronghold surviving the merger as an indirect, wholly-owned subsidiary of Bitfarms. Upon completion of the merger, Merger Sub will cease to exist as a separate entity.

Merger Sub’s principal executive offices are located at 1040 rue du Lux, Bureau 312, Brossard, Québec, J4Y 0E3, and its telephone number is (514) 466-2091.

Stronghold Digital Mining, Inc.

595 Madison Avenue, 28th Floor
New York, New York 10022
(845) 579-5992

Additional information about Stronghold can be found on its website at www.strongholddigitalmining.com. The information contained in, or that can be accessed through, Stronghold’s website is not intended to be incorporated into this proxy statement/prospectus. For additional information about Stronghold, see the section entitled “Where You Can Find Additional Information.”

THE MERGER AGREEMENT

The following describes the material provisions of the merger agreement, which is attached as Annex A-1 (the initial merger agreement) and Annex A-2 (amendment no. 1) to this proxy statement/prospectus and incorporated by reference herein, and certain exhibits thereto. The summary of the material provisions of the merger agreement below and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. Bitfarms and Stronghold encourage you to read carefully the merger agreement in its entirety before making any investment or voting decisions as it is the principal legal document governing the merger between Bitfarms and Stronghold described in this proxy statement/prospectus. This section is only intended to provide you with information regarding the terms of the merger agreement. Neither Bitfarms nor Stronghold intends that the merger agreement will be a source of business or operational information about Bitfarms or Stronghold. Accordingly, the representations, warranties, covenants and other agreements in the merger agreement should not be read alone, and you should read the information provided elsewhere in this proxy statement/prospectus and in the public filings Bitfarms and Stronghold make with the SEC, as applicable, as described in “Where You Can Find Additional Information.”

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement. Bitfarms and Stronghold are responsible for considering whether additional disclosure of material information is required to make the statements in this proxy statement/prospectus not misleading. Factual disclosures about Bitfarms and Stronghold contained in this proxy statement/prospectus or Bitfarms’ or Stronghold’s public reports filed with the SEC may supplement, update or modify the factual disclosures about Bitfarms or Stronghold contained in the merger agreement and described in this summary. The representations, warranties and covenants made in the merger agreement by Bitfarms and Stronghold are qualified and subject to important limitations agreed to by Bitfarms and Stronghold in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement, and were negotiated with the principal purpose of allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality that may be different from what is generally relevant to stockholders or applicable to reports and documents filed with the SEC, and in some cases are qualified by confidential disclosures that were made by each party to the other, which disclosures are not reflected in the merger agreement or otherwise publicly disclosed. The representations and warranties in the merger agreement will not survive the completion of the merger. Moreover, information concerning the subject matter of the representations and warranties may have changed since September 12, 2024 and subsequent developments or new information qualifying a representation or warranty may have been included or incorporated by reference into this proxy statement/prospectus. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. For more information, see the section entitled “Where You Can Find Additional Information.”

Terms of the Merger; Merger Consideration; Other Agreements

The merger agreement provides that, upon the terms and subject to the conditions set forth in the merger agreement, and in accordance with the applicable provisions of the DGCL, at the effective time, Merger Sub will merge with and into Stronghold, with Stronghold continuing its existence as the surviving corporation following the merger, as an indirect, wholly-owned subsidiary of Bitfarms.

At the effective time, each share of Stronghold Class A common stock issued and outstanding immediately prior to the effective time after giving effect to the conversion and the exchanges (other than shares of Stronghold Class A common stock held in treasury by Stronghold or by Bitfarms or Merger Sub, which shall automatically be cancelled and cease to exist, and no consideration shall be delivered in exchange therefor) will be converted automatically into the right to receive 2.520 Bitfarms common shares, with cash paid in lieu of the issuance of fractional Bitfarms common shares.

No fractional shares will be issued in connection with the merger. In lieu of any fractional Bitfarms common share to which a Stronghold stockholder would otherwise have been entitled, each Stronghold stockholder shall receive cash, without interest, in an amount equal to the product of (i) such fraction of a Bitfarms common share multiplied by (ii) the closing price per Bitfarms common share on the business day immediately prior to the closing date.

Immediately prior to and conditioned upon the effective time of the merger (i) each share of Stronghold Series C preferred stock issued and outstanding as of such time shall convert into 250 shares of Stronghold Class A common stock and all shares of Stronghold Series C preferred stock converted into shares of Stronghold Class A common stock shall no longer be outstanding and shall cease to exist and (ii) Stronghold shall require each member of Company Holdco (other than Stronghold and its wholly-owned subsidiaries) to exchange all of the issued and outstanding common units of Company Holdco held by such member, together with the surrender for cancellation of a corresponding number of shares of Stronghold Class V common stock, for a corresponding number of shares of Stronghold Class A common stock.

Concurrently with the execution of the merger agreement, (i) certain Stronghold stockholders entered into a voting agreement with Bitfarms, pursuant to which, among other things, such Stronghold stockholders have agreed to vote their shares of Stronghold common stock in favor of the approval and adoption of the merger agreement and the transactions contemplated thereby, including the merger, and (ii) Stronghold, Bitfarms and the holders of certain rights under the TRA (the “TRA holders”) executed a waiver of the TRA holders’ rights under the tax receivable agreement, including the waiver of the rights to receive any further payments under the tax receivable agreement, as a result of the transactions contemplated by the merger agreement, to be effective at, and contingent upon, the closing.

Completion of the Merger

Unless the parties agree otherwise, the closing of the merger will take place on a date that is three business days after the satisfaction or, to the extent permitted by applicable law, waiver in accordance with the terms of the merger agreement of all the conditions to closing (other than any such conditions which by their nature cannot be satisfied until the date of closing, but subject to the satisfaction or waiver of such conditions on the closing date of the merger).

As soon as practicable following the closing, a certificate of merger with respect to the merger, in the form attached as an exhibit to the merger agreement, will be filed with the Office of the Secretary of State of the State of Delaware. The merger will become effective upon the filing and acceptance of the certificate of merger with the Office of the Secretary of State of the State of Delaware or at such other time as may be specified in the certificate of merger.

Bitfarms and Stronghold expect to complete the merger in the first quarter of 2025, subject to receipt of the required Stronghold stockholder approval, regulatory approvals and the satisfaction or waiver of all other conditions to the merger (described below under “— Conditions to Completion of the Merger”).

Treatment of Stronghold Equity-Based Awards; Stronghold Warrants

Stronghold RSUs

Each Stronghold RSU (whether vested or unvested) that is outstanding immediately prior to the effective time shall, at the effective time, automatically and without any action on the part of Bitfarms, Stronghold or any holder thereof, immediately vest in full and be treated as a share of Stronghold Class A common stock for all purposes of the merger agreement, including the right to receive the per share merger consideration in accordance with the terms of the merger agreement, except that, pursuant to the schedules to the merger agreement, each Interim Stronghold RSU will be assumed by Bitfarms and converted into a number of Bitfarms RSUs with the same terms and conditions as were applicable to such Interim Stronghold RSU immediately prior to the effective time (including with respect to vesting and termination-related vesting provisions) and relating to the number of Bitfarms common shares equal to the product of (i) the number of shares of Stronghold Class A common stock subject to such Interim Stronghold RSU immediately prior to the effective time, multiplied by (ii) the exchange ratio, with any fractional shares rounded to the nearest whole share.

Stronghold Options

At the effective time, each Stronghold option (whether vested or unvested) that is outstanding immediately prior to the effective time, other than the former employee options, shall, automatically and without any required action on the part of the holder thereof, be assumed by Bitfarms and converted into a new Bitfarms option. Each new Bitfarms option shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Stronghold option immediately prior to the effective time (including with respect to vesting conditions, expiration date, and exercise provisions), except that (i) each new Bitfarms option shall be exercisable for that number of Bitfarms common shares (rounded, if necessary, to the nearest whole share) determined by multiplying the number of shares of Stronghold Class A common stock subject to such Stronghold option as of immediately prior to the effective time by the exchange ratio and (ii) the per share exercise price for each Bitfarms common share issuable upon exercise of the new Bitfarms option shall be (rounded, if necessary, up to the nearest whole cent) equal to the exercise price per share of Stronghold Class A common stock under such Stronghold option divided by the exchange ratio.

At the effective time, each former employee option (whether vested or unvested) that is outstanding immediately prior to the effective time shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive a number of Bitfarms common shares equal to the product of (x) the number of shares of Stronghold Class A common stock subject to such former employee option as of immediately prior to the effective time and (y) (A) the excess, if any, of the merger consideration value over the exercise price per share of Stronghold Class A common stock applicable to such former employee option, divided by (B) the merger consideration value.

Stronghold Warrants

At the effective time, and in accordance with the terms of each Stronghold warrant that is issued and outstanding immediately prior to the effective time, unless otherwise mutually agreed by the holder of any such Stronghold warrant and Bitfarms, each Stronghold warrant shall cease to represent a right to acquire Stronghold Class A common stock and shall be replaced with a warrant to acquire Bitfarms common shares, with (i) the number of such Bitfarms common shares equal to the product obtained by multiplying the number of shares of Stronghold Class A common stock subject to such Stronghold warrant immediately prior to the effective time by the exchange ratio, and (ii) an exercise price for each such Bitfarms common share equal to the quotient obtained by dividing the exercise price per share of Stronghold Class A common stock under such Stronghold warrant by the exchange ratio.

Exchange and Payment Procedures

Prior to the effective time, Bitfarms will select a nationally recognized financial institution or trust company reasonably acceptable to Stronghold to act as the exchange agent (the “exchange agent”) in connection with the merger and to receive a deposit of the merger consideration to which the Stronghold stockholders are entitled pursuant to the merger agreement.

On the closing date and prior to the filing of the certificate of merger, Bitfarms will deposit or cause to be deposited with the exchange agent, for the benefit of the holders of eligible shares, (i) evidence of Bitfarms common shares in book-entry form equal to the aggregate per share merger consideration (excluding any payments made in lieu of any fractional shares) and (ii) cash in immediately available funds in an amount sufficient to pay the payments made in lieu of any fractional shares.

No interest shall be paid or accrue on any cash portion of the per share merger consideration payable upon surrender of any Stronghold stock certificate (or affidavits of loss in lieu thereof) or Stronghold book-entry shares.

Bitfarms, Stronghold, BMS, Merger Sub, the surviving corporation and the exchange agent will be entitled to deduct or withhold from payments made pursuant to the merger agreement any amounts as may be required to be deducted or withheld under applicable tax law with respect to such payment under applicable tax laws.

If any portion of the per share merger consideration deposited with the exchange agent is not claimed within 365 days following the effective time, such per share merger consideration will be delivered to the surviving corporation, upon demand, and any former Stronghold stockholders who have not theretofore received the merger consideration to which they are entitled will thereafter look only to the surviving corporation and Bitfarms for satisfaction of their claim for such amounts.

Certificates

As soon as reasonably practicable after the effective time, but in no event more than two business days after the closing date, Bitfarms shall cause the exchange agent to deliver to each record holder, as of immediately prior to the effective time, of (i) an outstanding certificate or certificates which immediately prior to the effective time represented shares of Stronghold common stock or (ii) shares of Stronghold common stock represented by book-entry, a customary letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon proper delivery of the certificates to the exchange agent or, in the case of book-entry shares upon adherence to the procedures set forth in the letter of transmittal, and which shall be in a customary form and agreed to by Bitfarms and Stronghold prior to the effective time) and instructions for use in effecting the surrender of the certificates or, in the case of book-entry shares, the surrender of such shares, for payment of the per share merger consideration pursuant to the merger agreement.

Upon surrender to the exchange agent of a certificate or book-entry shares that immediately prior to the effective time represented eligible shares, together with the letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the exchange agent, the holder of such certificate or book-entry shares shall be entitled to receive in exchange therefor the per share merger consideration for each share formerly represented by such certificate or book-entry shares and such certificate or book-entry shall then be canceled.

If any Stronghold stock certificate is lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen, or destroyed and, if required by the surviving corporation, the posting of an indemnity bond in such amount as the surviving corporation may direct as indemnity against any claim that may be made against the surviving corporation with respect to such Stronghold stock certificate, the exchange agent shall issue in exchange for such lost, stolen or destroyed certificate the applicable per share merger consideration.

Representations and Warranties

Bitfarms and Stronghold have each made representations and warranties to the other. Stronghold’s representations and warranties relate to, among other topics, the following:

•        organization, good standing and qualification to conduct business;

•        capitalization;

•        corporate authority to enter into the merger agreement;

•        absence of conflicts with, or violations of, organizational documents, other contracts and applicable laws;

•        required regulatory filings and consents and approvals of governmental entities;

•        SEC reports, financial statements and internal controls and procedures;

•        absence of certain changes or events;

•        absence of undisclosed material liabilities;

•        accuracy of information supplied or to be supplied in this proxy statement/prospectus;

•        compliance with applicable laws and permits;

•        compensation and employee benefits;

•        employment and labor matters;

•        tax matters;

•        litigation;

•        real property;

•        intellectual property;

•        environmental matters;

•        material contracts;

•        Bitcoin miners;

•        certain regulatory matters;

•        insurance;

•        receipt of opinion of Stronghold’s financial advisor;

•        absence of undisclosed brokers’ fees and expenses;

•        inapplicability of state takeover statutes and anti-takeover laws;

•        compliance with anti-corruption, export, reexport, import, antiboycott and economic sanctions laws; and

•        absence of other representations and warranties.

Bitfarms’ representations and warranties relate to, among other topics, the following:

•        organization, good standing and qualification to conduct business;

•        capitalization;

•        corporate authority to enter into the merger agreement;

•        absence of conflicts with, or violations of, organizational documents, other contracts and applicable laws;

•        required regulatory filings and consents and approvals of governmental entities;

•        required reports under applicable securities laws, financial statements and internal controls and procedures;

•        absence of certain changes or events;

•        absence of undisclosed material liabilities;

•        accuracy of information supplied or to be supplied in this proxy statement/prospectus;

•        compliance with applicable laws and permits;

•        litigation;

•        real property;

•        environmental matters;

•        material contracts;

•        valid issuance of Bitfarms common shares;

•        absence of a Bitfarms shareholder voting requirement for approval of the transaction;

•        ownership of shares of Stronghold capital stock;

•        the conduct of Merger Sub since its formation;

•        Bitcoin miners;

•        absence of undisclosed brokers’ fees and expenses;

•        compliance with anti-corruption, export, reexport, import, antiboycott and economic sanctions laws; and

•        absence of other representations and warranties.

Certain of the representations and warranties given by Bitfarms and Stronghold, as applicable, are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect” with respect to a person means any fact, circumstance, effect, change, event or development that has had or is reasonably expected to have a material adverse effect on (i) the financial condition, business, assets and liabilities, or results of operations of a person and its, taken as a whole, subsidiaries or (ii) the ability of such person and its subsidiaries to consummate the merger and the other transactions contemplated by the merger agreement; provided, however, that no effect (by itself or when aggregated or taken together with any and all other effects) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “material adverse effect,” and no effect (by itself or when aggregated or taken together with any and all other such effects) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a “material adverse effect” has occurred or may, would or could occur: (1) general economic conditions (or changes in such conditions) or conditions in the global economy generally; (2) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets, including (A) changes in interest rates and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market; (3) conditions (or changes in such conditions) in the currency, Bitcoin mining, cryptocurrency, electricity, power or natural gas industry (including changes in cryptocurrency prices, commodity prices, general market prices and regulatory changes affecting the industry); (4) political conditions (or changes in such conditions) or acts of war (whether or not declared), sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism); (5) epidemics, pandemics, earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters; (6) the announcement of the merger agreement or the pendency or consummation of the transactions contemplated by the merger agreement, (7) any actions taken or failure to take action, in each case, to which Bitfarms or Stronghold, as applicable, has expressly requested in writing after August 21, 2024; (8) the taking of any action expressly permitted or required by the merger agreement; (9) the failure to take any action expressly prohibited by the merger agreement; (10) changes in law or other legal or regulatory conditions, or the interpretation thereof, or changes in U.S. GAAP or other accounting standards (or the interpretation thereof), in each case after August 21, 2024; (11) any changes in such person’s stock price or the trading volume of such person’s stock, or any failure by such person to meet any analysts’ estimates or expectations of such person’s revenue, earnings or other financial performance or results of operations for any period, or any failure by such person or any of its subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute, or be taken into account in determining whether there has been or is reasonably expected to be, a material adverse effect); or (12) any proceedings made or brought by any of the current or former stockholders of such person (on their own behalf or on behalf of such person) against Stronghold, Bitfarms, BMS, Merger Sub or any of their directors or officers, after the August 21, 2024 and arising out of the merger agreement and the transactions contemplated thereby; provided that to the extent such effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in any of the foregoing clauses (1) through (5) and (10) disproportionately adversely affect such person and its subsidiaries, taken as a whole, as compared to other persons that conduct business in the industries in which such person and its subsidiaries conduct business, such adverse effects (if any) shall be taken into account when determining whether a “material adverse effect” has occurred or is reasonably expected to occur solely to the extent they are disproportionate.

Conduct of Business

Pursuant to the merger agreement, each of Bitfarms and Stronghold has agreed to restrict the conduct of its respective business between August 21, 2024 and the earlier of the closing and the termination of the merger agreement.

Conduct of Business by Stronghold and its Subsidiaries

In general, except as previously disclosed to Bitfarms pursuant to the schedules to the merger agreement, permitted or required by the initial merger agreement, amendment no. 1, applicable law or otherwise consented to in writing by Bitfarms (such consent not to be unreasonably withheld, delayed or conditioned), during the period from the execution of the merger agreement until the earlier to occur of the closing and the termination of the merger agreement (the “interim period”), Stronghold has agreed to, and to cause each of its subsidiaries to, use commercially reasonable efforts to conduct its businesses in the ordinary course.

In addition, except as previously disclosed to Bitfarms pursuant to the schedules to the merger agreement, expressly permitted or required by the initial merger agreement, amendment no. 1, applicable law or otherwise consented to in writing by Bitfarms (such consent not to be unreasonably withheld, delayed or conditioned), during the interim period, Stronghold has agreed that it will not, and will not permit its subsidiaries to:

•        (i) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Stronghold or any of its subsidiaries, except for (x) dividends and distributions by a direct or indirect wholly-owned subsidiary of Company Holdco to Company Holdco or another direct or indirect wholly-owned Subsidiary of Company Holdco, (y) dividends, distributions or other payments from Company Holdco to Stronghold or (z) tax distributions in accordance with Company Holdco’s limited liability company agreement; (ii) split, combine or reclassify any capital stock of, or other equity interests in Stronghold or any of its subsidiaries (other than for transactions by a wholly-owned subsidiary of Stronghold); or (iii) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Stronghold or any subsidiary of Stronghold, except as required by the terms of any capital stock or equity interest of a subsidiary or as contemplated by any Stronghold employee benefit plan in each case existing as of August 21, 2024;

•        offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Stronghold or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than: (i) the issuance of Stronghold common stock upon the vesting or lapse of any restrictions on any shares related to Stronghold restricted stock units or other awards granted under Stronghold’s equity plans and outstanding on August 21, 2024 or issued in compliance with clause (ii) below; (ii) the issuance of equity awards granted under Stronghold’s equity plans; (iii) the issuance of Stronghold common stock upon the exercise of any options in Stronghold; (iv) the issuance of Stronghold common stock upon the conversion of any Stronghold preferred stock; (v) the issuance of Stronghold common stock upon the exercise of any Stronghold warrants in accordance with the terms of the applicable warrant agreement; (vi) issuances by a wholly-owned subsidiary of Stronghold or Company Holdco of such subsidiary’s capital stock or other equity interests to the Stronghold or Company Holdco or any other wholly-owned subsidiary of the Stronghold or Company Holdco; and (vii) issuances of any Stronghold common stock in connection with a redemption of common units of Company Holdco in accordance with the limited liability company agreement of Company Holdco;

•        amend Stronghold’s organizational documents or amend the organizational documents of any of Stronghold’s subsidiaries or form any new subsidiary of Stronghold;

•        (i) merge, consolidate, combine or amalgamate with any person other than between wholly-owned subsidiaries of Stronghold or Company Holdco or (ii) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any business or any corporation, partnership, association or other business organization or division thereof, in each case other than (x) pursuant to an agreement of Stronghold or any of its subsidiaries in effect on August 21, 2024, (y) acquisitions of supplies or materials (other than Bitcoin miners) in the ordinary course of business consistent with past practices or (z) acquisition of intellectual property rights pursuant to non-exclusive licenses in the ordinary course of business consistent with past practices;

•        sell, lease or otherwise dispose of (including by virtue of failure to exercise any lease renewal options), or agree to sell, lease or otherwise dispose of, any assets or properties (i) that are neither Bitcoin miners nor electrical equipment of any substation, transformer, data center or other infrastructure between any substation and data center and (ii) for which the consideration is less than $1,000,000 individually or $4,000,000 in the aggregate; other than (a) pursuant to an agreement of Stronghold or any of its subsidiaries in effect on the August 21, 2024 and as set forth on the disclosure schedules to the merger agreement, (b) sales, leases or other dispositions among Stronghold and its wholly-owned subsidiaries (or Company Holdco and its wholly-owned subsidiaries) or among wholly-owned subsidiaries of Stronghold (or Company Holdco), or (c) sales or dispositions of obsolete or worthless equipment in the ordinary course of business consistent with past practice;

•        acquire any material real property;

•        adopt a plan of complete or partial liquidation or dissolution or effect a reorganization, of Stronghold or any of its subsidiaries, other than such transactions among wholly-owned subsidiaries of Stronghold or Company Holdco;

•        change in any material respect their material accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of Stronghold and its subsidiaries, except as required by U.S. GAAP or applicable law;

•        except in the ordinary course of business: (i) make, change or revoke any material tax election, (ii) change an annual tax accounting period, (iii) adopt or change any material tax accounting method, (iv) file any material amended tax return, (v) enter into any material closing agreement with a taxing authority, (vi) settle or compromise any material tax liability of Stronghold or any of its subsidiaries; or (vii) consent to any extension or waiver of the statute of limitation period applicable to any claim or assessment with respect to taxes of Stronghold or any of its subsidiaries;

•        (i) subject to certain other restrictions under the merger agreement, grant any equity or equity-based awards or increase the compensation or benefits provided to any current or former directors, officers, employees or other individual service providers with annual compensation in excess of $150,000, except as required by applicable law, pursuant to a Stronghold employee benefit plan existing as of August 21, 2024, or as permitted by the merger agreement; (ii) pay or agree to pay any current or former director, officer, employee or other individual service provider, any pension, retirement allowance or other employee benefit not required by the terms of any employee benefit plan of Stronghold or applicable law existing as of August 21, 2024; (iii) grant or provide any change in control, severance, termination, retention or similar payments or benefits to any current or former director, officer, employee or other individual service provider, in each case except as required by applicable law, pursuant to an employee benefit plan of Stronghold existing as of August 21, 2024, or as permitted by the merger agreement; (iv) establish, adopt, enter into, terminate or amend any new or any existing employee benefit plan of Stronghold or any plan, agreement, program, policy or other arrangement that would be an employee benefit plan of Stronghold if it were in existence as of August 21, 2024, other than (x) in connection with routine, immaterial or ministerial amendments to health and welfare plans that do not materially increase benefits or result in a material increase in administrative costs and (y) offer letter agreements for employees hired following August 21, 2024 where such agreements do not provide for severance or termination benefits except as required by applicable law; or (v) amend or modify any performance criteria, metrics or targets under any employee benefit plan of Stronghold such that, as compared to those criteria, metrics or targets under any employee benefit plan of Stronghold in effect as of August 21, 2024, the performance criteria, metrics or targets would reasonably be expected to be more likely to be achieved than in the absence of such amendment or modification;

•        (i) modify, renew, extend, or enter into any labor union agreement, collective bargaining agreement or any other labor-related agreements or arrangements with any labor union, labor organization or works council, or (ii) voluntarily recognize or certify any labor union, labor organization, works council, or other representative of a group of employees of Stronghold or its subsidiaries as the collective bargaining representative for any employees of Stronghold or its subsidiaries;

•        (i) hire or engage, or make an offer to hire or engage, any individual as, or terminate the employment or services of, an officer, employee, or other individual service provider of Stronghold or any of its subsidiaries with an annual base salary or fees in excess of $150,000 (other than hiring “at-will” employees or service providers without severance or hiring or engaging, or making an offer to hire or engage, any individual to replace an officer, employee or individual service providers who has resigned or had his or her employment or engagement terminated on the same or substantially similar terms and conditions of employment or engagement, as applicable, as similarly-situated individuals of Stronghold and its subsidiaries or the person being replaced, including base compensation or fee arrangement and bonus opportunity, if applicable); or (ii) other than for cause (consistent with past practice), terminate the employment or engagement of any current officer, employee or individual service provider of Stronghold or any of its subsidiaries with an annual base salary or fees in excess of $150,000;

•        waive, release, amend or fail to enforce the restrictive covenant obligations of any current or former employee, independent contractor, officer or director of Stronghold or its subsidiaries;

•        other than in the ordinary course of business consistent with past practice, incur, create or assume any indebtedness or guarantee any such indebtedness of another person or create any material encumbrances on any material property or assets of Stronghold or any of its subsidiaries in connection with any indebtedness thereof, other than permitted encumbrances;

•        (i) enter into any contract that would be a “Company Contract” (as defined in the merger agreement) if it were in effect on August 21, 2024, except in the ordinary course of business consistent with past practice and as would not prevent or materially delay the consummation of the transactions contemplated by the merger agreement, or (ii) modify, amend, terminate or assign, or waive or assign any rights under, any Company Contract, in a manner that is materially adverse to Stronghold and its subsidiaries, taken as a whole, or which could prevent or materially delay the consummation of the transactions contemplated by the merger agreement;

•        settle or offer or propose to settle, any proceeding (excluding any audit, claim or other proceeding in respect of taxes) other than the settlement of such proceedings involving only the payment of monetary damages (to the extent not covered by insurance) by Stronghold or any of its subsidiaries of any amount exceeding $500,000 individually or $1,000,000 in the aggregate and involving no admission of wrongdoing or injunctive or other equitable relief;

•        make any capital expenditures or incur any obligations or liabilities in respect thereof during any fiscal quarter in excess of $1,000,000 (provided that Stronghold shall not make any capital expenditures or incur any obligations or liabilities in respect thereof to purchase any Bitcoin miners without Bitfarms’ prior written consent) with respect to such fiscal quarter;

•        engage in any transaction with, or enter into any agreement, arrangement or understanding with, any affiliate of Stronghold or other person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

•        amend, modify, terminate, or enter into any agreement with respect to, the TRA (for the avoidance of doubt, other than as contemplated by the TRA Waiver and Termination Agreement) or the TRA Waiver and Termination Agreement (for the avoidance of doubt, other than as contemplated thereby); or

•        agree to take any action that is prohibited by the foregoing.

Conduct of Business by Bitfarms and its Subsidiaries

In general, except as previously disclosed to Stronghold pursuant to the schedules to the merger agreement, expressly permitted or required by the merger agreement or applicable law or otherwise consented to in writing by Stronghold (such consent not to be unreasonably withheld, delayed or conditioned), during the interim period, Bitfarms has agreed to, and to cause each of its subsidiaries to, use commercially reasonable efforts to conduct its businesses in the ordinary course.

In addition, except as previously disclosed to Stronghold pursuant to the schedules to the merger agreement, expressly permitted or required by the merger agreement or applicable law or otherwise consented to in writing by Stronghold (such consent not to be unreasonably withheld, delayed or conditioned), during the interim period, Bitfarms has agreed that it will not, and will not permit its subsidiaries to:

•        (i) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Bitfarms or its subsidiaries, except for dividends and distributions by a direct or indirect wholly-owned subsidiary of Bitfarms to Bitfarms or another direct or indirect wholly-owned subsidiary of Bitfarms; (ii) split, combine or reclassify any capital stock of, or other equity interests in Bitfarms or any of its subsidiaries (other than for transactions by a wholly-owned subsidiary of Bitfarms); or (iii) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Bitfarms or any subsidiary of Bitfarms, except as required by the terms of any capital stock or equity interest of a subsidiary or as contemplated by any employee benefit plan of Bitfarms in each case existing as of August 21, 2024;

•        offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any equity interests in Bitfarms or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such equity interests, other than: (i) the issuance of Bitfarms common shares upon the vesting or lapse of any restrictions on any shares of Bitfarms restricted stock units or Bitfarms options or other awards granted under the Bitfarms equity plan and outstanding on August 21, 2024 or issued in compliance with (ii) below; (ii) issuances of awards granted under the Bitfarms equity plan in the ordinary course of business consistent with past practice; (iii) issuances by a wholly-owned subsidiary of Bitfarms of such subsidiary’s capital stock or other equity interests to Bitfarms or any other wholly-owned subsidiary of Bitfarms; (iv) the issuance of Bitfarms common shares pursuant to the Bitfarms’ at-the-market program; or (v) issuances of securities of Bitfarms in accordance with the disclosure schedules to the merger agreement;

•        amend Bitfarms’ organizational documents in a manner that would adversely affect Stronghold or its stockholders disproportionately as compared to Bitfarms and its stockholders or in a manner that would adversely affect the ability of Bitfarms, BMS or Merger Sub to consummate the merger;

•        (i) merge, consolidate, combine or amalgamate with any person other than between wholly-owned subsidiaries of Bitfarms or (ii) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any business or any corporation, partnership, association or other business organization or division thereof, if the taking of such action in either of the foregoing clause (i) or (ii) would reasonably be expected (at the time such action is taken) to prevent, materially delay or impede the consummation of the merger, in each case other than (x) pursuant to an agreement of Bitfarms or any of its subsidiaries in effect on August 21, 2024, (y) acquisitions for which the consideration is less than $250,000,000 in the aggregate (provided that Bitfarms shall consult with Stronghold with respect to any such acquisition pursuant this clause (y) to the extent reasonably practicable and permitted by applicable law) or (z) acquisitions and licenses in the ordinary course of business;

•        adopt a plan of complete or partial liquidation or dissolution, of Bitfarms or any of its subsidiaries, other than such transactions among wholly-owned subsidiaries of Bitfarms; or

•        agree to take any action that is prohibited by the foregoing.

Employee Matters

Pursuant to the merger agreement, each of Bitfarms and Stronghold have agreed to the following arrangements with respect to the post-closing compensation and benefits of employees of Stronghold or its subsidiaries who were employed by Stronghold or any of its subsidiaries on the date of closing and who continue to be employed by Bitfarms or any of its subsidiaries on the date of closing (the “Stronghold Employees”):

•        Each Stronghold Employee will receive for a period of 12 months following the date of closing: (i) base compensation (salary or wages, as applicable) that is no less favorable than that in effect for such Stronghold Employee immediately prior to the closing, (ii) annual cash bonus opportunities at targets that are no less favorable than those in effect for such Stronghold Employee immediately prior to the closing and (iii) retirement and health and welfare benefits that are substantially comparable in the aggregate to those provided by Bitfarms or its subsidiaries to similarly situated employees of Bitfarms and its subsidiaries immediately prior to the closing.

•        Bitfarms shall, or shall cause the surviving corporation and its subsidiaries to credit the Stronghold Employees for purposes of vesting, eligibility and benefit accrual under the Bitfarms employee benefit plans (other than (i) for benefit accrual purposes under any “defined benefit plan” as defined in Section 3(35) of ERISA, (ii) any long term incentive plan, and (iii) for eligibility purposes under any retiree medical benefits or post-employment welfare arrangement, or (iv) to the extent it would result in a duplication of benefits) in which the Stronghold Employees participate, for such Stronghold Employees’ service with Stronghold and its subsidiaries, to the same extent and for the same purposes that such service was taken into account under a corresponding Stronghold employee benefit plan immediately prior to the closing.

•        Bitfarms shall, or shall cause the surviving corporation and its subsidiaries to use commercially reasonable efforts to (i) waive any limitation on health and welfare coverage of any Stronghold Employee and his or her eligible dependents due to pre-existing conditions and/or waiting periods, active employment requirements and requirements to show evidence of good health under the applicable health and welfare Bitfarms employee benefit plan to the extent such Stronghold Employee and his or her eligible dependents are covered under a Stronghold employee benefit plan immediately prior to the closing, and such conditions, periods or requirements are satisfied or waived under such Stronghold employee benefit plan and (ii) give each Stronghold Employee credit for the plan year in which the closing occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred and contributions to flexible spending accounts prior to the closing for which payments or contributions have been made, in each case, to the extent permitted by the applicable insurance plan provider.

•        Bitfarms shall cause the surviving corporation and its subsidiaries, to honor their respective obligations under all employment, severance, retention, bonus, change in control and other agreements, if any, between Stronghold (or a subsidiary thereof) and any individual employed on or prior to the closing by Stronghold or a subsidiary thereof.

•        Each Stronghold Employee will have all unused vacation and other paid time off days accrued or earned by such Stronghold Employee during the calendar year in which the closing occurs honored by Bitfarms or its subsidiaries as of the closing. Stronghold Employees shall continue to accrue vacation and other paid time off consistent with applicable policies of Stronghold and its subsidiaries following the closing.

•        If requested by Bitfarms at least 10 business days prior to closing, Bitfarms may require Stronghold to terminate its 401(k) plan as of no later than day immediately preceding the closing date.

Notwithstanding the foregoing, nothing in the merger agreement shall constitute an amendment to, or be construed as amending, any employee benefit plan sponsored, maintained or contributed to by Stronghold, Bitfarms or any of their respective subsidiaries.

No Solicitation; Changes in Recommendation

No Solicitation by Stronghold

Stronghold has agreed that, during the interim period, Stronghold will, and will cause its subsidiaries and instruct its representatives to, immediately cease, and cause to be terminated, any discussion or negotiations with any person with respect to a “competing proposal”.

Stronghold has also agreed that, during the interim period, Stronghold will not, and will cause Stronghold’s subsidiaries and will instruct its representatives not to, directly or indirectly:

•        initiate, solicit or knowingly encourage the making of a competing proposal;

•        engage in any discussions or negotiations with any person with respect to a competing proposal;

•        furnish any non-public information regarding Stronghold or its subsidiaries, or access to the properties, assets or employees of Stronghold or its subsidiaries, to any person in connection with or in response to a competing proposal;

•        enter into any letter of intent or agreement in principal, or other agreement providing for a competing proposal; or

•        release or permit the release of any person from, or amend, waive or permit the amendment or waiver of any provision of, any “standstill” or similar agreement or provision to allow such person to make or amend a competing proposal.

Notwithstanding the foregoing, Stronghold or any of its representatives may, in response to an inquiry or proposal from a third party, inform a third party or its representatives of the restrictions described in this section “— No Solicitation; Changes in Recommendation” (without conveying, requesting or attempting to gather any other information).

During the interim period, Stronghold shall advise Bitfarms of the receipt by Stronghold of any competing proposal or any request for non-public information or data relating to Stronghold or its subsidiaries made by a person in connection with a competing proposal in each case within 24 hours, and Stronghold shall provide to Bitfarms (within such 24 hour period) (i) a copy of any such competing proposal made in writing provided to Stronghold or any of its subsidiaries or (ii) if any such competing proposal is made orally, a written summary of the material financial and other terms thereof. Thereafter Stronghold shall keep Bitfarms reasonably informed with respect to the status and material terms of any such competing proposal and any material changes to the status of any such discussions or negotiations.

Stronghold: No Solicitation Exceptions

Prior to the time the merger proposal has been approved by the Stronghold stockholders, Stronghold may engage in the first, second and third bullets in the second paragraph of the section directly above with any person who has made a written bona fide competing proposal that did not result from a breach of the obligations described in “— No Solicitation; Changes in Recommendation — No Solicitation by Stronghold”; provided, however, that:

•        prior to taking any such actions, the Stronghold board of directors or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such competing proposal is, or could reasonably be expected to lead to, a superior proposal (as defined below);

•        no non-public information that is prohibited from being furnished pursuant to the “no solicitation” obligations described in the section entitled “— No Solicitation; Changes in Recommendation — No Solicitation by Stronghold” may be furnished until Stronghold receives an executed non-disclosure agreement, subject to certain conditions, including that the terms of such non-disclosure agreement are no less favorable to Stronghold in the aggregate than the terms of the Non-Disclosure Agreement dated January 8, 2024, between Bitfarms and Stronghold (as determined by the Stronghold board of directors in good faith after consultation with its legal counsel) and that such non-disclosure agreement does not contain provisions that prohibit Stronghold from complying with the obligations described in the section entitled “— No Solicitation; Changes in Recommendation — No Solicitation by Stronghold”; and

•        any such non-public information has previously been made available to, or is made available to, Bitfarms prior to or concurrently with (or in the case of oral non-public information only, promptly (and in any event within 24 hours after)) the time such information is made available to such person.

Stronghold: Restrictions on Change of Recommendation

Subject to certain exceptions described below, Stronghold and its officers and directors, including any committee of the Stronghold board of directors, shall not:

•        withdraw, qualify, modify or publicly propose or announce any intention to withhold, withdraw qualify or modify, in a manner adverse to Bitfarms, the Stronghold board of directors’ recommendation; or

•        approve, endorse or recommend or publicly propose or announce any intention to approve, endorse or recommend, any competing proposal.

We refer to the taking of any of the actions described in the bullets above as a “Stronghold recommendation change.”

Permitted Changes of Recommendation in Connection with Intervening Events

Notwithstanding anything in the merger agreement to the contrary, prior to, but not after, the time the merger proposal has been approved by the Stronghold stockholders, in response to an intervening event (as defined below) that occurs or arises after August 21, 2024 and that did not arise from or in connection with a breach of the merger agreement by Stronghold, Stronghold may, if the Stronghold board of directors or a committee thereof so chooses, effect a Stronghold recommendation change if prior to taking such action:

•        the Stronghold board of directors or a committee thereof determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary obligations to Stronghold’s stockholders under applicable law; and

•        Stronghold shall have given notice to Bitfarms that Stronghold has determined that an intervening event has occurred or arisen and that Stronghold intends to effect a Stronghold recommendation change and either (i) Bitfarms shall not have proposed revisions to the terms and conditions of the merger agreement prior to the earlier to occur of the scheduled time for the Stronghold stockholders meeting and the fifth business day after the date on which such notice is given to Bitfarms, or (ii) if Bitfarms within the period described in the foregoing clause (i) shall have proposed revisions to the terms and conditions of the merger agreement in a manner that would form a binding contract if accepted by Stronghold, the Stronghold board of directors or any committee thereof, after consultation with its outside legal counsel, shall have determined in good faith that such proposed changes do not obviate the need for the Stronghold board of directors to effect a Stronghold recommendation change and that the failure to make a Stronghold recommendation change would be inconsistent with its fiduciary obligations to Stronghold’s stockholders under applicable law;

An “intervening event” means any event, development or change in circumstances that was not known to the Stronghold board of directors, or if known, the consequences of which were not reasonably foreseeable as of the August 21, 2024, which event, change or development, or any consequence thereof, becomes known to the Stronghold board of directors prior to obtaining the Stronghold stockholder approval; provided, that in no event shall the receipt, existence or terms of a competing proposal or any matter relating thereto or consequence thereof constitute an intervening event.

Stronghold: Permitted Changes of Recommendation in Connection with a Superior Proposal

Prior to, but not after, the time the merger proposal has been approved by the Stronghold stockholders, in response to a bona fide written competing proposal that did not result from a breach of the obligations described above and in the section entitled “— No Solicitation; Changes in Recommendation — No Solicitation by Stronghold,” if the Stronghold board of directors or any committee thereof so chooses, the Stronghold board of directors or any committee thereof may effect a Stronghold recommendation change if:

•        the Stronghold board of directors or a committee thereof determines in good faith, after consultation with Stronghold’s financial advisors and outside legal counsel, that such competing proposal is a superior proposal (taking into account any adjustment to the terms and conditions of the merger proposed by Bitfarms in response to such competing proposal);

•        the Stronghold board of directors or a committee thereof determines in good faith after consultation with its outside legal counsel that the failure to take such action would be inconsistent with its fiduciary obligations to Stronghold’s stockholders under applicable law; and

•        Stronghold provides Bitfarms with notice that Stronghold has received such superior proposal, specifying the material terms and conditions of such proposal, and, that Stronghold intends to take such action, and either (i) Bitfarms shall not have proposed revisions to the terms and conditions of the merger agreement prior to the earlier to occur of the scheduled time for the Stronghold stockholders meeting and the fifth business day after the date on which such notice is given to Bitfarms, or (ii) if Bitfarms within the period described in the foregoing clause (i) shall have proposed revisions to the terms and conditions of the merger agreement in a manner that would form a binding contract if accepted by Stronghold, the Stronghold board of directors or any committee thereof, after consultation with its financial advisors and outside legal counsel, shall have determined in good faith that the competing proposal remains a superior proposal with respect to Bitfarms’ revised proposal; provided, however, that each time material modifications to the financial terms of a competing proposal determined to be a superior proposal are made the time period set forth in this bullet prior to which Stronghold may effect a Stronghold recommendation change or terminate the merger agreement shall be extended for 48 hours after notification of such change to Bitfarms.

Certain Permitted Disclosure

Stronghold may, directly or indirectly through its representatives, after consultation with their respective outside legal counsel, make such disclosures as the Stronghold board of directors or any committee thereof determines in good faith are necessary to comply with Rule 14d-9 or Rule 14e-2(a) promulgated under the U.S. Exchange Act or other disclosure required to be made in this proxy statement/prospectus by applicable U.S. federal securities laws. However, neither Stronghold nor the Stronghold board of directors shall, except as expressly permitted in the sections above entitled “— Stronghold: Permitted Changes of Recommendation in Connection with a Superior Proposal” and

“— Stronghold: Permitted Changes of Recommendation in Connection with Intervening Events,” effect a Stronghold recommendation change including in any disclosure document or communication filed or publicly issued or made in conjunction with the compliance with such aforementioned requirements.

Definition of Competing Proposal

A “competing proposal” means any contract, proposal, offer or indication of interest relating to any transaction or series of related transactions (other than transactions only with Bitfarms or any of its subsidiaries) involving directly or indirectly:

•        any acquisition (by asset purchase, stock purchase, merger, or otherwise) by any person or group of any business or assets of Stronghold or any of its subsidiaries (including capital stock of or ownership interests in any subsidiary) that account for 15% or more of Stronghold’s and its subsidiaries’ assets (by fair market value), or generated 15% or more of Stronghold’s and its subsidiaries’ net revenue or earnings before interest, taxes, depreciation and amortization for the preceding twelve months, or any license, lease or long-term supply agreement having a similar economic effect;

•        any acquisition of beneficial ownership by any person or group of 15% or more of the outstanding shares of Stronghold common stock or any other securities entitled to vote on the election of directors or any tender or exchange offer that if consummated would result in any person or group beneficially owning 15% or more of the outstanding shares of Stronghold common stock or any other securities entitled to vote on the election of directors; or

•        any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Stronghold or any of its subsidiaries which is structured to permit any person or group to acquire beneficial ownership of at least 15% of Stronghold’s equity interests or any business or assets of Stronghold or any of its subsidiaries (including capital stock of or ownership interest in any subsidiary) that account for 15% or more of Stronghold’s and its subsidiaries’ assets (by fair market value), or generated 15% or more of Stronghold’s and its subsidiaries’ net revenue or earnings before interest, taxes, depreciation and amortization for the preceding twelve months.

Definition of Superior Proposal

A “superior proposal” means a bona fide written competing proposal submitted to Stronghold after August 21, 2024 by any person or group (other than Bitfarms or any of its affiliates) that in the good faith determination of the Stronghold board of directors or any committee thereof, after consultation with its financial advisors and after taking into account relevant legal, financial, regulatory, estimated timing of consummation and other aspects of such proposal and the person or group making such proposal, would, if consummated in accordance with its terms, result in a transaction more favorable to Stronghold’s stockholders than the transactions contemplated by the merger agreement. For purposes of the reference to a competing proposal in this paragraph, all references to “15%” in the definition of competing proposal will be deemed to refer to “50%.”

Efforts to Close the Merger

The parties have agreed to use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper, or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the merger and the other transactions contemplated by the merger agreement including taking all reasonable actions necessary to satisfy the parties’ respective conditions in the merger agreement. Subject to applicable law and as otherwise required by any governmental entity, each of Stronghold and Bitfarms shall keep the other apprised of the status of matters relating to the consummation of the merger and the other transactions contemplated by the merger agreement, including promptly (i) furnishing the other party with copies of notices or other communications received from any third party or any governmental entity with respect to the merger and the other transactions contemplated by the merger agreement and (ii) giving written notice to the other party upon becoming aware (x) that any representation or warranty made by it in the merger agreement, or in the case of Bitfarms, by it, BMS or Merger Sub, has become untrue or inaccurate or (y) of any failure by it, or in the case of Bitfarms, by it, BMS or Merger Sub, to comply with or satisfy any covenant, obligation or agreement to be complied with or satisfied by it pursuant to the merger agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause certain of the conditions set forth in the merger agreement to fail to be satisfied.

HSR and Other Regulatory Approvals

Except for the filings and notifications made pursuant to antitrust laws (as defined below), promptly after August 21, 2024, the parties have agreed to prepare and file with the appropriate governmental entities, and submit to or obtain from other third parties, as applicable, all authorizations, consents, notifications, certifications, registrations, declarations and filings that are necessary in order to consummate the merger and the other transactions contemplated by the merger agreement and to diligently and expeditiously prosecute, and cooperate fully with each other in the prosecution of, such matters. However, in no event will either Bitfarms or Stronghold or any of their respective affiliates be required to pay any consideration to any third parties or give anything of value to obtain any such person’s authorization, approval, consent or waiver to effectuate the transactions contemplated by the merger agreement, other than filing, recordation or similar fees. Bitfarms and Stronghold will have the right to review in advance and, to the extent reasonably practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Bitfarms or Stronghold, as applicable, and any of their respective subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any governmental entity in connection with the merger and the other transactions contemplated by the merger agreement (including this proxy statement/prospectus).

The parties shall cooperate in good faith and jointly determine no later than 45 days following August 21, 2024, whether pre-merger filings are required under the HSR Act. If the parties determine that such filings are required, the parties shall make these filings no later than 10 business days following the date of such determination. As promptly as reasonably practicable, the parties shall make the filings and notifications as may be required by foreign competition laws and merger regulations. Each of Bitfarms and Stronghold will cooperate fully with each other and will furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filings under any applicable antitrust laws. Unless otherwise agreed, Bitfarms and Stronghold shall each use reasonable best efforts to ensure the prompt expiration of any applicable waiting period under the HSR Act or any filings and notifications as may be required by foreign competition laws and merger regulations. Bitfarms and Stronghold will each use its reasonable best efforts to respond to and comply with any request for information from any governmental entity (including the FTC, the Department of Justice, any attorney general of any state of the United States, or any other competition authority of any jurisdiction (each referred to as an “antitrust authority”)) charged with enforcing, applying, administering or investigating the HSR Act, any filings and notifications as may be required by foreign competition laws and merger regulations, or any other law designed to prohibit, restrict or regulate actions for the purpose or effect of mergers, monopolization, restraining trade or abusing a dominant position (collectively, “antitrust laws”). Bitfarms and Stronghold have agreed to keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any antitrust authority.

Bitfarms has agreed to take any and all action necessary, including, but not limited to, (i) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of Bitfarms or Stronghold or their respective subsidiaries; (ii) terminating existing relationships, contractual rights or obligations of Bitfarms or Stronghold or their respective subsidiaries; (iii) terminating any venture or other arrangement; (iv) creating any relationship, contractual rights or obligations of Bitfarms or Stronghold or their respective subsidiaries; or (v) effectuating any other change or restructuring of Bitfarms or Stronghold or their respective subsidiaries (and, in each case, to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with any governmental antitrust authority in connection with any of the foregoing and in the case of actions by or with respect to Stronghold or its subsidiaries or its or their businesses or assets, provided that any such action may (at the discretion of Stronghold) be conditioned on consummation of the merger) (we refer to each of the foregoing as a “divestiture action”) to ensure that no governmental entity enters any order, decision, judgment, decree, ruling or injunction (preliminary or permanent), or establishes any law or other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the merger, or to ensure that no governmental antitrust authority with the authority to clear, authorize or otherwise approve the consummation of the merger fails to do so by May 21, 2025, unless such date is extended in accordance with the merger agreement.

In the event that any action is threatened or instituted challenging the merger as violative of any antitrust law, Bitfarms will (i) take such action, including any divestiture action, as may be necessary to avoid, resist or resolve such action and (ii) defend, at its cost and expense, any action or actions, whether judicial or administrative, in connection with the transactions contemplated by the merger agreement.

Bitfarms will be entitled to direct any proceedings with any antitrust authority. However, Bitfarms has agreed to afford Stronghold reasonable opportunity to participate in any such proceedings. In addition, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated by the merger agreement in accordance with the terms of the merger agreement unlawful or that would restrain, enjoin or otherwise prevent or materially delay the consummation of the transactions contemplated by the merger agreement, Bitfarms shall take promptly any and all steps necessary to vacate, modify or suspend such injunction or order so as to permit such consummation prior to the end date. Notwithstanding anything to the contrary in the merger agreement, Bitfarms shall not be required to agree to any action required in this paragraph that would, individually or taken together, reasonably be expected to have a material adverse effect on Bitfarms (including its affiliates) or Stronghold (including its affiliates).

Stronghold shall (i) as promptly as reasonably practicable after August 21, 2024 prepare and in no event later within 10 business days thereafter cause certain subsidiaries to file with the Federal Energy Regulatory Commission an “informational filing” and a request for a waiver of the applicable 90-day period and (ii) as promptly as reasonably practicable after August 21, 2024 prepare and in no event later than 10 days thereafter, cause certain subsidiaries to provide to PJM all required information by the applicable deadlines. Bitfarms shall assist Stronghold as is reasonably necessary in the preparation of such information to be provided pursuant to clause (ii) in the immediately preceding sentence. As of the date of this proxy statement/prospectus, Stronghold has made such filings and provided the requisite information.

Efforts to Hold the Special Meeting

Stronghold has agreed to call, hold and convene a meeting of its stockholders to consider the adoption of the merger agreement, to be held as promptly as reasonably practicable after the mailing of this proxy statement/prospectus to Stronghold’s stockholders. Except as permitted by the non-solicitation provisions in the merger agreement, the Stronghold board of directors must recommend that the stockholders of Stronghold vote in favor of the merger proposal and the Stronghold board of directors must solicit from Stronghold stockholders proxies in favor of the merger proposal, and this proxy statement/prospectus is required to include a statement to the effect that the Stronghold board of directors has made such recommendation.

Stronghold (i) will be required to adjourn or postpone the special meeting to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to the Stronghold stockholders or if, as of the time the special meeting is scheduled, there are insufficient shares of Stronghold common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the special meeting, and (ii) may adjourn or postpone the special meeting if, as of the time for which the special meeting is scheduled, there are insufficient shares of Stronghold common stock represented (either in person or by proxy) to obtain the approval of the merger proposal. Notwithstanding the foregoing, the special meeting will not be adjourned or postponed (i) to a date that is more than 30 business days after the date for which the special meeting was previously scheduled without Bitfarms’ prior written consent or (ii) to a date on or after two business days prior to the end date.

Stronghold has agreed that its obligations to hold the special meeting will not be affected by the making of a Stronghold recommendation change and such obligations will not be affected by the commencement, announcement, disclosure or communication to Stronghold of any competing proposal or the occurrence or disclosure of any intervening event.

Indemnification and Insurance

From the effective time until the sixth anniversary of the effective time, Bitfarms and Stronghold as the surviving corporation following the merger have agreed to, jointly and severally, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of the merger agreement or who becomes, prior to the effective time, an officer or director of Stronghold or any of its subsidiaries (whom we refer to as the “indemnified persons”) against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement of, or incurred in connection with, any actual or threatened proceeding to which such indemnified person is a party or is otherwise involved (including as a witness) based on, in whole or in part, or arising out of, in whole or in part, the fact that such person is or was an officer or director of Stronghold or any of its subsidiaries or is or was serving at the request of Stronghold or any of its subsidiaries as an officer or director of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, as applicable, or by reason of anything done or not done by such person in any such capacity, whether pertaining to any act or omission occurring or existing prior to, at or after, the effective time and whether asserted or claimed prior to, at or after the effective time (which liabilities we refer to as “indemnified liabilities”), including all indemnified liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the merger agreement or the transactions contemplated by the merger agreement, in each case to the fullest extent permitted under applicable law.

For a period of six years following the effective time, Bitfarms and the surviving corporation will not amend, repeal or otherwise modify any provision in the organizational documents of the surviving corporation or its subsidiaries in any manner that would affect (or manage the surviving corporation or its subsidiaries, with the intent to or in a manner that would affect) adversely the rights of any indemnified person to indemnification, exculpation and advancement except to the extent required by applicable law. For a period of six years following the effective time, Bitfarms and the surviving corporation and its subsidiaries will fulfill and honor any indemnification, expense advancement, or exculpation agreements between Stronghold or any of its subsidiaries and any of the indemnified persons existing immediately prior to the effective time.

Bitfarms and the surviving corporation will cause to be put in place, and Bitfarms will fully prepay immediately prior to the effective time, “tail” insurance policies with a claims reporting or discovery period of at least six years from the effective time (the “tail period”) from an insurance carrier with the same or better credit rating as Stronghold’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as Stronghold’s existing policies, subject to a premium cap, with respect to matters, acts or omissions existing or occurring at or prior to the effective time. However, in no event will Bitfarms be required to spend more than 300% (the “cap amount”) of the last annual premium paid by Stronghold prior to August 21, 2024 per policy year of coverage under such “tail” insurance policy and if the cost per policy year of such insurance exceeds the cap amount, Bitfarms will purchase as much coverage per policy year as reasonably obtainable for the cap amount.

Treatment of Stronghold Indebtedness

The merger agreement provides that, to the extent requested by Bitfarms, Stronghold will, at Bitfarms’ expense, use reasonable best efforts to promptly obtain any consents or amendments as necessary to permit the consummation of the merger under Stronghold’s credit agreement (the “COC Amendment”), but the obtaining of the COC Amendment is not a closing condition to the merger. If the COC Amendment is not obtained on or prior to closing, Bitfarms will satisfy all outstanding obligations under such credit agreement and certain other debt instruments of Stronghold prior to or substantially concurrently with the consummation of the merger. Bitfarms does not currently expect to request Stronghold to obtain the COC Amendment on or prior to closing.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including, among other things, covenants relating to:

•        cooperation between Bitfarms and Stronghold in the preparation of this proxy statement/prospectus;

•        access by Bitfarms to certain information about Stronghold during the period prior to the earlier of the effective time or termination of the merger agreement, as applicable;

•        cooperation between Bitfarms and Stronghold in the defense or settlement of any stockholder litigation relating to the merger;

•        cooperation between Bitfarms and Stronghold in connection with public announcements;

•        taking all reasonable steps within Stronghold’s control to exempt (or ensure the continued exemption of) the merger and the other transactions contemplated by the merger agreement from the takeover laws of any state that purport to apply to the merger agreement or the transactions contemplated thereby;

•        requirements of Section 16(a) of the U.S. Exchange Act; and

•        listing of the Bitfarms common shares to be issued in connection with the merger on the TSX and Nasdaq, subject to customary conditions and official notice of issuance.

Conditions to Completion of the Merger

The obligations of Bitfarms and Stronghold to consummate the merger are subject to the satisfaction (or waiver by all parties, to the extent permissible under applicable laws) of the following mutual conditions:

•        approval of the merger proposal by the Stronghold stockholders shall have been obtained;

•        the Bitfarms common shares issuable in the merger shall have been authorized for listing on the TSX and Nasdaq, subject to customary conditions and official notice of issuance;

•        the registration statement, of which this proxy statement/prospectus forms a part, shall have been declared effective under the U.S. Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order;

•        receipt of certain approvals and consents from specified governmental entities, including, if applicable, the expiration or termination of the applicable waiting period under the HSR Act; and

•        no governmental entity having jurisdiction over any party shall have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the merger, and no law shall have been adopted that makes consummation of the merger illegal or otherwise prohibited.

The obligation of Stronghold to effect the merger is also subject to the satisfaction, or waiver by Stronghold, of the following additional conditions:

•        the accuracy of the representations and warranties of Bitfarms set forth in the merger agreement, subject to the materiality standards set forth in the merger agreement, as of the closing date of the merger (except to the extent such representations and warranties speak as of a specified date or period of time, in which case such representations and warranties will be true and correct as of such date or period of time), and Stronghold’s receipt of an officer’s certificate from Bitfarms to that effect;

•        performance of, or compliance with, in all material respects all agreements and covenants required to be performed or complied with by Bitfarms, BMS and Merger Sub pursuant to the merger agreement on or prior to the effective time, and Stronghold’s receipt of an officer’s certificate dated as of the closing date from Bitfarms to that effect; and

•        since the date of execution of the merger agreement, no material adverse effect with respect to Bitfarms has occurred that is continuing, and Stronghold’s receipt of an officer’s certificate from Bitfarms to that effect.

The obligation of Bitfarms, BMS and Merger Sub to effect the merger is also subject to the satisfaction, or waiver by Bitfarms, of the following additional conditions:

•        the accuracy of the representations and warranties of Stronghold set forth in the merger agreement, subject to the materiality standards set forth in the merger agreement, as of the closing date of the merger (except to the extent such representations and warranties speak as of a specified date or period of time, in which case such representations and warranties will be true and correct as of such date or period of time), and Bitfarms’ receipt of an officer’s certificate dated as of the closing date from Stronghold to that effect;

•        performance of, or compliance with, in all material respects all agreements and covenants required to be performed or complied with by Stronghold pursuant to the merger agreement prior to the effective time, and Bitfarms’ receipt of an officer’s certificate dated the closing date from Stronghold to that effect;

•        since the date of execution of the merger agreement, no material adverse effect with respect to Stronghold has occurred that is continuing, and Bitfarms’ receipt of an officer’s certificate from Stronghold to that effect; and

•        completion of the mining facility conditions.

As further discussed under the section entitled “Risk Factors,” neither Bitfarms nor Stronghold can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination of the Merger Agreement

Bitfarms and Stronghold may mutually agree in writing to terminate the merger agreement before consummating the merger, even after approval of the merger by the Stronghold stockholders has been obtained.

In addition, either Bitfarms or Stronghold may terminate the merger agreement if:

•        any governmental entity having jurisdiction over any party shall have issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the merger and such order, decree, ruling or injunction or other action shall have become final and non-appealable, or if there shall be adopted any law that permanently makes consummation of the merger illegal or otherwise permanently prohibited; provided, however, that such right to terminate the merger agreement shall not be available to any party whose failure to fulfill any material covenant or agreement pursuant to the merger agreement has been the primary cause of or resulted in the action or event described in this bullet occurring;

•        the consummation of the merger has not occurred on or before the end date; provided that (i) if on the end date, the registration statement has not become effective or Stronghold stockholder approval has not been obtained, the end date shall be extended to August 21, 2025 and (ii) such right to terminate the merger agreement shall not be available to any party whose failure to fulfill any material covenant or agreement pursuant to the merger agreement has been the primary cause of or resulted in the failure of the merger to occur on or before such date;

•        the other party has breached any representation, warranty, covenant or other agreement contained in the merger agreement, which would give rise to the failure of certain conditions to the merger and such breach is not curable prior to the end date or, if curable prior to the end date, has not been cured by the earlier of (i) 30 days after the giving of written notice to the breaching party of such breach and (ii) three business days prior to the end date (a “terminable breach”); provided, however, that the terminating party is not then in terminable breach of any representation, warranty, covenant or other agreement contained in the merger agreement; or

•        the approval of the merger proposal by the Stronghold stockholders shall not have been obtained upon a vote at a duly held special meeting, or at any adjournment or postponement thereof.

In addition, the merger agreement may be terminated under the following circumstances:

•        by Bitfarms, prior to, but not after, the time the Stronghold stockholders approve the merger proposal, if the Stronghold board of directors or any committee thereof has effected a Stronghold recommendation change (whether or not such Stronghold recommendation change is permitted by the merger agreement);

•        by Stronghold, prior to, but not after, the time the Stronghold stockholders approve the merger proposal, in order to enter into a definitive agreement with respect to a superior proposal; provided, however that Stronghold shall pay to Bitfarms a termination fee in the event of such termination; or

•        by Stronghold, if (i) each party’s conditions to closing are satisfied or validly waived (other than those conditions that by their terms are to be satisfied at the closing, so long as such conditions are at the time of termination capable of being satisfied at the closing), (ii) Bitfarms fails to consummate the merger by the date on which Bitfarms is required to consummate the closing pursuant to the merger agreement, (iii) Stronghold irrevocably confirms to Bitfarms in writing, following the date on which the closing is required to occur pursuant to the merger agreement, that it stands ready, willing and able to consummate the closing and that all of the closing conditions obligating Stronghold to consummate the merger agreement have been satisfied or validly waived and (iv) Bitfarms fails to consummate the closing on or prior to the third business day following receipt of such irrevocable written confirmation of Stronghold referred to in clause (iii) (a “Bitfarms closing failure”).

Expenses and Termination Fees Relating to the Termination of the Merger Agreement

Termination Fee Payable by Bitfarms

The merger agreement requires Bitfarms to pay Stronghold a reverse termination fee of $12,500,000 (minus the amount of the deposit (as defined in the hosting agreement) held by Stronghold and not yet returned to Bitfarms under the hosting agreement as of the date of the termination of the merger agreement up to a maximum of $5,000,000), in the form of cash and/or Bitcoin (at the election of Bitfarms), if Stronghold terminates the merger agreement due to a Bitfarms closing failure.

In no event shall Bitfarms be required to pay the termination fee on more than one occasion.

Termination Fees Payable by Stronghold

The merger agreement requires Stronghold to pay Bitfarms a termination fee of $5,000,000, in the form of cash and/or Bitcoin (at the election of Stronghold), if:

•        (i) (A) either party terminates the merger agreement because the Stronghold stockholder approval is not obtained and on or before the date of any such termination a competing proposal shall have been publicly announced or publicly disclosed and not withdrawn prior to the special and (ii) within 12 months after the date of such termination, Stronghold enters into a definitive agreement with respect to a competing proposal or consummates a competing proposal;

•        Bitfarms terminates the merger agreement following a Stronghold recommendation change; or

•        Stronghold terminates the merger agreement following the entry by Stronghold into a definitive agreement with respect to a superior proposal.

In no event shall Stronghold be required to pay the termination fee on more than one occasion.

Expenses

Except as otherwise provided in the merger agreement, each party shall pay its own expenses incident to preparing for, entering into and carrying out the merger agreement and the consummation of the transactions contemplated thereby, whether or not the merger shall be consummated.

Amendments and Waivers

Subject to applicable law, any provision of the merger agreement may be amended or waived by written agreement of each of the parties, by action taken or authorized by their respective boards of directors.

Amendment No. 1

The following is a summary of the material terms of amendment no.    1 by and among Bitfarms, BMS, Merger Sub and Stronghold, dated as of September 12, 2024. This summary may not contain all of the information about amendment no. 1 that is important to you. The summary in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to amendment no. 1 attached as Annex A-2, and incorporated by reference into, this proxy statement/prospectus. You are encouraged to read amendment no. 1 in its entirety.

On September 12, 2024, in accordance with Section 9.12 of the merger agreement, Bitfarms, BMS, Merger Sub and Stronghold entered into amendment no. 1. Amendment no. 1 revised the merger agreement to provide for the parent termination fee offset, require the consent of Bitfarms for any issuances of equity interests of Stronghold pursuant to its at-the-market offering program and amend certain representations and warranties of Stronghold.

Specific Performance

In addition to any other remedy that may be available to each party, including monetary damages, prior to the termination of the merger agreement, each of the parties will be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement. Each party may simultaneously pursue both the payment of a termination fee, as applicable, and a grant of specific performance, but under no circumstances shall a party be permitted or entitled to receive both a termination fee and a grant of specific performance to consummate the closing.

Governing Law

The merger agreement is governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

THE SUPPORTING AGREEMENTS

The Voting Agreement

The following is a summary of the material terms of the voting agreement by and among Bitfarms and certain stockholders of Stronghold, dated August 21, 2024. This summary may not contain all of the information about the voting agreement that is important to you. The summary in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the voting agreement attached as Annex B to, and incorporated by reference into, this proxy statement/prospectus. You are encouraged to read the voting agreement in its entirety.

On August 21, 2024, concurrently with the execution and delivery of the merger agreement, Bitfarms entered into the voting agreement with Mr. Gregory A. Beard, Stronghold’s chief executive officer and chairman, and Q Power.

Voting

On the terms and subject to the conditions of the voting agreement, each of Q Power and Mr. Beard has agreed to vote (or cause to be voted) all of the Stronghold common stock with respect to which such holder is the sole or shared record and/or beneficial owner as of the date of the voting agreement and subsequently acquired through purchase, dividend, conversion of convertible securities, exercise of warrants or options, vesting of equity awards or otherwise (the “covered shares”):

•        in favor of the adoption of the merger agreement and the approval of any transactions contemplated by the merger agreement, including the merger;

•        in favor of any other matters that would reasonably be expected to facilitate the consummation of the merger and the other transactions contemplated by the merger agreement, including any proposal to adjourn or postpone the special meeting to a later date if there are not sufficient votes to approve the merger and the other transactions contemplated by the merger agreement;

•        against any competing proposal for the acquisition, directly or indirectly, of 15% or more of Stronghold’s equity interests or assets, without regard to the terms of such competing proposal, or any other transaction, proposal, agreement or action made in opposition to adoption of the merger agreement and transactions contemplated by the merger agreement (including the merger); and

•        against any other action, agreement or transaction that would reasonably be expected to prevent, materially impede, interfere with, delay, postpone, discourage or adversely affect the merger or any of the other transactions contemplated by the merger agreement.

As of the record date, Mr. Beard and Q Power together beneficially owned approximately             % of the outstanding shares of Stronghold common stock. For more information, see the section entitled “Beneficial Ownership of Securities.”

Restrictions on Transfers

Until the expiration time (as defined below), each of Q Power and Mr. Beard has agreed not to transfer or cause the transfer of any covered shares, deposit any covered shares into a voting trust or enter into any voting agreement or arrangement or grant any proxy that is inconsistent with the voting agreement, or agree to any of the foregoing actions or take or agree to any other action inconsistent with such holder’s obligations pursuant to the voting agreement. Each of Q Power and Mr. Beard may transfer covered shares:

•        with the prior written consent of Bitfarms; or

•        to one or more affiliates of such holder, or trusts established for the benefit of such holder or one or more of its affiliates, provided that prior to such transfer the transferee agrees in writing to be bound by the voting agreement or is party to an agreement with Bitfarms with substantially identical terms to the voting agreement.

Waiver of Appraisal Rights

On the terms and subject to the conditions of the voting agreement, each of Q Power and Mr. Beard, on behalf of such holder and its affiliates, irrevocably and unconditionally waived appraisal rights with respect to covered shares held by such holder, and agreed not to commence or participate in any claim, derivative or otherwise, relating to the negotiation or consummation of the merger agreement and the transactions consummated thereby, including the merger.

Termination

The voting agreement will terminate on the earliest to occur of (i) the effective time of the merger, (ii) such date and time as the merger agreement is terminated, (iii) the date of any modification or amendment to the merger agreement that adversely affects the stockholders party to the voting agreement in any material respect, and (iv) on written agreement of the parties to the voting agreement (the “expiration time”).

The TRA Waiver and Termination Agreement

The following is a summary of the material terms of the TRA Waiver and Termination Agreement by and among Bitfarms, Stronghold, Q Power and William Spence, dated August 21, 2024. This summary may not contain all of the information about the TRA Waiver and Termination Agreement that is important to you. The summary in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the TRA Waiver and Termination Agreement attached as Annex C to, and incorporated by reference into, this proxy statement/prospectus. You are encouraged to read the TRA Waiver and Termination Agreement in its entirety.

Stronghold is party to a Tax Receivable Agreement, dated April 1, 2021, amended effective as of November 9, 2022 (the “TRA”), with Q Power and William Spence, a former director of Stronghold. The TRA generally provides for the payment by Stronghold to Q Power and Mr. Spence of 85% of the net cash savings, if any, in U.S. federal, state and local income tax and franchise tax that Stronghold actually realizes (or is deemed to realize in certain circumstances) as a result of (i) certain increases in tax basis that occur in connection with the redemption of units in Company Holdco held (or formerly held) by Q Power and Mr. Spence and (ii) certain tax benefits attributable to imputed interest deemed to be paid by Stronghold as a result of, and additional tax basis arising from, any payments Stronghold makes under the TRA. The TRA generally provides for payments to be made as Stronghold realizes actual cash tax savings from the tax benefits covered by the TRA. However, the TRA provides that if Stronghold experiences a change of control or the TRA otherwise terminates early (at Stronghold’s election or as a result of Stronghold’s breach), Stronghold would be required to make an immediate payment (the “early termination payment”) equal to the present value of the future payments it would be required to make pursuant to the TRA (determined by applying a discount rate equal to the twelve-month Secured Overnight Finance Right (SOFR) plus 171.513 basis points and using numerous assumptions to determine deemed tax savings). Pursuant to the terms of the TRA, the early termination payment would have become payable by Stronghold as a result of the merger.

On August 21, 2024, in connection with entering into the merger agreement, Bitfarms, Stronghold, Q Power and Mr. Spence entered into the TRA Waiver and Termination Agreement. Pursuant to the TRA Waiver and Termination Agreement, subject to and effective at the effective time of the merger, Q Power and Mr. Spence agreed to waive in full any and all of the early termination payment which would otherwise be payable at the effective time of the merger or any other amounts payable pursuant to the TRA, and to terminate the TRA.

The Conversion Agreement

The following is a summary of the material terms of the conversion agreement by and among Bitfarms, Stronghold, and the Stronghold Series C preferred stockholders, dated August 21, 2024. This summary may not contain all of the information about the conversion agreement that is important to you. The summary in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the conversion agreement attached as Annex D to, and incorporated by reference into, this proxy statement/prospectus. You are encouraged to read the conversion agreement in its entirety.

On August 21, 2024, concurrently with the execution and delivery of the merger agreement, Bitfarms, Stronghold and the Stronghold Series C preferred stockholders entered into the conversion agreement, pursuant to which and on the terms and subject to the conditions thereof, among other things, each Stronghold Series C preferred stockholder has agreed, until the earlier to occur of (i) the effective time, (ii) the date and time the merger agreement is validly terminated pursuant to its terms and (iii) the termination the conversion agreement, that:

•        conditioned upon and immediately prior to the effective time, the conversion agreement shall be deemed an Optional Conversion Notice (as defined in the Stronghold Series C certificate of designations) of such holder of Stronghold Series C preferred stock, pursuant to which all of the issued and outstanding shares of Stronghold Series C preferred stock held by such Stronghold Series C preferred stockholder shall be converted into shares of Stronghold Class A common stock in accordance with the terms of the Stronghold Series C certificate of designations;

•        subject to certain exceptions, such Stronghold Series C preferred stockholder shall not sell, transfer or assign any of its shares of Stronghold Series C preferred stock; and

•        such Stronghold Series C preferred stockholder shall provide any consent of such Stronghold Series C preferred stockholder to the merger agreement, or the transactions contemplated thereby, including the merger, which may be required under the Stronghold Series C certificate of designations.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction

Bitfarms Ltd. (“Bitfarms” or the “Company”) was incorporated under the Canada Business Corporations Act on October 11, 2018 and continued under the Business Corporations Act (Ontario) on August 27, 2021. The common shares of the Company are listed on Nasdaq and the Toronto Stock Exchange (NASDAQ/TSX: BITF). Bitfarms’ registered office is located on 110 Yonge Street, Suite 1601, Toronto, Ontario, Canada, M5C 1T4. Bitfarms owns and operates data centers housing computers (referred to as “Miners”) designed for the purpose of validating transactions on the Bitcoin Blockchain (referred to as “Mining”). It provides a service to perform hash calculations for the Mining pool operator in exchange for noncash consideration in the form of Bitcoin under formula driven rates.

Stronghold Digital Mining, Inc. (“Stronghold”) was incorporated as a Delaware corporation on March 19, 2021. The Stronghold Class A common stock is listed on Nasdaq. Stronghold is a vertically integrated Bitcoin mining company with an emphasis on environmentally beneficial operations. Stronghold wholly owns and operates two coal refuse power generation facilities.

On August 21, 2024, Bitfarms entered into a definitive agreement and plan of merger (as amended by amendment no. 1, dated September 12, 2024 and as may be further amended, the “merger agreement”) with Stronghold, Backbone Mining Solutions, LLC, (“BMS”) an indirect, wholly-owned subsidiary of Bitfarms and HPC & AI Megacorp, Inc. (“Merger Sub”), a Delaware corporation and a wholly-owned subsidiary of BMS, pursuant to which Merger Sub will merge with and into Stronghold, with Stronghold surviving the merger as an indirect wholly-owned subsidiary of Bitfarms (the “merger”). Upon completion of the merger, Merger Sub will cease to exist as a separate entity. See Note 1 Description of the Transaction for additional information on the merger.

The accompanying unaudited pro forma condensed combined financial statements presents the combination of the financial statements of Bitfarms and Stronghold adjusted to give effect to the merger. The unaudited pro forma condensed combined statement of financial position as at June 30, 2024 includes the pro forma effect of this transaction as if it had occurred on June 30, 2024. The unaudited pro forma condensed combined statement of income for the six months ended June 30, 2024 and the year ended December 31, 2023 includes the pro forma effect of this transaction as if it had occurred on January 1, 2023. The assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The unaudited pro forma condensed combined financial statements were presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the merger occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position following the completion of the merger.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION

As at June 30, 2024

(In thousands of U.S. dollars)

	Historical	Reclassified Historical	U.S. GAAP to IFRS Adjustments (Note 4)	Note	Purchase Accounting and Other Pro Forma Adjustments	Note	Pro Forma Consolidated
	Bitfarms	Stronghold (Note 3)
ASSETS
Current
Cash	$138,619	$4,876	—		$(54,820)	5(b),5(i)	$88,675
Trade receivables	735	570	—		—		1,305
Other assets	17,627	1,032	—		—		18,659
Short-term prepaid deposits	10,671	3,911	—		—		14,582
Electrical component inventory	1,076	4,470	—		—		5,546
Taxes receivable	450	—	—		—		450
Digital assets	56,748	254	—		—		57,002
Derivative assets	2,255	—	—		—		2,255
Assets held for sale	9,108	—	—		—		9,108
	237,289	15,113	—		(54,820)		197,582
Non-current
Property, plant and equipment	233,293	135,779	—		—		369,072
Right-of-use assets	13,184	1,107	(120)	4(b)	—		14,171
Long-term deposits, equipment prepayments and other	47,790	849	—		—		48,639
Intangible assets	4,378	52	—		—		4,430
Goodwill	—	—	—		47,868	5(c)	47,868
Total assets	535,934	152,900	(120)		(6,952)		681,762

LIABILITIES
Current
Trade payables and accrued liabilities	24,230	26,060	—		(3)	5(i)	56,610
			—		6,323	5(j)
Current portion of long-term debt	164	16,347	—		(16,347)	5(i)	164
Current portion of lease liabilities	2,008	669	—		—		2,677
Warrant liabilities	20,032	—	—		—		20,032
Due to related parties	—	1,107	—		—		1,107
	46,434	44,183	—		(10,027)		80,590
Non-current
Long-term debt	1,487	38,470	—		(38,470)	5(i)	1,487
Lease liabilities	12,208	500	—		—		12,708
Asset retirement provision	1,928	1,103	—		—		3,031
Warrant liabilities	—	13,915	—		16,048	5(b)	16,048
			—		(13,915)	5(h)
Other noncurrent liabilities	—	2,569	—		—		2,569
Total liabilities	62,057	100,740	—		(46,364)		116,433

Redeemable common stock
Common Stock – Class V; $0.0001 par value; 34,560,000 shares authorized; 2,405,760 shares issued and outstanding as of June 30, 2024	—	10,416	—		(10,416)	5(d)	—
Total redeemable common stock	—	10,416	—		(10,416)		—

Shareholders’ equity
Share capital	727,055	4,060	—		(4,060)	5(a)	824,950
			—		97,895	5(b)
Contributed surplus	59,406	374,658	—		(374,658)	5(a)	59,406
Accumulated deficit	(315,739)	(336,974)	(120)	4(b)	336,974	5(a)	(322,182)
			—		(6,323)	5(j)
Revaluation surplus	3,155	—	—		—		3,155
Total equity	473,877	41,744	(120)		49,828		565,329
Total liabilities and equity	535,934	152,900	(120)		(6,952)		681,762

See accompanying notes.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS (LOSS)

For the six months ended June 30, 2024

(In thousands of U.S. dollars except per share amounts)

	Historical	Reclassified Historical	U.S. GAAP to IFRS Adjustments (Note 4)	Note	Purchase Accounting and Other Pro Forma Adjustments	Note	Consolidated Pro Forma
	Bitfarms	Stronghold (Note 3)
Revenues	$91,865	$46,626	—		—		$138,491
Cost of revenues	(113,822)	(38,758)	(263)	4(b)	—		(152,843)
Gross (loss) profit	(21,957)	7,868	(263)		—		(14,352)
Operating expenses
General and administrative expenses	(25,598)	(28,897)	339	4(b)	—		(53,944)
			212	4(c)	—
Reversal of revaluation loss on digital assets	—	380	(735)	4(a)	—		(355)
Gain (loss) on disposition of property, plant and equipment	269	(1,695)	—		—		(1,426)
Unrealized gain on digital currencies	—	147	(147)	4(a)	—		—
Operating loss	(47,286)	(22,197)	(594)		—		(70,077)
Net financial (expenses) income	10,126	6,772	(61)	4(b)	4,511	5(i)	21,348
Net loss before income taxes	(37,160)	(15,425)	(655)		4,511		(48,729)
Income tax recovery	4,581	—	215	4(a)	—		4,796
Net loss	(32,579)	(15,425)	(440)		4,511		(43,933)

Loss per share
Basic and diluted	$(0.09)						$(0.11)
Weighted average number of common shares
Basic and diluted	369,992,000						418,068,299

See accompanying notes.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS (LOSS)

For the year ended December 31, 2023

(In thousands of U.S. dollars except per share amounts)

	Historical	Reclassified Historical	U.S. GAAP to IFRS Adjustments (Note 4)	Note	Purchase Accounting and Other Pro Forma Adjustments	Note	Consolidated Pro Forma
	Bitfarms	Stronghold (Note 3)
Revenues	$146,366	$74,966	—		—		$221,332
Cost of revenues	(167,868)	(77,831)	(486)	4(b)	—		(246,185)
Gross (loss) profit	(21,502)	(2,865)	(486)		—		(24,853)
Operating expenses
General and administrative expenses	(39,292)	(50,388)	629	4(b)	(1,987)	5(e)	(101,391)
			(3,340)	4(c)	(685)	5(f)
			—		(5)	5(g)
					(6,323)	5(j)
Reversal of revaluation loss on digital assets	2,695	968	(1,887)	4(a)	—		1,776
Loss on disposition of property, plant and equipment	(1,778)	(3,766)	—		—		(5,544)
Impairment on short-term prepaid deposits, equipment and construction prepayments, property, plant and equipment and right-of-use assets	(12,252)	(5,422)	—		—		(17,674)
Impairments on digital currencies	—	(910)	910	4(a)	—		—
Operating loss	(72,129)	(62,383)	(4,174)		(9,000)		(147,686)
Net financial (expenses) income	(32,308)	(39,441)	(162)	4(b)	9,755	5(i)	(62,156)
Net loss before income taxes	(104,437)	(101,824)	(4,336)		755		(209,842)
Income tax recovery	401	—	260	4(a)	—		661
Net loss	(104,036)	(101,824)	(4,076)		755		(209,181)

Loss per share
Basic and diluted	$(0.40)						$(0.67)
Weighted average number of common shares
Basic and diluted	262,237,000						310,313,299

See accompanying notes.

Notes to the Unaudited Pro Forma Condensed Combined Financial statements
(In thousands of U.S. dollars except per share amounts)

1.      Description of the Transaction

On August 21, 2024, Bitfarms entered into the merger agreement with Stronghold, BMS and Merger Sub, pursuant to which Merger Sub will merge with and into Stronghold, with Stronghold surviving the merger as an indirect, wholly-owned subsidiary of Bitfarms. Upon completion of the merger, Merger Sub will cease to exist as a separate entity. The merger is considered to be a business combination under IFRS 3, Business Combinations (“IFRS 3”) with Bitfarms as the acquirer and Stronghold as the acquired entity. The unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting in accordance with IFRS 3. In order to effect the merger, the companies will take the following steps:

Immediately prior to the merger:

•        Each share of Stronghold Series C preferred stock issued and outstanding shall convert into 250 shares of Stronghold Class A common stock and all shares of Stronghold Series C preferred stock shall cease to exist.

•        Stronghold shall require each member of Stronghold Digital Mining Holdings, LLC, a Delaware limited liability company (“Company Holdco”), other than Stronghold and its wholly-owned subsidiaries, to exchange all of the issued and outstanding Company Holdco common units held by such member, together with the surrender for cancellation of a corresponding number of shares of Stronghold Class V common stock, for a corresponding number of shares of Stronghold Class A common stock.

In accordance with the terms of the merger agreement:

•        Each share of Stronghold Class A common stock issued and outstanding immediately prior to the date of closing the merger (the “closing”) shall be converted into the right to receive 2.520 (the “exchange ratio”) Bitfarms common shares (“merger consideration”). No fractional Bitfarms common shares will be issued upon the conversion of Stronghold Class A common stock pursuant to the merger. Any Stronghold stockholder who would otherwise be entitled to receive a fractional Bitfarms common share pursuant to the merger shall receive in lieu thereof an amount of cash, without interest, equal to such fractional Bitfarms common share multiplied by the closing price per share of Bitfarms common shares on the business day immediately prior to closing. Each share of Stronghold Class A common stock, when so converted, shall cease to be outstanding and shall automatically be cancelled and cease to exist.

•        Each share of Stronghold Class V common stock issued and outstanding immediately prior to closing shall be surrendered for cancellation and shall cease to exist and no payment shall be made.

•        Except for the Interim Stronghold RSUs (as defined below), each Stronghold restricted stock unit (“RSU”) award that is outstanding immediately prior to closing will immediately vest in full, and such Stronghold RSU shall be treated as a share of Stronghold Class A common stock for all purposes of the merger agreement, including the right to receive the merger consideration.

•        Each Stronghold RSU that is granted between the date of execution of the Merger Agreement and Closing (the “Interim Stronghold RSUs”) will be assumed by Bitfarms and converted into a number of Bitfarms RSUs on substantially the same terms and conditions. The number of Bitfarms RSUs will be adjusted based on the exchange ratio, rounded to the nearest whole share.

•        Each outstanding vested or unvested option to purchase Stronghold Class A common stock, other than any such option that is held by a former employee or former non-employee director of, or former other service provider to Stronghold or its subsidiaries shall be automatically converted into an option to acquire a number of Bitfarms common shares on substantially the same terms and conditions. The number of Bitfarms common shares and exercise price for the new options will be adjusted based on the exchange ratio.

•        Each outstanding vested or unvested option to purchase Stronghold Class A common stock held by a former employee or former non-employee director of, or former other service provider to Stronghold or its subsidiaries shall be automatically cancelled and converted into the right to receive a number of Bitfarms common shares equal to the product of (i) the number of Stronghold Class A common stock subject to the option immediately prior to closing and (ii) (a) the excess, if any, of the merger consideration value (as defined herein) over the exercise price per share of Stronghold Class A common stock, divided by (b) the product obtained by multiplying the exchange ratio by the volume-weighted average price of the Bitfarms common shares for the five consecutive trading day period ending on the trading day immediately prior to closing (the “merger consideration value”).

•        At closing, each outstanding and unexercised warrant to purchase Stronghold Class A common stock will be converted into a warrant to acquire a number of Bitfarms common shares on substantially the same terms and conditions. The number of Bitfarms common shares and exercise price for the new warrants will be adjusted based on the exchange ratio.

•        To the extent requested by Bitfarms, Stronghold will, at Bitfarms’ expense, use reasonable best efforts to promptly obtain any consents or amendments as necessary to permit the consummation of the merger under Stronghold’s credit agreement (the “COC Amendment”). If the COC Amendment is not obtained on or prior to closing, Bitfarms will satisfy all outstanding obligations under such credit agreement and certain other debt instruments of Stronghold prior to or substantially concurrently with the consummation of the merger.

Bitfarms does not expect to request Stronghold to obtain the COC Amendment on or prior to closing. As a result, in accordance with the merger agreement, Bitfarms expects to settle Stronghold’s outstanding debt obligations immediately prior to closing with cash on hand. The unaudited pro forma condensed combined financial statements have been prepared based on the assumption that Bitfarms does not assume the outstanding debt of Stronghold. Cash paid by Bitfarms to settle Stronghold’s outstanding debt immediately prior to closing of the merger will be recognized as a component of purchase consideration and an assumed liability for the outstanding debt would not be recognized in acquisition accounting.

Bitfarms has not yet completed a valuation analysis of the fair market value of Stronghold’s assets to be acquired and liabilities to be assumed. The estimated purchase price allocation is based on management’s best estimate of the fair value based on currently available information. The final purchase price allocation will be determined following the completion of the detailed valuation, other studies, and necessary calculations. The final purchase price allocation could differ materially from the estimated purchase price allocation used to prepare the pro forma adjustments.

2.      Basis of Preparation

The Company’s unaudited pro forma condensed combined statement of financial position as at June 30, 2024, and the unaudited pro forma condensed combined statement of income for the six months ended June 30, 2024 and the year ended December 31, 2023 have been prepared by management for the purpose of presenting the impact of the merger, as described herein. While this transaction has not closed as of the date of this proxy statement/prospectus, the unaudited pro forma condensed combined statement of financial position includes the pro forma effect of this transaction as if it had occurred on June 30, 2024. The unaudited pro forma condensed combined statement of income for the six months ended June 30, 2024 and the year ended December 31, 2023, include the pro forma effect of this transaction as if it had occurred on January 1, 2023.

The accounting policies used in the preparation of these unaudited pro forma condensed combined financial statements incorporate the accounting policies used by Bitfarms for the respective periods in the consolidated financial statements incorporated by reference in this proxy statement/prospectus. Pro forma adjustments reflected in the unaudited pro forma condensed combined financial statements are based on certain currently available information and assumptions and methodologies that Bitfarms believes are appropriate under the circumstances. The unaudited pro forma condensed combined financial statements include all adjustments necessary for the fair presentation of the combined company’s pro forma financial position and results of operations following the closing of the merger as of and for the periods indicated.

All dollar amounts, except for per share information, or unless otherwise specified are expressed in thousands of U.S. dollars (“USD” or “$”) which is the presentation currency of Bitfarms.

Bitfarms’ unaudited pro forma condensed combined financial statements have been prepared using information derived from:

•        Bitfarms’ unaudited interim condensed consolidated financial statements as at June 30, 2024 and June 30, 2023 and for the three and six months ended June 30, 2024 and 2023 prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), including International Accounting Standards 34 (“IAS 34”) which are incorporated by reference in this proxy statement/prospectus.

•        Bitfarms’ audited consolidated financial statements as at and for the years ended December 31, 2023 and 2022, prepared in accordance with IFRS as issued by the IASB and incorporated by reference in this proxy statement/prospectus.

•        Stronghold’s unaudited interim condensed consolidated financial statements as at June 30, 2024 and June 30, 2023 and for the three months and six months ended June 30, 2024 and 2023 prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) and included elsewhere in this proxy statement/prospectus. Adjustments have been made to Stronghold’s historical financial information to conform with Bitfarms’ IFRS accounting policies (see Note 4 to this unaudited pro forma condensed combined financial information, U.S. GAAP to IFRS Adjustments to the Historical Financial Statements of Stronghold).

•        Stronghold’s audited consolidated financial statements as at and for the years ended December 31, 2023 and 2022, prepared in accordance with U.S. GAAP and included elsewhere in this proxy statement/prospectus. Adjustments have been made to Stronghold’s historical financial information to conform with Bitfarms’ IFRS accounting policies (see Note 4 to this unaudited pro forma condensed combined financial information, U.S. GAAP to IFRS Adjustments to the Historical Financial Statements of Stronghold).

The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with Bitfarms’ and Stronghold’s historical financial statements, and respective Management’s Discussion and Analysis of Financial Condition and Results of Operations included elsewhere or incorporated by reference in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X, as amended by the final rule, Release No. 33-10786, Amendments to Financial Disclosures about Acquired and Disposed Businesses. Release No. 33-10786 replaced the previous pro forma adjustment criteria with simplified requirements to depict the accounting for business combinations (“Transaction Accounting Adjustments”) and permitted the presentation of reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Only Transaction Accounting Adjustments are presented in the unaudited pro forma condensed combined financial statements. The pro forma condensed combined financial statements also apply the pro forma requirements of National Instrument 44-101 Short Form Prospectus Distributions.

Except for the Hosting Agreement that was entered into on September 12, 2024, Bitfarms and Stronghold have not had any historical relationship prior to June 30, 2024. Accordingly, no pro forma adjustments were required to eliminate activities between the companies in the historical financial statements. Upon closing of the merger, Bitfarms would effectively settle the pre-existing relationship and would recognize a loss in the unaudited pro forma condensed combined statement of earnings (loss) for the year ended December 31, 2023 based on the unfavourable element of the contract (see Note 5f), Pro forma Adjustments and Assumptions for the Merger — Hosting Agreement).

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have been achieved had the merger occurred on the dates assumed, nor are they indicative of Bitfarms’ future operating results or financial position. Because these unaudited pro forma condensed combined financial statements have been prepared based upon preliminary estimates, the impact of the merger and the timing thereof could cause material differences from the information presented herein.

The pro forma adjustments are based upon information and assumptions available at the time of the filing of this proxy statement/prospectus as set forth in the notes to the unaudited pro forma condensed combined financial statements.

3.      Reclassification Adjustments to Historical Financial Information of Stronghold

Stronghold historical balances were derived from Stronghold’s historical consolidated financial statements as described above which are presented in accordance with U.S. GAAP.

Presentation and reclassification adjustments have been made to Stronghold’s historical financial information to conform with Bitfarms’ presentation, which resulted in a net impact of $nil on the net loss for the periods presented and a net impact of $nil on the unaudited interim condensed consolidated balance sheet information as at June 30, 2024.

STRONGHOLD INTERIM CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION
As at June 30, 2024
(In thousands of U.S. dollars)

Stronghold Line Items	Stronghold Historical as Reported* USD	Presentation Reclassification USD	Notes	Bitfarms Line Items	Stronghold Reclassified Historical USD
Assets				Assets
Cash and cash equivalents	4,876	—		Cash	4,876
Digital currencies	254	—		Digital assets	254
Accounts receivable	570	—		Trade receivables	570
Inventory	4,470	—		Electrical component inventory	4,470
Prepaid insurance	2,737	1,174	(i)	Short-term prepaid deposits	3,911
Due from related parties	97	(97)	(ii)
Other current assets	2,109	(1,077)	(i), (ii)	Other assets	1,032
Total current assets	15,113	—			15,113

Property, plant and equipment, net	134,083	1,696	(iii), (iv)	Property, plant and equipment	135,779
Operating lease right-of-use assets	1,107	—		Right-of-use assets	1,107
		52	(iv)	Intangible assets	52
Land	1,748	(1,748)	(iii)		—
Road bond	300	(300)	(v)		—
Security deposits	349	(349)	(v)		—
Other noncurrent assets	200	(200)	(v)		—
		849	(v)	Long-term deposits, equipment prepayments and other	849
Total assets	152,900	—		Total assets	152,900

Liabilities				Liabilities
Accounts payable	13,075	12,985	(vi)	Trade payables and accrued liabilities	26,060
Accrued liabilities	11,559	(11,559)	(vi)		—
Financed insurance premiums	1,426	(1,426)	(vi)		—
Current portion of long-term debt, net of discounts and issuance fees	16,347	—		Current portion of long-term debt	16,347
Current portion of operating lease liabilities	669	—		Current portion of lease liabilities	669
Due to related parties	1,107	—		Due to related parties	1,107
Total current liabilities	44,183	—		Total current liabilities	44,183

Asset retirement obligation	1,103	—		Asset retirement provision	1,103
Warrant liabilities	13,915	—		Warrant liabilities	13,915
Long-term debt, net of discounts and issuance fees	38,470	—		Long-term debt	38,470
Long-term operating lease liabilities	500	—		Lease liabilities	500
Other noncurrent liabilities	2,569	—		Other noncurrent liabilities	2,569
Total liabilities	100,740	—		Total liabilities	100,740

Redeemable common stock
Common Stock – Class V; $0.0001 par value; 34,560,000 shares authorized; 2,405,760 shares issued and outstanding as of June 30, 2024	10,416	—		Common Stock – Class V; $0.0001 par value; 34,560,000 shares authorized; 2,405,760 shares issued and outstanding as of June 30, 2024	10,416

Stockholders’ equity				Shareholders’ equity
Common Stock – Class A; $0.0001 par value; 685,440,000 shares authorized; 12,980,864 shares issued and outstanding as of June 30, 2024	1	(1)	(vii)		—
Series C convertible preferred stock; $0.0001 par value; 23,102 shares authorized; 5,990 shares issued and outstanding as of June 30, 2024	—	—			—
		4,060	(vii)	Share capital	4,060
Accumulated deficits	(336,974)	—		Accumulated deficits	(336,974)
Additional paid-in capital	378,717	(4,059)	(vii)	Contributed surplus	374,658
Total stockholders’ equity	41,744	—		Total equity	41,744
Total liabilities, redeemable common stock and stockholders’ equity	152,900	—		Total liabilities and equity	152,900

____________

*        The historical reported information is derived from the Stronghold unaudited interim condensed consolidated financial statements for the three months and six months ended June 30, 2024 included elsewhere in this proxy statement/prospectus.

(i)      Adjustment to reclassify a portion of other current assets to short-term prepaid deposits to align with Bitfarms’ presentation

(ii)     Adjustment to reclassify due from related parties to other assets to align with Bitfarms’ presentation

(iii)    Adjustment to reclassify land to property, plant and equipment align with Bitfarms’ presentation

(iv)    Adjustment to reclassify a portion of property, plant and equipment relating to software to intangible assets to align with Bitfarms’ presentation

(v)      Adjustment to reclassify road bond, security deposits and other noncurrent assets to long-term deposits, equipment prepayments and other to align with Bitfarms’ presentation

(vi)    Adjustments to reclassify accrued liabilities and financed insurance premiums to trade payables and accrued liabilities to align with Bitfarms’ presentation

(vii)   Adjustment to reclassify common stock — Class A and a portion of additional paid-in-capital to share capital to align with Bitfarms’ presentation

STRONGHOLD INTERIM CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS INFORMATION
For the six months ended June 30, 2024
(in thousands of U.S. dollars, except per share amounts)

Stronghold Line Items	Stronghold Historical as Reported* USD	Presentation Reclassification USD	Notes	Bitfarms Line Items	Stronghold Reclassified Historical USD
Operating revenues:
Cryptocurrency mining	36,280	(36,280)	(i)		—
Cryptocurrency hosting	9,282	(9,282)	(i)		—
Energy	921	(921)	(i)		—
Other	143	(143)	(i)		—
Total operating revenues	46,626	(46,626)
		46,626	(i)	Revenues	46,626
		(38,758)	(ii)	Cost of revenues	(38,758)
				Gross (loss) profit	7,868

Operating expenses:				Operating expenses:
Fuel	13,209	(13,209)	(ii)		—
Operations and maintenance	17,323	(6,744)	(ii)		—
		(10,552)	(iii)
		(27)	(v)
General and administrative	18,345	(18,345)	(iii)		—
		(28,897)	(iii)	General and administrative expenses	(28,897)
Depreciation and amortization	18,805	(18,805)	(ii)		—
Loss on disposal of fixed assets	1,731	(1,731)	(iv)		—
		(1,695)	(iv)	Gain (loss) on disposition of property, plant and equipment	(1,695)
Realized loss (gain) on sale of digital currencies	(380)	380			—
		380		Reversal of revaluation loss on digital assets	380
Unrealized gain on digital currencies	(147)	147			—
		147		Unrealized gain on digital currencies	147
Realized gain on sale of miner assets	(36)	36	(iv)		—
Total operating expenses	68,850	38,785
Net operating loss	(22,224)	27		Operating loss	(22,197)

Other income (expense):
Interest expense	(4,511)	4,511	(v)		—
Changes in fair value of warrant liabilities	11,296	(11,296)	(v)		—
		6,772	(v)	Net financial (expenses) income	6,772
Other	15	(15)	(v)		—
Total other (expense) income	6,799	(27)
Net loss	(15,425)	—		Net loss	(15,425)

____________

*        The historical reported information is derived from the Stronghold unaudited interim condensed consolidated financial statements for the three months and six months ended June 30, 2024 included elsewhere in this proxy statement/prospectus.

(i)      Adjustment to reclassify cryptocurrency mining, cryptocurrency hosting, energy and other to revenues to align with Bitfarms’ presentation

(ii)     Adjustment to reclassify fuel, depreciation and amortization and a portion of operations and maintenance to cost of revenues to align with Bitfarms’ presentation

(iii)    Adjustment to reclassify a portion of operations and maintenance to general and administrative expenses to align with Bitfarms’ presentation

(iv)    Adjustment to reclassify loss on disposal of fixed assets and realized gain on sale of miner assets to gain (loss) on disposition of property, plant and equipment to align with Bitfarms’ presentation

(v)      Adjustment to reclassify interest expense, changes in fair value of warrant liabilities, other and a portion of operations and maintenance to net financial expenses (income) to align with Bitfarms’ presentation

STRONGHOLD CONSOLIDATED STATEMENT OF OPERATIONS INFORMATION
For the year ended December 31, 2023
(in thousands of U.S. dollars, except per share amounts)

Stronghold Line Items	Stronghold Historical as Reported* USD	Presentation Reclassification USD	Notes	Bitfarms Line Items	Stronghold Reclassified Historical USD
Operating revenues:
Cryptocurrency mining	52,885	(52,885)	(i)		—
Cryptocurrency hosting	14,615	(14,615)	(i)		—
Energy	5,814	(5,814)	(i)		—
Capacity	1,442	(1,442)	(i)		—
Other	210	(210)	(i)		—
Total operating revenues	74,966	(74,966)			—
		74,966	(i)	Revenues	74,966
		(77,831)	(ii)	Cost of revenues	(77,831)
				Gross (loss) profit	(2,865)

Operating expenses:				Operating expenses:
Fuel	28,590	(28,590)	(ii)		—
Operations and maintenance	32,836	(13,826)	(ii)		—
		(18,958)	(iii)
		(52)	(v)
General and administrative	31,430	(31,430)	(iii)		—
		(50,388)	(iii)	General and administrative expenses	(50,388)
Depreciation and amortization	35,415	(35,415)	(ii)		—
Loss on disposal of fixed assets	3,818	(3,818)	(iv)		—
		(3,766)	(iv)	Loss on disposition of property, plant and equipment	(3,766)
Realized gain on sale of digital currencies	(968)	968			—
		968		Reversal of revaluation loss on digital assets	968
Realized (gain) loss on sale of miner assets	(52)	52	(iv)		—
Impairments on digital currencies	910	(910)			—
		(910)		Impairments on digital currencies	(910)
Impairments on equipment deposits	5,422	(5,422)			—
		(5,422)		Impairment on short-term prepaid deposits, equipment and construction prepayments, property, plant and equipment and right-of-use assets	(5,422)
Total operating expenses	137,401	77,883
Net operating loss	(62,435)	52		Operating income (loss)	(62,383)

Other income (expense):
Interest expense	(9,846)	9,846	(v)		—
Loss on debt extinguishment	(28,961)	28,961	(v)		—
Changes in fair value of warrant liabilities	(647)	647	(v)		—
		(39,441)	(v)	Net financial (expenses) income	(39,441)
Other	65	(65)	(v)		—
Total other (expense) income	(39,389)	(52)
Net loss	(101,824)	—		Net loss	(101,824)

____________

*        The historical reported information is derived from the Stronghold audited consolidated financial statements for the year ended December 31, 2023 included elsewhere in this proxy statement/prospectus.

(i)      Adjustment to reclassify cryptocurrency mining, cryptocurrency hosting, energy, capacity and other to revenues to align with Bitfarms’ presentation

(ii)     Adjustment to reclassify fuel, depreciation and amortization and a portion of operations and maintenance to cost of revenues to align with Bitfarms’ presentation

(iii)    Adjustment to reclassify a portion of operations and maintenance to general and administrative expenses to align with Bitfarms’ presentation

(iv)    Adjustment to reclassify loss on disposal of fixed assets and realized (gain) loss on sale of miner assets to loss on disposition of property, plant and equipment to align with Bitfarms’ presentation

(v)      Adjustment to reclassify interest expense, loss on debt extinguishment, changes in fair value of warrant liabilities, other and a portion of operations and maintenance to net financial expenses (income) to align with Bitfarms’ presentation

4.      U.S. GAAP to IFRS Adjustments to the Historical Financial Statements of Stronghold

The historical consolidated financial statements of Stronghold incorporated elsewhere in this proxy statement/prospectus are prepared in accordance with U.S. GAAP. IFRS differs in certain material respects from U.S. GAAP. The following pro forma adjustments have been made to reflect the historical financial information of Stronghold as if it had applied Bitfarms’ IFRS accounting policies for purposes of the unaudited pro forma condensed combined financial statements.

a)      Digital assets

Under U.S. GAAP, Stronghold adopted ASU 2023-08, Intangibles — Goodwill and Other — Crypto Assets (Subtopic 350-60) as of January 1, 2024, which requires all entities holding crypto assets that meet certain requirements to subsequently measure in-scope crypto assets at fair value, with the remeasurement recorded in net income. Before adopting ASU 2023-08, Stronghold accounted for its crypto assets (digital currencies) as indefinite-lived intangible assets, which follow a cost-less-impairment accounting model that only reflects decreases, but not increases, in the fair value of crypto asset holdings until sold.

Under IFRS, Bitfarms accounts for crypto assets (digital assets), as indefinite-lived intangible assets initially measured at cost, and subsequently measured under the revaluation model. Under the revaluation model, increases in the crypto assets’ carrying amount, determined as the excess of fair value on revaluation over the weighted average cost are recognized in other comprehensive income, except to the extent that they reverse a revaluation decrease previously recognized in profit or loss. Decreases are recognized in profit or loss, except to the extent that they reverse a revaluation increase previously recognized in other comprehensive income. Once the crypto asset is sold, the revaluation increase related to it is transferred from revaluation surplus to retained earnings.

To reflect the IFRS crypto assets accounting requirements and to align to Bitfarms’ accounting policy to subsequently measure crypto assets under the revaluation model, the following adjustments were made to the unaudited pro forma condensed combined statement of earnings (loss):

Increase (decrease)	For the six months ended June 30, 2024 $	For the year ended December 31, 2023 $
Reversal of revaluation loss on digital assets	(735)	(1,887)
Unrealized gain on digital currencies	(147)	—
Impairments on digital currencies	—	(910)
Income tax recovery	215	260

b)      Leases

Under U.S. GAAP, leases are classified as either finance or operating at lease commencement if specified criteria have been met, whereas IFRS does not distinguish between operating and finance leases. Rather, IFRS applies a single recognition and measurement model to all leases, which is similar to the treatment of finance leases under U.S. GAAP. To reflect the IFRS lease accounting requirements, the following adjustments were made to the unaudited pro forma condensed combined statement of financial position:

Increase (decrease)	As at June 30, 2024 $
Right-of-use assets	(120)
Accumulated deficit	120

To recognize the depreciation of the right-of-use assets and interest on lease liabilities in the unaudited pro forma condensed combined statement of earnings (loss), the following adjustments were made:

Increase (decrease)	For the six months ended June 30, 2024 $	For the year ended December 31, 2023 $
Cost of revenues	263	486
General and administrative expenses	(339)	(629)
Net financial (expenses) income	61	162

c)      Share-based payments

Under U.S. GAAP, Stronghold elected to apply the straight-line approach to expense recognition for share awards that vests in increments when measuring share-based payment awards. Under IFRS, where awards vest in increments, a graded vesting approach is used, resulting in a higher proportion of cost being allocated to the earlier years.

To reflect the IFRS share-based payment accounting requirements, the following adjustments to share-based payment expense were made to the unaudited pro forma condensed combined statement of earnings (loss):

Increase (decrease)	For the six months ended June 30, 2024 $	For the year ended December 31, 2023 $
General and administrative expenses	(212)	3,340

Further review may identify additional U.S. GAAP to IFRS and accounting policy differences, that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial statements of the combined company. At this time, Bitfarms is not aware of any other significant accounting policy differences that would have a material impact on the unaudited pro forma financial statements that are not reflected in the pro forma adjustments.

5.      Pro forma Adjustments and Assumptions for the Merger

The unaudited pro forma condensed combined financial statements include the following pro forma assumptions and adjustments:

a)      Elimination of historical equity

The pro forma adjustment eliminates the historical equity accounts of Stronghold.

b)      Purchase consideration

The total estimated purchase consideration of $168,763 was determined based on Stronghold’s issued and outstanding share capital and equity awards outstanding under Stronghold’s incentive compensation plans as of August 21, 2024, that will be exchanged or ultimately be paid out in cash on closing. The number of Bitfarms common shares to be issued is based on the number of shares of Stronghold Class A common stock outstanding multiplied by the exchange ratio, adjusted for fractional shares. The stock price assumed for the total estimated purchase consideration reflected in the unaudited pro forma condensed combined financial statements is the closing price of Bitfarms’ common shares on Nasdaq as at September 23, 2024 ($2.05 per share).

The following table summarizes the components of the estimated purchase consideration:

Share consideration
Conversion of Stronghold Series C preferred stock to Stronghold Class A common stock	1,497
Conversion of Company Holdco common units (together with cancellation of a corresponding number of Stronghold Class V common stock) to Stronghold Class A common stock	2,406
Stronghold RSUs outstanding that immediately vests in full	692
Stronghold Class A common stock outstanding	14,483
19,078
Exchange ratio	2.520
Total Bitfarms common shares to be issued	48,076
Bitfarms common share price	$2.05
$98,557
Replacement employee options(i)	$23
Settlement of pre-existing relationship(ii)	$(685)
Total share consideration	$97,895

Replacement warrants(iii)	$16,048

Cash consideration
Settlement of Stronghold indebtedness	$54,820
Total estimated purchase consideration	$168,763

____________

(i)      Each of the outstanding vested or unvested Stronghold employee options will be automatically converted into new Bitfarms options at closing on substantially the same terms and conditions. In accordance with IFRS 2 Share-based payment (“IFRS 2”) Bitfarms will account for the portion of the estimated fair value of the Stronghold employee options attributable to the pre-combination service period as a component of estimated purchase consideration, and the remainder of the estimated fair value will be accounted for as post-combination expense by Bitfarms, subject to the grantees meeting the applicable vesting conditions. The number of Bitfarms common shares and exercise price of the new Bitfarms options is adjusted based on the exchange ratio. As the intent is for Stronghold employee options to be kept whole before and after the merger with no changes to the relevant terms and conditions, the Company does not expect there to be a material difference between the fair value of the Stronghold employee options and the new Bitfarms options at closing. The total estimated fair value of the new Bitfarms employee options as at September 23, 2024 is $23 and based on the vesting period completed was fully allocated to the estimated purchase consideration. The fair value of each new Bitfarms employee option ranges from $0.06 to $0.62 and has been calculated using the Black-Scholes model.

(ii)     In accordance with IFRS 3 upon closing of the merger, Bitfarms would effectively settle the pre-existing contractual relationship between Bitfarms and Stronghold and would recognize a loss based on the unfavourable element of the Hosting Agreement and reduce estimated purchase consideration transferred for the merger. For a more detailed discussion, see Note 5f) Pro forma Adjustments and Assumptions for the Merger — Hosting Agreement.

(iii)     IFRS 2 does not apply to share-based payments to acquire goods as part of a business combination in which IFRS 3 applies. As new Bitfarms warrants are issued as replacement of the Stronghold warrants, the exchange of warrants is accounted for in accordance with IAS 32 Financial Instruments: Presentations (“IAS 32”) and are classified as liabilities. The fair value of the new Bitfarms warrants issued to acquire Stronghold is a component of estimated purchase consideration. The estimated fair value of each new Bitfarms warrants as at September 23, 2024 is $1.60 and has been calculated using the Black-Scholes model.

The estimated purchase consideration reflected in the unaudited pro forma condensed combined financial statements do not purport to represent what the actual consideration transferred will be when the merger is consummated. The fair value of the Bitfarms common shares to be delivered as part of the consideration transferred will be measured, at closing, based on the number of outstanding Stronghold Class A common stock multiplied by the exchange ratio, which could differ materially from the assumed value disclosed in the notes to these unaudited pro forma condensed combined financial statements. Further, no effect has been given to any other new Stronghold Class A common stock or other equity awards that may be issued or granted subsequent to the date of this proxy statement/prospectus and before the closing as a result the number of outstanding Stronghold Class A common stock or other equity awards is subject to change. The actual consideration transferred will also depend on the market price of Bitfarms’ common shares when the merger is consummated. The Company believes that an 86% fluctuation in the market price of the Bitfarms common shares is reasonably possible based on historical volatility, and the potential effect on the estimated purchase consideration would be:

	Bitfarms’ common share price	Estimated purchase consideration
As presented	2.05	168,763
86% increase	3.82	253,858
86% decrease	0.28	83,668

c)      Estimated purchase price allocation of consideration

The estimated purchase price allocation is based on management’s best estimate of the fair value based on currently available information. Pro forma adjustments have been made to eliminate Stronghold’s historical carrying values and to reflect the allocation of the estimated purchase price where there is a difference between the carrying value and fair value.

The final IFRS 3 purchase price allocation will be determined when the Company has completed the detailed valuations and necessary calculations. The final purchase price allocation may include changes in allocations to property plant and equipment, intangible assets (e.g., access to electricity, etc.) and goodwill based on the results of certain valuations and other studies that have yet to be completed and other changes to assets and liabilities.

The following table summarizes the allocation of the estimated purchase price:

As at June 30, 2024 $
Net identifiable assets of Stronghold acquired
Cash	4,876
Trade receivables	570
Other assets	1,032
Short-term prepaid deposits	3,911
Electrical component inventory	4,470
Digital assets	254
Property, plant and equipment	135,779
Right-of-use assets	1,107
Long-term deposits, equipment prepayments and other	849
Intangible assets	52
Trade payables and accrued liabilities	26,057
Current portion of lease liabilities	669
Due to related parties	1,107
Lease liabilities	500
Asset retirement provision	1,103
Other noncurrent liabilities	2,569
Total net identifiable assets	120,895
Goodwill	47,868
Purchase price	168,763

d)      Cancellation of redeemable common stock

Under U.S. GAAP, Stronghold classified its outstanding shares of Stronghold Class V common stock as mezzanine equity. Under IFRS, there is no concept of “temporary equity” or “mezzanine classification” which would result in classification differences. However, as summarized above, each share of Stronghold Class V common stock issued and outstanding immediately prior to closing shall be surrendered for cancellation and shall cease to exist. As a result, a pro forma adjustment was made to the unaudited pro forma condensed combined statement of financial position to eliminate redeemable common stock of $10,416.

e)      Vesting of Stronghold RSUs

Except for the Interim Stronghold RSUs, each Stronghold RSU that is outstanding immediately prior to closing will immediately vest in full. As a result, a pro forma adjustment of $1,987 was made to the unaudited pro forma condensed combined statement of earnings (loss) for the year ended December 31, 2023, to increase share-based compensation expense recorded in general and administrative expenses related to the RSUs that will vest upon the consummation of the merger.

f)      Hosting Agreement

On September 12, 2024, Bitfarms entered into a Hosting Agreement with Stronghold Digital Mining Hosting, LLC, a wholly-owned subsidiary of Stronghold. Simultaneously with the execution of the Hosting Agreement, Bitfarms provided Stronghold with a deposit of $7.8 million. The deposit bears interest at SOFR plus 1% and will be returned to Bitfarms at the end of the hosting term. The 1% spread on the deposit when compared with terms for current market transactions for same or similar items is unfavourable to Bitfarms. The Hosting Agreement was determined to be a separate transaction and is considered a pre-existing contractual relationship between Bitfarms and Stronghold. Upon closing of the merger, Bitfarms would effectively settle the pre-existing relationship and would recognize a loss based on the unfavourable element of the contract. As a result, a pro forma adjustment of $685 was made to the unaudited pro forma condensed combined statement of earnings (loss) for the year ended December 31, 2023, to increase general and administrative expenses.

g)      Exchange of Stronghold non-employee options for new Bitfarms options

Pursuant to the merger agreement, at the effective time, each outstanding vested or unvested option to purchase Stronghold Class A common stock held by a former employee or former non-employee director of, or former other service provider to Stronghold or its subsidiaries shall be automatically cancelled and converted into the right to receive a number of Bitfarms common shares on closing. Since the Stronghold non-employee options are out of the money, the Company does not expect to issue any additional Bitfarms common shares for these Stronghold non-employee options. As a result, a pro forma adjustment of $5 was made to the unaudited pro forma condensed combined statement of earnings (loss) for the year ended December 31, 2023, to increase share-based compensation expense recorded in general and administrative expenses related to the cancellation of the non-employee options upon the consummation of the merger.

h)      Exchange of Stronghold warrants for new Bitfarms warrants

Pursuant to the merger agreement, at the effective time, each outstanding and unexercised warrant to purchase Stronghold Class A common stock shall cease to represent a right to acquire Stronghold Class A common stock and shall be replaced with a warrant to acquire a number of Bitfarms common shares on substantially the same terms and conditions. As summarized above in Note 5b) Pro forma Adjustments and Assumptions for the Merger — Purchase consideration, Bitfarms will account for the new Bitfarms warrants as a component of estimated purchase consideration. Since the Stronghold warrants will be replaced, a pro forma adjustment was made to the unaudited pro forma condensed combined statement of financial position to decrease warrant liabilities by $13,915.

Both the Stronghold warrants and the new Bitfarms warrants are classified as liabilities that are measured at fair value through net income at the end of each reporting period. Based on the information currently available, it is expected that the fair value of the Stronghold warrants will have a similar fair value as the new Bitfarms warrants, no material impact to profit or loss is expected and therefore no adjustment was made to the unaudited pro forma condensed combined statement of earnings (loss).

i)       Settlement of Stronghold’s outstanding indebtedness

As summarized above in Note 1 Description of the Transaction, Bitfarms intends to settle Stronghold’s outstanding debt obligations immediately prior to closing with cash on hand. As a result of the settlement, a pro forma adjustment was made to the unaudited pro forma condensed combined statement of financial position to decrease the current portion of long-term debt, long-term debt and accrued interest in trade payables and accrued liabilities by $16,347, $38,470 and $3 respectively.

The unaudited pro forma condensed combined statement of earnings (loss) for the six months ended June 30, 2024 and the year ended December 31, 2023 reflects a pro forma adjustment to decrease net financial expenses (income) by $4,511 and $9,755 respectively to eliminate the historical interest expense recorded related to Stronghold’s outstanding debt.

j)       Transaction costs

The Company’s transaction costs for the merger are expected to approximate $6,323, of which $nil were included in the Company’s consolidated statements of profit or loss for the six months ended June 30, 2024 and the year ended December 31, 2023.

Estimated nonrecurring incremental transaction costs of $6,323 that will be incurred subsequent to June 30, 2024, that have not yet been expensed in Bitfarms’ historical statements of profit or loss or accrued in the historical statements of financial position are reflected as an adjustment to:

•        Increase trade payables and accrued liabilities and accumulated deficit in the unaudited pro forma condensed combined statement of financial position.

•        Increase general and administrative expenses in the unaudited pro forma condensed combined statement of earnings (loss) for the year ended December 31, 2023.

k)      Income taxes

The pro forma adjustments to the unaudited pro forma condensed combined statement of earnings (loss) for the six months ended June 30, 2024 and the year ended December 31, 2023 do not have an income tax effect due to the pro forma net loss position and it is not probable that deferred tax assets will be utilized.

6.      Pro forma net loss per share

Basic and diluted net loss per share is calculated by dividing the pro forma net loss for the period by the pro forma weighted average numbers of Bitfarms common shares that would have been outstanding during the period using the treasury stock method. The weighted average number of Bitfarms common shares was determined by taking the historical weighted average number of Bitfarms common shares outstanding and adjusting for the shares issued under the merger as follows:

	For the six months ended June 30, 2024	For the year ended December 31, 2023
Numerator
Numerator for basic and diluted net loss per common share – Pro forma net loss	$(43,933)	$(209,181)

Denominator
Denominator for basic net loss per common share – weighted average number of common shares	369,992,000	262,237,000
Pro forma adjustment for newly issued shares related to the merger	48,076,299	48,076,299
Pro Forma denominator for basic net loss per common shares – weighted average common shares	418,068,299	310,313,299
Effect of dilutive securities(i)	—	—
Pro forma denominator for diluted net loss per common shares – weighted average common shares	418,068,299	310,313,299

Pro forma basic and diluted net loss per common share	$(0.11)	$(0.67)

____________

(i)      Potentially dilutive securities have not been included in the calculation of diluted net loss per share because their effect is anti-dilutive.

BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management of Stronghold

The table below shows the shares of Stronghold common stock (rounded to the nearest whole number) beneficially owned as of September 30, 2024 by (i) each person known by Stronghold to beneficially own more than 5% of the shares of Stronghold common stock issued and outstanding, (ii) each director (who was serving as a director as of that date) and nominee for director of Stronghold, (iii) each named executive officer of Stronghold and (iv) all current directors and executive officers of Stronghold as a group. In general, a person “beneficially owns” shares if he or she has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire such voting or disposition rights on September 30, 2024 or 60 days thereafter (such as by exercising options). The percentage of shares of Stronghold common stock beneficially owned is based on 14,737,268 shares of Stronghold Class A common stock and 2,405,760 shares of Stronghold Class V common stock outstanding as of September 30, 2024 (as well as shares issuable upon the exercise of outstanding stock options and restricted stock units exercisable or vesting within 60 days after September 30, 2024). Except as otherwise noted, the person or entities listed below have sole voting and investment power with respect to all shares of Stronghold common stock beneficially owned by them, except to the extent this power may be shared with a spouse. Furthermore, unless otherwise noted, the mailing address of each person or entity named in the table is 595 Madison Avenue, 28th Floor, New York, New York 10022.

Name of Beneficial Owner	Number of Shares of Stronghold Class A Common Stock	Percentage of Stronghold Class A Common Stock	Number of Shares of Stronghold Class V Common Stock	Percentage of Stronghold Class V Common Stock	Percentage of Stronghold Common Stock(1)
Principal Stockholders
Q Power(2)	1,440	*	2,405,760	100%	14.0%
Beryl Capital Management LLC and its affiliates(3)	1,431,864	9.7%	—	—	8.4%
Armistice Capital, LLC(4)	1,028,642	7.0%	—	—	6.0%
Continental General Insurance Company and its affiliates(5)	948,224	6.4%	—	—	5.5%

Directors and Named Executive Officers
Gregory A. Beard(2)(6)	380,764	2.6%	2,405,760	100%	16.2%
Matthew J. Smith(7)	109,322	*	—	—	*
Richard J. Schaffer(8)	12,484	*	—	—	*
Ryan M. Weber(9)	7,610	*	—	—	*
Indira Agarwal	46,791	*	—	—	*
Sarah P. James	59,574	*	—	—	*
Thomas J. Pacchia	56,958	*	—	—	*
Thomas R. Trowbridge, IV(10)	55,676	*	—	—	*
Thomas Doherty	26,406	*	—	—	*
Directors and Executive Officers as a Group (9 Persons)	755,585	5.1%	2,405,760	100%	18.4%

____________

*        Represents beneficial ownership or voting power of less than one percent (1%).

(1)      Represents percentage of voting power of Stronghold Class A common stock and Stronghold Class V common stock voting together as a single class.

(2)      As of September 30, 2024, Q Power has shared voting power and shared dispositive power over 2,405,760 shares of Stronghold common stock, consisting of 1,440 shares of Stronghold Class A common stock and 2,405,760 shares of Stronghold Class V common stock. Greg Beard and Bill Spence serve as the Managing Members of Q Power. As Managing Members, Messrs. Beard and Spence possess all voting and investment power over the shares of Stronghold common stock held by Q Power. Such persons may be deemed to beneficially hold the shares held by Q Power. Each of Messrs. Beard and Spence disclaims beneficial ownership of the securities owned by Q Power except to the extent of his pecuniary interest therein, if any. This amount does not include shares beneficially owned directly by Messrs. Beard and Spence. Mr. Spence previously served as Stronghold’s Co-Chair of the Board. The mailing address of Q Power is 2151 Lisbon Road, Kennerdell, PA 16374.

(3)      As described in that certain Schedule 13G, filed with the SEC on August 23, 2024, reporting the beneficial ownership of 1,431,864 shares of Stronghold Class A common stock held by Beryl Capital Management LLC and its affiliates, (i) Beryl Capital Management LLC has shared voting power and shared dispositive power over 1,431,864 shares of Stronghold Class A common stock, (ii) Beryl Capital Management LP has shared voting power and shared dispositive power over 1,431,864 shares of Stronghold Class A common stock, (iii) Beryl Capital Management II LP has shared voting power and shared dispositive power over 1,221,101 shares of Stronghold Class A common stock, and (iv) David A. Witkin has shared voting power and shared dispositive power over 1,431,864 shares of Stronghold Class A common stock,. Each of Beryl Capital Management LLC, Beryl Capital Management LP, Beryl Capital Management II LP and David A. Witkin disclaims beneficial ownership, except to the extent of its pecuniary interests therein. The principal business office of Beryl Capital Management LLC, Beryl Capital Management LP, Beryl Capital Management II LP and David A. Witkin is 225 Avenue I, Suite 205, Redondo Beach, CA 90277.

(4)      As described in that certain Schedule 13G, filed with the SEC on February 14, 2024, reporting the beneficial ownership of 1,028,642 shares of Stronghold Class A common stock held by Armistice Capital, LLC. The following reporting persons may be deemed to beneficially own 1,028,642 shares of Stronghold Class A common stock: (i) Armistice Capital, LLC has shared voting power and shared dispositive power over 1,028,642 shares of Stronghold Class A common stock, and (ii) Steven Boyd has shared voting power and shared dispositive power over 1,028,642 shares of Stronghold Class A common stock. Each of Steven Boyd and Armistice Capital, LLC disclaim beneficial ownership, except to the extent of its pecuniary interests therein. The principal business office of Armistice Capital, LLC and Steven Boyd is c/o Armistice Capital, LLC 510 Madison Avenue, 7th Floor, New York, New York 10022.

(5)      As described in that certain Schedule 13G, filed with the SEC on February 14, 2024, reporting the beneficial ownership of 962,624 shares of Stronghold Class A common stock held by Continental General Insurance Company and its affiliates, (i) Continental General Insurance Company has shared voting power and shared dispositive power over 948,224 shares of Stronghold Class A common stock that it directly beneficially owns, (ii) MG Capital Management has shared voting power and shared dispositive power over 14,400 shares of Stronghold Class A common stock that it directly beneficially owns, (iii) Continental Insurance Group, Ltd., as the sole owner of Continental General Insurance Company, has shared voting power and shared dispositive power over 948,224 shares of Stronghold Class A common stock, (iv) Continental General Holdings LLC, as the sole owner of Continental Insurance Group, Ltd., has shared voting power and shared dispositive power over 962,624 shares of Stronghold Class A common stock, and (v) Michael Gorzynski, as the sole Director of MG Capital Management and as Manager of Continental General Holdings LLC, has shared voting and shared dispositive power over 2,610,080 shares of Stronghold Class A common stock. Each of Continental General Insurance Company, MG Capital Management, Continental Insurance Group, Ltd., Continental General Holdings LLC and Michael Gorzynski disclaims beneficial ownership, except to the extent of their respective pecuniary interests therein. The principal business office of Michael Gorzynski is 595 Madison Avenue, 30th Floor, New York, NY 10022. The principal business office of MG Capital Management is c/o Campbells LLP, Floor 4, Willow House, Cricket Square, Grand Cayman, KY1-9010, Cayman Islands. The principal business office of each of Continental General Insurance Company, Continental Insurance Group, Ltd., and Continental General Holdings LLC is 11001 Lakeline Blvd., Ste. 120, Austin, TX 78717.

(6)      Mr. Beard has sole voting power and sole dispositive power over 423,585 shares of Stronghold Class A common stock, consisting of 219,083 shares of Stronghold Class A common stock held directly by Mr. Beard, and 160,241 shares of Stronghold Class A common stock issuable upon the exercise of certain warrants.

(7)      Includes 1,528 Stronghold RSUs that will vest within 60 days of September 30, 2024.

(8)      Includes 105 Stronghold RSUs that will vest within 60 days of September 30, 2024.

(9)      Includes 307 Stronghold RSUs that will vest within 60 days of September 30, 2024.

(10)    Mr. Trowbridge is a member of Q Power but does not possess any voting or investment power over the shares of Stronghold Class A common stock held by Q Power. Mr. Trowbridge disclaims beneficial ownership of the securities owned by Q Power except to the extent of his pecuniary interest therein, if any.

Security Ownership of Certain Beneficial Owners and Management of Bitfarms

The table below shows the Bitfarms common shares beneficially owned as of September 30, 2024 by (i) each person known by Bitfarms to beneficially own more than 5% of Bitfarms common shares issued and outstanding, (ii) each director and nominee for director of Bitfarms, (iii) each named executive officer of Bitfarms and (iv) all current directors and executive officers of Bitfarms as a group. In general, a person “beneficially owns” shares if he or she has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire such voting or disposition rights on September 30, 2024 or 60 days thereafter (such as from the vesting of RSUs or by exercising options). The percentage of Bitfarms common shares beneficially owned is based on 452,818,655 Bitfarms common shares outstanding as of September 30, 2024. Securities that can be acquired within 60 days after September 30, 2024 are deemed to be outstanding for purposes of computing the ownership percentage of the beneficial owner of such securities, but not for purposes of computing any other person’s percentage. Except as otherwise noted, the person or entities listed below have sole voting and investment power with respect to all Bitfarms common shares beneficially owned by them, except to the extent this power may be shared with a spouse. Furthermore, unless otherwise noted, the mailing address of each person or entity named in the table is 110 Yonge Street, Suite 1601, Toronto, Ontario, Canada M5C 1T4.

Name of Beneficial Owner	Number of Bitfarms Common Shares Beneficially Owned	Percent of Class
Principal Stockholders
Riot Platforms, Inc.	90,110,912	19.9%

Directors and Named Executive Officers
Amy Freedman	—	—	*
Benjamin Gagnon(1)	143,667	0.03	%*
Benoit Gobeil(2)	2,386	0.00	%*
Brian Howlett(3)	10,000	0.00	%*
Edith M. Hofmeister(4)	25,000	0.01	%*
Fanny Philip	—	—	*
Geoffrey Morphy(5)	1,246,063	0.28	%*
Jeffrey Lucas(6)	83,334	0.02	%*
Nicholas Bonta(7)	8,225,452	1.82%
Stephanie Wargo	—	—	*
All executive officers and directors as a group (9 persons)	9,380,435	2.07%

____________

*        Represents beneficial ownership or voting power of less than one percent (1%).

(1)      Mr. Gagnon was appointed Chief Executive Officer of Bitfarms as of July 8, 2024 and was appointed to Bitfarms’ Board of Directors as of August 13, 2024. Mr. Gagnon previously served as the Chief Mining Officer of Bitfarms. The Bitfarms common shares held by Mr. Gagnon include 143,667 Bitfarms common shares issuable upon the vesting of Bitfarms RSUs within 60 days of September 30, 2024.

(2)      The Bitfarms common shares held by Mr. Gobeil include 2,386 Bitfarms common shares.

(3)      The Bitfarms common shares held by Mr. Howlett include: (i) 10,000 Bitfarms common shares and (ii) 37,500 Bitfarms common shares issuable upon the vesting of Bitfarms RSUs within 60 days of September 30, 2024.

(4)      The Bitfarms common shares held by Ms. Hofmeister include 25,000 Bitfarms common shares issuable upon the vesting of Bitfarms RSUs within 60 days of September 30, 2024.

(5)      Mr. Morphy ceased to serve as Bitfarms’ Chief Executive Officer and ceased to serve on the Board of Directors of Bitfarms, in each case, as of May 13, 2024. The Bitfarms common shares held by Mr. Morphy include 1,246,063 Bitfarms common shares.

(6)      The Bitfarms common shares held by Mr. Lucas include: (i) 83,334 Bitfarms common shares and (ii) 222,916 Bitfarms common shares issuable upon the vesting of Bitfarms RSUs within 60 days of September 30, 2024.

(7)      Mr. Bonta was appointed Interim Chief Executive Officer of Bitfarms as of May 13, 2024, and ceased to serve as Interim Chief Executive Officer of Bitfarms as of July 8, 2024. Mr. Bonta ceased to serve on the Board of Directors of Bitfarms as of August 13, 2024. The Bitfarms common shares held by Mr. Bonta include: (i) 8,225,452 Bitfarms common shares and (ii) 29,166 Bitfarms common shares issuable upon the vesting of Bitfarms RSUs within 60 days of September 30, 2024.

COMPARISON OF RIGHTS OF BITFARMS SHAREHOLDERS AND STRONGHOLD STOCKHOLDERS

General

Bitfarms is organized pursuant to the laws of the Province of Ontario, Canada, and, accordingly, the rights of Bitfarms shareholders will be governed principally by the OBCA, Bitfarms’ articles and Bitfarms’ by-laws. Stronghold is organized under the laws of the State of Delaware and the rights of Stronghold stockholders are governed by the DGCL (“Delaware Law”) and the Stronghold charter and by-laws. Upon completion of the merger, each share of Stronghold Class A common stock issued and outstanding immediately prior to the effective time will be converted into the right to receive the merger consideration. As a result, Stronghold stockholders will become common shareholders of Bitfarms and their rights will be governed principally by the OBCA and Bitfarms’ articles and by-laws.

Material Differences Between the Rights of Shareholders of Bitfarms and Stockholders of Stronghold

The following is a summary of material differences between the rights of Bitfarms shareholders under the OBCA and Bitfarms’ articles and Bitfarms’ by-laws and the existing rights of Stronghold stockholders under Delaware Law, Stronghold’s charter and Stronghold’s by-laws. While Stronghold and Bitfarms believe that the following summary covers all of the material differences, it may not contain all of the information that is important to you. The following summary does not include a complete description of all differences between the rights of Bitfarms shareholders and Stronghold stockholders, nor does it include a complete discussion of the respective rights of Bitfarms shareholders and Stronghold stockholders.

The following summary is qualified in its entirety by reference to the OBCA, Bitfarms’ articles and by-laws, Delaware Law, Stronghold’s charter and by-laws and the various other documents referred to in this summary. You are urged to carefully read this entire proxy statement/prospectus, the relevant provisions of the OBCA and Delaware Law, Bitfarms’ articles and by-laws, Stronghold’s charter and by-laws and each other document referred to in this proxy statement/prospectus for a more complete understanding of the differences between the rights of a Bitfarms shareholder and the rights of a Stronghold stockholder. Stronghold has filed with the SEC its charter and by-laws referenced in this summary of shareholder rights. Bitfarms’ articles and by-laws are filed as exhibits to this proxy statement/prospectus and are incorporated by reference herein. For more information, see the section entitled “Where You Can Find Additional Information.” References to a “holder” in the following summary are to the registered holder of the applicable shares.

Provision	Bitfarms	Stronghold
Authorized and Outstanding Share Capital

The authorized share capital of Bitfarms consists of an unlimited number of common shares, and an unlimited number of preference shares, issuable in series.

As of             , 2024, the date of this proxy statement/prospectus, Bitfarms had              common shares issued and outstanding and no preference shares issued and outstanding.

Holders of Bitfarms common shares are entitled to all of the applicable rights and obligations provided under the OBCA and Bitfarms’ articles and by-laws.

The aggregate number of shares of stock that Stronghold has the authority to issue is (i) 238,000,000 shares of Stronghold Class A common stock, (ii) 50,000,000 shares of Stronghold Class V common stock and (iii) 50,000,000 shares of preferred stock, par value $0.0001 per share (together with the Stronghold common stock, the “Stronghold capital stock”).

As of             , the record date for the special meeting, Stronghold had             shares of Class A common stock issued and outstanding,             shares of Class V

Provision	Bitfarms	Stronghold

Under Bitfarms’ articles, the preference shares of Bitfarms may be issued at any time or from time to time in one or more series. Before any shares of a series of preference shares are issued, the directors of Bitfarms will fix the number of shares that will form such series and will, subject to the limitations set out in Bitfarms’ articles, determine the designation, rights, privileges, restrictions and conditions to be attached to the preference shares of such series, except as required by law or in accordance with any voting rights which may from time to time be attached to any series of preference shares, the holders of preference shares as a class shall not be entitled to receive notice of, to attend or to vote at any meeting of the shareholders of Bitfarms.

In addition to the rights set out above, holders of Bitfarms’ preference shares are entitled to all of the applicable rights and obligations provided under the OBCA and Bitfarms’ articles and by-laws.

The number of authorized Bitfarms common shares or preference shares of Bitfarms may be increased or reduced (but not below the number of issued Bitfarms common shares or preference shares of Bitfarms, as applicable) through an amendment of Bitfarms’ articles authorized by special resolution of Bitfarms shareholders, and, if applicable, a separate special resolution of the holders of the affected class or series of shares in accordance with the provisions of the OBCA.

common stock,             shares of Series C preferred stock and 0 shares of Series D preferred stock, par value $0.0001 per share (“Series D preferred stock”). Holders of Stronghold common stock are entitled to all of the applicable rights and obligations provided under Delaware Law and Stronghold’s charter and by-laws.

Under Delaware Law, the board of directors, without stockholder approval, may amend the articles of incorporation to reflect a reduction in the number of authorized shares resulting from a share repurchase and/or delete all references to a class or series that is no longer outstanding.

Under the OBCA and the Bitfarms by-laws, the board of directors of Bitfarms, without shareholder approval, may approve the issuance of authorized but unissued Bitfarms common shares or preference shares of Bitfarms, including one or more new series of preferred shares.

Provision	Bitfarms	Stronghold
Variation of Rights Attaching to a Class or Series of Shares	Under the OBCA, the rights attaching to Bitfarms common shares may be varied only through an amendment of Bitfarms’ articles authorized by special resolution of Bitfarms shareholders.

Under Delaware Law, there are no limits imposed on the classes or series of shares a corporation issues. However, the articles of incorporation must include any limitations or restrictions on any classes or series of capital stock.

Consolidation and Division; Subdivision

Under the OBCA, the issued shares of a class or series of Bitfarms may be changed into a different number of shares of the same class or series or into the same or a different number of shares of other classes or series through an amendment to its articles authorized by special resolution of Bitfarms shareholders, and, if applicable, a separate special resolution of the holders of any affected class or series of shares in accordance with the provisions of the OBCA.

Under Delaware Law, the issued shares of Stronghold common stock may be combined into a smaller number of shares or split into a greater number of shares through an amendment to its charter. An amendment to Stronghold’s charter requires the affirmative vote of the holders of at least a majority in voting power of the outstanding shares of stock entitled to vote thereon, voting together as a single class. However, a stock dividend would not need stockholder approval if the issued shares do not exceed the authorized share amount.

Reduction of Share Capital

Under the OBCA, Bitfarms may, by a special resolution of Bitfarms shareholders, reduce its stated capital for a class or series of shares for any reason, provided (i) the holders of the differently affected class or series of shares are entitled to vote separately as a class or series, as the case may be, on the proposal to take the action, whether or not the shares otherwise carry the right to vote and (ii) there are no reasonable grounds for believing that Bitfarms is, or after the proposed reduction of its stated capital would be, unable to pay its liabilities as they become due or, after the proposed reduction of its stated capital, the realizable value of Bitfarms’ assets would be less than the aggregate of its liabilities.

Under Delaware Law, Stronghold may repurchase shares to reduce outstanding capital shares, but only if the capital of the corporation is not impaired and if the repurchase would not impair the capital of the corporation.

Provision	Bitfarms	Stronghold
Distributions, Dividends, Repurchases and Redemptions	Distributions/Dividends	Distributions/Dividends

Under Bitfarms’ articles and the OBCA, Bitfarms shareholders are entitled to receive dividends if, as and when declared by the directors of Bitfarms, subject to prior satisfaction of preferential dividends applicable to any preference shares and provided that there are no reasonable grounds for believing that Bitfarms is, or after the proposed payment of dividends would be, unable to pay its liabilities as they become due or, after the proposed payment of dividends, the realization value of Bitfarms’ assets would be less than the aggregate of its liabilities.

Repurchases/Redemptions

Under the OBCA, a corporation may, subject to its articles, purchase or redeem any redeemable shares issued by it at prices not exceeding the redemption price thereof stated in the articles or calculated according to a formula stated in the articles. However, a corporation may not make any payment to purchase or redeem any redeemable shares issued by it if there are reasonable grounds for believing that it would not meet similar solvency tests as those set out above. Pursuant to the OBCA, except in limited circumstances set out in the OBCA, a corporation shall not hold shares in itself.

Shares issued by a corporation and purchased, redeemed or otherwise acquired by it shall be cancelled or, if the articles limit the number of authorized shares of a class or series, may be restored to the status of authorized but unissued shares of the class. Under the OBCA, except in limited circumstances, a corporation shall not hold shares in its holding body corporate, and a corporation shall not permit any of its subsidiary bodies corporate to hold shares of the corporation.

Under Delaware Law, the Stronghold board of directors may, subject to any restrictions contained in Stronghold’s charter, declare and pay dividends on shares of Stronghold capital stock either (i) out of its surplus or (ii) in the case there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Dividends may not be declared out of net profits, however, if the corporation’s capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets is repaired.

Repurchases/Redemptions

Under Delaware Law, Stronghold’s ability to acquire shares is limited. Section 160 of the DGCL provides that no corporation may purchase or redeem its shares when the capital of the corporation is impaired or would be impaired as a result of such purchase or redemption.

Provision	Bitfarms	Stronghold
Dividends in Shares/Bonus Issues	In accordance with the OBCA, Bitfarms may pay dividends in money or property or by issuing fully paid shares.	Under Delaware Law, Stronghold, may make distributions to its shareholders in money or other property or the incurrence of indebtedness to or for the benefit of any shareholder.
Preemptive Rights of Shareholders	Bitfarms shareholders do not have preemptive rights to acquire newly issued shares.	Stronghold stockholders do not have preemptive rights to acquire newly issued shares of stock.
Lien on Shares, Calls on Shares and Forfeiture of Shares

Under the OBCA and Bitfarms’ by-laws, Bitfarms has a lien on shares registered in the name of a shareholder or their legal representative for a debt of that shareholder to Bitfarms, provided that such shares are not listed and posted for trading on a stock exchange in or outside Canada, which lien may be enforced by the sale of such shares or by any other proceeding or remedy available under the OBCA and, until such indebtedness has been satisfied, Bitfarms may refuse to register a transfer of any such shares.

Under Delaware Law, Stronghold may issue the whole or any part of its shares of common stock or preferred stock as partly paid and subject to call for the remainder of the consideration to be paid therefor. When the whole of the consideration payable for shares of a corporation has not been paid in full, and the assets of the corporation shall be insufficient to satisfy the claims of its creditors, each holder of shares not paid in full shall be bound to pay the unpaid balance due for such shares.

Transfer Restrictions	Not applicable.	Not applicable.
Voting Rights

Each Bitfarms common share entitles the holder to one vote at all meetings of Bitfarms shareholders, except meetings at which only holders of another specified class or series of shares are entitled to vote separately as a class or series.

Except as required by law, including the OBCA, or in accordance with any voting rights which may from time to time be attached to any series of preference shares, holders of the preference shares of Bitfarms will not be entitled to receive notice of, to attend or to vote at any meeting of the Bitfarms shareholders, provided that the rights, privileges, restrictions

Each outstanding share of Stronghold’s Class A common stock entitles its holder to one vote on all matters to be voted on by stockholders generally. Each outstanding share of Stronghold’s Class V common stock entitles its holder to one vote on all matters to be voted on by stockholders generally.

Holders of Stronghold Class A common stock and Stronghold Class V common stock vote together as a single class on all matters presented to Stronghold’s stockholders for their vote or approval, except as otherwise required by applicable law or by Stronghold’s charter.

Provision	Bitfarms	Stronghold

and conditions attached to the preference shares as a class may be added to, changed or removed only with the approval of the holders of the preference shares given in such manner as may then be required by law, at a meeting of the holders of the preference shares duly called for that purpose.

Except as required under Delaware Law or Stronghold’s charter, holders of shares of Series C preferred stock or Series D preferred stock do not have any voting rights, except that the approval of holders of not less than 66 2/3% of the then-outstanding shares of Series C preferred stock or Series D preferred stock is required to (i) amend, alter, repeal or otherwise modify (whether by merger, operation of law, consolidation or otherwise) (a) any provision of Stronghold’s charter or by-laws in a manner that would adversely affect the powers, rights, preferences or privileges of the Series C preferred stock or Series D preferred stock, or (b) any provision of the Series C preferred stock or Series D Certificate of Designations, (ii) authorize, create, increase the amount of, or issue any Series C preferred stock or Series D preferred stock or any class or series of Series C preferred stock or Series D Senior Stock or Series C preferred stock or Series D Parity Stock or any security convertible into, or exchangeable or exercisable for, shares of Series C preferred stock or Series D preferred stock, Series C preferred stock or Series D Senior Stock, or Series C preferred stock or Series D Parity Stock, (iii) authorize, enter into or otherwise engage in a Fundamental Transaction (as defined in the Series C preferred stock or Series D Certificate of Designations) unless such Fundamental Transaction does not adversely affect the rights, preferences or privileges of the Series C preferred stock or Series D preferred stock, and (iv) agree or consent to any of the foregoing.

Provision	Bitfarms	Stronghold
Number of Directors; Quorum; Election; Composition of the Board of Directors; Classified Board; Removal; Vacancies

Number of Directors

Bitfarms’ articles provide for a minimum of one and a maximum of 10 directors. The number of directors to be elected to the Bitfarms board of directors is determined by the Bitfarms board of directors. The Bitfarms board of directors has the ability to appoint additional directors between shareholder meetings.

The Bitfarms board of directors currently consists of five directors. After completion of the merger, the Bitfarms board of directors will continue to consist of six directors.

Quorum

Under Bitfarms’ by-laws, a quorum for a meeting of the Bitfarms board of directors is a majority of the directors.

Election

Pursuant to Bitfarms’ by-laws, directors of Bitfarms are elected at the annual meeting of shareholders or at a special meeting of shareholders called for such purpose and hold office until the close of the next annual meeting of shareholders or until their successors are elected.

The OBCA and Bitfarms’ by-laws provide that directors will be elected by ordinary resolution passed at an annual meeting of shareholders.

In response to this plurality voting standard and as a requirement of the rules of the TSX, the Bitfarms board of directors has adopted a “majority voting” policy which provides that any nominee for director in an uncontested election who receives more withheld votes than “for” votes (i.e., the nominee is not elected by at least a majority of 50% + 1 vote), will immediately tender their resignation and will not participate in any meeting of the Bitfarms board of directors or any committee thereof at which the resignation is considered. The Bitfarms board of directors, on the recommendation of the

Number of Directors

The Stronghold by-laws do not provide for a required number of directors. The number of directors to be elected to the Stronghold board of directors is determined by the Stronghold board of directors.

The Stronghold board of directors currently consists of seven directors.

Quorum

The Stronghold by-laws provide that a majority of the directors in office shall be necessary to constitute a quorum.

Election

The Stronghold by-laws provide that directors are elected at the annual meeting of stockholders or at a special meeting called for such purpose and hold office until the next annual meeting or until his or her successor shall be elected and shall qualify or until his or her earlier death, resignation or removal.

Under Delaware Law, the candidates for election as directors receiving the highest number of votes cast (known as a plurality) up to the number of directors to be elected will be elected.

Classified Board

The Stronghold charter and by-laws do not divide its board of directors into classes.

Removal

The Stronghold charter provides that directors may be removed from office at any time by the shareholders, either with or without cause, upon the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of stock of Stronghold entitled to vote generally for the election of directors, acting at a meeting of the stockholders or by written consent (if permitted) in accordance with Delaware Law and Stronghold’s by-laws.

Provision	Bitfarms	Stronghold

Governance and Nominating Committee, will determine whether or not to accept the resignation within 90 days after the date of the shareholder meeting, and will accept the resignation absent exceptional circumstances. Bitfarms will promptly issue a news release with the decision of the Bitfarms board of directors, and if the Bitfarms board of directors determines not to accept a resignation, the news release will state the reasons for that decision. The director’s resignation will be effective when accepted by the Bitfarms board of directors. If the Bitfarms board of directors accepts the director’s resignation, it can appoint a new director to fill the vacancy.

Under the OBCA, cumulative voting is only permitted if the articles of a corporation specifically provide for it. Bitfarms’ articles do not provide for cumulative voting.

Classified Board

Bitfarms’ articles and by-laws do not divide its board of directors into classes.

The OBCA and Bitfarms’ by-laws provide that Bitfarms shareholders may, by ordinary resolution at an annual or special meeting of Bitfarms shareholders, remove any director or directors from office.

Vacancies

The OBCA generally allows a vacancy on the board of directors to be filled by a quorum of directors, except a vacancy resulting from an increase in the number or maximum number of directors or a failure to elect the number or minimum number of directors provided for in the articles.

Vacancies

The Stronghold by-laws provide that vacancies, including vacancies resulting from an increase in the authorized number of directors, are to be filled by the affirmative vote of at least a majority of the remaining members of the board of directors, even if less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders.

Provision	Bitfarms	Stronghold

Pursuant to Bitfarms’ by-laws, vacancies in the board of directors may be filled for the remainder of its term by a qualified individual by resolution of a quorum of the board. If there is not a quorum of directors or if a vacancy results from the failure to elect the number of directors required to be elected at any meeting of shareholders, the directors then in office shall forthwith call a special meeting of shareholders to fill the vacancy and, if they fail to call a meeting or if there are no directors then in office, the meeting may be called by any shareholder.

Citizenship and Residency of Directors	Not applicable.	Not applicable.
Duties of Directors

Under the OBCA, the directors of Bitfarms owe a statutory fiduciary duty to Bitfarms. The directors have a duty to manage, or supervise the management of, the business and affairs of Bitfarms. In exercising their powers and discharging their duties, the directors must: (i) act honestly and in good faith with a view to the best interests of Bitfarms; and (ii) exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

Under the OBCA, the directors of Bitfarms may delegate their duties to a managing director or committee of directors, or to an officer of Bitfarms, provided that the directors may not delegate the power to:

(i)     shareholders any question or matter requiring the approval of the shareholders;

(ii)    fill a vacancy among the directors or in the office of auditor, or appoint or remove any of the chief executive officers, however designated, the chief financial officer, however designated, the chair or the president of the corporation;

(iii)   issue securities except as authorized by the directors;

(iv)   declare dividends;

Under Delaware Law, the directors of Stronghold owe a duty of care and a duty of loyalty. The duty of care requires that directors act on an informed basis after due consideration of the relevant materials and appropriate deliberation. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty requires directors to act in what they reasonably believe to be the best interests of the company and its stockholders without any conflict of interest. A party challenging the propriety of a decision of a board of directors typically bears the burden of rebutting the applicability of the “business judgment rule” presumption, which presumes that directors acted in accordance with the duties of care and loyalty. Notwithstanding the foregoing, Delaware courts may subject directors’ conduct to enhanced scrutiny of, among other matters, defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of control of the corporation.

Under Delaware Law, a member of the board of directors, or a member of any committee designated by the board of directors, must, in the performance of such member’s duties, be fully protected in relying in good faith upon the records of the corporation and upon such information, opinions,

Provision	Bitfarms	Stronghold

(v)    purchase, redeem or otherwise acquire shares issued by Bitfarms;

(vi)   pay a commission to any person in consideration of the person’s purchasing or agreeing to purchase shares of Bitfarms from Bitfarms or from any other person, or procuring or agreeing to procure purchasers for any such shares except as authorized by the directors;

(vii)  approve a management proxy circular;

(viii) approve a takeover bid circular, directors’ circular or issuer bid circular;

(ix)   approve any financial statements of Bitfarms; or

(x)    adopt, amend or repeal by-laws.

reports or statements presented to the corporation by any of the corporation’s officers or employees, or committees of the board of directors, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation.

Conflicts of Interest of Directors

According to the OBCA, and applicable common law, directors of a corporation must exercise particular care with regard to the following: (i) directors must not act with self-interest or collateral or improper motives; (ii) directors must not appropriate corporate opportunities lest they be forced to disgorge profits or gains realized; and (iii) directors who vote for or consent to a resolution authorizing, among other things, a payment of a dividend or a purchase, redemption or other acquisition of shares of the corporation while the corporation is insolvent are jointly and severally liable to restore to the corporation any amounts distributed or paid and not otherwise recovered by the corporation. A director of a corporation is required to disclose his or her interest with respect to a material contract or transaction or proposed material contract or transaction, with the corporation.

A director who discloses such a conflict of interest will not vote on any resolution to approve the contract or transaction, unless the contract or transaction relates primarily to his

Under Delaware Law, a contract or a transaction between a business corporation and a director or an entity in which a director has a financial or other interest is not void or voidable solely for that reason or solely because the director is present at or participates in the meeting of the board of directors that authorizes the contract or transaction, or solely because the director’s vote is counted for that purpose, if: (i) the material facts as to the director’s relationship or interest and as to the contract or transaction are disclosed or known to the board of directors and the board of directors in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though less than a quorum; (ii) the material facts as to the director’s relationship or interest and as to the contract or transaction are disclosed or known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors or the stockholders.

Provision	Bitfarms	Stronghold

or her remuneration as a director of Bitfarms or an affiliate, is for indemnity or insurance of directors of Bitfarms, or is with an affiliate of Bitfarms.

Where Bitfarms enters into a material contract or transaction with a director of Bitfarms, or with another person or entity of which a director of Bitfarms is a director or officer or in which a director of Bitfarms has a material interest, the director or officer is not accountable to Bitfarms or its shareholders if (i) disclosure of the interest was made as described above, (ii) the directors of Bitfarms approved the contract or transaction, and (iii) the contract or transaction was reasonable and fair to Bitfarms when it was approved.

Despite the foregoing, even if a director’s interest is not disclosed as described above, provided the director was acting honestly and in good faith, such director is not accountable to Bitfarms or to its shareholders in respect of a transaction or contract in which the director has an interest provided that:

•   the contract or transaction is approved or confirmed by special resolution at a meeting of the Bitfarms shareholders;

•   disclosure of the interest was made to the Bitfarms shareholders in a manner sufficient to indicate its nature before the contract or transaction was approved or confirmed; and

•   the contract or transaction was reasonable and fair to Bitfarms when it was approved or confirmed.

In addition, directors of Bitfarms are required to certify compliance with Bitfarms’ Code of Business Conduct on an annual basis.

Provision	Bitfarms	Stronghold
Shareholders’ Disclosure of Interests in Shares

Bitfarms shareholders are not required to disclose their interests in shares of Bitfarms.

In addition, pursuant to applicable Canadian securities laws, a Bitfarms shareholder is required to disclose their interest in Bitfarms’ shares where such shareholder’s holdings equal or exceed 10% of the voting rights attached to the voting securities.

Neither Delaware Law nor the Stronghold charter or by-laws impose an obligation with respect to disclosure by stockholders of their interests in Stronghold common stock, except as part of a stockholders’ nomination of a director or stockholder proposals to be made at an annual meeting.

Record Dates

Under the OBCA, the Bitfarms board of directors may fix a record date for the purpose of determining shareholders entitled to receive payment of a dividend or entitled to participate in a liquidation distribution or for any other purpose, other than to establish a shareholder’s right to receive notice of or to vote at a meeting, which record date must be not more than 50 days before the day on which the particular action is to be taken. If no record date is fixed by the Bitfarms board of directors, the record date will be at the close of business on the day on which the directors pass the resolution in respect of the applicable action.

Under Bitfarms’ by-laws, the Bitfarms board of directors may fix a record date for the purpose of determining shareholders entitled to receive notice of and vote at a meeting of shareholders, which record date must be no fewer than 21 days and not more than 50 days before the date of the meeting. However, notwithstanding Bitfarms’ by-laws, pursuant to the OBCA and applicable Canadian securities laws, the record date must be no fewer than 30 days and not more than 60 days before the date of the meeting. If no record date is fixed by the Bitfarms board of directors, the record date for the determination of shareholders entitled to receive notice of or vote at a meeting of shareholders will be at the close of business on the day immediately preceding the day on which the notice is given.

Under Stronghold’s by-laws, for the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders, or any adjournment thereof, or entitled to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the board of directors may fix, in advance, a date as the record date for any such determination of stockholders, which date shall not be more than 60 days nor less than 10 days before the date of such meeting, nor more than 60 days prior to any other action.

If the board of directors does not fix a record date for any meeting of the stockholders, the record date for determining stockholders entitled to notice of or to vote at such meeting shall be at the close of business on the day next preceding the day on which notice is given, or, if in accordance with Stronghold’s by-laws, notice is waived, at the close of business on the day next preceding the day on which the meeting is held. If, in accordance with Stronghold’s by-laws, corporate action without a meeting of stockholders is to be taken, the record date for determining stockholders entitled to express consent to such corporate action in writing, when no prior action by the board of directors is necessary, shall be the day on which the first written

Provision	Bitfarms	Stronghold

If a record date is fixed, unless notice of the record date is waived in writing by every holder of a share of the class or series affected, notice thereof will be given, not less than seven days before the date so fixed, (i) by advertisement in a newspaper published or distributed in the place where Bitfarms has its registered office and in each place in Canada where it has a transfer agent or where a transfer of its shares may be recorded; and (ii) by written notice to each stock exchange in Canada on which the shares of Bitfarms are listed for trading, the depositaries and the Canadian securities regulators.

consent is expressed. The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting.

Annual Meetings of Shareholders

Under Bitfarms’ by-laws, the Bitfarms board of directors must call an annual meeting of shareholders not later than 15 months after holding the last preceding annual meeting.

Pursuant to the OBCA and Bitfarms’ by-laws, meetings of Bitfarms shareholders will be held at such place in or outside Ontario as the board determines or, in the absence of such a determination, at Bitfarms’ registered office.

At an annual meeting, shareholders will receive the financial statements of Bitfarms and the auditor’s report, elect directors of Bitfarms, appoint Bitfarms’ auditor and transact such other business as may be properly brought before the meeting. For special business to be properly brought before a meeting, it must be specified in the notice of meeting and include (i) the nature of that business in sufficient detail to permit the shareholder to form a reasoned judgment thereon; and (ii) the text of any special resolution or by-law to be submitted to the meeting.

Under Delaware Law, an annual meeting of stockholders is required for the election of directors and for such other proper business as may be conducted thereat. The Delaware Court of Chancery may order a corporation to hold an annual meeting if a corporation has failed to hold an annual meeting for a period of 13 months after its last annual meeting.

Provision	Bitfarms	Stronghold
Shareholder Nominations and Proposals/Proxy Access

Under Bitfarms’ by-laws, an eligible Bitfarms shareholder wishing to nominate a director for election to the Bitfarms board of directors is required to provide notice to Bitfarms, in proper form, within the following time periods:

(i)     in the case of an annual meeting (including an annual and special meeting) of Bitfarms shareholders, not less than 30 nor more than 65 days prior to the date of the meeting; provided, however, that in the event that the meeting is to be held on a date that is less than 50 days after the date on which the first public announcement of the date of the meeting was made, notice of the nomination will be made not later than the close of business on the 10th day following the first public announcement of the date of the meeting; and

(ii)    in the case of a special meeting (which is not also an annual meeting) of Bitfarms shareholders called for the purpose of electing directors (whether or not also called for other purposes), not later than the close of business on the 15th day following the day on which the first public announcement of the date of the meeting was made.

In order to be in proper form, the notice of nomination must include:

(i)     the name, age, business, citizenship and residential address of the proposed nominee;

(ii)    the principal occupation, business or employment of the proposed nominee;

Under the Stronghold by-laws, a Stronghold stockholder wishing to nominate a director for election to the Stronghold board of directors must provide written notice, in proper form, within the following time periods:

(i)     with respect to an election to be held at an annual meeting of stockholders, not earlier than the close of business on the 120th day nor later than the close of business on the 90th day before the date of the preceding year’s annual meeting of stockholders; provided, however, that subject to the following sentence, in the event that the date of the annual meeting is scheduled for a date that is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so received not later than the 10th day following the day on which public announcement of the date of such meeting is first made by Stronghold; and

(ii)    with respect to an election to be held at a special meeting of stockholders for the election of directors, not later than the close of business on the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Stronghold board of directors to be elected at such meeting.

Provision	Bitfarms	Stronghold

(iii)   the number of securities of each class of voting securities of Bitfarms beneficially owned, or controlled or directed, directly or indirectly, or of record by the proposed nominee, as of the record date for the meeting of shareholders (if such date is at the time publicly available and has occurred) and as of the date of such notice;

(iv)   any other information relating to the proposed nominee that would be required to be disclosed in a dissident’s proxy circular or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the OBCA or any applicable securities laws;

(v)    the number of securities of each class of voting securities of Bitfarms beneficially owned, or controlled or directed, directly or indirectly, by such nominating shareholder or any other person with whom such nominating shareholder is acting jointly or in concert with respect to Bitfarms or any of its securities, as of the record date for the meeting (if such date is at the time publicly available and has occurred) and as of the date of such notice;

(vi)   full particulars regarding any proxy, contract, arrangement, agreement, understanding or relationship pursuant to which such nominating shareholder has a right to vote any shares of Bitfarms;

(vii)  full particulars of any derivatives, hedges or other economic or voting interests (including short positions) relating to the nominating shareholder’s interest in shares in the capital of Bitfarms;

To be in proper form, the notice of nomination must comply with Stronghold’s by-laws, including, but not limited to:

(i)     the name and address of the stockholder giving the notice and the person or persons nominated;

(ii)    a representation that the stockholder is a holder of record of capital stock of Stronghold entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons nominated;

(iii)   a complete and accurate description of all agreements, arrangements and understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; and

(iv)   such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated by the board of directors.

Provision	Bitfarms	Stronghold

(viii) any other information relating to such nominating shareholder that would be required to be disclosed in a dissident’s proxy circular or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the OBCA or any applicable securities laws; and

(ix)   Bitfarms may require any proposed nominee to (i) furnish other such information as may be reasonably required by Bitfarms to determine the eligibility of such proposed nominee to serve as a director or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof and (ii) a written consent duly signed by each proposed nominee to being named as a nominee for election to the board of directors and to serve as a director of Bitfarms, if elected.

Pursuant to the OBCA, Bitfarms shareholders may nominate candidates for election to the board of directors through the shareholder proposal mechanism provided for under the OBCA (provided such shareholder either owns, as registered or beneficial holder one or more shares carrying the right to vote at such meeting), provided such shareholder complies with the advance notice procedures in Bitfarms’ by-laws and the proposal is signed by one or more holders of shares representing in the aggregate not less than 5% of the shares or 5% of the shares of a class or series of shares of Bitfarms entitled to vote at the meeting to which the proposal is to be presented.

Provision	Bitfarms	Stronghold

Under Bitfarms’ by-laws, in order to be an eligible shareholder to nominate a director, a Bitfarms shareholder must (i) at the close of business on the date of the giving of the notice of nomination and on the record date for notice of the relevant meeting, be a registered or beneficial holder of one or more shares carrying the right to vote at such meeting, and (ii) comply with the advance notice procedures in Bitfarms’ by-laws.

Calling Special Meetings of Shareholders

Under the OBCA, the Bitfarms board of directors may call a special meeting of shareholders at any time.

In addition, holders of five percent or more of the outstanding shares of Bitfarms that carry the right to vote at a meeting sought to be held may requisition a shareholders meeting under the applicable provisions of the OBCA. The requisition must state the business to be transacted at the meeting. The Bitfarms board of directors must call a meeting of shareholders to transact the business stated in the requisition within 21 days of receiving the requisition; otherwise the shareholder may call the meeting. The Bitfarms board of directors is not required to call a meeting upon receiving a requisition by a shareholder if (i) the business of the proposed meeting includes certain matters enumerated in the OBCA whereby the directors are not required to call a meeting, (ii) a record date has already been fixed and notice provided in respect of a meeting, or (iii) the Bitfarms board of directors has already called a meeting and given notice of such meeting.

The Stronghold by-laws provide that special meetings of stockholders of Stronghold may be called only by its chief executive officer, the chairman of the Stronghold board of directors or the Stronghold board of directors pursuant to a resolution adopted by a majority of the total number of directors that Stronghold would have if there were no vacancies. In Delaware, stockholders may not force the corporation to call a special meeting unless the charter or by-laws provide otherwise, and Stronghold’s charter and by-laws do not provide otherwise.

Shareholder Action by Written Consent

Bitfarms’ by-laws provide that a resolution in writing signed by all the shareholders entitled to vote on that resolution at a meeting of shareholders is as valid as if it had been passed at a meeting of the shareholders unless a written statement with respect to the subject matter of the resolution is submitted by a director or auditor in accordance with the OBCA.

The Stronghold by-laws provide that Stronghold stockholders may not act by written consent.

Provision	Bitfarms	Stronghold
Adjournment of Shareholder Meetings

The chair of any meeting of Bitfarms shareholders may, with the consent of the meeting, and subject to such conditions as the meeting may decide, adjourn the meeting from time to time and from place to place. If a meeting of the Bitfarms shareholders is adjourned for less than 30 days it will not be necessary to give notice of the adjourned meeting, other than by announcement at the meeting that it is adjourned. If a meeting of Bitfarms shareholders is adjourned by one or more adjournments for an aggregate of 30 days or more, notice of the adjourned meeting will be given as for an original meeting.

The chairman of the meeting or the holders of shares of stock with a majority of the voting power present in person or represented by proxy at any meeting of stockholders, whether or not a quorum is present may, with the consent of the meeting, and subject to such conditions as the meeting may decide, adjourn the meeting from time to time and from place to place. If a meeting of the Stronghold shareholders is adjourned for less than 30 days it will not be necessary to give notice of the adjourned meeting, other than by announcement at the meeting that it is adjourned. If a meeting of Stronghold shareholders is adjourned by one or more adjournments for an aggregate of 30 days or more, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting will be given as for an original meeting.

Amendments to Articles or Certificate of Incorporation

Under the OBCA, an amendment to Bitfarms’ articles requires approval by special resolution, being 66 2/3% of the votes cast, in person or by proxy, in respect of the resolution at a meeting of Bitfarms shareholders, and, if applicable, a separate special resolution of the holders of any separately affected class of shares in accordance with the provisions of the OBCA.

Under Delaware Law, an amendment to a Delaware corporation’s certificate of incorporation requires (i) a board of directors resolution stating the advisability of the amendment, (ii) approval by a majority of the holders of outstanding capital stock of each class entitled to vote thereon and (iii) approval of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class, if any. Amendments to Stronghold’s charter may be effected in the manner prescribed by the DGCL.

Amendments to By-laws

The Bitfarms board of directors may, by resolution, make, amend or repeal any by-law that regulates the business or affairs of Bitfarms. Where the directors make, amend or repeal a by-law, subject to certain exceptions, a change to a corporation’s articles, such as an alteration of the restrictions, if any, on the business able to be carried on by the corporation, a change in the name of the corporation or a change in the authorized capital of the corporation, requires approval by special resolution passed by the corporation’s shareholders.

Under the DGCL, the power to adopt, amend or repeal by-laws is conferred upon the stockholders. A corporation may, however, in its certificate of incorporation also confer upon the board of directors the power to adopt, amend or repeal its by-laws. The Stronghold by-laws may be amended by (i) a majority of the directors present at any special or regular meeting of the board of directors at which a quorum is present if, in the case of such special meeting only, notice of such amendment, alteration or repeal is contained in the notice or

Provision	Bitfarms	Stronghold

The OBCA also requires the creation, amendment or repeal of by-laws by the directors of a corporation to be approved by ordinary resolution of the shareholders of the corporation at the next shareholder meeting.

waiver of notice of such meeting; or (ii) the stockholders only by the affirmative vote of holders of not less than 662⁄3% in voting power of the then-outstanding shares of stock entitled to vote thereon, voting together as a single class.

Rights of Inspection

Under the OBCA, Bitfarms shareholders and creditors of Bitfarms and their personal representatives may examine: (i) Bitfarms’ articles and by-laws, and all amendments thereto, and a copy of any unanimous shareholder agreement; (ii) minutes of meetings and resolutions of Bitfarms shareholders; (iii) a register of directors in which are set out the names and residence addresses, while directors, including the street and number, if any, and an e-mail address if one is provided, of all persons who are or have been directors of the corporation with the several dates on which each became or ceased to be a director; (iv) a register of Bitfarms’ ownership interests in land; and (v) Bitfarms’ securities register, other than a register of individuals with significant control, during the usual business hours of Bitfarms, and may take extracts from the records, free of charge, and any other person may do so on payment of a reasonable fee.

Under Delaware Law, any stockholder, whether in-person or by attorney or other agent, may, upon written demand under oath stating the purpose thereof and the person’s status as stockholder supported by documentary evidence, subject to certain restrictions, have the right to inspect and to make copies and extracts from the books and records of Stronghold for any proper purpose during usual business hours. If Stronghold refuses to permit an inspection or does not reply within five business days after demand has been made, the stockholder may apply to the Delaware Court of Chancery for an order to compel inspection.

Shareholder Suits

Derivative Action

Under the OBCA, a complainant (as set out above) may, with judicial leave, bring an action in the name and on behalf of a corporation or any of its subsidiaries, or intervene in an action to which any such body corporate is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of the body corporate.

Under the DGCL, any of Stronghold’s stockholders may bring an action in Stronghold’s name to procure a judgment in Stronghold’s favor, also known as a derivative action; provided that the stockholder bringing the action is a holder of Stronghold shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Provision	Bitfarms	Stronghold

Under the OBCA, the court may grant leave if the complainant has given 14 days’ notice to the directors of the corporation or its subsidiary of the complainant’s intention to apply to the court and the court is satisfied that: (i) the directors of the corporation or its subsidiary will not bring, diligently prosecute or defend or discontinue the action; (ii) the complainant is acting in good faith; and (iii) it appears to be in the interests of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued.

Under the OBCA, the court in a derivative action may make any order it thinks fit. In addition, under the OBCA, a court may order the corporation or its subsidiary to pay reasonable legal fees and any other costs reasonably incurred by the complainant in connection with the action.

Oppression Remedy

The OBCA provides an oppression remedy that enables a court to make any interim or final order it thinks fit if, upon application by a complainant, the court is satisfied that in respect of a corporation or any of its affiliates, (i) any act or omission of the corporation or any of its affiliates effects or threatens to effect a result; (ii) the business or affairs of the corporation or any of its affiliates are, have been or are threatened to be carried on or conducted in a manner; or (iii) the powers of the directors of the corporation or any of its affiliates are, have been or are threatened to be exercised in a manner that is oppressive or unfairly prejudicial to or that unfairly disregards the interests of any security holder, creditor, director or officer of the corporation, to rectify the matters complained of.

Provision	Bitfarms	Stronghold

A “complainant” includes (i) a registered holder or beneficial owner, and a former registered holder or beneficial owner, of a security of a corporation or any of its affiliates, (i) a director or an officer or a former director or officer of a corporation or of any of its affiliates, and (iii) any other person who, in the discretion of the court, is a proper person to make such an application.

The oppression remedy provides the court with very broad and flexible powers to intervene in corporate affairs to protect shareholders and other complainants. While conduct that is in breach of fiduciary duties of directors or that is contrary to the legal right of a complainant will normally trigger the court’s jurisdiction under the oppression remedy, the exercise of that jurisdiction does not depend on a finding of a breach of those legal and equitable rights.

Furthermore, the court may order a corporation or its affiliate to pay the interim costs of a complainant seeking an oppression remedy, but the complainant may be held accountable for interim costs on final disposition of the complaint.

Limitation of Personal Liability of Directors and Officers

Under the OBCA, no provision in a contract, Bitfarms’ articles or by-laws of Bitfarms or a resolution of Bitfarms’ board of directors or shareholders relieves a director or officer of Bitfarms from the duty to act in accordance with OBCA or the regulations thereunder or relieves them from liability for a breach thereof.

The DGCL permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of the duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit. In addition, the DGCL was amended to permit limiting or eliminating the monetary liability of an officer to a corporation or its stockholders, except with regard to breaches of the duty of loyalty, intentional misconduct, improper personal benefit or an action by or in the right of the corporation.

Provision	Bitfarms	Stronghold
Indemnification of Directors and Officers

Under the OBCA, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity (an “indemnifiable person”), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity, if: (i) the individual acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the corporation’s request; and (ii) if the matter is a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. An indemnifiable person may require the corporation to indemnify the individual in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation (or other entity, as the case may be) if the individual was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and the individual fulfills the conditions set out in (i) and (ii) above. A corporation may, with the approval of a court, also indemnify an indemnifiable person in respect of an action by or on behalf of the corporation or other entity to obtain a judgment in its favor, to which the individual is made a party because of the individual’s association with the corporation or other entity, against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfils the conditions set forth in (i), above.

Delaware Law and Stronghold’s charter and by-laws provide that Stronghold may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was a legal representative, is or was or has agreed to become a director or officer of the corporation or is or was serving or has agreed to serve at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans of Stronghold, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action or proceeding if he or she acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The right to indemnification conferred shall be a contract right and shall include the right to be paid by Stronghold the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, the payment of such expenses incurred by a current, former or proposed director or officer in his or her capacity as a director or officer or proposed director or officer (and not in any other capacity in which service was or is or has been agreed to be rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Stronghold of an undertaking, by or on behalf of such indemnified person, to repay all amounts so advanced if it shall ultimately be determined

Provision	Bitfarms	Stronghold

As permitted by the OBCA, the Bitfarms by-laws permit Bitfarms to indemnify a director or officer of Bitfarms, a former director or officer of Bitfarms, or another individual who acts or acted at Bitfarms’ request as a director or officer or an individual acting in a similar capacity of another entity. Bitfarms is authorized to execute agreements in favor of any of the foregoing persons evidencing the terms of the indemnity.

Under the OBCA, a corporation may purchase and maintain insurance for the benefit of an indemnifiable person against any liability incurred by the individual, (i) in the individual’s capacity as a director or officer of the corporation; or (ii) in the individual’s capacity as a director or officer, or a similar capacity, of another entity, if the individual acts or acted in that capacity at the corporation’s request. The Bitfarms by-laws allow such insurance to be purchased and maintained.

that such indemnified person is not entitled to be indemnified under DGCL or otherwise.
Appraisal/Dissent Rights

The OBCA provides that holders of shares of any class or series of a corporation are entitled to exercise dissent rights in respect of certain matters and to be paid the fair value of their shares in connection therewith. The dissent right is applicable, among certain other things, in respect of resolutions of the corporation to (i) amend its articles to add, remove or change restrictions on the issue, transfer or ownership of shares of a class or series; (ii) amend its articles to add, remove or change any restriction upon the business or businesses that the corporation may carry on or upon the powers that the corporation may exercise; (iii) amalgamate (with certain exceptions); (iv) be continued under the laws of another jurisdiction or certain other Ontario statutes; (v) sell, lease or exchange all or substantially all its property; or (vi) certain amendments to the articles of a corporation which require a separate class or series vote

Under Delaware Law, a stockholder may dissent from, and receive payments in cash for, the fair value of his or her shares as appraised by the Delaware Court of Chancery in the event of certain mergers and consolidations. However, stockholders do not have appraisal rights if the shares of stock they hold, at the record date for determination of stockholders entitled to vote at the meeting of stockholders to act upon the merger or consolidation, or on the record date with respect to action by written consent, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. Further, no appraisal rights are available to stockholders of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation.

Provision	Bitfarms	Stronghold

by a holder of shares of any class or series entitled to vote on such matters, including in certain cases a class or series of shares not otherwise carrying voting rights; provided that a shareholder is not entitled to dissent if any amendment to the articles is effected by a court order approving a reorganization.

Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (i) shares of stock of the surviving corporation, (ii) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (iii) cash instead of fractional shares or (iv) any combination of clauses (i) – (iii). Appraisal rights are also available under the DGCL in certain other circumstances, including in certain parent-subsidiary corporation mergers and in certain circumstances where the certificate of incorporation so provides.

Shareholder Rights Plans	Not applicable.	Not applicable.
Approval of Extraordinary Transactions; Anti-Takeover Provisions

Under the OBCA, certain fundamental changes such as articles amendments, certain amalgamations (other than with certain affiliated corporations), continuances to another jurisdiction and sales, leases or exchanges of all or substantially all of the property of a corporation (other than in the ordinary course of business) and other extraordinary corporate actions such as liquidations, dissolutions and arrangements (if ordered by a court) are required to be approved by special resolution.

In addition, the OBCA provides that the corporation may effect fundamental changes by applying to a court for an order approving an arrangement. In general, a plan of arrangement is approved by a corporation’s board of directors and then is submitted to a court for approval. It is not unusual for a corporation in such circumstances to apply to a court initially for an interim order governing various procedural matters prior to calling any security holder meeting to consider the proposed arrangement. The court determines to whom notice shall be given and whether, and in what manner, approval of any person is to be obtained and also determines whether any shareholders may dissent from the proposed

Under Section 203 of the DGCL, Stronghold may not engage in certain business combinations, including mergers, sales and leases of assets, issuances of securities and other similar transactions, with any stockholder that owns 15% or more of the outstanding voting stock of Stronghold (for purposes of this paragraph, an “interested stockholder”) for three years following the date such stockholder became an interested stockholder unless one of the following exceptions applies: (i) the Stronghold board of directors approved the business combination or the transaction that resulted in the person becoming an interested stockholder prior to the time that the person became an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, such person owned at least 85% of the outstanding voting stock of Stronghold, excluding, for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder), those shares owned by directors who are also officers and certain employee stock plans or (iii) the transaction is approved by the Stronghold board of directors and by the affirmative vote of at least 66⅔% of the outstanding voting stock which is not owned by

Provision	Bitfarms	Stronghold

arrangement and receive payment of the fair value of their shares. Following compliance with the procedural steps contemplated in any such interim order (including as to obtaining security holder approval), the court would conduct a final hearing and approve or reject the proposed arrangement.

Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (“MI 61-101”) contains detailed requirements in connection with transactions with related parties (including “related party transactions”, “business combinations”, “insider bids” and “issuer bids”). A related party transaction means, generally, any transaction by which an issuer, directly or indirectly, consummates one or more specified transactions with a related party, including purchasing or disposing of an asset, issuing securities or assuming liabilities. “Related party” as defined in MI 61-101 includes, among others, (i) directors and senior officers of the issuer and (ii) holders of securities of the issuer carrying more than 10% of the voting rights attached to all the issuer’s outstanding voting securities.

the interested stockholder. An “interested stockholder” also includes the affiliates and associates of a 15% or more owner and any affiliate or associate of Stronghold who was the owner of 15% or more of the outstanding voting stock within the preceding three (3) year period (subject to certain exceptions).

Stronghold’s charter does not contain a provision electing not to be governed by Section 203 of the DGCL, so Stronghold is subject to such provision.

MI 61-101 requires, subject to certain exceptions, specific detailed disclosure in the information circular sent to security holders in connection with a related party transaction where a meeting is required and, subject to certain exceptions, the preparation of a formal valuation of the subject matter of the related party transaction and any non-cash consideration offered in connection therewith, and the inclusion of a summary of the valuation in the proxy circular. MI 61-101 also requires, subject to certain exceptions, that an issuer not engage in a related party transaction unless the disinterested shareholders of the issuer have approved the related party transaction by a simple majority of the votes cast.

Provision	Bitfarms	Stronghold
Compulsory Acquisitions

The OBCA provides that if a take-over bid or an issuer bid is made to shareholders of a distributing corporation (as defined in the OBCA), such as Bitfarms, at approximately the same time to acquire all of the shares of a class of issued shares, including an offer made by a distributing corporation to repurchase all of the shares of a class of its shares (a “takeover bid”) and such offer is accepted within 120 days of the takeover bid by holders of not less than 90% of the shares (other than the shares held by the offeror or an affiliate or associate of the offeror) of any class of shares to which the takeover bid relates, then the offeror is entitled to acquire the shares held by those holders of securities of that class who did not accept the takeover bid either on the same terms on which the offeror acquired shares under the takeover bid or for payment of the fair value of such holder’s shares as determined in accordance with the dissent right procedures under the OBCA.

Not applicable.

Where 90% or more of a class of securities of an offering corporation, other than debt obligations, are acquired by or on behalf of a person, the person’s affiliates and the person’s associates, then the holder of any securities of that class not counted for the purposes of calculating such percentage shall be entitled to require the corporation to acquire the holder’s securities of that class.

In addition, an offering corporation that proposes to carry out a “going private transaction”, which is generally defined as an amalgamation, arrangement, consolidation or other transaction that would cause the interest of a holder of a participating security of the corporation to be terminated without the consent of the holder and without the substitution therefor of an equivalent interest, is required to, among other things, have prepared a valuation for each class of affected securities and include prescribed disclosure relating to such valuation in the management information circular relating to the meeting called to consider that transaction.

Provision	Bitfarms	Stronghold
Rights Upon Liquidation

Under the OBCA, Bitfarms may liquidate and dissolve by special resolution of the holders of each class of Bitfarms shares, whether or not such Bitfarms shareholders are otherwise entitled to vote.

Each Bitfarms share entitles the holder to one vote per Bitfarms share and to receive equally any dividends declared by Bitfarms and the remaining property and assets of Bitfarms in the event Bitfarms undergoes a liquidation, dissolution, or winding up.

Under Stronghold’s charter, in the event of its liquidation, dissolution or winding up, holders of its common stock would be entitled to their proportionate share of any assets in accordance with each holder’s holdings remaining after payment of liabilities and any amounts due to other claimants, including the holders of any outstanding shares of preferred stock.

LEGAL MATTERS

Peterson McVicar LLP, Canadian counsel to Bitfarms, has opined upon the validity of the Bitfarms common shares offered by this proxy statement/prospectus.

EXPERTS

The audited consolidated financial statements of Stronghold contained in the Annual Report on Form 10-K for the year ended December 31, 2023 incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement, have been so incorporated by reference in reliance upon the report of UPC, independent registered public accounting firm, upon the authority of UPC as experts in accounting and auditing.

The consolidated financial statements of Bitfarms incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 40-F for the year ended December 31, 2023, have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Bitfarms’ restatement of its consolidated financial statements as described in Note 3(e) to the consolidated financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ENFORCEABILITY OF CIVIL LIABILITIES

Bitfarms is organized under the laws of Ontario. A substantial portion of Bitfarms’ assets are located outside the United States, and many of Bitfarms’ directors and officers and some of the experts named in this proxy statement/prospectus are residents of jurisdictions outside of the United States. As a result, it may be difficult for investors to effect service within the United States upon Bitfarms and those directors, officers and experts, or to realize in the United States upon judgments of courts of the United States predicated upon civil liability of Bitfarms and such directors, officers or experts under U.S. federal securities laws. There is uncertainty as to the enforceability in Ontario by a court in original actions, or in actions to enforce judgments of United States courts, of the civil liabilities predicated upon U.S. federal securities laws.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the Stronghold board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus. If any other matters properly come before Stronghold stockholders at the special meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares of Stronghold common stock represented by the proxy as to any of these matters. The individuals named as proxies intend to vote in accordance with the recommendation of the Stronghold board of directors.

FUTURE STOCKHOLDER PROPOSALS

Stronghold

If the merger is completed, Stronghold will not have public stockholders and there will be no public participation in any future meeting of Stronghold stockholders. However, if the merger is not completed or if Stronghold is otherwise required to do so under applicable law, Stronghold will hold an annual meeting of Stronghold stockholders with respect to fiscal year 2025. Any stockholder nominations or proposals for other business intended to be presented at Stronghold’s next annual meeting must be submitted to Stronghold as set forth below.

Stockholder proposals pursuant to SEC Rule 14a-8 for inclusion in Stronghold’s proxy statement and form of proxy for the 2025 annual meeting must be received by Stronghold at its principal executive offices at 595 Madison Avenue, 28th Floor, New York, NY 10022 no later than the close of business on December 30, 2024. Stockholders wishing to make a director nomination or bring a proposal before the 2025 annual meeting (but not include it in Stronghold’s proxy materials) must provide written notice of such proposal to the Secretary at Stronghold’s principal executive offices no later than the close of business on March 20, 2025 and not earlier than the close of business on February 18, 2025, assuming Stronghold does not change the date of the 2025 annual meeting by more than 30 days before or after the anniversary of the 2024 annual meeting. If so, Stronghold will release an updated time frame for stockholder proposals. Any stockholder proposal or director nomination must comply with the other provisions of Stronghold’s by-laws and be submitted in writing to the Secretary at Stronghold’s principal executive offices.

In addition to satisfying the requirements under Stronghold’s by-laws, to comply with the SEC’s universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Stronghold’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the U.S. Exchange Act, which notice must be postmarked or transmitted electronically to Stronghold at its principal executive offices no later than 60 calendar days prior to the anniversary date of the annual meeting (i.e., for the 2025 annual meeting, no later than April 19, 2025). However, if the date of the 2025 annual meeting is changed by more than 30 calendar days from such anniversary date, then notice must be provided by the later of 60 calendar days prior to the date of the 2025 annual meeting or the 10th calendar day following the day on which public announcement of the date of the 2025 annual meeting is first made.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted a rule concerning the delivery of annual reports and proxy statements. Unless Stronghold has received contrary instructions, it may send a single copy of this proxy statement/prospectus to any household at which two or more holders of Stronghold common stock reside. This process, known as “householding,” reduces the volume of duplicate information received at any one household, helps to reduce Stronghold’s printing and mailing expenses and benefits the environment. If a stockholder impacted by householding prefers to receive multiple sets of this proxy statement/prospectus at the same address, the stockholder should follow the instructions described below, and Stronghold will deliver promptly, upon written or oral request, one or more, as applicable, separate copies of this proxy statement/prospectus. Similarly, if an address is shared with another stockholder and both of the stockholders would like to receive only a single set of this proxy statement/prospectus, the stockholders should follow these instructions: If the shares of Stronghold common stock are registered in the name of the stockholder, the stockholder should notify Stronghold of its request in writing, c/o Secretary, at Stronghold Digital Mining, Inc., 2124 Penn Avenue, 3rd Floor, Pittsburgh, Pennsylvania 15222, or by telephone at 845-579-5992. A number of brokerage firms have instituted householding. If a broker holds the shares of Stronghold common stock, the stockholder should contact such broker directly. A broker will have its own procedures for stockholders who wish to receive individual copies of this proxy statement/prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Stronghold files annual, quarterly and current reports, proxy statements and other information with the SEC. Bitfarms files or furnishes annual reports, current reports and other information with the SEC under the U.S. Exchange Act. As Bitfarms is an FPI, under the rules adopted under the U.S. Exchange Act it is exempt from certain of the requirements of the U.S. Exchange Act, including the proxy and information provisions of Section 14 of the U.S. Exchange Act and the reporting and liability provisions applicable to officers, directors and significant stockholders under Section 16 of the U.S. Exchange Act.

You may obtain copies of these reports, statements and other information at the website maintained by the SEC at www.sec.gov. The information contained on the SEC’s website is not incorporated by reference into this proxy statement/prospectus.

You may also access the SEC filings and obtain other information about Stronghold and Bitfarms through the websites maintained by Stronghold and Bitfarms at www.strongholddigitalmining.com and www.bitfarms.com, respectively. The information contained in those websites is not incorporated by reference in, or in any way part of, this proxy statement/prospectus. You should not rely on such information in deciding whether to approve the merger proposal unless such information is in this proxy statement/prospectus or has been incorporated by reference into this proxy statement/prospectus.

Bitfarms has filed with the SEC a registration statement on Form F-4, of which this proxy statement/prospectus is a part, under the U.S. Securities Act, to register the issuance of Bitfarms common shares in the merger. The registration statement, including attached exhibits, contains additional relevant information about Bitfarms, the Bitfarms common shares and Stronghold. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or exhibits to the registration statement.

Bitfarms files reports, statements and other information with the applicable Canadian securities regulatory authorities. Bitfarms’ filings are electronically available to the public from SEDAR+ at www.sedarplus.ca. The information contained on SEDAR+ is not incorporated by reference into this proxy statement/prospectus.

Incorporation of Certain Documents by Reference

The SEC allows Stronghold and Bitfarms to “incorporate by reference” information into this proxy statement/prospectus. This means that Stronghold and Bitfarms can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus or incorporated by reference subsequent to the date of this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that Stronghold and Bitfarms have previously filed with the SEC. They contain important information about the companies and their financial condition. The following documents, which were filed by the companies with the SEC, are incorporated by reference into this proxy statement/prospectus:

Bitfarms Filings with the SEC (File No. 001-40370)	Period and/or Filing Date
Annual Report on Form 40-F	Year ended December 31, 2023, as filed March 7, 2024
Management Information Circular included in Report of Foreign Private Issuer on Form 6-K*	Filed May 8, 2024

Management’s Discussion and Analysis included as Exhibit 99.2 and the unaudited interim condensed consolidated financial statements included in Exhibit 99.1 in Reports of Foreign Private Issuer on Form 6-K*

Three and six months ended June 30, 2024, as filed August 8, 2024, and three months ended March 31, 2024, as filed May 15, 2024.

Bitfarms Filings with the SEC (File No. 001-40370)	Period and/or Filing Date
Reports of Foreign Private Issuer on Form 6-K

Filed on January 2, 2024, January 24, 2024, February 1, 2024, March 1, 2024, March 7, 2024, March 8, 2024, March 11, 2024, March 25, 2024, April 1, 2024, April 12, 2024, May 1, 2024, May 13, 2024, May 14, 2024, May 15, 2024, May 29, 2024, May 31, 2024, June 3, 2024 (2), June 10, 2024, June 11, 2024, June 13, 2024, June 25, 2024, June 28, 2024, July 1, 2024, July 8, 2024, July 12, 2024, July 25, 2024, July 26, 2024, August 1, 2024, August 8, 2024, August 22, 2024, August 27, 2024, September 3, 2024, September 4, 2024, September 9, 2024, September 10, 2024, September 23, 2024, October 3, 2024 and October 4, 2024 (other than the portions of those documents not deemed to be filed)

Stronghold Filings with the SEC (File No. 001-40931 )	Period and/or Filing Date
Annual Report on Form 10-K

Year ended December 31, 2023, as filed March 8, 2024 (including the portions of Stronghold’s Definitive Proxy Statement on Schedule 14, filed with the SEC on April 29, 2024 and supplemented on June 7, 2024, incorporated by reference therein)

Quarterly Report on Form 10-Q	Quarter ended March 31, 2024, as filed May 8, 2024 Quarter ended June 30, 2024, as filed August 14, 2024
Current Reports on Form 8-K

Filed on January 29, 2024, February 16, 2024, March 6, 2024, April 16, 2024, April 25, 2024, May 2, 2024, June 24, 2024, August 22, 2024, and September 13, 2024 (other than the portions of those documents not deemed to be filed)

Registration Statement on Form 8/A

Filed on October 19, 2021, and any amendment or report filed with the SEC for purposes of updating the description of Stronghold’s capital stock, including Exhibit 4.1 to Stronghold’s Annual Report on Form 10-K for the year ended December 31, 2023, as filed March 8, 2024

____________

*        Bitfarms’ Management Information Circular and Management’s Discussion and Analysis and the unaudited interim condensed consolidated financial statements as at June 30, 2024 for the three and six months ended June 30, 2024, which are included in Bitfarms’ Reports of Foreign Issuer on Form 6-K, are deemed filed under the U.S. Exchange Act and are incorporated by reference into this proxy statement/prospectus.

All documents filed by Stronghold and Bitfarms under Section 13(a), 13(c), 14 or 15(d) of the U.S. Exchange Act from the date of this proxy statement/prospectus to the completion of the merger will also be deemed to be incorporated into this proxy statement/prospectus by reference other than the portions of those documents not deemed to be filed. These documents include periodic reports, such as Annual Reports on Form 10-K and 40-F, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any current report on Form 8-K under the U.S. Exchange Act), proxy statements and, to the extent, if any, Bitfarms designates therein that they are so incorporated, Reports of Foreign Private Issuer on Form 6-K that Bitfarms furnishes to the SEC.

In addition, the description of Bitfarms common shares contained in Bitfarms’ registration statement under Section 12 of the U.S. Exchange Act is incorporated by reference.

Stronghold and Bitfarms also incorporate by reference the merger agreement attached to this proxy statement/prospectus as Annex A-1 (the initial merger agreement) and Annex A-2 (amendment no. 1).

Bitfarms has supplied all information contained in this proxy statement/prospectus relating to Bitfarms, and Stronghold has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to Stronghold.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

You may also obtain copies of any document incorporated in this proxy statement/prospectus, without charge, by requesting them in writing or by telephone from the appropriate company at the addresses below, or from the SEC through the SEC’s website at www.sec.gov. Bitfarms shareholders and Stronghold stockholders may request a copy of such documents by contacting:

Stronghold Digital Mining, Inc. 595 Madison Avenue, 28th Floor New York, New York 10022 Attention: Investor Relations Email: sdig@gateway-grp.com	Bitfarms Ltd. 110 Yonge Street, Suite 1601 Toronto, Ontario, Canada M5C 1T4 Attention: Investor Relations Email: investors@bitfarms.com

In addition, you may obtain copies of any document incorporated in this proxy statement/prospectus, without charge, by visiting the websites maintained by Stronghold and Bitfarms at www.strongholddigitalmining.com and www.bitfarms.com, respectively.

If you would like to request documents, please do so by              to receive them before the special meeting. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

Stronghold and Bitfarms have not authorized anyone to give any information or make any representation about the merger, the special meeting or Stronghold and Bitfarms that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that Stronghold and Bitfarms have incorporated into this proxy statement/prospectus by reference. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus is accurate only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies, and neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of Bitfarms common shares in the merger should create any implication to the contrary.

Annex A-1

AGREEMENT AND PLAN OF MERGER

among

BITFARMS LTD.,

BACKBONE MINING SOLUTIONS LLC,

HPC & AI MEGACORP, INC.

and

STRONGHOLD DIGITAL MINING, INC.

Dated as of August 21, 2024

Annex A-1 Page Nos.
ARTICLE I
CERTAIN DEFINITIONS
1.1	Certain Definitions	A-1-1
1.2	Terms Defined Elsewhere	A-1-2

ARTICLE II
THE MERGER; THE EXCHANGES
2.1	The Merger	A-1-4
2.2	The Exchanges	A-1-4
2.3	The Conversion	A-1-4
2.4	Closing	A-1-4
2.5	Effect of the Merger	A-1-4
2.6	Organizational Documents of the Surviving Corporation	A-1-5
2.7	Directors and Officers	A-1-5

ARTICLE III
EFFECT OF THE MERGER ON THE CAPITAL STOCK AND RELATED SECURITIES OF THE COMPANY AND MERGER SUB; EXCHANGE OF SHARES
3.1	Effect of the Merger on Capital Stock	A-1-5
3.2	Treatment of Equity Compensation Awards; Company Warrants	A-1-6
3.3	Payment for Securities	A-1-7
3.4	Appraisal Rights	A-1-9

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
4.1	Organization, Standing and Power	A-1-10
4.2	Capital Structure	A-1-10
4.3	Authority; No Violations; Consents and Approvals	A-1-11
4.4	Consents	A-1-12
4.5	SEC Documents; Financial Statements	A-1-12
4.6	Absence of Certain Changes or Events	A-1-13
4.7	No Undisclosed Material Liabilities	A-1-13
4.8	Information Supplied	A-1-13
4.9	Company Permits; Compliance with Applicable Law	A-1-13
4.10	Compensation; Benefits	A-1-14
4.11	Labor Matters	A-1-15
4.12	Taxes	A-1-16
4.13	Litigation	A-1-17
4.14	Real Property	A-1-17
4.15	Intellectual Property	A-1-19
4.16	Environmental Matters	A-1-19
4.17	Material Contracts	A-1-20
4.18	Bitcoin Miners	A-1-21
4.19	Regulatory Status	A-1-21
4.20	Insurance	A-1-22
4.21	Opinion of Financial Advisor	A-1-22
4.22	Brokers	A-1-22
4.23	Takeover Laws	A-1-22

Annex A-1-i

Annex A-1 Page Nos.
4.24	Anti-Corruption	A-1-22
4.25	Export Controls and Economic Sanctions	A-1-22
4.26	No Additional Representations	A-1-23

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT, BMS AND MERGER SUB
5.1	Organization, Standing and Power	A-1-23
5.2	Capital Structure	A-1-23
5.3	Authority; No Violations; Consents and Approvals	A-1-24
5.4	Consents	A-1-25
5.5	Disclosure Documents; Financial Statements	A-1-25
5.6	Absence of Certain Changes or Events	A-1-25
5.7	No Undisclosed Material Liabilities	A-1-26
5.8	Information Supplied	A-1-26
5.9	Parent Permits; Compliance with Applicable Law	A-1-26
5.10	Litigation	A-1-26
5.11	Real Property	A-1-26
5.12	Environmental Matters	A-1-27
5.13	Material Contracts	A-1-27
5.14	Valid Issuance	A-1-27
5.15	No Vote/Approval Required	A-1-27
5.16	Ownership of Company Common Stock	A-1-27
5.17	Business Conduct	A-1-27
5.18	Bitcoin Miners	A-1-27
5.19	Opinion of Financial Advisor	A-1-28
5.20	Brokers	A-1-28
5.21	Anti-Corruption	A-1-28
5.22	Export Controls and Economic Sanctions	A-1-28
5.23	No Additional Representations	A-1-28

ARTICLE VI
COVENANTS AND AGREEMENTS
6.1	Conduct of Company Business Pending the Merger	A-1-29
6.2	Conduct of Parent Business Pending the Merger	A-1-32
6.3	No Solicitation	A-1-33
6.4	Preparation of Registration Statement and Proxy Statement/Prospectus.	A-1-34
6.5	Stockholders Meeting	A-1-35
6.6	Access to Information	A-1-36
6.7	HSR and Other Approvals	A-1-36
6.8	Employee Matters	A-1-38
6.9	Indemnification; Directors’ and Officers’ Insurance	A-1-39
6.10	Agreement to Defend; Stockholder Litigation	A-1-40
6.11	Public Announcements	A-1-40
6.12	Tax Matters	A-1-40
6.13	Reasonable Best Efforts; Notification	A-1-40
6.14	Section 16 Matters	A-1-40
6.15	Takeover Laws	A-1-41
6.16	Stock Exchange Listing	A-1-41
6.17	Obligations of Merger Sub	A-1-41
6.18	Treatment of Company Indebtedness	A-1-41

Annex A-1-ii

Annex A-1 Page Nos.
ARTICLE VII
CONDITIONS PRECEDENT
7.1	Conditions to Each Party’s Obligation to Consummate the Merger	A-1-42
7.2	Additional Conditions to Obligations of Parent, BMS and Merger Sub	A-1-42
7.3	Additional Conditions to Obligations of the Company	A-1-43
7.4	Frustration of Closing Conditions	A-1-43

ARTICLE VIII
TERMINATION
8.1	Termination	A-1-43
8.2	Notice of Termination; Effect of Termination	A-1-44
8.3	Expenses and Other Payments	A-1-45

ARTICLE IX
GENERAL PROVISIONS
9.1	Schedule Definitions	A-1-46
9.2	Survival	A-1-46
9.3	Notices	A-1-46
9.4	Rules of Construction	A-1-47
9.5	Counterparts	A-1-48
9.6	Entire Agreement; No Third Party Beneficiaries	A-1-48
9.7	Governing Law; Venue; Waiver of Jury Trial	A-1-49
9.8	Severability	A-1-49
9.9	Assignment	A-1-50
9.10	Affiliate Liability	A-1-50
9.11	Specific Performance	A-1-50
9.12	Amendment	A-1-50
9.13	Extension; Waiver	A-1-51
9.14	Non-Recourse	A-1-51
Annex A	Certain Definitions
Annex B	Form of Certificate of Merger

Annex A-1-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of August 21, 2024 (this “Agreement”), among Bitfarms Ltd., a corporation organized under the Business Corporations Act (Ontario) (“Parent”), Backbone Mining Solutions LLC, a Delaware limited liability company and a wholly owned, indirect Subsidiary of Parent (“BMS”), HPC & AI Megacorp, Inc., a Delaware corporation and a wholly owned, direct Subsidiary of BMS (“Merger Sub”), and Stronghold Digital Mining, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, has by unanimous vote, (i) determined that this Agreement and the transactions contemplated hereby, including the merger of Merger Sub with and into the Company, with the Company surviving the merger as a wholly owned, indirect Subsidiary of Parent (the “Merger”), are in the best interests of the holders of Company Common Stock, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the holders of Company Common Stock approve and adopt this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, the board of directors of each of Parent, BMS and Merger Sub have approved this Agreement and declared it advisable for Parent, BMS and Merger Sub, respectively, to enter into this Agreement and to consummate the transactions contemplated thereby, including the Merger and the issuance of common shares in the capital of Parent (“Parent Common Shares”) in connection therewith;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company have entered into a voting agreement (the “Voting Agreement”) with Parent, pursuant to which, among other things, such stockholders have agreed to vote their shares of Company Common Stock in favor of the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, holders of outstanding Company Preferred Stock have entered into a conversion agreement (the “Conversion Agreement”) with Parent and the Company, pursuant to which, among other things, such holders have consented to the Merger and submitted a notice to the Company to effect an optional conversion of their Company Preferred Stock into Company Class A Common Stock, conditioned upon and immediately prior to the Effective Time, in accordance with the Company Series C CoD;

WHEREAS, concurrently with the execution of this Agreement, the Company and the TRA Holders (as defined in the Tax Receivable Agreement) have entered into that certain TRA Waiver and Termination Agreement (the “TRA Waiver”), which provides for, among other things, the waiver of the TRA Holders’ rights to receive any further payments under the Tax Receivable Agreement, including pursuant to Section 4.2 thereof, as a result of the transactions contemplated hereby, to be effective at, and contingent upon, the Closing; and

WHEREAS, for U.S. federal income tax purposes, each of the Parties intends that the Merger will be treated as a taxable exchange described in Section 1001 of the Code by the Company’s stockholders of Company Common Stock for Parent Common Shares.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, BMS, Merger Sub and the Company agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.1         Certain Definitions. As used in this Agreement, the capitalized terms have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this Agreement.

Annex A-1-1

1.2         Terms Defined Elsewhere. As used in this Agreement, the following capitalized terms are defined in this Agreement as referenced in the following table:

Definition	Section
Agreement	Preamble
Anti-Corruption Laws	4.24
Antitrust Authority	6.7(b)
Antitrust Laws	6.7(b)
Book-Entry Shares	3.3(b)(i)(B)
Cap Amount	6.9(b)
Certificate of Merger	2.4(b)
Certificates	3.3(b)(i)(A)
Closing	2.4(a)
Closing Date	2.4(a)
Company	Preamble
Company 401(k) Plan	6.8(f)
Company Affiliate	9.10
Company Balance Sheet Date	4.6(a)
Company Board	Recitals
Company Board Recommendation	4.3(a)
Company Capital Stock	4.2(a)(iii)
Company Change of Recommendation	6.3(d)
Company Contracts	4.17
Company Disclosure Letter	Article IV
Company Easement Real Property	4.14(a)
Company Employee	6.8(a)
Company Intellectual Property	4.15(a)
Company Leased Real Property	4.14(a)
Company Miners	4.18
Company Owned Real Property	4.14(a)
Company Permits	4.9(a)
Company Plans	4.10(a)
Company Preferred Stock	4.2(a)(iii)
Company Real Property	4.14(e)
Company Real Property Easements	4.14(a)
Company Real Property Leases	4.14(a)
Company SEC Documents	4.5(a)
Company Stockholders Meeting	4.4(b)(i)
Competition Law Notifications	6.7(b)
Confidentiality Agreement	6.6(b)
Conversion	2.3
Conversion Agreement	Recitals
Creditors’ Rights	4.3(a)
D&O Insurance	6.9(b)
DGCL	2.1
Divestiture Action	6.7(c)
e-mail	9.3(c)
Effective Time	2.4(b)
Eligible Shares	3.1(a)(ii)(A)
End Date	8.1(b)(ii)
Exchange Agent	3.3(a)

Annex A-1-2

Definition	Section
Exchange Fund	3.3(a)(ii)
Exchange Ratio	3.1(a)(ii)(A)
Exchanges	2.2(a)
Excluded Shares	3.1(a)(v)
Export Control and Economic Sanctions Laws	4.25
FCPA	4.24
Fractional Share Consideration	3.3(g)
GAAP	4.5(b)
HSR Act	4.4(a)
Indemnified Liabilities	6.9(a)
Indemnified Persons	6.9(a)
Interim Period	6.1(a)
Letter of Transmittal	3.3(b)(i)(B)
Material Company Insurance Policies	4.20
MBR Authority	4.19
Measurement Date	4.2(a)
Merger	Recitals
Merger Sub	Preamble
New Parent Option	3.2(a)(ii)
New Parent Warrant	3.2(b)
Parent	Preamble
Parent Affiliate	9.10
Parent Balance Sheet Date	5.6(a)
Parent Common Shares	Recitals
Parent Contracts	5.13
Parent Disclosure Documents	5.5(a)
Parent Disclosure Letter	Article V
Parent Financial Statements	5.5(b)
Parent Material Leased Real Property	5.11
Parent Material Real Property Lease	5.11
Parent Miners	5.18
Parent Owned Real Property	5.11
Parent Permits	5.9
Parent Preferred Shares	5.2(a)(ii)
Parent Share Capital	5.2(a)(ii)
Payoff Letter	6.18
Per Share Merger Consideration	3.1(a)(ii)(A)
Proxy Statement/Prospectus	4.4(b)(i)
PURPA Requirements	4.19
Reactive Power Filing	6.7(d)
Reactive Power Tariff	4.19
Registration Statement	4.8(a)
Sanctioned Country	4.25
Surviving Corporation	2.1
Tail Period	6.9(b)
Tax Receivable Agreement	4.12(j)
Terminable Breach	8.1(b)(iii)
TRA Waiver	Recitals
Voting Agreements	Recitals

Annex A-1-3

ARTICLE II

THE MERGER; THE EXCHANGES

2.1         The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub will be merged with and into the Company in accordance with the provisions of the General Corporation Law of the State of Delaware (the “DGCL”). As a result of the Merger, the separate existence of Merger Sub shall cease and the Company shall continue its existence under the laws of the State of Delaware as the surviving corporation (in such capacity, the Company is sometimes referred to herein as the “Surviving Corporation”).

2.2         The Exchanges.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (and the Closing Date shall constitute the “Change of Control Exchange Date” as defined in the Company Holdco LLC Agreement), immediately prior to and conditioned upon the Effective Time, the Company shall require each member of Company Holdco (other than the Company and its wholly owned Subsidiaries) to effect an exchange of all outstanding Company Holdco Units held by such member together with the surrender for cancellation of a corresponding number of shares of Company Class V Common Stock, for shares of Company Class A Common Stock in accordance with Section 3.6(q) of the Company Holdco LLC Agreement (the “Exchanges”).

(b)          The Company shall, and shall cause Company Holdco LLC to, take such other actions as are necessary or desirable to permit and effect the Exchanges and otherwise give effect to the treatment of the Company Holdco Units contemplated by this Section 2.2 at the Closing and immediately prior to the Effective Time. No later than the fifth Business Day following the date hereof, the Company shall cause Company Holdco LLC to deliver a written notice of a PubCo Approved Change of Control (as defined in the Company Holdco LLC Agreement), to members of Company Holdco in accordance with Section 3.6 of the Company Holdco LLC Agreement. For the avoidance of doubt, the Exchanges shall not be effective if the Merger is not consummated in accordance with the terms hereof.

2.3         The Conversion. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, immediately prior to and conditioned upon the Effective Time, each share of Company Preferred Stock issued and outstanding as of such time shall, pursuant to the Conversion Agreement, convert into 250 shares of Company Class A Common Stock (the “Conversion”). All of the shares of Company Preferred Stock converted into shares of Company Class A Common Stock shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such shares of Company Preferred Stock.

2.4         Closing.

(a)           The closing of the Exchanges, the Conversion and the Merger (the “Closing”) shall take place at 9:00 a.m., New York, New York time, on a date that is three (3) Business Days following the satisfaction or (to the extent permitted by applicable Law) waiver in accordance with this Agreement of all of the conditions set forth in Article VII (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived in accordance with this Agreement on the Closing Date) remotely via electronic exchange of documents, or in such other manner or at such location as may be agreed upon between Parent and the Company. For purposes of this Agreement the “Closing Date” shall mean the date on which the Closing occurs.

(b)          As soon as practicable on the Closing Date after the Closing, a certificate of merger in the form attached hereto as Annex B (the “Certificate of Merger”) shall be filed with the Office of the Secretary of State of the State of Delaware. The Merger shall become effective upon the filing and acceptance of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware, or at such later time as shall be agreed upon in writing by Parent and the Company and specified in the Certificate of Merger (the “Effective Time”).

2.5         Effect of the Merger. At the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

Annex A-1-4

2.6         Organizational Documents of the Surviving Corporation. At the Effective Time, (i) the certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be amended in its entirety to read as Exhibit A to the Certificate of Merger, and (ii) the bylaws of the Company in effect immediately prior to the Effective Time shall be amended in its entirety to read as the bylaws of the Surviving Corporation, in each case, until thereafter amended, subject to Section 6.9(a), in accordance with their respective terms and applicable Law.

2.7         Directors and Officers. From and after the Effective Time, the directors and officers of Merger Sub shall be the directors and officers of the Surviving Corporation, and such directors and officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Organizational Documents of the Surviving Corporation.

ARTICLE III

EFFECT OF THE MERGER ON THE CAPITAL STOCK AND RELATED SECURITIES OF THE COMPANY AND MERGER SUB; EXCHANGE OF SHARES

3.1         Effect of the Merger on Capital Stock.

(a)          At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any holder of their securities:

(i)          Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and shall represent one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, which shall constitute the only outstanding share of common stock of the Surviving Corporation immediately following the Effective Time.

(ii)         Company Class A Common Stock.

(A)        Subject to the other provisions of this Article III, each share of Company Class A Common Stock issued and outstanding immediately prior to the Effective Time (including, for the avoidance of doubt, each share of Company Class A Common Stock issued in the Exchanges and the Conversion and excluding any Excluded Shares) (such shares of Company Common Stock, the “Eligible Shares”) shall be converted into the right to receive 2.520 (the “Exchange Ratio”) fully paid and nonassessable Parent Common Shares, subject to Section 3.3(g) with respect to fractional shares (the “Per Share Merger Consideration”).

(B)         All such shares of Company Class A Common Stock, when so converted, shall cease to be outstanding and shall automatically be canceled and cease to exist. Each holder of a share of Company Class A Common Stock that was outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration.

(iii)        Company Class V Common Stock and Company Holdco Units.

(A)        As of the Effective Time, each share of Company Class V Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and shall cease to exist and no payment shall be made with respect thereto, and the holders thereof shall cease to have any rights with respect thereto.

(B)         Each issued and outstanding Company Holdco Unit as of the Effective Time (and after giving effect to the Exchanges) shall be unaffected by the Merger and shall be unchanged and remain outstanding, and no consideration shall be delivered in respect thereof.

(iv)        Company Preferred Stock. As of the Effective Time, each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (and after giving effect to the Conversion) shall be automatically cancelled and shall cease to exist and no payment shall be made with respect thereto, and the holders thereof shall cease to have any rights with respect thereto.
Annex A-1-5

(v)         Excluded Shares. All shares of Company Capital Stock held by the Company as treasury shares or by Parent or Merger Sub or by any wholly owned Subsidiary of Parent or Merger Sub immediately prior to the Effective Time and, in each case, not held on behalf of third parties (collectively, “Excluded Shares”) shall automatically be canceled and cease to exist as of the Effective Time, and no consideration shall be delivered in exchange therefor.

(b)          Impact of Stock Splits, Etc. In the event of any change in the number of shares of Company Common Stock, Company Holdco Units, Company Series C Preferred Stock, Parent Common Shares, or securities convertible or exchangeable into or exercisable for shares of Company Common Stock, Company Holdco Units, Company Series C Preferred Stock or Parent Common Shares (including any successor securities of Parent Common Shares), issued and outstanding after the date of this Agreement and prior to the Effective Time by reason of any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the Per Share Merger Consideration to be paid for each Eligible Share shall be equitably adjusted to reflect the effect of such change and, as so adjusted, shall from and after the date of such event, be the Per Share Merger Consideration, subject to further adjustment in accordance with this Section 3.1(b); provided that, for the avoidance of doubt, no adjustment shall be made for the issuance of Company Class A Common Stock upon the Exchanges in accordance with Section 2.2 or otherwise prior to the Effective Time in accordance with the terms of the Company Holdco LLC Agreement.

3.2         Treatment of Equity Compensation Awards; Company Warrants.

(a)          Equity Compensation Awards.

(i)          Company RSUs. Each Company RSU (whether vested or unvested) that is outstanding immediately prior to the Effective Time shall, at the Effective Time, automatically and without any action on the part of Parent, the Company or any holder thereof, immediately vest in full and any forfeiture restrictions applicable to such Company RSU shall lapse immediately and each Company RSU shall be treated as a share of Company Common Stock for all purposes of this Agreement, including the right to receive the Per Share Merger Consideration in accordance with the terms hereof (the “Company RSU Consideration”). Parent shall, or shall cause the Surviving Corporation to, deliver the Company RSU Consideration to each holder of Company RSUs, less any required withholding Taxes and without interest, within ten (10) Business Days following the Effective Time; provided, to the extent that any payment within such time or on such date would trigger a Tax or penalty under Section 409A of the Code, such payment shall be made on the earliest date that payment would not trigger such Tax or penalty.

(ii)         Company Options.

(A)        At the Effective Time, each Company Option (whether vested or unvested) that is outstanding immediately prior to the Effective Time, other than each Company Option that is held by a former employee of, former non-employee director of, or former other service provider to, the Company or its Subsidiaries, in each case, as of immediately prior to the Effective Time (a “Former Employee Option”), shall, automatically and without any required action on the part of the holder thereof, be assumed by Parent and converted into and thereafter evidence an option to acquire Parent Common Shares (a “New Parent Option”). Each New Parent Option shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Company Option immediately prior to the Effective Time (including with respect to vesting conditions, expiration date, and exercise provisions), except that (i) each New Parent Option shall be exercisable for that number of Parent Common Shares (rounded, if necessary, to the nearest whole share) determined by multiplying the number of shares of Company Class A Common Stock subject to such Company Option as of immediately prior to the Effective Time by the Exchange Ratio and (ii) the per share exercise price for each Parent Common Share issuable upon exercise of the New Parent Option shall be (rounded, if necessary, up to the nearest whole cent) equal to the exercise price per share of Company Class A Common Stock under such Company Option divided by the Exchange Ratio; provided, however, that the adjustments provided in this Section 3.2(a)(ii)(A) with respect to any Company Options are intended to be effected in a manner that is consistent with Section 409A of the Code and the applicable regulations promulgated thereunder.

Annex A-1-6

(B)         At the Effective Time, each Former Employee Option (whether vested or unvested) that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive a number of Parent Common Shares equal to the product of (x) the number of shares of Company Class A Common Stock subject to such Former Employee Option as of immediately prior to the Effective Time and (y) (A) the excess, if any, of the Merger Consideration Value over the exercise price per share of Company Class A Common Stock applicable to such Former Employee Option, divided by (B) the Merger Consideration Value (the “Former Employee Option Consideration”). Parent shall, or shall cause the Surviving Corporation to, deliver the Former Employee Option Consideration to each holder of Former Employee Options, less any required withholding Taxes and without interest, within ten (10) Business Days following the Effective Time.

(iii)        Prior to the Effective Time, the Company Board and/or the compensation committee of the Company Board shall take such action and adopt such resolutions as are required to (i) effectuate the treatment of the Company RSUs and Company Options pursuant to the terms of this Section 3.2, (ii) if requested by Parent in writing, cause the Company Equity Plans to terminate at or prior to the Effective Time and (iii) take all actions reasonably required to effectuate any provision of this Section 3.2, including to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver shares of Company Common Stock or other capital stock of the Company to any Person pursuant to or in settlement of any equity awards of the Company, including any Company RSUs or Company Options.

(b)          Company Warrants. At the Effective Time, and in accordance with the terms of each Company Warrant that is issued and outstanding immediately prior to the Effective Time, unless otherwise mutually agreed by the holder of any such Company Warrant and Parent, each Company Warrant shall cease to represent a right to acquire Company Class A Common Stock and shall be replaced with a warrant to acquire Parent Common Shares (a “New Parent Warrant”), with (i) the number of such Parent Common Shares equal to the product obtained by multiplying the number of shares of Company Class A Common Stock subject to such Company Warrant immediately prior to the Effective Time by the Exchange Ratio, and (ii) an exercise price for each such Parent Common Share equal to the quotient obtained by dividing the exercise price per share of Company Class A Common Stock under such Company Warrant by the Exchange Ratio.

3.3         Payment for Securities.

(a)          Exchange Agent; Exchange Fund. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as exchange agent in connection with the Merger (the “Exchange Agent”). On the Closing Date and prior to the filing of the Certificate of Merger, Parent shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of Eligible Shares, for payment in accordance with this Article III through the Exchange Agent, (i) evidence of Parent Common Shares issuable pursuant to Section 3.1 in book-entry form equal to the aggregate Per Share Merger Consideration (excluding any Fractional Share Consideration), and (ii) cash in immediately available funds in an amount sufficient to pay the Fractional Share Consideration (such evidence of book-entry Parent Common Shares and cash amounts, together with any dividends or other distributions with respect thereto, the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Per Share Merger Consideration payable pursuant to Section 3.1 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. Parent or the Surviving Corporation shall pay all charges and expenses of the Exchange Agent, in connection with the exchange of Eligible Shares for the Per Share Merger Consideration pursuant to this Agreement. To the extent, for any reason, the amount in the Exchange Fund is below that required to make prompt payment of the aggregate cash payments contemplated by this Article III, Parent shall promptly replace, restore or supplement the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make the payment of the aggregate cash payments contemplated by this Article III. Any interest or other income resulting from investment of the cash portion of the Exchange Fund may become part of the Exchange Fund, and any cash amounts in excess of the cash amounts payable under this Article III may, at the discretion of Parent, be promptly returned to Parent or the Surviving Corporation.

Annex A-1-7

(b)          Payment Procedures.

(i)          Certificates. As soon as reasonably practicable after the Effective Time, but in no event more than two (2) Business Days after the Closing Date, Parent shall cause the Exchange Agent to deliver to each record holder, as of immediately prior to the Effective Time after giving effect to the Exchanges and the Conversion, of (A) an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Company Common Stock (the “Certificates”), or (B) shares of Company Common Stock represented by book-entry (“Book-Entry Shares”), a customary letter of transmittal (“Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the Letter of Transmittal, and which shall be in a customary form and agreed to by Parent and the Company prior to the Closing) and instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such shares, for payment of the Per Share Merger Consideration set forth in Section 3.1.

(ii)         Upon surrender to the Exchange Agent of a Certificate or Book-Entry Shares, together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the Exchange Agent, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor the Per Share Merger Consideration for each share formerly represented by such Certificate or Book-Entry Shares and such Certificate or book-entry shall then be canceled. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Per Share Merger Consideration payable in respect of the Certificates or Book-Entry Shares. If payment of the Per Share Merger Consideration is to be made to any Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Per Share Merger Consideration to a Person other than the registered holder of the Certificate surrendered and shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. Until surrendered as contemplated by this Section 3.3(b)(ii), each Certificate and each Book-Entry Share shall, subject to Section 3.4, be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Per Share Merger Consideration as contemplated by this Article III.

(c)          Termination of Rights. All Per Share Merger Consideration paid upon the surrender of and in exchange for Eligible Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for the Per Share Merger Consideration payable in respect of the Eligible Shares previously represented by such Certificates as provided in this Article III.

(d)          Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the former stockholders of the Company on the 365th day after the Closing Date shall be delivered to the Surviving Corporation, upon demand, and any former equity holders of the Company who have not theretofore received the Per Share Merger Consideration to which they are entitled under this Article III shall thereafter look only to the Surviving Corporation and Parent for payment of their claim for such amounts.

(e)          No Liability. None of the Surviving Corporation, Parent, BMS, Merger Sub or the Exchange Agent shall be liable to any holder of Company Common Stock for any amount of Per Share Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share has not been surrendered prior to the time that is immediately prior to the time at which Per Share Merger Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

Annex A-1-8

(f)          Lost, Stolen, or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the amount of Per Share Merger Consideration payable in respect of the number of shares of Company Common Stock formerly represented by such Certificate pursuant to this Article III.

(g)          Fractional Shares. No certificate or scrip representing fractional Parent Common Shares shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Parent Common Share (after aggregating all shares represented by the Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash, without interest, in an amount equal to the product of (a) such fraction of a Parent Common Share multiplied by (b) the closing price per share of a Parent Common Share on the Business Day immediately prior to the Closing Date (the “Fractional Share Consideration”).

(h)          Dividends or Distributions with Respect to Parent Share Capital. No dividends or other distributions with respect to Parent Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the Parent Common Shares issuable hereunder, and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case, until the surrender of such Certificate (or affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) or Book-Entry Share in accordance with this Agreement. Subject to applicable Law, following surrender of any such Certificate (or affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) or Book-Entry Share, there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Parent Common Shares to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such Parent Common Shares.

(i)          Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, the Company, BMS, Merger Sub, the Surviving Corporation and the Exchange Agent shall be entitled to deduct or withhold from any payment made pursuant to this Agreement any amount required to be deducted or withheld under applicable Tax Law with respect to the making of such payment. To the extent any such amount is so deducted or withheld and paid over to the relevant Taxing Authority, such amount shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amount would have been paid absent such deduction or withholding. The Parties agree that no amount shall be deducted or withheld from the Per Share Merger Consideration pursuant to Section 1445 of the Code or the U.S. Treasury Regulations promulgated thereunder, or in connection with the Exchanges, pursuant to Section 1445 of the Code or Section 1446 of the Code and the Treasury Regulations promulgated thereunder with respect to any holder of Company Holdco Units that has delivered an IRS Form W-9 in accordance with Section 6.12, in each case, unless required by a change in Law after the date hereof.

3.4         Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Class V Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to Section 262 of the DGCL shall be treated in accordance with Section 262 of the DGCL. The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Company Class V Common Stock, attempted withdrawals of such notices or demands and any other instruments received by the Company relating to rights to appraisal, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, settle or offer to settle, or approve any withdrawal of any such demands. For the avoidance of doubt, (a) no dissenters’ or appraisal rights shall be available with respect to the Company Class A Common Stock or with respect to the Company Holdco Units and (b) appraisal rights shall be limited to an appraisal, pursuant to Section 262 of the DGCL, solely of the fair value of the Company Class V Common Stock, as such.

Annex A-1-9

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the disclosure letter dated as of the date of this Agreement and delivered by the Company to Parent, BMS and Merger Sub on or prior to the date of this Agreement (the “Company Disclosure Letter”) and (ii) as disclosed in the Company SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) filed with or furnished to the SEC and publicly available on Edgar at least 48 hours prior to the date of this Agreement (excluding any disclosure contained under the heading “Risk Factors” or any similar heading or caption, any disclosure of risks included in any “forward-looking statements” disclaimer and any other statement or disclosure that is similarly predictive or forward-looking) (it being understood that this clause (ii) shall not apply to Section 4.1, Section 4.2, Section 4.3 or Section 4.4), the Company represents and warrants to Parent, BMS and Merger Sub as set forth in this Article IV:

4.1         Organization, Standing and Power. Each of the Company and its Subsidiaries is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization. Each of the Company and its Subsidiaries has all requisite entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted, other than where the failure to have such power, authority or standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than where the failure to so qualify or be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Schedule 4.1 of the Company Disclosure Letter lists, as of the date of this Agreement, all Subsidiaries of the Company together with (i) the jurisdiction of organization of each such Subsidiary, (ii) for each such Subsidiary that is not wholly owned (directly or indirectly) by the Company, the percentage of issued and outstanding equity interests owned directly or indirectly by the Company and (iii) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person other than the Company or any Subsidiary (other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such Person). As of the date hereof, the Company has made available to Parent accurate and complete copies of the Organizational Documents of each of the Company and its Subsidiaries as amended to date and currently in effect.

4.2         Capital Structure.

(a)          As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 23,800,000 shares of Company Class A Common Stock, (ii)5,000,000 shares of Company Class V Common Stock and (iii) 50,000,000 shares of preferred stock, par value $0.0001 per share (“Company Preferred Stock” and, together with the Company Common Stock, the “Company Capital Stock”). At the close of business on August 19, 2024 (the “Measurement Date”): (A) 14,483,110 shares of Company Class A Common Stock were issued and outstanding; (B) 691,687 shares of Company Class A Common Stock were underlying the Company RSUs; (C) 80,352 shares of Company Class A Common Stock were underlying the Company Options; (D) 14,483,110 Company Holdco Units were issued and outstanding and held by the Company; (E) 2,405,760 Company Holdco Units and 2,405,760 shares of Company Class V Common Stock were issued and outstanding and not held by the Company or any of its Subsidiaries and were together exchangeable for 2,405,760 shares of Company Class A Common Stock pursuant to the Company Holdco LLC Agreement and the Organizational Documents of the Company; (F) 5,989.407 shares of Company Series C Preferred Stock were issued and outstanding; (G) 0 shares of Company Series D Preferred Stock were issued and outstanding; (H) Company Warrants to purchase 3,976,026 shares of Company Class A Common Stock were outstanding; and (I) 1,652,269 shares of Company Class A Common Stock remained available for issuance pursuant to the Company Equity Plans.

(b)          All outstanding shares of Company Common Stock and Company Series C Preferred Stock are validly issued, fully paid and non-assessable and are not subject to preemptive rights. All outstanding shares of Company Common Stock and Company Series C Preferred Stock have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all requirements set forth in applicable contracts. As of the close of business on the Measurement Date, except as set forth in this Section 4.2 and the Redemption Right (as defined in the Company Holdco LLC Agreement), there are no outstanding restricted stock, restricted stock units, phantom units or other equity-related awards, options, warrants or other rights to subscribe for, purchase or acquire from the Company or any of its Subsidiaries any capital stock of the Company or securities

Annex A-1-10

convertible into or exchangeable or exercisable for capital stock of the Company. All outstanding shares of capital stock or other equity interests of the Subsidiaries of the Company are validly issued, fully paid and non-assessable, are owned by the Company or Company Holdco or by a wholly owned Subsidiary of the Company or Company Holdco and are free and clear of all Encumbrances, other than Permitted Encumbrances. Except as set forth in this Section 4.2, and except for changes since the Measurement Date resulting from the vesting of Company RSUs, the conversion of Company Preferred Stock, the exercise of Company Options, Company Warrants, or the exchange of Company Holdco Units, in each case outstanding at such date (and the issuance of shares thereunder), or stock issuances, grants or other awards granted in accordance with Section 6.1(b)(ii), there are outstanding: (A) no shares of Company Capital Stock, (B) no Voting Debt, (C) no securities of the Company or any Subsidiary of the Company convertible into or exchangeable or exercisable for shares of Company Capital Stock or Voting Debt and (D) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which the Company or any Subsidiary of the Company is a party or by which it is bound in any case obligating the Company or any Subsidiary of the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of Company Capital Stock or any Voting Debt or other voting securities of the Company, or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, subscription, call, right, commitment or agreement. There are not any stockholder agreements, voting trusts or other agreements to which the Company is a party or by which it is bound relating to the voting of any shares of Company Capital Stock.

(c)          The Company has no Company Options or Company RSUs other than those granted pursuant to the Company Equity Plans. Schedule 4.2(c)-1 of the Company Disclosure Letter sets forth a true, correct and complete list as of the Measurement Date of all holders of outstanding Company Options (by grantee identification number), whether or not granted under the Company Equity Plans, including the number of shares of Company Common Stock subject to each such option, the date of grant, the exercise or vesting schedule (including identification of any Company Options that may be exercised in advance of vesting), the vesting commencement date and the terms of any acceleration thereof, the extent vested and unvested as of the Measurement Date, the exercise price per share, the Tax status of such option under Section 422 of the Code (or any intended applicable foreign Tax Law), the plan from which such Company Option was granted, the term of each such Company Option and the country of residence of each such holder. Schedule 4.2(c)-2 of the Company Disclosure Letter sets forth a true, correct and complete list as of the Measurement Date of all holders of Company RSUs (by grantee identification number), including the number of shares of Company Common Stock remaining subject to issuance under such Company RSUs, the vesting schedule, the vesting commencement date and the terms of any acceleration thereof, the plan from which such Company RSU was granted and the country of residence of each such holder.

4.3         Authority; No Violations; Consents and Approvals.

(a)          The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, with respect to consummation of the Merger, to the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding obligation of Parent, BMS and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity regardless of whether such enforceability is considered in a Proceeding in equity or at law (collectively, “Creditors’ Rights”). The Company Board, at a meeting duly called and held, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the holders of Company Common Stock, (ii) approved and declared advisable the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the holders of Company Common Stock approve this Agreement and the transactions contemplated hereby, including the Merger (such recommendation described in clause (iii), the “Company Board Recommendation”). The Company Stockholder Approval is the only vote of the holders of any class or series of the Company Capital Stock necessary to approve and adopt this Agreement and the Merger.

(b)          The execution, delivery and performance of this Agreement does not, and the consummation of the Transactions will not (with or without notice or lapse of time, or both) (i) contravene, conflict with or result in a violation of any provision of the Organizational Documents of the Company (assuming that the Company

Annex A-1-11

Stockholder Approval is obtained), (ii) other than the Company Credit Agreement, result in a violation of, or default under, or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which the Company or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or its or their respective properties or assets are bound, or (iii) assuming the Consents referred to in Section 4.4 are duly and timely obtained or made and the Company Stockholder Approval has been obtained, contravene, conflict with or result in a violation of any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii) or (iii) above, any such contraventions, conflicts, violations, defaults, acceleration, losses, or Encumbrances that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.4         Consents. No Consent from any Governmental Entity is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Transactions, except for: (a) the filing of a premerger notification report by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), and the expiration or termination of the applicable waiting period with respect thereto, if applicable; (b) the filing with the SEC of (i) a proxy statement/prospectus in preliminary and definitive form (the “Proxy Statement/Prospectus”) relating to the meeting of the stockholders of the Company to consider the approval of this Agreement and the Transactions (including any postponement, adjournment or recess thereof, the “Company Stockholders Meeting”) and (ii) such reports under Section 13(a) of the Exchange Act, and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (c) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware; (d) filings with NASDAQ; (e) such filings and approvals as may be required by any applicable state securities or “blue sky” laws; (f) the other consents and approvals as set forth on Schedule 4.4 of the Company Disclosure Letter; and (g) any such Consent that the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.5         SEC Documents; Financial Statements.

(a)          Since December 31, 2023, the Company has filed or furnished with the SEC all forms, reports and statements required to be filed or furnished under the Securities Act or the Exchange Act, respectively (such forms, reports and statements, collectively, the “Company SEC Documents”). As of their respective dates, each of the Company SEC Documents, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained, when filed (or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended) any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)          The consolidated financial statements of the Company included in the Company SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of the Company and its consolidated Subsidiaries, as of their respective dates and the results of operations and the cash flows of the Company and its consolidated Subsidiaries for the periods presented therein.

(c)          The Company maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) that complies with the applicable requirements of the Exchange Act and has been designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted

Annex A-1-12

only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. In the last three (3) years, the Company has not had: (i) any significant deficiency or material weakness in the design or operation of its internal control over financial reporting that is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; or (ii) any fraud that involves management or any other employee who has (or has had) a significant role in the Company’s internal control over financial reporting.

(d)          The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures comply with the applicable requirements of the Exchange Act and have been designed to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.

4.6         Absence of Certain Changes or Events.

(a)          Since June 30, 2024 (the “Company Balance Sheet Date”) through the date of this Agreement, there has not been any Company Material Adverse Effect or any event, change, effect or development that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(b)          From the Company Balance Sheet Date through the date of this Agreement, the Company and its Subsidiaries have conducted their business in the ordinary course of business in all material respects.

4.7         No Undisclosed Material Liabilities. There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities adequately provided for on the Company’s balance sheet as of June 30, 2024 or the notes thereto included in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024; (b) liabilities not required to be presented on the face of a balance sheet in accordance with GAAP; (c) liabilities incurred in the ordinary course of business subsequent to June 30, 2024; (d) liabilities incurred in connection with the Transactions; (e) liabilities incurred as permitted under Section 6.1(b) and (f) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no liabilities of the Company or any of its Subsidiaries under the Specified Debt Agreements.

4.8         Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the registration statement on Form F-4 (of which the Proxy Statement/Prospectus will form a part) to be filed with the SEC by Parent in connection with the issuance of Parent Common Shares in the Merger (including any amendments or supplements, the “Registration Statement”) will, at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) the Registration Statement and the Proxy Statement/Prospectus will, at the date it is first mailed to the stockholders of the Company or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus in the form mailed to stockholders will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder; provided, however, that no representation is made by the Company with respect to statements made therein based on information supplied by Parent, BMS and Merger Sub specifically for inclusion or incorporation by reference therein.

4.9         Company Permits; Compliance with Applicable Law.

(a)          The Company and its Subsidiaries hold all material permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (collectively, the “Company Permits”). The Company and its Subsidiaries are in compliance with the terms of the Company Permits in all material respects. In the last three (3) years, neither the Company nor any of its Subsidiaries has received any written, or to the knowledge of the Company, oral, notice from any Governmental Entity regarding (i) any actual or possible material violation of any Company Permit, or any failure to comply in any material respect with any term or requirement of any Company Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Company Permit.

Annex A-1-13

(b)          The businesses of the Company and its Subsidiaries are not currently being conducted, and at no time within the last three (3) years have been conducted, in violation of any applicable Law in any material respect. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, other than those the outcome of which would not reasonably be expected to, individually or in the aggregate, result in a material liability to the Company or its Subsidiaries, taken as a whole. In the last three (3) years, neither the Company nor any of its Subsidiaries has received any written, or to the knowledge of the Company, oral, notice of violation with respect to any applicable Law or any inquiry, subpoena, civil investigative demand, or other investigational inquiry from a Governmental Entity with respect thereto.

4.10       Compensation; Benefits.

(a)          Set forth on Schedule 4.10(a) of the Company Disclosure Letter is a list, as of the date hereof, of all of the material Employee Benefit Plans sponsored, maintained, or contributed to or required to be contributed to by the Company or any of its Affiliates (without regard to materiality, the “Company Plans”).

(b)          True, correct and complete copies of the plan documents, including any amendments thereto, of each of the Company Plans (or if any such Company Plan is not in writing, a written description of such Company Plan) and related trust documents, summary plan descriptions (including any summaries of material modifications thereto) and favorable determination letters, if applicable, have been furnished or made available to Parent or its Representatives, along with the most recent report filed on Form 5500 with respect to each Company Plan required to file a Form 5500.

(c)          Each Company Plan has been maintained, operated, administered and funded in all material respects in accordance with its terms and in material compliance with all applicable Laws. Each Company Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in material operational compliance with, and is in all respects in documentary compliance with, Section 409A of the Code, and no amount under any such Company Plan is or has been subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code.

(d)          With respect to each Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code, (i) each such Company Plan has received a favorable determination letter (or opinion or advisory letter, if applicable) from the Internal Revenue Service with respect to its qualification, (ii) the trusts maintained thereunder are intended to be exempt from taxation under Section 501(a) of the Code and (iii) to the knowledge of the Company, no event has occurred or condition exists that could reasonably be expected to result in disqualification of such Company Plan or adversely affect the tax-exemption of its related trust.

(e)          As of the date of this Agreement, there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened against, or with respect to, any of the Company Plans, except for such pending actions, suits, claims or Proceedings that would not reasonably be expected to result in a material liability to the Company of its Affiliates. No Company Plan is, or within the last six years has been, the subject of an examination, investigation or audit by a Governmental Entity, or is the subject of an application or filing under, or a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

(f)          There are no material unfunded benefit obligations that have not been properly accrued for in the Company’s financial statements or disclosed in the notes thereto in accordance with GAAP.

(g)          None of the Company or any member of its Aggregated Group sponsors, maintains, contributes to, has an obligation to contribute to, or has ever sponsored, maintained, contributed to or has had an obligation to contribute to, and no Company Plan is, (i) a plan subject to Title IV of ERISA (including a multiemployer plan within the meaning of Section 3(37) of ERISA), Section 302 of ERISA, or Section 412 of the Code, (ii) a multiple employer plan that is subject to Section 413(c) of the Code, (iii) a multiple employer welfare arrangement, as defined in Section 3(40) of ERISA or (iv) a Company Plan that obligates the Company to provide a current or former employee, consultant, director or other service provider (or any beneficiary or dependent thereof) of the Company, any life insurance or medical or health benefits after his or her termination of employment or service with the Company, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state Law.

Annex A-1-14

(h)          With respect to each Company Plan, (i) neither the Company nor its Subsidiaries have engaged in, and to the knowledge of the Company, no other Person has engaged in, any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) and (ii) none of the Company or any of its Affiliates or, to the knowledge of the Company, any other “fiduciary” (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such Company Plan that, in either case, would reasonably be expected to result in a material liability to the Company or any of its Subsidiaries.

(i)          Except as set forth on Schedule 4.10(i) of the Company Disclosure Letter, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event, could: (i) entitle any current or former individual service provider of the Company or any Subsidiary (or any dependent or beneficiary thereof) to any payment of compensation; (ii) increase the amount of compensation or benefits due to any such person; (iii) accelerate the vesting, funding or time of payment of any compensation or benefit; (iv) require a contribution by the Company or any Subsidiary to any Company Plan; (v) result in any payments or benefits that, individually or in combination with any other payment or benefit, could constitute the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or in the imposition of an excise Tax under Section 4999 of the Code; or (vi) trigger any Tax gross-up, Tax equalization or other Tax reimbursement payment from the Company or any Subsidiary to any individual service provider of the Company or any Subsidiary.

4.11       Labor Matters.

(a)          As of the date of this Agreement, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any labor union agreement, collective bargaining agreement, or other labor-related agreement or arrangement with any labor union, similar labor organization or works council, no employees of the Company or any of its Subsidiaries are represented by any labor union, similar labor organization or works council and there are no labor agreements, collective bargaining agreements or any other labor-related agreements or labor union arrangements that pertain to any of the employees of the Company or its Subsidiaries, (ii) there is no pending union representation petition involving employees of the Company or any of its Subsidiaries, and (iii) to the knowledge of the Company, there have been no labor union organizing activities with respect to any employees of the Company or its Subsidiaries.

(b)          Within the last three (3) years, there has been no actual or, to the knowledge of the Company, threatened unfair labor practice charge, material grievance, material arbitration, strike, dispute, slowdown, work stoppage, lockout, picketing, hand billing or other labor union-related dispute against or affecting the Company or its Subsidiaries.

(c)          The Company and its Subsidiaries are, and for the last three (3) years have been, in compliance in all material respects with all applicable Laws respecting labor, employment, and employment practices, and for the last three (3) years there have been no material Proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing, relating to any applicable Laws respecting employment and employment practices, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship. Within the last three (3) years, neither the Company nor any of its Subsidiaries has received any material notice of the intent of the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor or any other Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to the Company or any of its Subsidiaries.

(d)          None of the Company or its Subsidiaries has entered into a settlement agreement with a current or former director, officer, employee or independent contractor of the Company or its Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct or discrimination by either (i) an officer of the Company or its Subsidiaries or (ii) an employee of the Company or its Subsidiaries at the level of Vice President or above. To the knowledge of the Company, in the last five (5) years, no allegations of sexual harassment, sexual misconduct or discrimination have been made against (i) any officer of the Company or its Subsidiaries or (ii) an employee of the Company or its Subsidiaries at a level of Vice President or above.

Annex A-1-15

(e)          To the knowledge of the Company, no employee of the Company or any of its Subsidiaries is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to the Company or any of its Subsidiaries or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or any of its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

4.12       Taxes.

(a)          Each of the Company and its Subsidiaries has caused to be prepared and timely filed (taking into account valid extensions of time to file) all material Tax Returns required to be filed by it, and all such filed Tax Returns are true, complete and accurate in all material respects.

(b)          All material Taxes due and payable by the Company or any of its Subsidiaries have been timely paid or adequate reserves in respect thereof have been established in the Company’s financial statements in accordance with GAAP.

(c)          Each of the Company and its Subsidiaries has properly and timely withheld or collected and timely paid, or is properly holding for timely payment, all material Taxes required to be withheld, collected and paid over by it under applicable Tax Law.

(d)          Neither the Company nor any of its Subsidiaries has received from any Taxing Authority written notice of any pending audit, examination, or other proceeding in respect of Taxes of the Company or any of its Subsidiaries, and no audit, examination or other proceeding in respect of Taxes of the Company or any of its Subsidiaries is ongoing.

(e)          No deficiency for any material amount of Taxes has been proposed or asserted in writing or assessed by any Governmental Entity against the Company or any of its Subsidiaries that remains unpaid or unresolved.

(f)          Neither the Company nor any of its Subsidiaries has granted (or is subject to) any waiver or extension of the statute of limitations for the assessment or collection of any material amount of Tax, which waiver or extension is not yet expired.

(g)          Within the past four (4) years, no written claim has been received by the Company or any of its Subsidiaries from a Governmental Entity in a jurisdiction in which neither the Company nor any of its Subsidiaries files income or franchise Tax Returns that the Company or any of its Subsidiaries is or may be subject to income or franchise taxation by, or required to file any income or franchise Tax Return in, that jurisdiction.

(h)          Neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is the Company) or has any liability for Taxes of any Person (other than the Company and its current and former Subsidiaries) under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. Tax Law) or by operation of Law as a transferee or successor.

(i)          During the two (2)-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(j)          Neither the Company nor any of its Subsidiaries is a party to or bound by, or has any obligation under, any Tax sharing or allocation contract or arrangement, other than (i) contracts solely among the Company and any of its Subsidiaries, (ii) customary Tax sharing or indemnification provisions in contracts the primary purpose of which does not relate to Taxes and (iii) the Tax Receivable Agreement.

(k)          There are no closing agreements, gain recognition agreements, private letter rulings, or similar agreements or rulings that have been entered into between any Taxing Authority and any of the Company or its Subsidiaries, or issued by any Taxing Authority to the Company or any of its Subsidiaries, that are binding on the Company or any of its Subsidiaries.

Annex A-1-16

(l)          Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(m)        Neither the Company nor any of its Subsidiaries is or will be required to include any material amount in, or exclude any material amount of deduction from, taxable income for any Tax period ending after the Closing Date as a result of any (1) change in method of accounting pursuant to Section 481 of the Code (or any analogous provision under state or foreign Tax Laws) made prior to the Closing Date, (2) installment sale or open transaction entered into prior to the Closing Date, or (3) prepaid amount received on or prior to the Closing Date.

(n)          The Company is treated as a corporation for U.S. federal income tax purposes, and the Company Holdco is treated as a partnership for U.S. federal income tax purposes.

(o)          There are no Encumbrances for material Taxes on any of the assets of the Company or any of its Subsidiaries, other than Permitted Encumbrances.

(p)          To the knowledge of the Company, the Company is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code and the applicable Treasury Regulations during the five (5)-year period ending on the Closing Date.

4.13       Litigation. Within the last three (3) years, there has been no material (a) Proceeding pending, or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or (b) judgment, decree, injunction, ruling or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries.

4.14       Real Property.

(a)          Schedule 4.14(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a correct and complete list of: (i) all real property owned by the Company or any of its Subsidiaries (together with all buildings, structures, improvements and fixtures located thereon, collectively, the “Company Owned Real Property”), including a description of each vesting deed therefor and the applicable Company Owned Real Property corresponding thereto; (ii) all leases, subleases, licenses or similar occupancy agreements to which the Company or any of its Subsidiaries is a party (collectively, the “Company Real Property Leases”, and all real property subject thereto, including all improvements located thereon, collectively, the “Company Leased Real Property”), including a description of each Company Real Property Lease (including any material amendments thereto); and (iii) to the knowledge of the Company, all easements, rights-of-way or similar instruments under which the Company or any of its Subsidiaries is the named beneficiary that are material to the operation of the businesses of the Company or any of its Subsidiaries (collectively, the “Company Real Property Easements”, and the real property subject thereto, including any improvements, structures or fixtures located thereon or thereunder, collectively, the “Company Easement Real Property”), including a description of each Company Real Property Easement (including any material amendments thereto). The Company has made available to Parent, in all material respects, a complete copy of each (A) Company Real Property Lease and Company Real Property Easement (including, without limitation, any and all amendments, assignments, guarantees, master leases, ground leases or similar documentation related thereto) and (B) with respect to the Company Owned Real Property, the vesting deeds, the most-recent owner’s title insurance policies and most-recent surveys, in each case of the foregoing clauses (A) and (B), in the possession, or within the reasonable control, of the Company or its Subsidiaries.

(b)          The Company or its applicable Subsidiary (i) has good and valid title to all Company Owned Real Property and (ii) except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) a valid leasehold or subleasehold interest in, or other valid right to use or otherwise occupy, each Company Leased Real Property and (B) a valid easement interest in, or other valid right to use or otherwise occupy, each Company Easement Real Property, in each case of the foregoing clauses (i) and (ii), free and clear of all Encumbrances, except Permitted Encumbrances.

Annex A-1-17

(c)          With respect to each Company Real Property Lease and each Company Real Property Easement:

(i)          such Company Real Property Lease or Company Real Property Easement is in full force and effect and is a valid and enforceable obligation of the Company (or its applicable Subsidiary) and, to the knowledge of the Company, each other party thereto, in accordance with its terms (subject, as to enforceability, to Creditors’ Rights); and

(ii)         except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) neither the Company nor any of its Subsidiaries, or, to the knowledge of the Company, any other party thereto, is in default under any Company Real Property Lease or Company Real Property Easement, and no event has occurred which, with the delivery of notice, the passage of time or both, would constitute a default thereunder and (B) all amounts due and payable by the Company or any Subsidiary thereof under each Company Real Property Lease and Company Real Property Easement have been paid in full.

(d)          With respect to each Company Owned Real Property:

(i)          except as set forth on Schedule 4.14(d)(i) of the Company Disclosure Letter, to the knowledge of the Company, policies of title insurance have been issued, insuring, as of the effective date of each such insurance policy, the title interest held by the Company or its applicable Subsidiary;

(ii)         except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) neither the Company nor any Subsidiary thereof is in default under any easement, covenant, condition, restriction or other agreement to which such Company Owned Real Property is subject and (B) all buildings, structures, fixtures, building systems, improvements and equipment located in or on, or otherwise included in the Company Owned Real Property, (1) are in reasonably sufficient condition and repair, subject to reasonable wear and tear, (2) are adequate and suitable for the purposes currently being used by the Company or its applicable Subsidiary, and (3) are supplied with all utilities and other services necessary to continue to be used in the manner currently being used by the Company or its applicable Subsidiary; and

(iii)        except for Permitted Encumbrances or as set forth on Schedule 4.14(d)(iii) of the Company Disclosure Letter, to the knowledge of the Company, there are no Persons (other than the Company or any Subsidiary thereof) that legally owns, or holds a present or future right in, any coal, oil, gas, minerals, or other resources beneath the surface of any Company Owned Real Property, including the right to mine therefor or otherwise access or use the same.

(e)          With respect to all Company Owned Real Property, Company Leased Real Property and Company Easement Real Property (collectively, the “Company Real Property”):

(i)          except as set forth on Schedule 4.14(e)(i) of the Company Disclosure Letter, (A) neither the Company nor any Subsidiary thereof is obligated under contractual agreements to acquire any interest in real property for which the consideration, individually or in the aggregate, exceeds $500,000, and to the knowledge of the Company, no such contractual agreements exist with respect to any other real property, (B) except as contemplated hereunder in connection with the Transactions, neither the Company nor any Subsidiary thereof has granted any outstanding options or purchase agreements, rights of first offer or first refusal or any other rights (whether present or future) in favor of any Person to purchase or otherwise acquire an interest in any Company Real Property, or portion thereof, and to the knowledge of the Company no such agreements exist, and (C) neither the Company nor any Subsidiary thereof has granted to any Person the right (whether present or future) to use or occupy all or any portion of the Company Real Property, whether pursuant to a lease, assignment, sublease, license or other agreement, other than temporary licenses that are necessary for the present conduct of the respective businesses of the Company and its Subsidiaries in the ordinary course.

(ii)         except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) the Company Real Property (including any buildings, structures, improvements and fixtures located thereon) and the current use and operation thereof by the

Annex A-1-18

Company or its Subsidiaries in the ordinary course do not violate any applicable zoning, building or other Laws to which such Company Real Property is subject, and, as of the date of this Agreement, there does not exist any pending or, to the knowledge of the Company, threatened, zoning, condemnation, eminent domain, or similar Proceedings that relate to or affect any Company Real Property (including any material portion thereof), and (B) as of the date of this Agreement, no real property other than the Company Real Property is necessary for the conduct of the respective businesses of the Company and its Subsidiaries in the ordinary course;

(iii)        except as set forth on Schedule 4.14(e)(iii) of the Company Disclosure Letter, to the knowledge of the Company, no consent by or notice to any Person (including, without limitation, landlords or sublandlords) or any other action is required under any agreement or instrument relating to or affecting any Company Real Property in connection with the execution, delivery or performance of this Agreement or the consummation of the Transactions; and

(iv)        except as set forth on Schedule 4.14(e)(iv) of the Company Disclosure Letter, no capital improvement work, renovations or similar work with respect to all or any portion of the Company Real Property is currently being conducted by (or on behalf of) the Company or any Subsidiary thereof, other than such work that is in the ordinary course of business and does not exceed $500,000 in the aggregate.

4.15       Intellectual Property.

(a)          The Company and its Subsidiaries own or have a valid right to use, free and clear of all Encumbrances other than Permitted Encumbrances, all material Intellectual Property used or held for use in or for the operation of the businesses of each of the Company and its Subsidiaries as currently conducted (the “Company Intellectual Property”).

(b)          Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the use of the Company Intellectual Property in the operation of the businesses of each of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property of any other Person and (ii) as of the date of this Agreement, to the knowledge of the Company, no third party is infringing, misappropriating or otherwise violating any Company Intellectual Property that is owned or purported to be owned by the Company or its Subsidiaries.

(c)          Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the IT Systems (i) are adequate and suitable for the purposes for which they are currently being used and (ii) do not contain any undisclosed or hidden device or feature or any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” or similar disabling code or routines (A) designed to disrupt, disable, or otherwise impair the functioning of such IT Systems or (B) that permits unauthorized access to, or the unauthorized disablement or erasure of, such IT Systems or other software or information or data (or any parts thereof) of the Company or its Subsidiaries. The IT Systems are designed, implemented and maintained in accordance with customary industry standards and constitute all the information technology systems infrastructure reasonably necessary for the operation of the businesses of each of the Company and its Subsidiaries as currently conducted, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.16       Environmental Matters.

(a)          The Company and its Subsidiaries and their respective operations and assets are and, except for such matters that have been fully resolved or for which the applicable statute of limitations has expired, have been, in compliance with Environmental Laws in all material respects;

(b)          To the knowledge of the Company, there are no facts, conditions, circumstances that will require material, unbudgeted capital expenditures, increased operating expenses, or operational changes in order for the Company to maintain material compliance with all applicable Environmental Laws or any reasonably anticipated changes to such Environmental Laws;

(c)          The Company and its Subsidiaries are not subject to any pending or, to the Company’s knowledge, threatened material Proceedings under Environmental Laws;

Annex A-1-19

(d)          There have been no Releases of Hazardous Materials at any property (i) currently or, to the knowledge of the Company, formerly owned, operated or otherwise used by the Company or any of its Subsidiaries; (ii) to the knowledge of the Company, owned, operated or used by any predecessors of the Company or any Subsidiary of the Company; or (iii) to the knowledge of the Company, where Hazardous Materials from the Company’s or its Subsidiaries’ operations have been sent for treatment, disposal, storage or handling, which Releases are reasonably likely to result in material liability to the Company or any of its Subsidiaries under Environmental Law. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice asserting a material liability or obligation under any Environmental Laws with respect to the investigation, remediation, removal, or monitoring of the Release of any Hazardous Materials at or from any property; and

(e)          The Company has made available to Parent all material environmental investigations, studies, audits, or other analyses conducted by or on behalf of, or that are in the reasonable possession of, the Company or its Subsidiaries with respect to the Company’s or its Subsidiaries’ compliance with Environmental Laws (including with respect to any reasonably anticipated changes in applicable Environmental Laws) or environmental conditions at any property currently or formerly owned, operated or otherwise used by the Company or any of its Subsidiaries.

4.17       Material Contracts.

(a)          Schedule 4.17 of the Company Disclosure Letter, together with the lists of exhibits contained in the Company SEC Documents, sets forth a true and complete list, as of the date of this Agreement, of:

(i)          each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act);

(ii)         each contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets (including Intellectual Property rights), services, rights or properties involving, or with respect to which the Company reasonably expects that the Company or any of its Subsidiaries will make, payments in excess of $500,000 in any calendar year;

(iii)        each contract that constitutes a commitment relating to Indebtedness for borrowed money or the deferred purchase price of property by the Company or any of its Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in excess of $500,000, other than agreements solely between or among the Company and its Subsidiaries;

(iv)        each contract for lease of personal property or real property involving payments in excess of $500,000 in any calendar year that are not terminable without penalty within sixty (60) days;

(v)         each contract relating to power or electricity supply to the Company or its Subsidiaries for the purpose of Bitcoin mining, including but not limited to all agreements between PJM and the Company or any of the Company’s Subsidiaries;

(vi)        each contract relating primarily to Bitcoin mining, including miner purchase agreements, miner hosting agreements, infrastructure agreements, immersion cooling agreements and agreements related to research and development (including any statements of work thereto);

(vii)       each contract relating to carbon sequestration in connection with the Bitcoin mining activities of the Company and its Subsidiaries;

(viii)      each contract relating to the research and development of Bitcoin miners;

(ix)        each contract between the Company or a Subsidiary of the Company, on the one hand, and another Subsidiary of the Company, on the other hand;

(x)         each contract: (A) that limits in any material respect the freedom of the Company or any of its Subsidiaries to compete or operate in any line of business or geographical area, or beneficially own any assets, properties or rights, anywhere at any time; (B) that requires the Company or any of its Subsidiaries to deal exclusively with any Person or grants any exclusive rights to any Person; (C) that contains any “most favored nation” or similar provision in favor of the counterparty; (D) that contains requirements to

Annex A-1-20

purchase any minimum portion of any product or service from any Person or to sell any minimum portion of any product or service to any Person; or (E) that contains a right of refusal, right of first offer or right of first negotiation or similar right with respect to a material asset owned by the Company or any of its Subsidiaries;

(xi)        each contract with any Governmental Entity;

(xii)       each contract involving the settlement of any Proceeding during the past three (3) years which requires payment by the Company or any of its Subsidiaries in excess of $100,000 in any calendar year and under which any such payment is still owing; and

(xiii)      each contract involving the pending acquisition or sale of (or option to purchase or sell) any material amount of the assets or properties of the Company, taken as a whole.

Collectively, the contracts set forth in Section 4.17(a) are herein referred to as the “Company Contracts.” Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Contract is legal, valid, binding and enforceable in accordance with its terms on the Company and each of its Subsidiaries that is a party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditors’ Rights. Neither the Company nor any of its Subsidiaries, and, to the knowledge of the Company, no other Person, is in material breach or default under any Company Contract.

4.18       Bitcoin Miners. All Bitcoin miners owned or leased by the Company and its Subsidiaries (“Company Miners”) are owned or rightfully possessed by, operated by and under the control of the Company and its Subsidiaries. In the last three (3) years, there has been no failure, breakdown or continued substandard performance of any Company Miners that has caused a material disruption or interruption in or to the use of the Company Miners or the related operation of the business of Company or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company Miners are generally maintained and in good working condition to perform all computing, information technology and data processing operations necessary for the operations of the Company and its Subsidiaries. The Company and its Subsidiaries take and have taken commercially reasonable steps to: (a) protect the Company Miners from contaminants, hacks and other malicious external or internal threats; (b) ensure continuity of operations with adequate energy supply and minimal uptime required; and (c) provide for the remote-site back-up of data and information critical to the Company and its Subsidiaries. The Company and its Subsidiaries have in place commercially reasonable disaster recovery and business continuity plans and procedures and information and data security policies, in each case, that are consistent with generally accepted industry standards.

4.19       Regulatory Status. Each of the Scrubgrass Plant and the Panther Creek Plant is a “qualifying small power production facility” under the Public Utility Regulatory Policies Act of 1978, as amended, and the FERC’s regulations thereunder, at 18 C.F.R. Part 292, and interpretations thereof by the FERC and courts of competent jurisdiction (collectively, “PURPA Requirements”). Each of the Scrubgrass Plant and the Panther Creek Plant is exempt from the size limitations applicable to qualifying small power production facilities in 18 C.F.R. § 292.204(a) pursuant to the Solar, Wind, Waste, and Geothermal Power Production Incentives Act of 1990. Each of the Scrubgrass Project Company and the Panther Creek Project Company (i) is not subject to the jurisdiction of FERC as a “public utility” under the FPA other than as contemplated by 18 C.F.R. § 292.601(c), (ii) has been authorized by FERC to make wholesale sales of electric energy, capacity and certain ancillary services at market-based rates pursuant to Section 205 of the FPA (“MBR Authority”) and has received those blanket authorizations and waivers customarily granted by FERC to parties authorized to sell electric power at market-based rates, and (iii) has on file with FERC an effective Tariff for Reactive Supply and Voltage Control (“Reactive Power Tariff”). Neither (x) the MBR Authority nor the Reactive Power Tariff of the Panther Creek Project Company or Scrubgrass Project Company nor (y) the Panther Creek Plant’s or Scrubgrass Plant’s status as a qualifying small power production facility under the PURPA Requirements, in each case, is the subject of any pending or, to the knowledge of the Company, threatened, judicial or administrative proceeding to revoke or modify such status or to impose any material penalty thereunder other than as set forth on Schedule 4.19 of the Company Disclosure Letter. None of the Company nor any of its Subsidiaries (i) is a “public-utility company” as defined in PUHCA other than the Scrubgrass Project Company and the Panther Creek Project Company or (ii) is a “holding company” as defined in PUHCA other than with respect to the ownership of qualifying small power production facilities.

Annex A-1-21

4.20       Insurance. Set forth on Schedule 4.20 of the Company Disclosure Letter is a true, correct and complete list of all material insurance policies held by the Company or any of its Subsidiaries as of the date of this Agreement (collectively, the “Material Company Insurance Policies”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Material Company Insurance Policies is in full force and effect on the date of this Agreement. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all premiums payable under the Material Company Insurance Policies prior to the date of this Agreement have been duly paid to date. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any Material Company Insurance Policy. In the last three (3) years, neither the Company nor any of its Subsidiaries has received any written notice or, to the knowledge of the Company, other communication regarding any actual or possible: (a) refusal of any coverage or rejection of any material claim under any Material Company Insurance Policy; or (b) material adjustment in the amount of the premiums payable with respect to any Material Company Insurance Policy.

4.21       Opinion of Financial Advisor. The Company Board has received the opinion of J.V.B. Financial Group, LLC acting through Cohen & Company Capital Markets division addressed to the Company Board to the effect that, based upon and subject to the limitations, qualifications and assumptions set forth therein, as of the date of the opinion, the Exchange Ratio to be received by the holders of shares of Company Class A Common Stock, in their capacity as such, is fair, from a financial point of view, to such holders (other than Parent, Merger Sub, and their respective affiliates).

4.22       Brokers. Except for the fees and expenses payable to Cohen & Company Capital Markets, no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

4.23       Takeover Laws. The Company Board has taken all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Transactions. None of such actions by the Company Board has been amended, rescinded or modified. There are no other Takeover Laws applicable to, or purporting to be applicable to, this Agreement, the Company or any of its Subsidiaries, the Merger or any of the other Transactions, including any Takeover Laws that would limit or restrict Parent or any of its Affiliates from exercising its ownership of shares of Company Common Stock acquired in the Merger. The Company has no stockholder rights plan, “poison pill” or similar agreement or arrangement designed to have the effect of delaying, deferring or discouraging any Person from acquiring control of the Company.

4.24       Anti-Corruption. None of the Company, nor any of its Subsidiaries, nor any of its or their respective affiliates, directors, managers, officers or employees, nor, to the knowledge of the Company, any of its or their respective agents, representatives, or anyone else acting on behalf of the foregoing have, within the past five (5) years, taken any action that has resulted in a violation by the Company or any such Subsidiary of any applicable laws relating to domestic or foreign bribery, money laundering, unlawful political contributions or gifts or corrupt practices, including the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) and any other applicable anti-bribery or anti-corruption laws (collectively, the “Anti-Corruption Laws”). No proceeding by or before any Governmental Entity involving the Company, nor any of its Subsidiaries, nor any of its or their respective affiliates, directors, managers, officers or employees relating to the applicable Anti-Corruption Laws is pending or, to the knowledge of the Company, threatened.

4.25       Export Controls and Economic Sanctions. None of the Company, nor any of its Subsidiaries, nor any of its or their respective owners, directors, officers, or employees, nor to the knowledge of the Company or its Subsidiaries, any other Person working on behalf of any of the foregoing (i) has directly or indirectly since April 24, 2019 violated any applicable Laws relating to export, reexport, import, antiboycott, or economic sanctions (“Export Control and Economic Sanctions Laws”); (ii) is targeted, blocked, or otherwise subject to sanctions prohibitions or restrictions under any applicable Export Control and Economic Sanctions Laws (including but not limited to being, or being owned 50% or more by one or more Sanctioned Persons or Restricted Persons); (iii) is located, organized, or resident in any country or territory subject to comprehensive embargo under applicable Export Control and Economic Sanctions Laws (currently, Cuba, Iran, North Korea, Syria, and the Crimea, Donetsk, Luhansk, Kherson, or Zaporizhzhia regions of Ukraine, each a “Sanctioned Country”); or (iv) has since April 24, 2019 been the subject or target of any investigation, enforcement, administrative, civil, or criminal action, or disclosure relating to applicable Export Control and Economic Sanctions Laws.

Annex A-1-22

4.26       No Additional Representations.

(a)          Except for the representations and warranties made in this Article IV, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent, BMS and Merger Sub, or any of their respective Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by the Company in this Article IV, any oral or written information presented to Parent, BMS and Merger Sub or any of their respective Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Transactions.

(b)          Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that none of Parent, BMS, Merger Sub or any other Person has made or is making any representations or warranties relating to Parent or its Subsidiaries (including BMS and Merger Sub) whatsoever, express or implied, beyond those expressly given by Parent, BMS and Merger Sub in Article V, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to the Company, or any of its Representatives and that the Company has not relied on, and expressly disclaims any reliance on, any representation or warranty not set forth in this Agreement. Without limiting the generality of the foregoing, the Company acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company or any of its Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger or the other Transactions).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT, BMS AND MERGER SUB

Except as set forth in the disclosure letter dated as of the date of this Agreement and delivered by Parent, BMS and Merger Sub to the Company on or prior to the date of this Agreement (the “Parent Disclosure Letter”) and except as disclosed in the Parent Disclosure Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) filed with or furnished to the applicable Canadian Securities Regulators and the SEC and publicly available on SEDAR+ and Edgar, respectively, at least 48 hours prior to the date of this Agreement (excluding any disclosure contained under the heading “Risk Factors” or any similar heading or caption, any disclosure of risks included in any “forward-looking statements” disclaimer and any other statement or disclosure that is similarly predictive or forward-looking) (it being understood that this clause (ii) shall not apply to Section 5.1, Section 5.2, Section 5.3 or Section 5.4), Parent, BMS and Merger Sub jointly and severally represent and warrant to the Company as set forth in this Article V:

5.1         Organization, Standing and Power. Each of Parent and its Subsidiaries is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization. Each of Parent and its Subsidiaries has all requisite entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted, other than where the failure to have such power, authority or standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and its Subsidiaries is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than where the failure to so qualify or be in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.2         Capital Structure.

(a)          As of the date of this Agreement, the authorized share capital of Parent consists of (i) an unlimited number of Parent Common Shares without par value and (ii) an unlimited number of shares of preferred stock without par value (“Parent Preferred Shares” and, together with the Parent Common Shares, the “Parent Share Capital”). At the close of business on the Measurement Date: (A) 451,285,910 Parent Common Shares were issued and outstanding; (B) 989,332 Parent Common Shares underlying the Parent RSUs; (C) 17,082,489 Parent Common

Annex A-1-23

Shares underlying the Parent Options; (D) no Parent Preferred Shares were issued and outstanding; (E) 23,930,999 Parent Common Shares remained available for issuance pursuant to the Parent Equity Plan and (F) warrants to purchase 10,841,482 Parent Common Shares were issued and outstanding.

(b)          All outstanding Parent Common Shares are validly issued, fully paid and non-assessable and are not subject to preemptive rights. All outstanding Parent Common Shares have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all requirements set forth in applicable contracts. As of the close of business on the Measurement Date, except as set forth in this Section 5.2, there are no outstanding restricted stock, restricted stock units, phantom units or other equity-related awards, options, warrants or other rights to subscribe for, purchase or acquire from Parent or any of its Subsidiaries any capital stock of Parent or securities convertible into or exchangeable or exercisable for capital stock of Parent. All outstanding shares of capital stock or other equity interests of the Subsidiaries of Parent are validly issued, fully paid and non-assessable, are owned by Parent or by a wholly owned Subsidiary of Parent and are free and clear of all Encumbrances, other than Permitted Encumbrances. Except as set forth in this Section 5.2, and except for changes since the Measurement Date resulting from the vesting of the Parent RSUs or the Parent Options, in each case outstanding at such date (and the issuance of shares thereunder), or stock grants or other awards granted in accordance with Section 6.2(b)(ii), there are outstanding: (A) no shares of Parent Share Capital, (B) no Voting Debt, (C) no securities of Parent or any Subsidiary of Parent convertible into or exchangeable or exercisable for shares of Parent Share Capital or Voting Debt and (D) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which Parent or any Subsidiary of Parent is a party or by which it is bound in any case obligating Parent or any Subsidiary of Parent to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of Parent Share Capital or any Voting Debt or other voting securities of Parent, or obligating Parent or any Subsidiary of Parent to grant, extend or enter into any such option, warrant, subscription, call, right, commitment or agreement. Other than the Voting Agreements, there are not any stockholder agreements, voting trusts or other agreements to which Parent is a party or by which it is bound relating to the voting of any shares of Parent Share Capital.

5.3         Authority; No Violations; Consents and Approvals.

(a)          Each of Parent, BMS and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent, BMS and Merger Sub and the consummation by Parent, BMS and Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of each of Parent, BMS and Merger Sub (other than the adoption of this Agreement by BMS, the sole stockholder of Merger Sub, which shall occur immediately after the execution and delivery of this Agreement). This Agreement has been duly executed and delivered by each of Parent, BMS and Merger Sub, and, assuming this Agreement constitutes the valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Parent, BMS and Merger Sub enforceable against Parent, BMS and Merger Sub in accordance with its terms, subject as to enforceability to Creditors’ Rights. The board of directors of Merger Sub has by unanimous vote (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of, Merger Sub and the sole stockholder of Merger Sub and (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger. BMS, as the sole stockholder of all of the outstanding shares of capital stock of Merger Sub, has executed and delivered a consent to adopt this Agreement, which consent shall become effective immediately following the approval of this Agreement by the board of directors of Merger Sub and the execution of this Agreement pursuant to Section 228(c) of the DGCL.

(b)          The execution, delivery and performance of this Agreement does not, and the consummation of the Transactions will not (with or without notice or lapse of time, or both) (i) contravene, conflict with or result in a violation of any provision of the Organizational Documents of Parent, BMS or Merger Sub, (ii) result in a violation of, or default under, or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which Parent or any of its Subsidiaries is a party or by which Parent, BMS or Merger Sub or any of their respective Subsidiaries or their respective properties or assets are bound, or (iii) assuming the Consents referred to in Section 5.4 are duly and timely obtained or made, contravene, conflict

Annex A-1-24

with or result in a violation of any Law applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii) or (iii) above, any such contraventions, conflicts, violations, defaults, acceleration, losses, or Encumbrances that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.4         Consents. No Consent from, any Governmental Entity is required to be obtained or made by Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by Parent, BMS and Merger Sub or the consummation by Parent, BMS and Merger Sub of the Transactions, except for: (a) the filing of a premerger notification report by Parent under the HSR Act, and the expiration or termination of the applicable waiting period with respect thereto; (b) the filing with the SEC of (i) the Proxy Statement/Prospectus and (ii) such reports under Section 13(a) of the Exchange Act, and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (c) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware; (d) filings with the TSX and NASDAQ and related approvals; (e) such filings and approvals as may be required by any applicable state securities or “blue sky” laws; (f) the other consents and approvals as set forth on Schedule 5.4(f) of the Parent Disclosure Letter; and (g) any such Consent that the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.5         Disclosure Documents; Financial Statements.

(a)          Since December 31, 2023, Parent has filed or furnished with the applicable Canadian Securities Regulators and the SEC all forms, reports and statements required to be filed or furnished under Canadian Securities Laws, the Securities Act and the Exchange Act, as the case may be (such forms, reports and statements, collectively, the “Parent Disclosure Documents”). As of their respective dates, each of the Parent Disclosure Documents, as amended, complied as to form in all material respects with the applicable requirements of Canadian Securities Laws, the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent Disclosure Documents, and none of the Parent Disclosure Documents contained, when filed (or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended) any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)          The consolidated financial statements of Parent included in Parent Disclosure Documents (the “Parent Financial Statements”), including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with Canadian Securities Laws and the applicable rules and regulations of the SEC with respect thereto, were prepared in accordance with the International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Canadian Securities Laws and Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of IFRS (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of Parent and its consolidated Subsidiaries, as of their respective dates and the results of operations and the cash flows of the Company and its consolidated Subsidiaries for the periods presented therein.

(c)          As of the date hereof, (i) Parent is a “foreign private issuer” (as such term is defined in Rule 3b-4(c) under the Exchange Act) and is exempt from Sections 14(a), 14(b), 14(c) and 14(f) under the Exchange Act pursuant to Rule 3a12-3(b) of the Exchange Act, and (ii) Parent has no reason to believe it will not qualify as a “foreign private issuer” at any time prior to the Effective Time.

5.6         Absence of Certain Changes or Events.

(a)          Since June 30, 2024 (the “Parent Balance Sheet Date”) through the date of this Agreement, there has not been any Parent Material Adverse Effect or any event, change, effect or development that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

(b)          From the Parent Balance Sheet Date through the date of this Agreement, the Company and its Subsidiaries have conducted their business in the ordinary course of business in all material respects.

Annex A-1-25

5.7         No Undisclosed Material Liabilities. There are no liabilities of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities provided for on the most recent balance sheet included in the Parent Financial Statements or the notes thereto; (b) liabilities not required to be presented on the face of an unaudited interim balance sheet in accordance with IFRS; (c) liabilities incurred in the ordinary course of business subsequent to June 30, 2024; (d) liabilities incurred in connection with the Transactions; (e) liabilities incurred as permitted under Section 6.2(b) and (f) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.8         Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) the Registration Statement and the Proxy Statement/Prospectus will, at the date it is first mailed to the stockholders of the Company or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder; provided, however, that no representation is made by Parent with respect to statements made therein based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

5.9         Parent Permits; Compliance with Applicable Law.

(a)          Parent and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (collectively, the “Parent Permits”), except where the failure to so hold would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and its Subsidiaries are in compliance with the terms of the Parent Permits, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)          The businesses of Parent and its Subsidiaries are not currently being conducted, and at no time since the Parent Balance Sheet Date have been conducted, in violation of any applicable Law, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or, to the knowledge of Parent, threatened, other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.10       Litigation. As of the date of this Agreement, except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there is no (a) Proceeding pending, or to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, or (b) judgment, decree, injunction, ruling or order of any Governmental Entity or arbitrator outstanding against Parent or any of its Subsidiaries.

5.11       Real Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) Parent and its Subsidiaries have defensible title to all material real property owned by Parent or any of its Subsidiaries (collectively, the “Parent Owned Real Property”) and valid leasehold estates in all material real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by Parent or any Subsidiary of Parent (collectively, including the improvements thereon, the “Parent Material Leased Real Property”) free and clear of all Encumbrances, except Permitted Encumbrances, (b) each agreement under which Parent or any Subsidiary of the Company is the landlord, sublandlord, tenant, subtenant, or occupant with respect to the Parent Material Leased Real Property (each, a “Parent Material Real Property Lease”) to the knowledge of Parent is in full force and effect and is valid and enforceable against the parties thereto in accordance with its terms, subject, as to enforceability, to Creditors’ Rights, and neither Parent nor any of its Subsidiaries, or to the knowledge of Parent, any other party thereto, has received written notice of any default under any Parent Material Real Property Lease, and (c) as of the date of this Agreement, there does not exist any pending or, to the knowledge of Parent, threatened, condemnation or eminent domain Proceedings that affect any of the Parent Owned Real Property or Parent Material Leased Real Property.

Annex A-1-26

5.12       Environmental Matters. Except for those matters that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a)          Parent and its Subsidiaries and their respective operations and assets are in compliance with Environmental Laws;

(b)          as of the date of this Agreement, Parent and its Subsidiaries are not subject to any pending or, to the Company’s knowledge, threatened Proceedings under Environmental Laws;

(c)          there have been no Releases of Hazardous Materials at any property currently or, to the knowledge of Parent, formerly owned, operated or otherwise used by Parent or any of its Subsidiaries, or, to the knowledge of Parent, by any predecessors of Parent or any Subsidiary of Parent, which Releases are reasonably likely to result in material liability to Parent under Environmental Law, and, as of the date of this Agreement, neither Parent nor any of its Subsidiaries has received any written notice asserting a liability or obligation under any Environmental Laws with respect to the investigation, remediation, removal, or monitoring of the Release of any Hazardous Materials at or from any property currently or formerly owned, operated, or otherwise used by Parent, or at or from any offsite location where Hazardous Materials from Parent’s or its Subsidiaries’ operations have been sent for treatment, disposal, storage or handling; and

(d)          as of the date of this Agreement, there have been no environmental investigations, studies, audits, or other analyses conducted by or on behalf of, or that are in the reasonable possession of, Parent or its Subsidiaries with respect to any property owned, operated or otherwise used by any of them that have not been delivered or otherwise made available to the Company prior to the date hereof.

5.13       Material Contracts. Collectively, the contracts filed as exhibits or incorporated by reference to the Parent Disclosure Documents are herein referred to as the “Parent Contracts.” Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Contract is legal, valid, binding and enforceable in accordance with its terms on Parent and each of its Subsidiaries that is a party thereto and, to the knowledge of Parent, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditors’ Rights. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries is in breach or default under any Parent Contract.

5.14       Valid Issuance. The Parent Common Shares to be issued as Per Share Merger Consideration and the New Parent Warrants to be issued pursuant to the terms hereof, when issued as provided in and pursuant to the terms of this Agreement, will be duly authorized and validly issued (and with respect to the Parent Common Shares, fully paid and nonassessable), and (other than restrictions under applicable securities laws) will be free from any liens, encumbrances or restrictions on transfer, including pre-emptive rights, rights of first refusal or other similar rights.

5.15       No Vote/Approval Required. No vote or consent of the holders of any class or series of shares in the capital of Parent is necessary to approve this Agreement or the Merger or the other Transactions. The vote or consent of BMS as the sole stockholder of Merger Sub (which will be obtained immediately after the execution and delivery of this Agreement) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve and adopt this Agreement, the Merger or the other Transactions.

5.16       Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries own any shares of Company Common Stock (or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock).

5.17       Business Conduct. Merger Sub was incorporated on August 19, 2024. Since its inception, Merger Sub has not engaged in any activity, other than such actions in connection with (a) its organization and (b) the preparation, negotiation and execution of this Agreement and the Transactions. Merger Sub has no operations, has not generated any revenues and has no assets or liabilities other than those incurred in connection with the foregoing and in association with the Merger as provided in this Agreement. There are no contracts between Parent, BMS, Merger Sub or related guarantors, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date hereof that relate in any way to the Company or the Transactions.

5.18       Bitcoin Miners. All Bitcoin miners owned or leased by Parent and its Subsidiaries (“Parent Miners”) are owned or rightfully possessed by, operated by and under the control of Parent and its Subsidiaries. In the last two years, there has been no failure, breakdown or continued substandard performance of any Parent Miners that

Annex A-1-27

has caused a material disruption or interruption in or to the use of the Parent Miners or the related operation of the business of Parent or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the Parent Miners are generally maintained and in good working condition to perform all computing, information technology and data processing operations necessary for the operations of Parent and its Subsidiaries. Parent and its Subsidiaries have taken commercially reasonable steps to: (a) protect the Parent Miners from contaminants, hacks and other malicious external or internal threats; (b) ensure continuity of operations with adequate energy supply and minimal uptime required; and (c) provide for the remote-site back-up of data and information critical to Parent and its Subsidiaries.

5.19       Opinion of Financial Advisor. The Special Committee of the Board of Directors of Parent (the “Special Committee”) has received the opinion of Houlihan Lokey Capital, Inc., financial advisor to the Special Committee, dated August 20, 2024, to the effect that, based upon and subject to the limitations, qualifications, assumptions, procedures and matters set forth therein, as of the date of the opinion, the Exchange Ratio provided for in the Transaction pursuant to the Agreement is fair to Parent from a financial point of view.

5.20       Brokers. Except for the fees and expenses payable to Moelis & Company LLC and Houlihan Lokey Capital, Inc., no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent.

5.21       Anti-Corruption. None of Parent, nor any of its Subsidiaries, nor any of its or their respective affiliates, directors, managers, officers or employees, nor, to the knowledge of Parent, any of its or their respective agents, representatives, or anyone else acting on behalf of the foregoing have, within the past five (5) years, taken any action that has resulted in a violation by Parent or any such Subsidiary of any applicable Anti-Corruption Laws, including the FCPA, the Canadian Corruption of Foreign Public Officials Act or the Canadian Criminal Code, R.S.C. 1985, c C-46, Sections 119-125, 380 and 426. No proceeding by or before any Governmental Entity involving Parent, nor any of its Subsidiaries, nor any of its or their respective affiliates, directors, managers, officers or employees relating to the applicable Anti-Corruption Laws is pending or, to the knowledge of Parent, threatened.

5.22       Export Controls and Economic Sanctions. None of Parent, nor any of its Subsidiaries, nor any of its or their respective owners, directors, officers, or employees, nor to the knowledge of Parent or its Subsidiaries, any other Person working on behalf of any of the foregoing (i) has directly or indirectly since April 24, 2019 violated any applicable Export Control and Economic Sanctions Laws; (ii) is targeted, blocked, or otherwise subject to sanctions prohibitions or restrictions under any applicable Export Control and Economic Sanctions Laws (including but not limited to being, or being owned 50% or more by one or more Sanctioned Persons or Restricted Persons); (iii) is located, organized, or resident in any Sanctioned Country; or (iv) has since April 24, 2019 been the subject or target of any investigation, enforcement, administrative, civil, or criminal action, or disclosure relating to applicable Export Control and Economic Sanctions Laws.

5.23       No Additional Representations.

(a)          Except for the representations and warranties made in this Article V, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parent, BMS or Merger Sub, or any of their Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by Parent in this Article V, any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the Transactions.

(b)          Notwithstanding anything contained in this Agreement to the contrary, Parent acknowledges and agrees that none of the Company or any other Person has made or is making any representations or warranties relating to the Company or its Subsidiaries whatsoever, express or implied, beyond those expressly given by the Company in Article IV, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent, or any of its Representatives and that neither Parent nor BMS or Merger Sub has relied on, and expressly disclaim any reliance on, any representation or

Annex A-1-28

warranty not set forth in this Agreement. Without limiting the generality of the foregoing, Parent acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent or any of its Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger or the other Transactions).

ARTICLE VI

COVENANTS AND AGREEMENTS

6.1         Conduct of Company Business Pending the Merger.

(a)          Except as set forth on Schedule 6.1(a) of the Company Disclosure Letter, as permitted or required by this Agreement (including pursuant to the TRA Waiver and, for the avoidance of doubt, the Exchanges and the Conversion), as may be required by applicable Law, or otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the execution of this Agreement until the earlier to occur of the Closing and the termination of this Agreement in accordance with Article VIII (the “Interim Period”), the Company covenants and agrees that it shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to conduct its businesses in the ordinary course; provided, however, that no action or inaction by the Company or its Subsidiaries with respect to the matters specifically addressed by any provision of Section 6.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision of Section 6.1(b).

(b)          Except as set forth on Schedule 6.1(b) of the Company Disclosure Letter, as permitted or required by this Agreement (including pursuant to the TRA Waiver and, for the avoidance of doubt, the Exchanges and the Conversion), as may be required by applicable Law, or otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the Interim Period, the Company shall not, and shall not permit its Subsidiaries to:

(i)          (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, the Company or its Subsidiaries, except for (x) dividends and distributions by a direct or indirect wholly-owned Subsidiary of Company Holdco to Company Holdco or another direct or indirect wholly-owned Subsidiary of Company Holdco, (y) dividends, distributions or other payments from Company Holdco to the Company or (z) tax distributions in accordance with the Company Holdco LLC Agreement; (B) split, combine or reclassify any capital stock of, or other equity interests in the Company or any of its Subsidiaries (other than for transactions by a wholly owned Subsidiary of the Company); or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, the Company or any Subsidiary of the Company, except as required by the terms of any capital stock or equity interest of a Subsidiary or as contemplated by any Company Plan in each case existing as of the date of this Agreement;

(ii)         offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, the Company or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than: (A) the issuance of Company Common Stock upon the vesting or lapse of any restrictions on any shares related to Company RSUs or other awards granted under the Company Equity Plans and outstanding on the date hereof or issued in compliance with clause (B) below; (B) the issuance of equity awards granted under the Company Equity Plans in accordance with Schedule 6.1(b)(ii); (C) the issuance of Company Common Stock pursuant to the Company ATM Agreement in accordance with Schedule 6.1(b)(ii); (D) the issuance of Company Common Stock upon the exercise of any Company Options; (E) the issuance of Company Common Stock upon the conversion of any Company Preferred Stock; (F) the issuance of Company Common Stock upon the exercise of any Company Warrants in accordance with the terms of the applicable warrant agreement; (G) issuances by a wholly-owned Subsidiary of the Company or Company Holdco of such Subsidiary’s capital stock or other equity interests to the Company or Company Holdco or any other wholly-owned Subsidiary of the Company or Company Holdco; and (H) issuances of any Company Common Stock in connection with a redemption of Company Holdco Units in accordance with the Company Holdco LLC Agreement;

Annex A-1-29

(iii)        amend the Company’s Organizational Documents or amend the Organizational Documents of any of the Company’s Subsidiaries or form any new Subsidiary of the Company;

(iv)        (A) merge, consolidate, combine or amalgamate with any Person other than between wholly-owned Subsidiaries of the Company or Company Holdco or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any business or any corporation, partnership, association or other business organization or division thereof, in each case other than (x) pursuant to an agreement of the Company or any of its Subsidiaries in effect on the date of this Agreement and set forth on Schedule 6.1(b)(iv) of the Company Disclosure Letter, (y) acquisitions of supplies or materials (other than Bitcoin miners) in the ordinary course of business consistent with past practices or (z) acquisition of Intellectual Property rights pursuant to non-exclusive licenses in the ordinary course of business consistent with past practices;

(v)         sell, lease or otherwise dispose of (including by virtue of failure to exercise any lease renewal options), or agree to sell, lease or otherwise dispose of, any assets or properties (x) that are neither Bitcoin miners nor electrical equipment of any substation, transformer, data center or other infrastructure between any substation and data center and (y) for which the consideration is less than $1,000,000 individually or $4,000,000 in the aggregate; other than (A) pursuant to an agreement of the Company or any of its Subsidiaries in effect on the date of this Agreement and set forth on Schedule 6.1(b)(v) of the Company Disclosure Letter, (B) sales, leases or other dispositions among the Company and its wholly owned Subsidiaries (or Company Holdco and its wholly owned Subsidiaries) or among wholly owned Subsidiaries of the Company (or Company Holdco), or (C) sales or dispositions of obsolete or worthless equipment in the ordinary course of business consistent with past practice;

(vi)        acquire any material real property;

(vii)       adopt a plan of complete or partial liquidation or dissolution or effect a reorganization, of the Company or any of its Subsidiaries, other than such transactions among wholly-owned Subsidiaries of the Company or Company Holdco;

(viii)      change in any material respect their material accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except as required by GAAP or applicable Law;

(ix)        except in the ordinary course of business: (A) make, change or revoke any material Tax election, (B) change an annual Tax accounting period, (C) adopt or change any material Tax accounting method, (D) file any material amended Tax Return, (E) enter into any material closing agreement with a Taxing Authority, (F) settle or compromise any material Tax liability of the Company or any of its Subsidiaries; or (G) consent to any extension or waiver of the statute of limitation period applicable to any claim or assessment with respect to Taxes of the Company or any of its Subsidiaries;

(x)         (A) subject to the restrictions under Section 6.1(b)(ii), grant any equity or equity-based awards or increase the compensation or benefits provided to any current or former directors, officers, employees or other individual service providers with annual compensation in excess of $150,000, except as required by applicable Law, pursuant to a Company Plan existing as of the date hereof, or as permitted by this Agreement; (B) pay or agree to pay any current or former director, officer, employee or other individual service provider, any pension, retirement allowance or other employee benefit not required by the terms of any Company Plan or applicable Law existing as of the date hereof; (C) grant or provide any change in control, severance, termination, retention or similar payments or benefits to any current or former director, officer, employee or other individual service provider, in each case except as required by applicable Law, pursuant to a Company Plan existing as of the date hereof, or as permitted by this Agreement; (D) establish, adopt, enter into, terminate or amend any new or any existing Company Plan or any plan, agreement, program, policy or other arrangement that would be a Company Plan if it were in existence as of the date hereof, other than (x) in connection with routine, immaterial or ministerial amendments to health and welfare plans that do not materially increase benefits or result in a material increase in administrative costs and (y) offer letter agreements for employees hired following the date of this Agreement where such agreements do not provide

Annex A-1-30

for severance or termination benefits except as required by applicable Law; or (E) amend or modify any performance criteria, metrics or targets under any Company Plan such that, as compared to those criteria, metrics or targets under any Company Plan in effect as of the date of this Agreement, the performance criteria, metrics or targets would reasonably be expected to be more likely to be achieved than in the absence of such amendment or modification;

(xi)        (A) modify, renew, extend, or enter into any labor union agreement, collective bargaining agreement or any other labor-related agreements or arrangements with any labor union, labor organization or works council, or (B) voluntarily recognize or certify any labor union, labor organization, works council, or other representative of a group of employees of the Company or its Subsidiaries as the collective bargaining representative for any employees of the Company or its Subsidiaries;

(xii)       (A) hire or engage, or make an offer to hire or engage, any individual as, or terminate the employment or services of, an officer, employee, or other individual service provider of the Company or any of its Subsidiaries with an annual base salary or fees in excess of $150,000 (other than hiring “at-will” employees or service providers without severance or hiring or engaging, or making an offer to hire or engage, any individual to replace an officer, employee or individual service providers who has resigned or had his or her employment or engagement terminated on the same or substantially similar terms and conditions of employment or engagement, as applicable, as similarly-situated individuals of the Company and its Subsidiaries or the person being replaced, including base compensation or fee arrangement and bonus opportunity, if applicable); or (B) other than for cause (consistent with past practice), terminate the employment or engagement of any current officer, employee or individual service provider of the Company or any of its Subsidiaries with an annual base salary or fees in excess of $150,000;

(xiii)      waive, release, amend or fail to enforce the restrictive covenant obligations of any current or former employee, independent contractor, officer or director of the Company or its Subsidiaries;

(xiv)      other than in the ordinary course of business consistent with past practice, incur, create or assume any Indebtedness or guarantee any such Indebtedness of another Person or create any material Encumbrances on any material property or assets of the Company or any of its Subsidiaries in connection with any Indebtedness thereof, other than Permitted Encumbrances;

(xv)       (A) enter into any contract that would be a Company Contract if it were in effect on the date of this Agreement, except in the ordinary course of business consistent with past practice and as would not prevent or materially delay the consummation of the Transactions, or (B) modify, amend, terminate or assign, or waive or assign any rights under, any Company Contract, in a manner that is materially adverse to the Company and its Subsidiaries, taken as a whole, or which could prevent or materially delay the consummation of the Transactions;

(xvi)      settle or offer or propose to settle, any Proceeding (excluding any audit, claim or other Proceeding in respect of Taxes) other than the settlement of such Proceedings involving only the payment of monetary damages (to the extent not covered by insurance) by the Company or any of its Subsidiaries of any amount exceeding $500,000 individually or $1,000,000 in the aggregate and involving no admission of wrongdoing or injunctive or other equitable relief;

(xvii)     make any capital expenditures or incur any obligations or liabilities in respect thereof during any fiscal quarter in excess of the amount set forth on Schedule 6.1(b)(xvii) of the Company Disclosure Letter with respect to such fiscal quarter;

(xviii)    engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

(xix)      amend, modify, terminate, or enter into any agreement with respect to, the Tax Receivable Agreement (for the avoidance of doubt, other than as contemplated by the TRA Waiver) or the TRA Waiver (for the avoidance of doubt, other than as contemplated thereby); or

(xx)       agree to take any action that is prohibited by this Section 6.1(b).

Annex A-1-31

6.2         Conduct of Parent Business Pending the Merger.

(a)          Except as set forth on Schedule 6.2(a) of the Parent Disclosure Letter, as permitted or required by this Agreement, as may be required by applicable Law, or otherwise consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the Interim Period, Parent covenants and agrees that it shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to conduct its businesses in the ordinary course; provided, however, that no action or inaction by Parent or its Subsidiaries with respect to the matters specifically addressed by any provision of Section 6.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision of Section 6.2(b).

(b)          Except as set forth on Schedule 6.2(b) of the Parent Disclosure Letter, as permitted or required by this Agreement, as may be required by applicable Law, or otherwise consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the Interim Period, Parent shall not, and shall not permit its Subsidiaries to:

(i)          (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Parent or its Subsidiaries, except for dividends and distributions by a direct or indirect wholly-owned Subsidiary of Parent to Parent or another direct or indirect wholly-owned Subsidiary of Parent; (B) split, combine or reclassify any capital stock of, or other equity interests in Parent or any of its Subsidiaries (other than for transactions by a wholly owned Subsidiary of Parent); or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Parent or any Subsidiary of Parent, except as required by the terms of any capital stock or equity interest of a Subsidiary or as contemplated by any Parent Plan in each case existing as of the date of this Agreement;

(ii)         offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any equity interests in Parent or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such equity interests, other than: (A) the issuance of Parent Common Shares upon the vesting or lapse of any restrictions on any shares of Parent RSUs or Parent Options or other awards granted under the Parent Equity Plan and outstanding on the date hereof or issued in compliance with clause (B) below; (B) issuances of awards granted under the Parent Equity Plan in the ordinary course of business consistent with past practice; (C) issuances by a wholly-owned Subsidiary of Parent of such Subsidiary’s capital stock or other equity interests to Parent or any other wholly-owned Subsidiary of Parent; (D) the issuance of Parent Common Shares pursuant to the Parent ATM Agreement; or (E) issuances of securities of Parent in accordance with Schedule 6.2(b)(ii) of the Parent Disclosure Letter;

(iii)        amend Parent’s Organizational Documents in a manner that would adversely affect the Company or its stockholders disproportionately as compared to Parent and its stockholders or in a manner that would adversely affect the ability of Parent, BMS or Merger Sub to consummate the Merger;

(iv)        (A) merge, consolidate, combine or amalgamate with any Person other than between wholly-owned Subsidiaries of Parent or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any business or any corporation, partnership, association or other business organization or division thereof, if the taking of such action in either of the foregoing clause (A) or (B) would reasonably be expected (at the time such action is taken) to prevent, materially delay or impede the consummation of the Merger, in each case other than (x) pursuant to an agreement of Parent or any of its Subsidiaries in effect on the date of this Agreement, (y) acquisitions for which the consideration is less than $250,000,000 in the aggregate (provided that Parent shall consult with the Company with respect to any such acquisition pursuant this clause (y) to the extent reasonably practicable and permitted by applicable Law) or (z) acquisitions and licenses in the ordinary course of business;

(v)         adopt a plan of complete or partial liquidation or dissolution, of Parent or any of its Subsidiaries, other than such transactions among wholly-owned Subsidiaries of Parent; or

(vi)        agree to take any action that is prohibited by this Section 6.2(b).

Annex A-1-32

6.3         No Solicitation.

(a)          During the Interim Period, the Company will, and will cause the Company’s Subsidiaries and instruct its Representatives to, immediately cease, and cause to be terminated, any discussion or negotiations with any Person conducted heretofore by the Company or any of its Subsidiaries or Representatives with respect to a Competing Proposal.

(b)          During the Interim Period, the Company will not, and will cause the Company’s Subsidiaries and will instruct its Representatives not to, directly or indirectly (i) initiate, solicit or knowingly encourage the making of a Competing Proposal; (ii) engage in any discussions with any Person with respect to a Competing Proposal; (iii) furnish any non-public information regarding the Company or its Subsidiaries, or access to the properties, assets or employees of the Company or its Subsidiaries, to any Person in connection with or in response to a Competing Proposal; (iv) enter into any letter of intent or agreement in principal, or other agreement providing for a Competing Proposal (other than a confidentiality agreement entered as provided in Section 6.3(e)(ii)); or (v) release or permit the release of any Person from, or amend, waive or permit the amendment or waiver of any provision of, any “standstill” or similar agreement or provision to allow such Person to make or amend a Competing Proposal; provided, however, that notwithstanding anything to the contrary in this Agreement, the Company or any of its Representatives may, (A) in response to an unsolicited inquiry or proposal, seek to clarify the terms and conditions of such inquiry or proposal to determine whether such inquiry or proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal and (B) in response to an inquiry or proposal from a third party, inform a third party or its Representative of the restrictions imposed by the provisions of this Section 6.3 (without conveying, requesting or attempting to gather any other information except as otherwise specifically permitted hereunder).

(c)          During the Interim Period, the Company shall advise Parent of the receipt by the Company of any Competing Proposal made on or after the date of this Agreement, any request for non-public information or data relating to the Company or any of its Subsidiaries made by any Person in connection with a Competing Proposal or any request for discussions or negotiations with the Company or a Representative of the Company relating to a Competing Proposal in each case within twenty-four (24) hours thereof, and the Company shall provide to Parent (within such twenty-four (24) hour timeframe) (i) a copy of any such Competing Proposal if made in writing provided to the Company or any of its Subsidiaries or (ii) if any such Competing Proposal is made orally, a written summary of the material financial and other terms of such Competing Proposal. Thereafter the Company shall keep Parent reasonably informed with respect to the status and material terms of any such Competing Proposal and any material changes to the status of any such discussions or negotiations.

(d)          Except as permitted by Section 6.3(e), the Company Board, including any committee thereof, agrees it shall not (i) withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify, in a manner adverse to Parent, or fail to affirm without qualification at the request of Parent, the Company Board Recommendation; or (ii) approve, endorse or recommend, or publicly propose or announce any intention to approve, endorse or recommend, any Competing Proposal (the taking of any action described in clauses (i) and (ii) being referred to as a “Company Change of Recommendation”).

(e)          Notwithstanding anything in this Agreement to the contrary, the Company, directly or indirectly through one or more of its Representatives, may:

(i)          after consultation with its outside legal counsel, make such disclosures as the Company Board or any committee thereof determines in good faith are necessary to comply with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or other disclosure required to be made in the Proxy Statement/Prospectus by applicable U.S. federal securities Laws; provided, however, that neither the Company nor the Company Board shall, except as expressly permitted by Section 6.3(e)(iii) or Section 6.3(f), effect a Company Change of Recommendation including in any disclosure document or communication filed or publicly issued or made in conjunction with the compliance with such requirements;

(ii)         prior to the receipt of the Company Stockholder Approval, engage in the activities prohibited by Sections 6.3(b)(i), 6.3(b)(ii) or 6.3(b)(iii) with any Person who has made a written bona fide Competing Proposal that did not result from a breach of this Section 6.3; provided, however, that (A) prior to taking any such actions, the Company Board or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Competing Proposal is, or could reasonably be expected to lead to, a Superior Proposal, (B) no non-public information that is prohibited

Annex A-1-33

from being furnished pursuant to Section 6.3(b) may be furnished until the Company receives an executed confidentiality agreement from such Person containing limitations on the use and disclosure of non-public information furnished to such Person by or on behalf of the Company that are no less favorable to the Company in the aggregate than the terms of the Confidentiality Agreement, as determined by the Company Board in good faith after consultation with its legal counsel (provided, further, that such confidentiality agreement does not contain provisions that prohibits the Company from complying with the provisions of this Section 6.3), and (C) any such non-public information has previously been made available to, or is made available to, Parent prior to or concurrently with (or in the case of oral non-public information only, promptly (and in any event within twenty-four (24) hours) after) the time such information is made available to such Person;

(iii)        prior to the receipt of the Company Stockholder Approval, in response to a Competing Proposal that did not result from a breach of this Section 6.3, if the Company Board (or any committee thereof) so chooses, cause the Company to effect a Company Change of Recommendation or to terminate this Agreement pursuant to Section 8.1(d), if prior to taking such action (A) the Company Board (or a committee thereof) determines in good faith after consultation with its financial advisors and outside legal counsel that such Competing Proposal is a Superior Proposal (taking into account any adjustment to the terms and conditions of the Merger proposed by Parent in response to such Competing Proposal), (B) the Company Board (or a committee thereof) determines in good faith after consultation with its outside legal counsel that the failure to take such action would be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable Law, and (C) the Company shall have given notice to Parent that the Company has received such proposal, specifying the material terms and conditions of such proposal, and, that the Company intends to take such action, and either (1) Parent shall not have proposed revisions to the terms and conditions of this Agreement prior to the earlier to occur of the scheduled time for the Company Stockholders Meeting and the fifth (5th) Business Day after the date on which such notice is given to Parent, or (2) if Parent within the period described in the foregoing clause (1) shall have proposed revisions to the terms and conditions of this Agreement in a manner that would form a binding contract if accepted by the Company, the Company Board (or any committee thereof), after consultation with its financial advisors and outside legal counsel, shall have determined in good faith that the Competing Proposal remains a Superior Proposal with respect to Parent’s revised proposal; provided, however, that each time material modifications to the financial terms of a Competing Proposal determined to be a Superior Proposal are made the time period set forth in this clause (C) prior to which the Company may effect a Company Change of Recommendation or terminate this Agreement shall be extended for forty-eight (48) hours after notification of such change to Parent; and

(f)          Notwithstanding anything in this Agreement to the contrary, prior to receipt of the Company Stockholder Approval, in response to an Intervening Event, the Company may, if the Company Board (or any committee thereof) so chooses, effect a Company Change of Recommendation if prior to taking such action (i) the Company Board (or a committee thereof) determines in good faith after consultation with its outside legal counsel that the failure to take such action would be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable Law, (ii) the Company shall have given notice to Parent that the Company has determined that an Intervening Event has occurred or arisen (which notice will reasonably describe such Intervening Event) and that the Company intends to effect a Company Change of Recommendation, and either (A) Parent shall not have proposed revisions to the terms and conditions of this Agreement prior to the earlier to occur of the scheduled time for the Company Stockholders Meeting and the fifth (5th) Business Day after the date on which such notice is given to Parent, or (B) if Parent within the period described in the foregoing clause (A) shall have proposed revisions to the terms and conditions of this Agreement in a manner that would form a binding contract if accepted by the Company, the Company Board (or any committee thereof), after consultation with its outside legal counsel, shall have determined in good faith that such proposed changes do not obviate the need for the Company Board to effect a Company Change of Recommendation and that the failure to make a Company Change of Recommendation would be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable Law.

6.4         Preparation of Registration Statement and Proxy Statement/Prospectus.

(a)          The Company shall promptly prepare (with Parent’s reasonable cooperation) a Proxy Statement/Prospectus (as part of the Registration Statement), and Parent shall promptly prepare and file with the SEC (with the Company’s reasonable cooperation) the Registration Statement, in which the Proxy Statement/Prospectus will be included as a prospectus; provided, however, that each of the Company and Parent shall furnish such

Annex A-1-34

Registration Statement or Proxy Statement/Prospectus, as applicable, to the other and give the other and its legal counsel and other advisors a reasonable opportunity to review such Registration Statement or Proxy Statement/Prospectus, as applicable, prior to filing with the SEC and shall accept all reasonable additions, deletions or changes suggested by the other in connection therewith. Each of the Company and Parent shall notify the other of the receipt of any comments of the SEC staff with respect to the Registration Statement or Proxy Statement/Prospectus, as applicable, and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to the other, as promptly as reasonably practicable, copies of all written correspondence between the Company or Parent or any representative thereof and the SEC with respect to the Registration Statement or Proxy Statement/Prospectus, as applicable. If comments are received from the SEC staff with respect to the Registration Statement or Proxy Statement/Prospectus, the Company or Parent shall respond as promptly as reasonably practicable to the comments of the SEC. Each of the Company or Parent shall provide the other and its legal counsel with a reasonable opportunity to review any amendment or supplement to the Registration Statement or Proxy Statement/Prospectus prior to filing with the SEC and shall accept all reasonable additions, deletions or changes suggested by the other in connection therewith. Each of the Company and Parent shall promptly provide the other with such information as may be required to be included in the Registration Statement or Proxy Statement/Prospectus, as applicable, or as may be reasonably required to respond to any comment of the SEC staff. After all the comments received from the SEC have been cleared by the SEC staff and all information required to be contained in the (i) Registration Statement has been included therein by Parent, Parent shall file the Registration Statement and use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing (including by responding to comments from the SEC) and (ii) Proxy Statement/Prospectus has been included therein by the Company, as promptly as practicable after the Registration Statement shall have become effective the Company shall file the definitive Proxy Statement/Prospectus with the SEC and cause the Proxy Statement/Prospectus to be mailed (including by electronic delivery if permitted) to its stockholders of record, as of the record date established by the Company Board.

6.5         Stockholders Meeting.

(a)          The Company shall call, hold and convene a meeting of its stockholders to consider the adoption of this Agreement, to be held as promptly as reasonably practicable after the mailing of the Proxy Statement/Prospectus to the Company’s stockholders. Except as permitted by Section 6.3, the Company Board shall recommend that the stockholders of the Company approve and adopt this Agreement at the Company Stockholders Meeting and the Company Board shall solicit from stockholders of the Company proxies in favor of the adoption of this Agreement, and the Proxy Statement/Prospectus shall include a statement to the effect that the Company Board has made the Company Board Recommendation. Notwithstanding anything to the contrary contained in this Agreement, the Company (i) shall be required to adjourn or postpone the Company Stockholders Meeting (A) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement/Prospectus is provided to the Company’s stockholders or (B) if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Company Stockholders Meeting and (ii) may adjourn or postpone the Company Stockholders Meeting if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to obtain the Company Stockholder Approval; provided, however, that the Company Stockholders Meeting shall not be adjourned or postponed (x) to a date that is more than thirty (30) days after the date for which the meeting was previously scheduled without Parent’s prior written consent or (y) to a date on or after two (2) Business Days prior to the End Date.

(b)          Without limiting the generality of the foregoing, unless this Agreement shall have been terminated pursuant to Article VIII, the Company agrees that its obligations to hold the Company Stockholders Meeting, pursuant to this Section 6.5 shall not be affected by the making of a Company Change of Recommendation and its obligations pursuant to this Section 6.5 shall not be affected by the commencement, announcement, disclosure, or communication to the Company of any Competing Proposal or the occurrence or disclosure of any Intervening Event.

Annex A-1-35

6.6         Access to Information.

(a)          During the Interim Period, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and its Representatives, reasonable access, at reasonable times upon reasonable prior notice, to the officers, key employees, agents, properties, offices and other facilities of the Company and its Subsidiaries, and to their books, records (other than records covered by the Heath Insurance Portability and Accountability Act), contracts and documents, and the Company shall, and shall cause each of the Company’s Subsidiaries to, furnish reasonably promptly to Parent and its Representatives such information concerning the Company and its Subsidiaries’ business, governance, properties, contracts, records and personnel as may be reasonably requested, from time to time, by or on behalf of Parent. Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of the Company and its Subsidiaries of their normal duties. Notwithstanding anything to the contrary herein, (i) the Company shall not be required to, or to cause any of its Subsidiaries to, grant access or furnish information to Parent or any of its Representatives to the extent that such information is subject to an attorney/client privilege or the attorney work product doctrine or that such access or the furnishing of such information is prohibited by applicable Law or an existing contract or agreement; provided that the Company shall use its commercially reasonable efforts to provide the applicable information in a way that would not jeopardize such privilege or violate such Law or contract or agreement; (ii) Parent and its Representatives shall not be permitted to conduct any sampling or analysis of any environmental media or building materials at any facility of the Company or its Subsidiaries without the prior written consent of the Company, which may be granted or withheld in the Company’s sole discretion; and (iii) to the extent the Company is obligated to provide Parent or its Representatives with physical access to the officers, key employees, agents, properties, offices and other facilities of the Company and its Subsidiaries, and to their books, records, contracts and documents pursuant to this Section 6.6, the Company may instead provide such access by electronic means if physical access is not reasonably feasible or would not be permitted under applicable Law. Each of Parent and the Company agrees that it will not, and will cause their respective Representatives not to, use any information obtained pursuant to this Section 6.6 for any purpose unrelated to the consummation of the Transactions.

(b)          The Non-Disclosure Agreement dated as of January 8, 2024, between Parent and the Company (the “Confidentiality Agreement”) shall survive the execution and delivery of this Agreement until the later of (i) the termination of the Confidentiality Agreement according to its terms and (ii) the Closing, and shall apply to all information furnished thereunder or hereunder. All information provided to either Parent or the Company or their respective Representative pursuant to or in connection with this Agreement is deemed to be “Confidential Information” as defined under the Confidentiality Agreement.

6.7         HSR and Other Approvals.

(a)          Except for the filings and notifications made pursuant to Antitrust Laws to which Section 6.7(b), and not this Section 6.7(a), shall apply, promptly following the execution of this Agreement, the Parties shall proceed to prepare and file with the appropriate Governmental Entities, and submit to or obtain from other third parties, as applicable, all authorizations, consents, notifications, certifications, registrations, declarations and filings that are necessary in order to consummate the Transactions and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters. Notwithstanding the foregoing, in no event shall either the Company or Parent or any of their respective Affiliates be required to pay any consideration to any third parties or give anything of value to obtain any such Person’s authorization, approval, consent or waiver to effectuate the Transactions, other than filing, recordation or similar fees. Parent and the Company shall have the right to review in advance and, to the extent reasonably practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as applicable, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Transactions (including the Proxy Statement/Prospectus).

(b)          The Parties shall cooperate in good faith and jointly determine no later than forty-five (45) days following the execution of this Agreement whether pre-merger filings are required under the HSR Act. If the Parties determine that such filings are required, the Parties shall make these filings no later than ten (10) Business Days following the date of such determination. As promptly as reasonably practicable, the Parties shall make the filings and notifications as may be required by foreign competition laws and merger regulations

Annex A-1-36

(the “Competition Law Notifications”). Each of Parent and the Company shall cooperate fully with each other and shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filings under any applicable Antitrust Laws. Unless otherwise agreed, Parent and the Company shall each use its reasonable best efforts to ensure the prompt expiration of any applicable waiting period under the HSR Act or any Competition Law Notifications. Parent and the Company shall each use its reasonable best efforts to respond to and comply with any request for information from any Governmental Entity charged with enforcing, applying, administering, or investigating the HSR Act, any Competition Law Notifications or any other Law designed to prohibit, restrict or regulate actions for the purpose or effect of mergers, monopolization, restraining trade or abusing a dominant position (collectively, “Antitrust Laws”), including the Federal Trade Commission, the Department of Justice, any attorney general of any state of the United States or any other competition authority of any jurisdiction (“Antitrust Authority”). Parent and the Company shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from any Antitrust Authority.

(c)          Notwithstanding anything herein to the contrary, Parent shall take any and all action necessary, including but not limited to (i) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of the Company or Parent or their respective Subsidiaries; (ii) terminating existing relationships, contractual rights or obligations of the Company or Parent or their respective Subsidiaries; (iii) terminating any venture or other arrangement; (iv) creating any relationship, contractual rights or obligations of the Company or Parent or their respective Subsidiaries or (v) effectuating any other change or restructuring of the Company or Parent or their respective Subsidiaries (and, in each case, to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with any Antitrust Authority in connection with any of the foregoing and in the case of actions by or with respect to the Company or its Subsidiaries or its or their businesses or assets; provided, however, that any such action may, at the discretion of the Company, be conditioned upon consummation of the Merger) (each a “Divestiture Action”) to ensure that no Governmental Entity enters any order, decision, judgment, decree, ruling, injunction (preliminary or permanent), or establishes any Law or other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the Merger, or to ensure that no Antitrust Authority with the authority to clear, authorize or otherwise approve the consummation of the Merger, fails to do so by the End Date. In the event that any action is threatened or instituted challenging the Merger as violative of any Antitrust Law, Parent shall (A) take such action, including any Divestiture Action, as may be necessary to avoid, resist or resolve such action; and (B) defend, at its cost and expense, any action or actions, whether judicial or administrative, in connection with the transactions contemplated by this Agreement. Parent shall be entitled to direct any Proceedings with any Antitrust Authority or other Person relating to any of the foregoing, provided, however, that it shall afford the Company a reasonable opportunity to participate therein. In addition, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any Proceeding that would make consummation of the Transactions in accordance with the terms of this Agreement unlawful or that would restrain, enjoin or otherwise prevent or materially delay the consummation of the Transactions, Parent shall take promptly any and all steps necessary to vacate, modify or suspend such injunction or order so as to permit such consummation prior to the End Date. Notwithstanding anything to the contrary in this Agreement, Parent shall not be required to agree to any action required in this Section 6.7(c) (including any Divestiture Actions) that would, individually or taken together, reasonably be expected to have a material adverse effect on Parent (including its Affiliates) or the Company (including its Affiliates). The Parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 6.7(c) so as to preserve any applicable privilege.

(d)          Without limiting the generality of Section 6.7(a), the Company shall (1) as promptly as reasonably practicable after the Effective Time prepare and in no event later within 10 Business Days after the date of this Agreement cause the Scrubgrass Project Company and the Panther Creek Project Company to file with FERC the “informational filing” required under Section 2 of the PJM Tariff and a request for a waiver of the 90-day period set forth on Schedule 2 of the PJM Tariff (collectively the “Reactive Power Filing”) and (2) as promptly as reasonably practicable after the Effective Time prepare and in no event later than 10 calendar days after the Effective Time, cause the Scrubgrass Project Company and the Panther Creek Project Company to provide to PJM all information required by Section 2 of PJM Manual 14D by the deadlines set forth therein. Parent shall assist the Company as is reasonably necessary in the preparation of such information to be provided pursuant to clause (ii) above.

Annex A-1-37

6.8         Employee Matters.

(a)          For a period of twelve (12) months following the Closing Date, Parent shall cause each individual who is employed as of the time immediately prior to the Closing Date by the Company or a Subsidiary thereof (a “Company Employee”) and who remains employed by Parent or any of its Subsidiaries (including the Surviving Corporation or any of its Subsidiaries) to be provided with (i) base compensation (salary or wages, as applicable), that is no less favorable than that in effect for such Company Employee immediately prior to the Closing Date, (ii) annual cash bonus opportunities at targets that are no less favorable than those in effect for such Company Employee immediately prior to the Closing Date and (iii) retirement and health and welfare benefits that are substantially comparable in the aggregate to those provided by the Parent or its Subsidiaries to similarly situated employees of the Parent and Subsidiaries immediately prior to the Closing Date.

(b)          From and after the Effective Time, as applicable, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to credit the Company Employees for purposes of vesting, eligibility and benefit accrual under the Parent Plans (other than (i) for benefit accrual purposes under any “defined benefit plan” as defined in Section 3(35) of ERISA, (ii) any long term incentive plan, and (iii) for eligibility purposes under any retiree medical benefits or post-employment welfare arrangement, or (iv) to the extent it would result in a duplication of benefits) in which the Company Employees participate, for such Company Employees’ service with the Company and its Subsidiaries, to the same extent and for the same purposes that such service was taken into account under a corresponding Company Plan immediately prior to the Closing Date.

(c)          From and after the Effective Time, as applicable, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to use commercially reasonable efforts to(i) waive any limitation on health and welfare coverage of any Company Employee and his or her eligible dependents due to pre-existing conditions and/or waiting periods, active employment requirements and requirements to show evidence of good health under the applicable health and welfare Parent Plan to the extent such Company Employee and his or her eligible dependents are covered under a Company Plan immediately prior to the Closing Date, and such conditions, periods or requirements are satisfied or waived under such Company Plan and (ii) give each Company Employee credit for the plan year in which the Closing Date occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred and contributions to flexible spending accounts prior to the Closing Date for which payments or contributions have been made, in each case, to the extent permitted by the applicable insurance plan provider.

(d)          From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries, to honor their respective obligations under all employment, severance, retention, bonus, change in control, and other agreements, if any, between the Company (or a Subsidiary thereof) and any individual employed on or prior to the Closing Date by the Company or a Subsidiary thereof.

(e)          For purposes of determining the number of vacation days and other paid time off to which each Company Employee is entitled during the calendar year in which the Closing occurs, Parent will cause the Surviving Corporation or one of its Subsidiaries to honor all unused vacation and other paid time off days accrued or earned by such Company Employee as of the Closing Date for the calendar year in which the Closing Date occurs. Company Employees shall continue to accrue vacation and other paid time off consistent with applicable policies of the Company and its Subsidiaries following the Closing.

(f)          If requested by Parent at least ten (10) Business Days prior to the Closing Date, the Company shall take all actions necessary to cause the Company to terminate the Company’s tax-qualified defined contribution 401(k) retirement plan (the “Company 401(k) Plan”), or cause such plan to be terminated, effective as of no later than the day immediately preceding the Closing Date, and contingent upon the occurrence of the Closing, and provide that participants in the Company 401(k) Plan shall become fully vested in any unvested portion of their Company 401(k) Plan accounts as of the date such plan is terminated. If such request to terminate the Company 401(k) Plan is made, the Company shall provide Parent with evidence that the Company 401(k) Plan has been terminated (effective no later than immediately prior to the Closing Date and contingent on the Closing) pursuant to resolutions of Company. The form and substance of such resolutions shall be subject to prior review by Parent.

(g)          Nothing in this Agreement shall constitute an amendment to, or be construed as amending, any Employee Benefit Plan sponsored, maintained or contributed to by the Company, Parent or any of their respective Subsidiaries. The provisions of this Section 6.8 are for the sole benefit of the Parties and nothing herein, expressed or

Annex A-1-38

implied, is intended or will be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Company Employee or other current or former employee of the Company or any of their respective Affiliates), other than the Parties and their respective permitted successors and assigns, any third-party beneficiary, legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 6.8) under or by reason of any provision of this Agreement.

6.9         Indemnification; Directors’ and Officers’ Insurance.

(a)          Without limiting any other rights that any Indemnified Person may have pursuant to any employment agreement or indemnification agreement in effect on the date hereof or otherwise (which shall be assumed by the Surviving Corporation), from the Effective Time until the sixth anniversary of the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Persons”) against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement, of or incurred in connection with any threatened or actual Proceeding to which such Indemnified Person is a party or is otherwise involved (including as a witness) based, in whole or in part, on or arising, in whole or in part, out of the fact that such Person is or was a director or officer of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director or officer of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, as applicable, or by reason of anything done or not done by such Person in any such capacity, whether pertaining to any act or omission occurring or existing prior to, at or after, the Effective Time and whether asserted or claimed prior to, at or after the Effective Time (“Indemnified Liabilities”), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the Transactions, in each case to the fullest extent permitted under applicable Law. For a period of six (6) years following the Effective Time, Parent and the Surviving Corporation shall not amend, repeal or otherwise modify any provision in the Organizational Documents of the Surviving Corporation or its Subsidiaries in any manner that would affect (or manage the Surviving Corporation or its Subsidiaries, with the intent to or in a manner that would) adversely the rights thereunder or under the Organizational Documents of the Surviving Corporation or any of its Subsidiaries of any Indemnified Person to indemnification, exculpation and advancement except to the extent required by applicable Law. For a period of six (6) years following the Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, fulfill and honor any indemnification, expense advancement or exculpation agreements between the Company or any of its Subsidiaries and any of the Indemnified Persons existing immediately prior to the Effective Time.

(b)          Parent and the Surviving Corporation will cause to be put in place, and Parent shall fully prepay immediately prior to the Effective Time, “tail” insurance policies with a claims reporting or discovery period of at least six (6) years from the Effective Time (the “Tail Period”) from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance (“D&O Insurance”) in an amount and scope at least as favorable as the Company’s existing policies with respect to matters, acts or omissions existing or occurring at or prior to the Effective Time; provided that in no event shall Parent be required to spend more than 300% (the “Cap Amount”) of the last annual premium paid by the Company prior to the date hereof (the amount of such premium being set forth on Schedule 6.9(b) of the Company Disclosure Letter) per policy year of coverage under such tail policy; provided, further, that if the cost per policy year of such insurance exceeds the Cap Amount, Parent shall purchase as much coverage per policy year as reasonably obtainable for the Cap Amount.

(c)          In the event that Parent, the Surviving Corporation or any of their Subsidiaries or any of their respective successors or assignees (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.9. The provisions of this Section 6.9 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Persons. The rights of the Indemnified Persons under this Section 6.9 are in addition to any rights such Indemnified Persons may have under the Organizational Documents of the Company or any of its Subsidiaries, or under any applicable contracts or Law.

Annex A-1-39

6.10       Agreement to Defend; Stockholder Litigation. In the event any Proceeding by any Governmental Entity or other Person is commenced that questions the validity or legality of the Transactions or seeks damages in connection therewith, the Parties agree to cooperate and use their reasonable best efforts to defend against and respond thereto. The Company shall give Parent reasonable opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to any Transaction; provided that no such settlement shall be agreed to without Parent’s consent, which shall not be unreasonably withheld, conditioned or delayed.

6.11       Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by the Parties. No Party shall, and each will cause its Representatives not to, issue any public announcements or make other public disclosures regarding this Agreement or the Transactions, without the prior written approval of the other Party. Notwithstanding the foregoing, (i) a Party, its Subsidiaries or their Representatives may issue a public announcement or other public disclosures with respect to the Merger or any of the other Transactions (a) if required by applicable Law or (b) if required by the rules of any stock exchange upon which such Party’s or its Subsidiary’s capital stock is traded; provided, in each case, such Party uses reasonable best efforts to afford the other Party an opportunity to first review the content of the proposed disclosure and provide reasonable comments thereon; (ii) each of Parent and the Company may, without consultation with or consent of the other Party, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences and make internal announcements to employees, so long as such statements or announcements are consistent with (and not materially expansive of) previous press releases, public disclosures or public statements or announcements made jointly by the Parties (or individually, if approved by the other Party); (iii) the Company shall not be required by any provision of this Agreement to consult with or obtain any approval from Parent with respect to a public announcement or press release issued in connection with the receipt and existence of a Competing Proposal and matters related thereto or a Company Change of Recommendation, other than as set forth in Section 6.3; and (iv) neither Parent nor the Company need to consult with (or obtain the consent of) the other Party in connection with any press release, public statement or filing in connection with any Proceeding between Parent and the Company related to this Agreement or any of the Transactions.

6.12       Tax Matters. At or prior to the Closing, the Company shall use commercially reasonable efforts to obtain a valid IRS Form W-9 from each holder of Company Holdco Units (other than the Company).

6.13       Reasonable Best Efforts; Notification.

(a)          Except to the extent that the Parties’ obligations are specifically set forth elsewhere in this Article VI, upon the terms and subject to the conditions set forth in this Agreement (including Section 6.3), each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and the other Transactions, including taking all reasonable actions necessary to satisfy the respective conditions set forth in Article VII.

(b)          Subject to applicable Law and as otherwise required by any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to the consummation of the Transactions, including promptly (i) furnishing the other with copies of notices or other communications received by Parent or the Company, as applicable, or any of its Subsidiaries, from any third party or any Governmental Entity with respect to the Transactions (including those alleging that the approval or consent of such Person is or may be required in connection with the Transactions), and (ii) giving written notice to the other Party upon becoming aware (x) that any representation or warranty made by it in this Agreement, or in the case of Parent, by it, BMS or Merger Sub, has become untrue or inaccurate or (y) of any failure by it, or in the case of Parent, by it, BMS or Merger Sub, to comply with or satisfy any covenant, obligation or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions set forth in Section 7.2(a) or Section 7.2(b) (with respect to Parent) or Section 7.3(a) or Section 7.3(b) (with respect to the Company) to fail to be satisfied.

6.14       Section 16 Matters. Prior to the Effective Time, Parent, BMS, Merger Sub and the Company shall take all such steps as may be required to cause any dispositions of equity securities of the Company (including derivative securities) by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 under the Exchange Act.

Annex A-1-40

6.15       Takeover Laws. The Company will not take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Laws, and will take all reasonable steps within its control to exempt (or ensure the continued exemption of) the Transactions from the Takeover Laws of any state that purport to apply to this Agreement or the Transactions.

6.16       Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the Parent Common Shares to be issued in the Merger to be approved for listing on the TSX and NASDAQ, subject to customary conditions and official notice of issuance.

6.17       Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement.

6.18       Treatment of Company Indebtedness.

(a)          During the period from the date of this Agreement to the Closing Date, to the extent requested by Parent, the Company shall, at the sole expense of Parent, use reasonable best efforts to promptly obtain any consents or amendments as necessary to permit the consummation of the Transactions (in the manner as set forth in this Agreement) under the Company Credit Agreement, which shall be in form and substance reasonably satisfactory to Parent (the “COC Amendment”); provided that, notwithstanding anything to the contrary contained herein, (A) the operative provisions of the COC Amendment to permit the consummation of the Transactions and the payment of any fees by Parent or its Subsidiaries in connection therewith shall, in each case, be conditioned upon the occurrence of the Closing and (B) the obtaining of the COC Amendment shall not be a condition to the consummation of the Transactions. In addition, prior to the Closing Date, the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and their respective Representatives to, at the sole expense of Parent, provide all customary cooperation and all customary historical financial information, in each case that is reasonably requested by Parent or its Affiliates in connection with the COC Amendment and the Transactions or any other transaction undertaken in connection therewith to the extent such financial information is reasonably available to the Company and its Subsidiaries.

(b)          If the COC Amendment is not obtained prior to the date that is five (5) Business Days prior to the Closing Date, then at least two (2) Business Days prior to the Closing Date, the Company shall deliver to Parent fully executed copies of payoff letters (the “Payoff Letters” and each, a “Payoff Letter”), in a form and substance reasonably acceptable to Parent, from the lenders, or the administrative agent (or similar Person) on behalf of the lenders, under the Company Credit Agreement and the B&M Note, as applicable. Such Payoff Letters shall (a) confirm the aggregate outstanding amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or any other outstanding and unpaid Indebtedness and other obligations under the Company Credit Agreement and B&M Note, as applicable, as of the anticipated Closing Date (and the daily accrual of interest thereafter) (the “Payoff Amount”), (b) contain payment instructions, (c) state that, upon receipt of the Payoff Amount in accordance with such Payoff Letters, such Indebtedness and all related loan documents shall be discharged and terminated, (d) provide that all Encumbrances (including mortgages) and guarantees in connection with such Indebtedness relating to the assets or properties of the Company or any of its Subsidiaries under such Indebtedness shall be released and terminated upon payment of the Payoff Amount on the Closing Date and (e) provide for the return of all possessory collateral (if any) in connection with such Indebtedness (to the extent reasonably practicable, on the Closing Date). Notwithstanding the foregoing, it is agreed and understood that (i) no such Indebtedness and/or other obligations under the Company Credit Agreement or B&M Note shall be required to be paid or otherwise satisfied pursuant to the Payoff Letters prior to the Closing, and (ii) prior to or substantially concurrent with the Closing, Parent shall pay and satisfy the outstanding Indebtedness under the Company Credit Agreement and B&M Note as set forth in the applicable Payoff Letter at Parent’s sole cost and expense.

(c)          The Company shall deliver to Parent at least two (2) Business Days prior to the Closing Date copies of release letters with respect to the Specified Debt Agreements in customary form reasonably satisfactory to Parent, which release letters shall evidence the satisfaction, release and discharge of all Indebtedness and other obligations of the Company and each of its Subsidiaries under the Specified Debt Agreements and any related loan documents and, to the extent any obligations of any Person thereunder are secured by an Encumbrance on any assets or property of the Company or any of its Subsidiaries, a statement by the holders of the Indebtedness under the Specified Debt Agreements (or an agent or other representative on their behalf) that such Encumbrances have been released. Prior to the Closing, the Company shall have obtained documents (including an authorization for the

Annex A-1-41

Company and its designees to file Uniform Commercial Code termination statements, executed terminations and releases of outstanding Encumbrances on the assets or property of the Company or any of its Subsidiaries created in connection with the Specified Debt Agreements) as are reasonably necessary to evidence the release of such Encumbrances in accordance with such release letters.

ARTICLE VII

CONDITIONS PRECEDENT

7.1         Conditions to Each Party’s Obligation to Consummate the Merger. The respective obligation of each Party to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived jointly by the Parties, in whole or in part, to the extent permitted by applicable Law:

(a)          Company Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Organizational Documents of the Company.

(b)          Listing. The Parent Common Shares to be issued in the Merger shall have been approved for listing on the TSX and NASDAQ (or any successor inter-dealer quotation system or stock exchange thereto) subject to customary conditions and official notice of issuance; provided, however, that Parent shall not be entitled to invoke this condition if it has not complied in all material respects with Section 6.16.

(c)          Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order.

(d)          Regulatory Approval. (i) Any waiting period applicable to the Transactions under the HSR Act shall have been terminated or shall have expired and (ii) the Consents from Governmental Entities shall have been obtained, and the filings and petitions with Governmental Entities shall have been made, in each case as set forth on Schedule 4.4 of the Company Disclosure Letter.

(e)          No Injunctions or Restraints. No Governmental Entity having jurisdiction over any Party shall have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger and no Law shall have been adopted that makes consummation of the Merger illegal or otherwise prohibited.

7.2         Additional Conditions to Obligations of Parent, BMS and Merger Sub. The obligations of Parent, BMS and Merger Sub to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived exclusively by Parent, in whole or in part, to the extent permitted by applicable Law:

(a)          Representations and Warranties of the Company. (i) The Company Fundamental Representations shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except that the Company Fundamental Representations that speak as of a specified date shall have been true and correct in all material respects only as of such date); (ii) the representations and warranties of the Company set forth in Section 4.2(a) (Capital Structure) and Section 4.6(a) (Absence of Certain Changes or Events) shall be true and correct (except, with respect to Section 4.2(a) (Capital Structure) for any de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct (except, with respect to Section 4.2(a) (Capital Structure) for any de minimis inaccuracies) only as of such date); and (iii) all other representations and warranties of the Company set forth in Article IV of this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), except, in the case of this clause (iii) where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality”, “in all material respects” or “Company Material Adverse Effect”) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)          Performance of Obligations of the Company. The Company shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement on or prior to the Effective Time.

Annex A-1-42

(c)          No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.

(d)          Compliance Certificate. Parent shall have received a certificate of the Company signed by an executive officer of the Company, dated the Closing Date, confirming that the conditions in Sections 7.2(a), (b) and (c) have been satisfied.

(e)          Certain Conditions. The conditions set forth on Schedule 7.2(e) of the Company Disclosure Letter shall have been satisfied.

7.3         Additional Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived exclusively by the Company, in whole or in part, to the extent permitted by applicable Law:

(a)          Representations and Warranties of Parent, BMS and Merger Sub. (i) The Parent Fundamental Representations shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except that the Parent Fundamental Representations that speak as of a specified date shall have been true and correct in all material respects only as of such date); (ii) the representations and warranties of Parent, BMS and Merger Sub set forth in Section 5.2(a) (Capital Structure) and Section 5.6(a) (Absence of Certain Changes or Events) shall be true and correct (except, with respect to Section 5.2(a) (Capital Structure) for any de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct (except, with respect to Section 5.2(a) (Capital Structure) for any de minimis inaccuracies) only as of such date); and (iii) all other representations and warranties of Parent, BMS and Merger Sub set forth in Article V of this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), except, in the case of this clause (iii) where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality”, “in all material respects” or “Parent Material Adverse Effect”) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)          Performance of Obligations of Parent, BMS and Merger Sub. Parent, BMS and Merger Sub each shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by them under this Agreement on or prior to the Effective Time.

(c)          No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect that is continuing.

(d)          Compliance Certificate. The Company shall have received a certificate of Parent signed by an executive officer of Parent, dated the Closing Date, confirming that the conditions in Sections 7.3(a), (b) and (c) have been satisfied.

7.4         Frustration of Closing Conditions. None of the Parties may rely, either as a basis for not consummating the Merger or for terminating this Agreement, on the failure of any condition set forth in Sections 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such Party’s breach in any material respect of any provision of this Agreement.

ARTICLE VIII

TERMINATION

8.1         Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, whether (except as expressly set forth below) before or after the Company Stockholder Approval has been obtained:

(a)          by mutual written consent of the Company and Parent;

(b)          by either the Company or Parent:

(i)          if any Governmental Entity having jurisdiction over any Party shall have issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or injunction or other

Annex A-1-43

action shall have become final and nonappealable, or if there shall be adopted any Law that permanently makes consummation of the Merger illegal or otherwise permanently prohibited; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any Party whose failure to fulfill any material covenant or agreement under this Agreement has been the primary cause of or resulted in the action or event described in this Section 8.1(b)(i) occurring;

(ii)         if the Merger shall not have been consummated on or before 5:00 p.m. New York, New York time, on May 21, 2025 (such date being the “End Date”); provided, however, that (A) if, at 5:00 p.m. New York, New York time, on May 21, 2025, either (x) the condition set forth in Section 7.1(c), or (y) if the condition set forth in Section 7.1(c) has been satisfied or waived after February 21, 2025, the condition set forth in Section 7.1(a), has not been satisfied or waived, then the End Date shall be automatically extended, without any further action on the part of any Party, to August 21, 2025 and (B) the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any Party whose failure to fulfill any material covenant or agreement under this Agreement has been the primary cause of or resulted in the failure of the Merger to occur on or before such date;

(iii)        in the event of a breach by the other Party of any representation, warranty, covenant or other agreement contained in this Agreement which would give rise to the failure of a condition set forth in Sections 7.2(a) or (b) or Section 7.3(a) or (b), as applicable (and such breach is not curable prior to the End Date, or if curable prior to the End Date, has not been cured by the earlier of (i) thirty (30) days after the giving of written notice to the breaching Party of such breach and (ii) three (3) Business Days prior to the End Date) (a “Terminable Breach”); provided, however, that the terminating Party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement; or

(iv)        if the Company Stockholder Approval shall not have been obtained upon a vote held at a duly held Company Stockholders Meeting, or at any adjournment or postponement thereof; or

(c)          by Parent, prior to, but not after, the time the Company Stockholder Approval is obtained, if the Company Board or any committee thereof shall have effected a Company Change of Recommendation (whether or not such Company Change of Recommendation is permitted by this Agreement);

(d)          by the Company, prior to, but not after, the time the Company Stockholder Approval is obtained, in order to enter into a definitive agreement with respect to a Superior Proposal; provided, however, that the Company shall have contemporaneously with such termination tendered payment to Parent of the fee pursuant to Section 8.3(b) and the Company has complied in all material respects with Section 6.3; or

(e)          by the Company, if (i) all of the conditions set forth in Section 7.1 and Section 7.2 are satisfied or validly waived (other than those conditions that by their terms are to be satisfied at the Closing, so long as such conditions are at the time of termination capable of being satisfied at the Closing), (ii) Parent fails to consummate the Merger by the date on which Parent is required to consummate the Closing pursuant to Section 2.4, (iii) the Company irrevocably confirms to Parent in writing, following the date on which the Closing is required to occur pursuant to Section 2.4, that it stands ready, willing and able to consummate the Closing and that all of the closing conditions set forth in Section 7.3 have been satisfied or validly waived and (iv) Parent fails to consummate the Closing on or prior to the third Business Day following receipt of such irrevocable written confirmation of the Company referred to in clause (iii).

8.2         Notice of Termination; Effect of Termination.

(a)          A terminating Party shall provide written notice of termination to the other Party specifying with particularity the reason for such termination and any termination shall be effective immediately upon delivery of such written notice to the other Party.

(b)          In the event of termination of this Agreement by any Party as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party except with respect to this Section 8.2, Section 6.6(b), Section 6.18(a), Section 8.3 and Articles I and IX (and the provisions that substantively define any related defined terms not substantively defined in Article I); provided, however, that notwithstanding anything to the contrary herein but subject to Section 8.3(e), no such termination shall relieve any Party from liability for any damages for a Willful and Material Breach of any covenant, agreement or obligation hereunder or fraud.

Annex A-1-44

8.3         Expenses and Other Payments.

(a)          Except as otherwise provided in this Agreement, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions, whether or not the Merger shall be consummated.

(b)          If (i) Parent terminates this Agreement pursuant to Section 8.1(c) (Company Change of Recommendation) or (ii) the Company terminates this Agreement pursuant to Section 8.1(d) (Superior Proposal), then the Company shall pay Parent the Company Termination Fee (in the form of either, at the election of the Company: (x) cash by wire transfer of immediately available funds to an account designated by Parent and/or (y) Bitcoin to a Bitcoin wallet designated by Parent). If the fee is payable pursuant to clause (i) of the immediately preceding sentence, the fee shall be paid no later than three (3) Business Days after the termination of this Agreement, and if the fee is payable pursuant to clause (ii) of the immediately preceding sentence, the fee shall be paid contemporaneously with such termination of this Agreement.

(c)          If (i) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iv) (Failure to Obtain Company Stockholder Approval), and on or before the date of any such termination a Competing Proposal shall have been publicly announced or publicly disclosed and not been withdrawn prior to the Company Stockholders Meeting, and (ii) within twelve (12) months after the date of such termination, the Company enters into a definitive agreement with respect to a Competing Proposal or consummates a Competing Proposal (in each case, whether or not such Competing Proposal is the same Competing Proposal referred to in clause (i) above), then the Company shall pay Parent the Company Termination Fee (in the form of either, at the election of the Company: (x) cash by wire transfer of immediately available funds to an account designated by Parent and/or (y) Bitcoin to a Bitcoin wallet designated by Parent) no later than three (3) Business Days after the earlier to occur of the entry into such definitive agreement or consummation of such Competing Proposal. For purposes of this Section 8.3(c), any reference in the definition of Competing Proposal to “15%” shall be deemed to be a reference to “50%.” If the Company fails to timely pay the Company Termination Fee under this Section 8.3(c) or Section 8.3(b) and Parent obtains a final, non-appealable judgment against the Company for the Company Termination Fee or any portion thereof, then the Company shall pay Parent (in addition to the Company Termination Fee or portion thereof deemed owing) its costs and expenses (including reasonable and documented out-of-pocket attorney’s fees and disbursements) in connection with such suit.

(d)          If the Company terminates this Agreement pursuant to Section 8.1(e) (Closing Failure), then Parent shall pay the Company the Parent Termination Fee (in the form of either, at the election of Parent: (x) cash by wire transfer of immediately available funds to an account designated by the Company and/or (y) Bitcoin to a Bitcoin wallet designated by the Company). The fee shall be paid no later than three (3) Business Days after the termination of this Agreement. If Parent fails to timely pay the Parent Termination Fee under this Section 8.3(d) and the Company obtains a final, non-appealable judgment against Parent for the Parent Termination Fee or any portion thereof, then Parent shall pay the Company (in addition to the Parent Termination Fee or portion thereof deemed owing) the Company’s costs and expenses (including reasonable and documented out-of-pocket attorney’s fees and disbursements) in connection with such suit.

(e)          Notwithstanding anything to the contrary in this Agreement, (i) in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable pursuant to more than one provision of this Agreement at the same time or at different times and upon the occurrence of different events, and (ii) in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion, whether or not the Parent Termination Fee may be payable pursuant to more than one provision of this Agreement at the same time or at different times and upon the occurrence of different events. The Parties agree that the agreements contained in this Section 8.3 are an integral part of the Transactions, and that, without these agreements, the Parties would not enter into this Agreement. The Parties agree that (i) if this Agreement is validly terminated in accordance with Section 8.1 in the circumstances under which a Parent Termination Fee is payable pursuant to Section 8.3(d), the Company’s right to receive such Parent Termination Fee from Parent (plus, if such Parent Termination Fee is not timely paid, the costs and expenses described in Section 8.3(d)) shall be the sole and exclusive remedies of the Company and its Subsidiaries against Parent, BMS and Merger Sub and any of their respective former, current or future directors, officers, shareholders, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated or any

Annex A-1-45

matter forming the basis for such termination (including Willful and Material Breach), and upon payment of such amount, none of Parent, BMS and Merger Sub or any of their respective former, current or future directors, officers, shareholders, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, and (ii) if this Agreement is validly terminated in accordance with Section 8.1 in the circumstances under which a Company Termination Fee is payable pursuant to Section 8.3(b) or Section 8.3(c), Parent’s right to receive the Company Termination Fee from the Company (plus, if the Company Termination Fee is not timely paid, the costs and expenses described in Section 8.3(c)) shall be the sole and exclusive remedies of Parent, BMS and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future directors, officers, shareholders, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated except in the case of fraud or a Willful and Material Breach of any covenant, agreement or obligation (in which case only the Company shall be liable for damages for such fraud or Willful and Material Breach), and upon payment of such amount, none of the Company and its Subsidiaries or any of their respective former, current or future directors, officers, shareholders, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the liability of the Company in the case of fraud or a Willful and Material Breach of any covenant, agreement or obligation. Nothing in this Section 8.3(e) shall limit the rights of Parent, BMS, Merger Sub or the Company under Section 9.11 prior to the termination of this Agreement.

ARTICLE IX

GENERAL PROVISIONS

9.1         Schedule Definitions. All capitalized terms in the Company Disclosure Letter and the Parent Disclosure Letter shall have the meanings ascribed to them herein (including in Annex A) except as otherwise defined therein.

9.2         Survival. Except as otherwise provided in this Agreement, none of the representations, warranties, agreements and covenants contained in this Agreement will survive the Closing; provided, however, that Article I (and the provisions that substantively define any related defined terms not substantively defined in Article I), this Article IX and the agreements of the Parties in Articles II and III, and Section 4.26 (No Additional Representations), Section 5.23, (No Additional Representations), the last sentence of Section 6.6(a) (Access to Information), Section 6.6(b) (Confidentiality), Section 6.8 (Employee Matters), Section 6.9 (Indemnification; Directors’ and Officers’ Insurance) and those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Closing, shall survive the Closing. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

9.3         Notices. All notices, requests and other communications to any Party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person; (b) if transmitted by facsimile (but only upon confirmation of transmission by the transmitting equipment); (c) if transmitted by electronic mail (“e-mail”) (but only if confirmation of receipt of such e-mail is requested and received; provided that each notice Party shall use reasonable best efforts to confirm receipt of any such email correspondence promptly upon receipt of such request); or (d) if transmitted by national overnight courier, in each case as addressed as follows:

(i)          if to Parent, BMS or Merger Sub, to:

Bitfarms Ltd. 110 Yonge Street, Suite 1601 Toronto, Ontario, Canada M5C 1T4
Attention:	Ben Gagnon
E-mail:	(Redacted)

Annex A-1-46

with a required copy to (which copy shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, New York 10001
Attention:	Christopher M. Barlow
E-mail:	(Redacted)

(ii)         if to the Company, to:

Stronghold Digital Mining, Inc. 595 Madison Avenue, 28th Floor New York, NY 10022
Attention:	Greg Beard; Matt Usdin
E-mail:	(Redacted)

with a required copy to (which copy shall not constitute notice):

Vinson & Elkins LLP 845 Texas Avenue, Suite 4700 Houston, Texas 77002
Attention:	Stephen M. Gill
E-mail:	(Redacted)

and

Vinson & Elkins LLP 2001 Ross Avenue, Suite 3900 Dallas, Texas 75201
Attention:	D. Alex Robertson
E-mail:	(Redacted)

9.4         Rules of Construction.

(a)          Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the Parties shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted it is of no application and is hereby expressly waived.

(b)          The inclusion of any information in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such information is required to be listed in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such items are material to the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be, or that such items have resulted in a Company Material Adverse Effect or a Parent Material Adverse Effect. The headings, if any, of the individual sections of each of the Parent Disclosure Letter and Company Disclosure Letter are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Company Disclosure Letter and Parent Disclosure Letter are arranged in sections corresponding to the Sections of this Agreement merely for convenience, and the disclosure of an item in one section of the Company Disclosure Letter or Parent Disclosure Letter, as applicable, as an exception to a particular representation or warranty, or as an exception to Section 6.1 or Section 6.2, as applicable, shall be deemed adequately disclosed as an exception with respect to all other representations or warranties, or all other subclauses of Section 6.1 or Section 6.2, as applicable, to the extent that the relevance of such item to such other representations or warranties, or to such other subclauses of Section 6.1 or Section 6.2, as applicable, is reasonably apparent on its

Annex A-1-47

face, notwithstanding the presence or absence of an appropriate section of the Company Disclosure Letter or Parent Disclosure Letter with respect to such other representations or warranties or an appropriate cross reference thereto.

(c)          The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Letter or Parent Disclosure Letter is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the Parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(d)          All references in this Agreement to Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to New York, New York time. The word “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” The term “dollars” and the symbol “$” mean United States Dollars. “Made available” means that such information, document or material was: (a) filed with the SEC and publicly available on Edgar at least 48 hours prior to the execution of this Agreement; or (b) made available for review by the other Party or the other Party’s Representatives in-person or in a virtual data room at least 48 hours prior to the execution of this Agreement. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(e)          In this Agreement, except as the context may otherwise require, references to: (i) any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Governmental Entity include any successor to that Governmental Entity; (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other Law include any successor to such section; and (iv) “days” mean calendar days; when calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

9.5         Counterparts. This Agreement may be executed in two (2) or more counterparts, including via facsimile or email in “portable document format” (“.pdf”) form transmission, all of which shall be considered one and the same agreement and shall become effective when two (2) or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

9.6         Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Confidentiality Agreement and any other documents and instruments executed pursuant hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that (a) if the Closing occurs, from and after the Effective Time, the holders of Company Common

Annex A-1-48

Stock, Company RSUs, Company Options and Company Warrants shall be third-party beneficiaries of, and shall be entitled to rely on, Article III solely with respect to the right to receive the consideration to which such holders are entitled under Article III and (b) the Indemnified Persons shall be third-party beneficiaries of, and shall be entitled to rely on, Section 6.9.

9.7         Governing Law; Venue; Waiver of Jury Trial.

(a)          THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

(b)          THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE DGCL, THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.7.

9.8         Severability. Each Party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such other term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible. Except as otherwise contemplated by

Annex A-1-49

this Agreement, in response to an order from a court or other competent authority for any Party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, to the extent that a Party took an action inconsistent with this Agreement or failed to take action consistent with this Agreement or required by this Agreement pursuant to such order, such Party shall not incur any liability or obligation unless such Party did not in good faith seek to resist or object to the imposition or entering of such order.

9.9         Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any purported assignment in violation of this Section 9.9 shall be void.

9.10       Affiliate Liability. Each of the following is herein referred to as a “Company Affiliate”: (a) any direct or indirect holder of equity interests or securities in the Company (whether limited or general partners, members, stockholders or otherwise), and any Affiliate thereof, and (b) any director, officer, employee, Representative or agent of (i) the Company, or (ii) any Person who controls the Company. Except as provided in a binding agreement between any Company Affiliate and Parent, BMS and/or Merger Sub, no Company Affiliate shall have any liability or obligation to Parent, BMS and Merger Sub of any nature whatsoever in connection with or under this Agreement or the Transactions contemplated hereby or thereby, and Parent, BMS and Merger Sub hereby waive and release all claims of any such liability and obligation. Each of the following is herein referred to as a “Parent Affiliate”: (x) any direct or indirect holder of equity interests or securities in Parent (whether stockholders or otherwise) and any Affiliate thereof, and (y) any director, officer, employee, Representative or agent of (i) Parent or (ii) any Person who controls Parent. No Parent Affiliate shall have any liability or obligation to the Company of any nature whatsoever in connection with or under this Agreement or the transactions contemplated hereby or thereby, and the Company hereby waive and release all claims of any such liability and obligation.

9.11       Specific Performance. The Parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Parties. Prior to the termination of this Agreement pursuant to Section 8.1, it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 9.11, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity. Each Party accordingly agrees (a) the non-breaching Party will be entitled to injunctive and other equitable relief, without proof of actual damages; and (b) the alleged breaching Party will not raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement and will not plead in defense thereto that there are adequate remedies at Law, all in accordance with the terms of this Section 9.11. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.11, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. If prior to the End Date, any Party hereto brings an action to enforce specifically the performance of the terms and provisions hereof by any other Party, the End Date shall automatically be extended by such other time period established by the court presiding over such action. Any Party may simultaneously pursue both the payment of the Company Termination Fee (or monetary damages for fraud or the Company’s Willful and Material Breach in circumstances in which the Company Termination Fee is not payable pursuant to Section 8.3) or the Parent Termination Fee, as applicable, and a grant of specific performance to consummate the Closing, but under no circumstances shall a Party be permitted or entitled to receive both the indefeasible payment in full of the Company Termination Fee (or monetary damages for fraud or the Company’s Willful and Material Breach in circumstances in which the Company Termination Fee is not payable pursuant to Section 8.3) or the Parent Termination Fee, as applicable, and a grant of specific performance to consummate the Closing.

9.12       Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective boards of directors at any time before or after adoption of this Agreement by the stockholders of the Company, but, after any such adoption, no amendment shall be made which by Law would require the further approval by such stockholders without first obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Annex A-1-50

9.13       Extension; Waiver. At any time prior to the Effective Time, the Company and Parent may, by action taken or authorized by their respective boards of directors, to the extent legally allowed:

(a)          extend the time for the performance of any of the obligations or acts of the other Party hereunder;

(b)          waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; or

(c)          waive compliance with any of the agreements or conditions of the other Party contained herein.

Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a Party to any such extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such Party.

9.14       Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated by this Agreement may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise) or to a separate agreement entered into in connection with this Agreement, no past, present or future director, manager, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney, advisor, consultant or Representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of Parent, Company, BMS or Merger Sub under this Agreement (whether for indemnification or otherwise) or of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated by this Agreement.

[Signature Page Follows]

Annex A-1-51

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

BITFARMS LTD.
By:	/s/ Benjamin Gagnon
Name:	Benjamin Gagnon
Title:	Chief Executive Officer

BACKBONE MINING SOLUTIONS LLC
By:	/s/ Jeffrey Lucas
Name:	Jeffrey Lucas
Title:	President and Chief Financial Officer

HPC & AI MEGACORP, INC.
By:	/s/ Patricia Osorio
Name:	Patricia Osorio
Title:	Director & Corporate Secretary

STRONGHOLD DIGITAL MINING, INC.
By:	/s/ Gregory A. Beard
Name:	Gregory A. Beard
Title:	Chief Executive Officer & Chairman

[Signature Page to Agreement and Plan of Merger]

Annex A-1-52

ANNEX A

Certain Definitions

“Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person, through one or more intermediaries or otherwise.

“Aggregated Group” means all entities under common control with any Person within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“beneficial ownership,” including the correlative term “beneficially owning,” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.

“Business Day” means a day other than a day on which banks in Toronto, Ontario, Canada, the State of New York or the State of Delaware are authorized or obligated to be closed.

“B&M Note” means that certain Promissory Note, dated as of March 28, 2023, between Stronghold Digital Mining Holdings, LLC, a Delaware limited liability company, and Bruce-Merrilees Electric Co.

“Canadian Securities Laws” means the securities Laws of each province and territory of Canada and the respective rules, regulations, instruments, blanket orders and blanket rulings and published policies, policy statements and notices of the Canadian Securities Regulators made thereunder.

“Canadian Securities Regulators” means the securities commission or other similar regulatory authority of each province and territory of Canada.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company ATM Agreement” means that certain at-the-market offering agreement, dated May 23, 2023, by and between the Company and H.C. Wainwright & Co., LLC.

“Company Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of the Company.

“Company Class V Common Stock” means the Class V common stock, par value $0.0001 per share, of the Company.

“Company Common Stock” means the Company Class A Common Stock and the Company Class V Common Stock.

“Company Credit Agreement” means that certain Credit Agreement, dated as of October 27, 2022 (as amended by the First Amendment to Credit Agreement, dated as of February 6, 2023, the Second Amendment to Credit Agreement, dated as of March 28, 2023, and the Third Amendment to Credit Agreement, dated as of February 15, 2024), by and among Company Holdco, as borrower, the Company, Whitehawk Capital Partners LP, as administrative agent and collateral agent, and the other parties and lenders party thereto from time to time.

“Company Equity Plans” means (i) the Company Omnibus Incentive Plan and (ii) the Company Amended and Restated 2021 Long Term Incentive Plan.

“Company Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization, Standing and Power), Section 4.3(a) and (b)(i) (Authority; No Violations; Consents and Approvals), Section 4.21 (Opinion of Financial Advisor), Section 4.22 (Brokers) and Section 4.23 (Takeover Laws).

“Company Holdco” means Stronghold Digital Mining Holdings LLC, a Delaware limited liability company.

“Company Holdco LLC Agreement” means that certain Fifth Amended and Restated Limited Liability Company Agreement of Company Holdco.

“Company Holdco Units” means those certain Common Units, as defined in the Company Holdco LLC Agreement.

Annex A-1-53

“Company Material Adverse Effect” means any fact, circumstance, effect, change, event or development that has had or is reasonably expected to have a material adverse effect on (a) the financial condition, business, assets and liabilities, or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) the ability of such Person and its Subsidiaries to consummate the Transactions; provided, however, that no effect (by itself or when aggregated or taken together with any and all other effects) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” and no effect (by itself or when aggregated or taken together with any and all other such effects) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur: (i) general economic conditions (or changes in such conditions) or conditions in the global economy generally; (ii) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets, including (A) changes in interest rates and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market; (iii) conditions (or changes in such conditions) in the currency, Bitcoin mining, cryptocurrency, electricity, power or natural gas industry (including changes in cryptocurrency prices, commodity prices, general market prices and regulatory changes affecting the industry); (iv) political conditions (or changes in such conditions) or acts of war (whether or not declared), sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism); (v) epidemics, pandemics, earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters; (vi) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, (vii) any actions taken or failure to take action, in each case, to which Parent or the Company, as applicable, has expressly requested in writing after the date hereof; (viii) the taking of any action expressly permitted or required by this Agreement; (ix) the failure to take any action expressly prohibited by this Agreement; (x) changes in Law or other legal or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof), in each case after the date hereof; (xi) any changes in such Person’s stock price or the trading volume of such Person’s stock, or any failure by such Person to meet any analysts’ estimates or expectations of such Person’s revenue, earnings or other financial performance or results of operations for any period, or any failure by such Person or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute, or be taken into account in determining whether there has been or is reasonably expected to be, a Company Material Adverse Effect); or (xii) any Proceedings made or brought by any of the current or former stockholders of such Person (on their own behalf or on behalf of such Person) against the Company, Parent, BMS, Merger Sub or any of their directors or officers, after the date hereof and arising out of the Merger, the Exchanges or the Conversion; provided that to the extent such effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in any of the foregoing clauses (i) through (v) and (x) disproportionately adversely affect such Person and its Subsidiaries, taken as a whole, as compared to other Persons that conduct business in the industries in which such Person and its Subsidiaries conduct business, such adverse effects (if any) shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or is reasonably expected to occur solely to the extent they are disproportionate.

“Company Option” means any outstanding option to purchase Company Class A Common Stock that was issued under a Company Equity Plan.

“Company RSUs” mean any restricted stock units and deferred restricted stock units granted under a Company Equity Plan.

“Company Series C CoD” means the Certificate of Designations of the Company Series C Preferred Stock.

“Company Series C Preferred Stock” means the Series C Convertible Preferred Stock of the Company, par value $0.0001 per share.

“Company Series D Preferred Stock” means the Series D Convertible Preferred Stock of the Company, par value $0.0001 per share.

“Company Stockholder Approval” means the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock in accordance with the DGCL and the Organizational Documents of the Company.

Annex A-1-54

“Company Termination Fee” means $5,000,000, payable in cash and/or Bitcoin as elected by the Company.

“Company Warrants” means (i) those certain Stock Purchase Warrants, dated as of June 30, 2021, March 28, 2022, August 3, 2022 and October 27, 2022, respectively, by and between the Company and WhiteHawk Finance LLC; (ii) that certain Amended and Restated Class A Common Stock Warrant, dated as of May 15, 2022, amended as of August 16, 2022, by and between the Company and Parallaxes Capital Opportunity Fund IV, L.P.; (iii) that certain Common Stock Purchase Warrant, dated as of September 19, 2022, as amended as of April 20, 2023 and December 22, 2023, by and between the Company and Armistice Capital Master Fund Ltd.; (iv) that certain Pre-funded Common Stock Purchase Warrant, dated as of April 21, 2023, as amended as of December 22, 2023, by and between the Company and Armistice Capital Master Fund Ltd.; (v) that certain Pre-funded Common Stock Purchase Warrant, dated as of December 22, 2023, by and between the Company and Armistice Capital Master Fund Ltd.; (vi) that certain Common Stock Purchase Warrant, dated as of June 22, 2024, by and between the Company and Armistice Capital Master Fund Ltd.; (vii) that certain Series A Preferred Stock Warrant, dated as of April 1, 2021, by and between Company, B. Riley Securities, Inc. and American Stock Transfer & Trust Company, LLC; (viii) that certain Series B Preferred Stock Warrant, dated as of May 14, 2021, by and between Company, B. Riley Securities, Inc. and American Stock Transfer & Trust Company, LLC; (ix) that certain Common Stock Purchase Warrant, dated as of October 21, 2023, as amended as of January 29, 2024, by and between the Company and Gregory A. Beard; and (x) that certain Common Stock Purchase Warrant, dated as if September 19, 2022, as amended as of April 20, 2023 and January 29, 2024, by and between the Company and Gregory A. Beard.

“Competing Proposal” means any contract, proposal, offer or indication of interest relating to any transaction or series of related transactions (other than transactions only with Parent or any of its Subsidiaries) involving, directly or indirectly: (a) any acquisition (by asset purchase, stock purchase, merger, or otherwise) by any Person or group of any business or assets of the Company or any of its Subsidiaries (including capital stock of or ownership interest in any Subsidiary) that account for 15% or more of the Company’s and its Subsidiaries’ assets (by fair market value), or generated 15% or more of the Company’s and its Subsidiaries’ net revenue or earnings before interest, Taxes, depreciation and amortization for the preceding twelve (12) months, or any license, lease or long-term supply agreement having a similar economic effect, (b) any acquisition of beneficial ownership by any Person or group of 15% or more of the outstanding shares of Company Common Stock or any other securities entitled to vote on the election of directors or any tender or exchange offer that if consummated would result in any Person or group beneficially owning 15% or more of the outstanding shares of Company Common Stock or any other securities entitled to vote on the election of directors or (c) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries which is structured to permit any Person or group to acquire beneficial ownership of at least 15% of the Company’s equity interests or any business or assets of the Company or any of its Subsidiaries (including capital stock of or ownership interest in any Subsidiary) that account for 15% or more of the Company’s and its Subsidiaries’ assets (by fair market value), or generated 15% or more of the Company’s and its Subsidiaries’ net revenue or earnings before interest, Taxes, depreciation and amortization for the preceding twelve (12) months.

“Consent” means any filing, notice, report, registration, approval, consent, ratification, permission, waiver or authorization.

“control” and its correlative terms, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Edgar” means the Electronic Data Gathering, Analysis and Retrieval System administered by the SEC.

“Employee Benefit Plan” of any Person means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, regardless of whether such plan is subject to ERISA), and any personnel policy (oral or written), equity option, restricted equity, equity purchase plan, equity compensation plan, phantom equity or appreciation rights plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation or holiday pay policy, retention or severance pay plan, policy or agreement, deferred compensation agreement or arrangement, change in control, hospitalization or other medical, dental, vision, accident, disability, life or other

Annex A-1-55

insurance, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, and any other employee benefit plan, agreement, arrangement, program, practice, or understanding for any present or former director, employee or contractor of the Person.

“Encumbrances” means liens, pledges, charges, encumbrances, claims, mortgages, deeds of trust, security interests, restrictions, rights of first refusal, right of first offer, purchase options, right of way, easements, encroachments, defects in title or other burdens, options or encumbrances of any kind or any other adverse rights or interests or claims of a similar nature in or on any asset, property or equity interests.

“Environmental Laws” means any and all applicable Laws pertaining to pollution or protection of the environment, natural resource damages or Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934.

“FERC” means the Federal Energy Regulatory Commission.

“Governmental Entity” means (a) any multinational or supranational body exercising legislative, judicial or regulatory powers, (b) any nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (c) any federal, state, local, municipal, foreign or other government, governmental, regulatory or administrative division, department, agency, commission or other governmental authority or instrumentality, legislature, court or judicial or arbitral body, or (d) quasi-governmental, professional association or organization or private body exercising any executive, legislative, judicial, regulatory, taxing or other governmental functions or any stock exchange or self-regulatory organization, including PJM.

“group” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.

“Hazardous Materials” means any (a) chemical, substance, waste, pollutant, or contaminant that is defined or listed as hazardous, toxic, a pollutant, a contaminant or words of similar import or that could otherwise form the basis of liability under any Environmental Law; and (b) any petroleum, petroleum by-products, per- and polyfluoroalkyl substances (including PFAs, PFOA, PFOS, Gen X, and PFBs), asbestos containing materials, whether in a friable or non-friable condition, polychlorinated biphenyls, urea formaldehyde or radon.

“Indebtedness” of any Person means, without duplication: (a) indebtedness of such Person for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person; (c) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (d) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; and (e) indebtedness of others as described in clauses (a) through (d) above guaranteed by such Person; but Indebtedness does not include accounts payable to trade creditors, or accrued expenses arising in the ordinary course of business consistent with past practice, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business.

“Intellectual Property” means, in any jurisdiction, any and all intellectual property, including (a) patents, patent applications and all related divisionals, continuations, continuations-in-part, reissues, extensions, substitutions and reexaminations, (b) trademarks, service marks, trade names, domain names and trade dress, and all registrations and applications for registration of the foregoing, together with the goodwill symbolized by any of the foregoing, (c) copyrights and copyrightable subject matter (whether registered or unregistered), and all registrations and applications for registration of the foregoing, (d) rights in software and (e) trade secrets and other confidential or proprietary know-how, information, ideas, inventions, processes, formulae, models, data and methodologies.

“Intervening Event” means any event, development or change in circumstances that was not known to the Company Board, or if known, the consequences of which were not reasonably foreseeable as of the date of this Agreement, which event, change or development, or any consequence thereof, becomes known to the Company Board prior to obtaining the Company Stockholder Approval; provided that in no event shall the receipt, existence or terms of a Competing Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event.

Annex A-1-56

“IT Systems” means computers, computer software, hardware, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology infrastructure, and all associated documentation used by the Company or its Subsidiaries in the operation of their respective businesses.

“knowledge” means the actual knowledge of, (a) in the case of the Company, the individuals listed on Schedule 1.1 of the Company Disclosure Letter and (b) in the case of Parent, the individuals listed on Schedule 1.1 of the Parent Disclosure Letter, in each case, after reasonable investigation and inquiry by each such individual.

“Law” means any law (including common law), statute, rule, regulation, ordinance, code, judgment, order, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Entity, including common law.

“Merger Consideration Value” means an amount in cash equal to the product of (a) the Exchange Ratio and (b) the volume-weighted average price of a Parent Common Share on the Nasdaq for the five (5) consecutive trading day period ending on the trading day immediately preceding (but not including) the Closing Date (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company).

“NASDAQ” means the National Association of Securities Dealers Automated Quotations.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Organizational Documents” means (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement, and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

“other Party” means (a) when used with respect to the Company, Parent, BMS and Merger Sub, and (b) when used with respect to Parent, BMS or Merger Sub, the Company.

“Panther Creek Plant” means the 80 MW coal refuse burning electric power generation facility located on a 33-acre site in the Borough of Nesquehoning, Carbon County, Pennsylvania.

“Panther Creek Project Company” means Panther Creek Power Operating, LLC, a Delaware limited liability company.

“Parent ATM Agreement” means that certain at-the-market offering agreement, dated March 8, 2024, by and between Parent and H.C. Wainwright & Co., LLC.

“Parent Equity Plan” means the Parent Long-Term Incentive Plan dated effective April 16, 2024.

“Parent Fundamental Representations” means Section 5.1 (Organization, Standing and Power), Section 5.3(a) and (b)(i) (Authority; No Violations; Consents and Approvals) and Section 5.20 (Brokers).

“Parent Material Adverse Effect” means any fact, circumstance, effect, change, event or development that has had or is reasonably expected to have a material adverse effect on (a) the financial condition, business, assets and liabilities, or results of operations of Parent and its Subsidiaries, taken as a whole, or (b) the ability of such Person and its Subsidiaries to consummate the Transactions; provided, however, that no effect (by itself or when aggregated or taken together with any and all other effects) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Parent Material Adverse Effect,” and no effect (by itself or when aggregated or taken together with any and all other such effects) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a “Parent Material Adverse Effect” has occurred or may, would or could occur: (i) general economic conditions (or changes in such conditions) or conditions in the global economy generally; (ii) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets, including (A) changes in interest rates and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market; (iii) conditions (or changes in such conditions) in the currency, Bitcoin mining, cryptocurrency, electricity, power or natural gas industry (including changes in cryptocurrency prices, commodity prices, general

Annex A-1-57

market prices and regulatory changes affecting the industry); (iv) political conditions (or changes in such conditions) or acts of war (whether or not declared), sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism); (v) epidemics, pandemics, earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters; (vi) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, (vii) any actions taken or failure to take action, in each case, to which Parent or the Company, as applicable, has expressly requested in writing after the date hereof; (viii) the taking of any action expressly permitted or required by this Agreement; (ix) the failure to take any action expressly prohibited by this Agreement; (x) changes in Law or other legal or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof), in each case after the date hereof; (xi) any changes in such Person’s stock price or the trading volume of such Person’s stock, or any failure by such Person to meet any analysts’ estimates or expectations of such Person’s revenue, earnings or other financial performance or results of operations for any period, or any failure by such Person or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute, or be taken into account in determining whether there has been or is reasonably expected to be, a Parent Material Adverse Effect); or (xii) any Proceedings made or brought by any of the current or former stockholders of such Person (on their own behalf or on behalf of such Person) against the Company, Parent, BMS, Merger Sub or any of their directors or officers, after the date hereof and arising out of the Merger, the Exchanges or the Conversion; provided that to the extent such effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in any of the foregoing clauses (i) through (v) and (x) disproportionately adversely affect such Person and its Subsidiaries, taken as a whole, as compared to other Persons that conduct business in the industries in which such Person and its Subsidiaries conduct business, such adverse effects (if any) shall be taken into account when determining whether a “Parent Material Adverse Effect” has occurred or is reasonably expected to occur solely to the extent they are disproportionate.

“Parent Options” means any outstanding stock options to purchase Parent Common Shares issued under the Parent Equity Plan.

“Parent Plans” means all of the material Employee Benefit Plans sponsored, maintained, or contributed to by the Parent as of the date hereof.

“Parent RSUs” means any restricted share units and deferred restricted share units granted under the Parent Equity Plan.

“Parent Termination Fee” means $12,500,000, payable in cash and/or Bitcoin as elected by Parent.

“Party” or “Parties” means a party or the parties to this Agreement, except as the context may otherwise require.

“Permitted Encumbrances” means:

(a)         solely to the extent waived by beneficiaries thereof prior to the Effective Time, preferential purchase rights, rights of first refusal, purchase options and similar rights granted pursuant to any contracts, including joint operating agreements, joint ownership agreements, participation agreements, development agreements, stockholders agreements, consents, organizational documents and other similar agreements and documents;

(b)         contractual or statutory mechanic’s, materialmen’s, warehouseman’s, journeyman’s, vendor’s, repairmen’s, construction and carrier’s liens and other similar liens arising in the ordinary course of business for amounts not yet delinquent;

(c)         Encumbrances for Taxes or assessments or other governmental charges that are not yet delinquent or, if delinquent, that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP;

(d)         such Encumbrances as the Company (in the case of Encumbrances with respect to properties or assets of Parent or its Subsidiaries) or Parent (in the case of Encumbrances with respect to properties or assets of the Company or its Subsidiaries), as applicable, have expressly waived in writing;

Annex A-1-58

(e)         any Encumbrances discharged at or prior to the Effective Time (including Encumbrances securing any Indebtedness (including, without limitation, Indebtedness under the Company Credit Agreement) that will be paid off in connection with Closing);

(f)          non-exclusive licenses of Intellectual Property entered into in the ordinary course of business;

(g)         building, zoning or other land use Laws to which the applicable real property is subject that are imposed or promulgated by any Governmental Entity and that are not materially violated by an existing improvement on such real property and do not materially and adversely interfere with the use thereof as presently used in the ordinary course;

(h)         With respect to real property and without limiting the foregoing:

(A)        any easements, rights of way, restrictions, restrictive covenants, encroachments, protrusions and other similar charges or encumbrances, defects and other irregularities in title that do not, and would not reasonably be expected to, materially impair the current use or occupancy of the real property;

(B)         with respect to any real property that is occupied by a Party or its Subsidiaries pursuant to a lease, sublease, license or similar occupancy arrangement, any Encumbrance created by the applicable fee owner of such real property (provided that such fee owner is neither such Party nor any Subsidiary thereof) affecting solely such fee owner’s interest in such real property; and

(C)         any Encumbrance disclosed on any survey or any title insurance commitment, report or policy as a specific exception from coverage, provided that (1) such survey or title insurance commitment, report or policy is disclosed on Schedule 1.2 of the Company Disclosure Letter and has been made available (including any applicable underlying documents referenced therein) to the other Parties prior to the date of this Agreement and (2) such Encumbrance would not reasonably be expected to materially interfere, either individually or in the aggregate, with the conduct of the respective businesses of the Company and its Subsidiaries in the ordinary course.

“Person” means any individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, Governmental Entity, association or unincorporated organization, or any other form of business or professional entity.

“PJM” means PJM Interconnection, L.L.C., a Delaware limited liability company, or any successor entity performing similar functions.

“PJM Manual 14D” means PJM Manual 14D: Generator Operational Requirements, as may be revised by PJM from time to time.

“PJM Tariff” means the PJM Open Access Transmission Tariff as accepted for filing by FERC.

“Proceeding” means any actual or threatened claim (including a claim or notice of a violation of applicable Law), action, audit, litigation, suit, proceeding, demand, investigation, summons, subpoena, hearing, complaint, petition, grievance, citation, arbitration or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise, whether in contract, in tort or otherwise, and whether or not such claim, action, audit, litigation, suit, proceeding, demand, investigation, summons, subpoena, hearing, complaint, petition, grievance, citation, arbitration or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.

“PUHCA” means the Public Utility Holding Company Act of 2005, as amended.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing of Hazardous Materials into the indoor or outdoor environment.

Annex A-1-59

“Representatives” means, with respect to any Person, the officers, directors, employees, accountants, consultants, agents, legal counsel, financial advisors and other representatives of such Person.

“Restricted Person” means any person or entity identified on the U.S. Department of Commerce’s Denied Persons List, Unverified List or Entity List or the U.S. Department of State’s Debarred Parties List.

“Sanctioned Person” means any Person that is the target of any Sanctions, including, without limitation, (a) any Person listed on any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, or the United Nations Security Council; (b) any Person listed on any Sanctions-related list maintained by the Government of Canada, including the Consolidated Canadian Autonomous Sanctions List and List of Terrorist Entities; (c) the Government of Venezuela or any Person that is located, organized, or resident in a Sanctioned Territory; (d) any Person otherwise subject to Sanctions; or (e) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a)-(d).

“Sanctioned Territory” means, at any time, a country or territory that is itself the subject or target of any comprehensive Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea, Donetsk, Luhansk, Kherson, or Zaporizhzhia regions of Ukraine).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered, or enforced from time to time by relevant Governmental Entities, including, but not limited to OFAC, the U.S. Department of State, Global Affairs Canada or Public Safety Canada.

“Scrubgrass Plant” means the 85 MW coal refuse burning electric power generation facility located on a 670-acre site in Scrubgrass Township, Venango County, Pennsylvania.

“Scrubgrass Project Company” means Scrubgrass Reclamation Company, L.P., a Delaware limited liability company.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“SEDAR+” means the System for Electronic Document Analysis and Retrieval + maintained by the Canadian Securities Regulators.

“Specified Debt Agreements” means (i) that certain Master Equipment Financing Agreement, dated as of June 25, 2021, by and between Stronghold Digital Mining LLC, a Delaware limited liability company, and NYDIG ABL LLC, a Delaware limited liability company and (ii) that certain Master Equipment Financing Agreement, dated as of December 15, 2021, by and between Stronghold Digital Mining BT, LLC, a Delaware limited liability company, and NYDIG ABL LLC, a Delaware limited liability company, each as amended, restated, amended and restated, supplemented, refinanced or otherwise modified from time to time.

“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries.

“Superior Proposal” means a bona fide written Competing Proposal submitted to the Company after the date hereof by any Person or group (other than Parent or any of its Affiliates) that in the good faith determination of the Company Board or any committee thereof, after consultation with its financial advisors and after taking into account relevant legal, financial, regulatory, estimated timing of consummation and other aspects of such proposal and the Person or group making such proposal, would, if consummated in accordance with its terms, result in a transaction more favorable to the Company’s stockholders than the Transactions. For purposes of the reference to a “Competing Proposal” in this definition, all references to “15%” in the definition of “Competing Proposal” will be deemed to refer to “50%.”

Annex A-1-60

“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under applicable Law.

“Tax” or “Taxes” means any taxes, assessments, and other governmental charges in the nature of a tax imposed by any Governmental Entity, including income, profits, gross receipts, employment, stamp, occupation, premium, alternative or add-on minimum, ad valorem, property, transfer, value added, sales, use, customs, duties, capital stock, franchise, excise, withholding, social security (or similar), unemployment, disability, payroll, windfall profit, severance, production, estimated or other tax, duty or assessment in the nature of a tax imposed by a Governmental Entity, including any interest, penalty or addition thereto.

“Tax Receivable Agreement” means that certain Tax Receivable Agreement entered into between the Company, Q Power LLC and an agent named by Q Power LLC, dated April 1, 2021, as amended by that certain Joinder to Tax Receivable Agreement effective as of November 9, 2022, whereby William Spence became a party thereto.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, filed or required to be filed with any Taxing Authority.

“Taxing Authority” means the U.S. Internal Revenue Service and any other Governmental Entity responsible for the imposition, administration or collection of Taxes.

“Transactions” means the Merger and the other transactions contemplated by this Agreement and each other agreement to be executed and delivered in connection herewith and therewith.

“TSX” means the Toronto Stock Exchange.

“Voting Debt” of a Person means bonds, debentures, notes or other Indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of such Person may vote.

“Willful and Material Breach” means a material breach (or the committing of a material breach) of this Agreement that is a consequence of a purposeful act or failure to take an act by the breaching party with the knowledge that the taking of such act (or the failure to take such act) may constitute a material breach of this Agreement.

Annex A-1-61

ANNEX B

Form of Certificate of Merger

Annex A-1-62

CERTIFICATE OF MERGER

of

HPC & AI MEGACORP, INC.

(a Delaware corporation)

with and into

STRONGHOLD DIGITAL MINING, INC.

(a Delaware corporation)

(Under Section 251 of the General Corporation Law of the State of Delaware)

Dated:[•], 2024

Pursuant to Section 251(c) of the General Corporation Law of the State of Delaware (as amended, the “DGCL”), Stronghold Digital Mining, Inc., a Delaware corporation (the “Company”), in connection with the merger of HPC & AI Megacorp, Inc., a Delaware corporation (“Merger Sub”), with and into the Company (the “Merger”), does hereby certify:

FIRST: The name, jurisdiction of organization, state of domicile and type of entity of each of the constituent entities to the Merger are as follows:

Name	Jurisdiction of Organization and State of Domicile	Type of Entity
HPC & AI Megacorp, Inc.	Delaware	Corporation
Stronghold Digital Mining, Inc.	Delaware	Corporation

SECOND: An Agreement and Plan of Merger by and among Bitfarms Ltd., Backbone Mining Solutions LLC, Merger Sub and the Company, dated as of August 21, 2024 (the “Merger Agreement”), has been approved, adopted, executed and acknowledged by each constituent entity with respect to the Merger in accordance with Section 251 of the DGCL.

THIRD: Upon the effectiveness of the Merger the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation (the “Surviving Entity”). The name of the Surviving Entity shall be “Stronghold Digital Mining, Inc.”

FOURTH: Upon the effectiveness of the Merger, the certificate of incorporation of the Surviving Entity shall be amended and restated in its entirety in the form attached hereto as Exhibit A.

FIFTH: An executed copy of the Merger Agreement is on file at the office of the Surviving Entity at 850 New Burton Road, Suite 201, County of Kent, Dover, DE 19904.

SIXTH: An executed copy of the Merger Agreement will be furnished by the Surviving Entity on request, without cost, to any stockholder of the constituent corporations.

SEVENTH: The Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of Delaware in accordance with the DGCL.

[Remainder of page intentionally left blank]

Annex A-1-63

IN WITNESS WHEREOF, the Company has caused this Certificate of Merger to be duly executed as of the date first written above.

STRONGHOLD DIGITAL MINING, INC.
By:
Name:
Title:

[Signature Page to the Certificate of Merger]

Annex A-1-64

EXHIBIT A

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

STRONGHOLD DIGITAL MINING, INC.

Annex A-1-65

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

STRONGHOLD DIGITAL MINING, INC.

______________________________________

ARTICLE I

The name of the corporation is Stronghold Digital Mining, Inc. (the “Corporation”).

ARTICLE II

The address of the registered office of the corporation in the State of Delaware is 850 New Burton Road, Suite 201, County of Kent, Dover DE, 19904. The name of the Corporation’s registered agent at that address is Cogeny Global Inc.

ARTICLE III

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (as amended from time to time, the “GCL”).

ARTICLE IV

The total number of shares of stock which the Corporation has authority to issue is One Thousand (1,000) shares, all of which shall be Common Stock, $ 0.01 par value per share.

ARTICLE V

The Board of Directors of the Corporation shall have the power to adopt, amend or repeal Bylaws of the Corporation.

ARTICLE VI

Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VII

To the fullest extent permitted by law, no director or Officer (as defined below) shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or Officer, except for liability of: (i) a director or Officer for any breach of the director’s or Officer’s duty of loyalty to the Corporation or its stockholders; (ii) a director or Officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) a director under Section 174 of the GCL; or (iv) a director or Officer for any transaction from which the director or Officer derived an improper personal benefit or (v) an Officer in any action by or in the right of the Corporation. Any amendment, repeal or elimination of this Article VII shall not affect its application with respect to an act or omission by a director or Officer occurring before such amendment, repeal or elimination. All references in this Article VII to an “Officer” shall mean only a person who, at the time of an act or omission as to which liability is asserted, falls within the meaning of the term “officer,” as defined in Section 102(b)(7) of the GCL.

ARTICLE VIII

Each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or any of its subsidiaries or is or was serving at the request of the Corporation or any of its subsidiaries as a director or officer of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, as applicable, or by reason of anything done or not done by such person in any such capacity (a “Covered Person”), shall be indemnified and held harmless by the Corporation to the fullest extent authorized or permitted by applicable law, as the same

Annex A-1-66

exists or may hereafter be amended, against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement, of or incurred by such Covered Person in connection with such proceeding, and such right to indemnification shall continue as to a person who has ceased to be a director or officer; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall indemnify a Covered Person in connection with a proceeding (or part thereof) initiated by such Covered Person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred by this Article VIII shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any such proceeding in advance of its final disposition.

The rights conferred on any Covered Person by this Article VIII shall not be exclusive of any other rights which any Covered Person may have or hereafter acquire under law, this Certificate of Incorporation, the Bylaws of the Corporation, an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of this Article VIII by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Article VIII, will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

This Article VIII shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than Covered Persons.

ARTICLE IX

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

[Remainder of Page Intentionally Left Blank]

Annex A-1-67

Annex A-2

Execution Version

AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER, dated as of September 12, 2024 (this “Amendment”), is entered into by and among Bitfarms Ltd., a corporation organized under the Business Corporations Act (Ontario) (“Parent”), Backbone Mining Solutions LLC, a Delaware limited liability company and a wholly owned, indirect Subsidiary of Parent (“BMS”), HPC & AI Megacorp, Inc., a Delaware corporation and a wholly owned, direct Subsidiary of BMS (“Merger Sub”), and Stronghold Digital Mining, Inc., a Delaware corporation (the “Company”).  Each of Parent, BMS, Merger Sub, and the Company are referred to herein as a “Party” and together as “Parties.”

WHEREAS, on August 21, 2024, the Parties entered into the Agreement and Plan of Merger (the “Merger Agreement”); and

WHEREAS, in accordance with Section 9.12 of the Merger Agreement, the Parties desire to amend the Merger Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.           Definitions. Each capitalized term used but not otherwise defined herein shall have the meaning ascribed to such term in the Merger Agreement, as amended hereby.

2.           Amendments to the Merger Agreement.

(a)         The first sentence of Section 4.2(a) of the Merger Agreement is hereby amended and restated to read as follows:

           “As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 238,000,000 shares of Company Class A Common Stock, (ii) 50,000,000 shares of Company Class V Common Stock and (iii) 50,000,000 shares of preferred stock, par value $0.0001 per share (“Company Preferred Stock” and, together with the Company Common Stock, the “Company Capital Stock”).”

(b)         Section 6.1(b)(ii) of the Merger Agreement is hereby amended and restated to read as follows:

          “offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, the Company or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than: (A) the issuance of Company Common Stock upon the vesting or lapse of any restrictions on any shares related to Company RSUs or other awards granted under the Company Equity Plans and outstanding on the date hereof or issued in compliance with clause (B) below; (B) the issuance of equity awards granted under the Company Equity Plans in accordance with Schedule 6.1(b)(ii); (C) the issuance of Company Common Stock upon the exercise of any Company Options; (D) the issuance of Company Common Stock upon the conversion of any Company Preferred Stock; (E) the issuance of Company Common Stock upon the exercise of any Company Warrants in accordance with the terms of the applicable warrant agreement; (F) issuances by a wholly-owned Subsidiary of the Company or Company Holdco of such Subsidiary’s capital stock or other equity interests to the Company or Company Holdco or any other wholly-owned Subsidiary of the Company or Company Holdco; and (G) issuances of any Company Common Stock in connection with a redemption of Company Holdco Units in accordance with the Company Holdco LLC Agreement (for the avoidance of doubt, the filing of a registration statement by the Company shall not be deemed as a breach of this Section 6.1(b)(ii) so long as the Company does not issue any equity interests pursuant to such registration statement without Parent’s prior written consent);”

Annex A-2-1

(c)         The definition of “Parent Termination Fee” in Annex A of the Merger Agreement is hereby amended and restated to read as follows:

          “‘Parent Termination Fee’ means $12,500,000, minus the amount of the Deposit (as defined in the Hosting Agreement) held by the Company and not yet returned to Parent under the Hosting Agreement as of the date of the termination of this Agreement up to a maximum of $5,000,000, payable in cash and/or Bitcoin as elected by Parent.”

(d)         A new definition of “Hosting Agreement” is hereby added to Annex A of the Merger Agreement immediately above the definition of “Indebtedness” to read as follows:

          “‘Hosting Agreement’ means that certain Hosting Agreement, dated September 12, 2024, by and between Stronghold Digital Mining Hosting, LLC and Parent.”

(e)         Item 2 of Schedule 6.1(b)(ii) of the Company Disclosure Letter is hereby removed in its entirety and shall be deemed null and void, as though it had never been included in the Company Disclosure Letter.

3.           References to and Effect on the Merger Agreement.  On and after the date hereof, each reference in the Merger Agreement to “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” or words of similar import referring to the Merger Agreement, and any reference to the Merger Agreement in any other agreements, instruments and documents executed and delivered in connection therewith, shall mean the Merger Agreement as amended by this Amendment. The provisions set forth in this Amendment shall be deemed to be and shall be construed as part of the Merger Agreement to the same extent as if fully set forth verbatim therein.  All references in the Merger Agreement, as amended by this Amendment, to “the date hereof,” “the date of this Agreement” and words of similar import, and all references to the date of the Merger Agreement in any other agreements, instruments and documents executed and delivered in connection therewith, shall in all instances continue to refer to August 21, 2024.

4.           Amendment. Except as expressly amended by this Amendment, the terms of the Merger Agreement shall remain unchanged and continue in full force and effect.

5.           Other Miscellaneous Terms. The provisions of Article IX of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.

[Remainder of page intentionally left blank.]

Annex A-2-2

IN WITNESS WHEREOF, the Parties have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

PARENT:
BITFARMS LTD.
By:	/s/ Benjamin Gagnon
Name:	Benjamin Gagnon
Title:	Chief Executive Officer

Signature Page to Amendment No. 1 to
Agreement and Plan of Merger

Annex A-2-3

IN WITNESS WHEREOF, the Parties have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

BMS:
BACKBONE MINING SOLUTIONS LLC
By:	/s/ Jeffrey Lucas
Name:	Jeffrey Lucas
Title:	President and Chief Financial Officer

Signature Page to Amendment No. 1 to
Agreement and Plan of Merger

Annex A-2-4

IN WITNESS WHEREOF, the Parties have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

MERGER SUB:
HPC & AI MEGACORP, INC.
By:	/s/ Patricia Osorio
Name:	Patricia Osorio
Title:	Director & Corporate Secretary

Signature Page to Amendment No. 1 to
Agreement and Plan of Merger

Annex A-2-5

IN WITNESS WHEREOF, the Parties have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

COMPANY
STRONGHOLD DIGITAL MINING, INC.
By:	/s/ Gregory A. Beard
Name:	Gregory A. Beard
Title:	Chief Executive Officer & Chairman

Signature Page to Amendment No. 1 to
Agreement and Plan of Merger

Annex A-2-6

Annex B

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is made and entered into as of August 21, 2024, by and among Bitfarms Ltd., a corporation organized under the Business Corporations Act (Ontario) (“Parent”), and the undersigned holders (each, a “Holder” and collectively, the “Holders”) of shares of Class A common stock, par value $0.0001 per share, and/or Class V common stock, par value $0.0001 per share (collectively, “Company Common Stock”), of Stronghold Digital Mining, Inc., a Delaware corporation (the “Company”). The parties to this Agreement are sometimes referred to herein collectively as the “parties,” and individually as a “party.” Capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement (as defined below).

RECITALS

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of the date hereof (as may be amended from time to time, the “Merger Agreement”), by and among Parent, Backbone Mining Solutions LLC, a Delaware limited liability company and a wholly owned, indirect subsidiary of Parent (“BMS”), HPC & AI Megacorp, Inc., a Delaware corporation and a wholly owned, direct subsidiary of BMS (“Merger Sub”), and the Company, Merger Sub will be merged with and into the Company with the Company surviving as the surviving corporation (the “Merger”), on the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, each Holder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the number of shares of Company Common Stock as indicated opposite such Holder’s name on Schedule I attached hereto (the “Existing Shares” and, together with any additional shares of Company Common Stock over which such Holder acquires record or beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) after the date hereof by means of purchase, dividend or distribution, issuance upon the exercise of any warrants, options or other rights to acquire Company Common Stock or the conversion of any convertible securities, vesting of equity awards or otherwise (the “New Shares”), collectively, the “Shares”); and

WHEREAS, concurrently with the execution and delivery of the Merger Agreement, and as a condition and inducement to Parent’s willingness to enter into the Merger Agreement, the Holders have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I
VOTING

Section 1.1          Voting. Each Holder hereby irrevocably and unconditionally agrees that, from the date of this Agreement and until the Expiration Time (as defined in Article V), at any meeting (including any postponement, adjournment or recess thereof, the “Company Stockholders Meeting”)) of the stockholders of the Company (the “Company Stockholders”), however called, or in connection with any written consent of the Company Stockholders, each Holder (in such capacity and not in any other capacity) will (i) appear at the Company Stockholders Meeting or otherwise cause all of the Shares owned by such Holder (whether beneficially (as defined in Rule 13d-3 under the Exchange Act) or of record) to be counted as present for purposes of calculating a quorum and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all of the Shares owned by such Holder (whether beneficially (as defined in Rule 13d-3 under the Exchange Act) or of record):

              (a)         in favor of the adoption of the Merger Agreement and the approval of any transactions contemplated by the Merger Agreement (including the Merger);

              (b)         in favor of any other matters that would reasonably be expected to facilitate the consummation of the Merger and the other transactions contemplated by the Merger Agreement, including any proposal to adjourn or postpone such Company Stockholders Meeting to a later date if there are not sufficient votes to approve the Merger and the other transactions contemplated by the Merger Agreement;

Annex B-1

              (c)         against any Competing Proposal, without regard to the terms of such Competing Proposal, or any other transaction, proposal, agreement or action made in opposition to adoption of the Merger Agreement and transactions contemplated by the Merger Agreement (including the Merger); and

              (d)         against any other action, agreement or transaction that would reasonably be expected to prevent, materially impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement;

(clauses (a) through (d) of this Section 1.1, the “Required Votes”).

Notwithstanding anything herein to the contrary in this Agreement, this Section 1.1 shall not require any Holder to be present (in person or by proxy) or vote (or cause to be voted), or give written consent (or cause written consent to be given) covering, any of the Shares to amend, modify or waive any provision of the Merger Agreement in a manner that reduces the amount of the Per Share Merger Consideration payable, imposes any material restrictions on or additional material conditions on the payment of the Per Share Merger Consideration, extends the End Date or otherwise adversely affects such Holder of the Company (in its capacity as such) in any material respect. Notwithstanding anything to the contrary in this Agreement, each Holder shall remain free to vote (or execute consents or proxies with respect to) the Shares with respect to any matter other than the Required Votes in any manner such Holder deems appropriate, including in connection with the election of directors of the Company.

Section 1.2          Restrictions on Transfers. Each Holder hereby agrees that, from the date hereof until the Expiration Time, it shall not, directly or indirectly, except in connection with the consummation of the Merger or the Exchanges, (a) sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, lien, hypothecation, rehypothecation or other disposition of (by merger, by testamentary disposition, by operation of Law or otherwise) (together, “Transfer”), any Shares owned by such Holder (whether beneficially (as defined in Rule 13d-3 under the Exchange Act) or of record), (b) deposit any Shares owned by such Holder (whether beneficially (as defined in Rule 13d-3 under the Exchange Act) or of record) into a voting trust or enter into a voting agreement or arrangement or grant any proxy, consent or power of attorney with respect thereto other than, and that is inconsistent with, this Agreement, (c) agree (regardless of whether in writing) to take any of the actions referred to in the foregoing clause (a) or (b), or (d) take any action or agree to take any action that is otherwise inconsistent with, or would interfere with, or prohibit or prevent such Holder from satisfying, its obligations pursuant to this Agreement; provided, however, a Holder may: (x) Transfer Shares to one or more Affiliates or a trust established for the benefit of the Holder or any of its Affiliates who (i) is a party to an agreement with Parent with substantially identical terms as this Agreement or (ii) if, as a condition to such Transfer, the recipient agrees in writing to be bound by this Agreement and delivers a copy of such executed written agreement to Parent prior to the consummation of such transfer; or (y) Transfer Shares with Parent’s prior written consent. Nothing in this Agreement shall prohibit direct or indirect transfers of equity or other interests in a Holder as long as such Holder continues to be bound by this Agreement following any such transfer. Any Transfer or attempted Transfer of any Shares in violation of this Section 1.2 shall, to the fullest extent permissible under applicable Law, be null and void ab initio. If any involuntary Transfer of any Shares shall occur, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the valid termination of this Agreement.

Section 1.3          Further Assurances. From time to time, at Parent’s request and without further consideration, each Holder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement.

ARTICLE II
NO SOLICITATION; CAPACITY; CHANGES IN CAPITAL STOCK

Section 2.1          No Solicitation. Each Holder will (and it shall cause its Subsidiaries and controlled Affiliates and shall instruct and use its reasonable commercial efforts to cause its and their respective Representatives to), immediately cease and cause to be terminated any discussions or negotiations with any Person (other than Parent) conducted heretofore with respect to a Competing Proposal. Prior to the Expiration Time, no Holder shall (and it

Annex B-2

shall cause its Subsidiaries and controlled Affiliates and shall instruct and use its reasonable commercial efforts to cause its and their respective Representatives not to) directly or indirectly, (a) initiate, solicit, knowingly encourage or knowingly facilitate the submission of any Competing Proposal, (b) participate in any negotiations regarding, or furnish to any Person (other than Parent, Merger Sub or any of their respective designees) any non-public information with respect to a Competing Proposal or (c) otherwise take any action that would violate Section 6.3 of the Merger Agreement if such Holder were deemed to be the Company for purposes of Section 6.3 of the Merger Agreement. Nothing in this Agreement shall prohibit any Holder or any of its Representatives from taking any action that the Company or its Representatives are permitted to take under Section 6.3 of the Merger Agreement. For purposes of this Agreement, the term “Affiliate” shall have the meaning assigned to it in the Merger Agreement, but, for the avoidance of doubt, for purposes of this Agreement, none of the Company, any of its Subsidiaries, Parent and Merger Sub shall be deemed to be an Affiliate of any Holder.

Section 2.2          Capacity. Each Holder is entering into this Agreement solely in its capacity as the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the Shares and nothing herein is intended to or shall limit or affect any actions taken by such Holder or any of such Holder’s designees serving in his or her capacity as a director of the Company (or a Subsidiary of the Company). The taking of any actions (or failures to act) by each Holder or such Holder’s designees serving as a director of the Company (in such capacity as a director) shall not be deemed to constitute a breach of this Agreement.

Section 2.3          Changes in Capital Stock. In the event of any change in the Company’s capital stock by reason of any stock split, reverse stock split, subdivision, combination, recapitalization, reclassification, exchange of shares or the like, the terms “Shares” with respect to a Holder shall be deemed to refer to and include the Shares initially subject to this Agreement as well as all such additional shares of Company Common Stock acquired or received by such Holder in connection with any such transaction referred to above and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction. Each Holder hereby agrees to promptly notify Parent in writing of any acquisition of New Shares by such Holder (including notice of the number of any New Shares acquired) after the date of this Agreement and prior to the Expiration Date and that any New Shares shall automatically be subject to the applicable terms of this Agreement as though owned by such Holder on the date of this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE HOLDERS; APPRAISAL RIGHTS

Section 3.1          Representations and Warranties. Each Holder severally and not jointly represents and warrants to Parent as follows:

             (a)           If applicable, such Holder is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization.

             (b)          Such Holder has, and at all times during the term of this Agreement will continue to have, (i) sole record or beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of and good and valid title to the Shares and (ii) with respect to the Shares, full and exclusive power to vote, issue instructions with respect to the matters set forth in Article I and agree to all of the matters set forth in this Agreement. The Existing Shares constitute all of the shares of Company Common Stock owned of record or beneficially (as defined in Rule 13d-3 under the Exchange Act) by such Holder as of the date hereof. Other than this Agreement, (i) there are no agreements or arrangements of any kind, contingent or otherwise, to which such Holder is a party obligating the Holder to Transfer or cause to be Transferred to any Person any of the Shares and (ii) no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Shares.

             (c)           Such Holder has full power and authority and is duly authorized to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by such Holder and (assuming due authorization, execution and delivery by Parent) constitutes a valid and binding agreement of the Holder, enforceable against the Holder in accordance with its terms (except in all cases as such enforceability may be limited by Creditors’ Rights), and no other action is necessary to authorize the execution and delivery by the Holder or the performance of the Holder’s obligations hereunder.

Annex B-3

             (d)          The execution, delivery and performance by such Holder of this Agreement will not (i) if such Holder is an entity, violate any provision of such Holder’s Organizational Documents; (ii) violate any provision of any Law applicable to such Holder; (iii) violate any order, judgment or decree applicable to such Holder or any of its Affiliates; (iv) with or without notice, lapse of time or both, conflict with, or result in a breach or default under or termination of, or create, modify or accelerate any obligations under, any agreement or instrument to which such Holder or any of its Affiliates is a party; or (v) require any authorization, consent or approval of, or filing with, any Governmental Entity or other Person (other than filings required to be made under the Exchange Act), except, in the case of the foregoing clause (ii), (iii), (iv) or (v), where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have an adverse effect on such Holder’s ability to satisfy its obligations hereunder.

             (e)           As of the date hereof, there is no Proceeding pending against, or threatened in writing against, such Holder that would prevent, materially delay, or materially impair the ability of such Holder with respect to, the performance by such Holder of its obligations under this Agreement.

             (f)           Except for or as contemplated by this Agreement, such Holder has not (i) entered into any voting agreement, voting trust or similar agreement with respect to any Shares or other equity securities of the Company beneficially owned (as defined in Rule 13d-3 under the Exchange Act) by such Holder, (ii) granted any proxy, consent or power of attorney with respect to any Shares, or (iii) entered into any agreement or undertaking that is inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

             (g)          Such Holder is a sophisticated investor and has adequate information concerning the business and financial condition of Parent and the Company to make an informed decision regarding this Agreement and the transactions contemplated by the Merger Agreement and has independently and without reliance upon Parent or the Company and based on such information as such Holder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Holder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Holder’s execution, delivery and performance of this Agreement.

Section 3.2          Waiver of Appraisal Rights. Each Holder, on behalf of itself and its Affiliates, hereby (a) irrevocably and unconditionally waives and agrees not to exercise any appraisal rights (including pursuant to Section 262 of the DGCL) in respect of the Shares owned by such Holder (whether beneficially (as defined in Rule 13d-3 under the Exchange Act) or of record) that may arise with respect to the Merger under the Merger Agreement, and (b) agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against Parent, Parent’s Affiliates, the Company, the Company’s Subsidiaries or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement (including the Per Share Merger Consideration) or the consummation of the transactions contemplated hereby and thereby.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF PARENT

Section 4.1          Representations and Warranties of Parent. Parent represents and warrants to each Holder as follows as of the date of this Agreement:

             (a)           Parent is duly incorporated and validly existing in good standing under the laws of the jurisdiction in which it is incorporated or constituted. Parent has all requisite power and authority to execute and deliver, and perform its obligations under, this Agreement.

             (b)          This Agreement has been duly and validly executed and delivered by Parent. Assuming the due authorization, execution and delivery by the other parties of this Agreement, this Agreement constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, subject, as to enforceability, to Creditors’ Rights.

             (c)           To the knowledge of Parent, there is no Proceeding pending against, or threatened in writing against Parent that would prevent, materially delay or materially impair the consummation by Parent of the transactions contemplated by this Agreement, or otherwise materially impair its ability to perform its respective obligations hereunder.

Annex B-4

ARTICLE V
TERMINATION; DISCLOSURE

Section 5.1          Termination. This Agreement shall terminate and be of no further force or effect upon the earliest to occur of: (a) the Effective Time; (b) the termination of the Merger Agreement in accordance with its terms; (c) the date of any modification or amendment to, or the waiver of any provision of, the Merger Agreement in a manner that reduces the amount of the Per Share Merger Consideration payable, imposes any material restrictions on or additional material conditions on the payment of the Per Share Merger Consideration, extends the End Date or otherwise adversely affects such Holder of the Company (in its capacity as such) in any material respect; and (d) the effectiveness of a written agreement executed by the parties to this Agreement to terminate this Agreement; (such earliest time, the “Expiration Time”). Upon the valid termination or expiration of this Agreement in accordance with this Section 5.1, no party shall have any further obligations or liabilities under this Agreement; provided that (i) this Section 5.1 and Article VII shall survive any termination of this Agreement and Section 3.2 shall survive the Expiration Time if it is triggered by the consummation of the Merger; (ii) if the Exchanges and the Merger are consummated, the provisions of Article VI hereof shall survive the Effective Time until performed in accordance with their terms; and (iii) nothing in this Section 5.1 shall relieve or otherwise limit any party of liability for any willful breach of this Agreement occurring prior to such termination or for fraud.

Section 5.2          Disclosure. Each Holder consents to and authorizes the publication and disclosure by the Company and Parent of the Holder’s identity and holding of Shares, and the terms of this Agreement (including, for avoidance of doubt, the disclosure of this Agreement), in any press release, the Proxy Statement/Prospectus and any other disclosure document required in connection with the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement.

ARTICLE VI
TAX MATTERS

Section 6.1          Pre-Closing Flow-Through Tax Returns. Parent shall prepare, or cause to be prepared, each Tax Return relating to U.S. federal income taxes and any other Taxes determined on a flow-through basis (i.e., reported at the entity level but with respect to which items of income, gain, loss or deduction or other Tax attributes or Taxes are allocated to the direct or indirect beneficial owners of the entity) with respect to Company Holdco and its Subsidiaries relating to any Tax period (or portion of any Tax period) ending on or prior to the Closing Date (each such Tax Return, a “Pre-Closing Flow-Through Tax Return”) required to be filed after the Closing Date with respect to Company Holdco, and each material Pre-Closing Flow-Through Tax Return required to be filed after the Closing Date with respect to each of its Subsidiaries, in a manner consistent with past practice, except to the extent otherwise required by applicable Law, this Agreement or the Merger Agreement. Not later than 10 days prior to the due date (including extensions) for filing any such Pre-Closing Flow-Through Tax Return, Parent shall deliver a draft of each such Pre-Closing Flow-Through Tax Return, together with any supporting documentation and workpapers reasonably requested by any Holder holding Company Holdco Units immediately prior to the Exchanges (the “Legacy Unitholder”) that may be necessary to understand such Pre-Closing Flow-Through Tax Return, to the Legacy Unitholder for its review and reasonable comment. Parent shall consider in good faith any reasonable comments timely received from the Legacy Unitholder prior to filing. Parent shall not, and shall cause its Subsidiaries (including, after the Effective Time, the Company and Company Holdco) not to, file or amend any Pre-Closing Flow-Through Tax Return with respect to Company Holdco or any of its Subsidiaries in a manner that would reasonably be expected to have a material and disproportionate adverse impact on the Legacy Unitholder (or its direct or indirect owners) without the prior written consent of the Legacy Unitholder (such consent not to be unreasonably withheld, conditioned or delayed), except to the extent otherwise required by applicable Law, this Agreement or the Merger Agreement.

Section 6.2          Tax Contests. After the Closing, the Legacy Unitholder shall, at its sole cost, be entitled to participate in any audit, examination, contest, litigation or other Proceeding relating to Pre-Closing Flow-Through Tax Returns with respect to Company Holdco or any of its Subsidiaries that would reasonably be expected to have a material and disproportionate adverse impact on the Legacy Unitholder (or its direct or indirect owners), and none of Parent, the Company, Company Holdco or any of their Affiliates shall settle or compromise any such proceeding in a manner that is reasonably expected to have a material and disproportionate adverse impact on the Legacy Unitholder (or its direct or indirect owners) without the prior written consent of the Legacy Unitholder (such consent not to be unreasonably withheld, conditioned or delayed).

Annex B-5

Section 6.3          Cooperation. After the Closing, the parties shall cooperate as and to the extent reasonably requested by any other party in connection with the filing of any Tax Returns described in Section 6.1 or any Proceeding with respect to the Taxes or Tax Returns of Company Holdco or any of its Subsidiaries described in Section 6.2. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such Tax Return or Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 6.4          IRS Form W-9. At or prior to the Closing, the Legacy Unitholder will provide the Company with a valid IRS Form W-9.

ARTICLE VII
MISCELLANEOUS

Section 7.1          Expenses. Except as otherwise provided in this Agreement, each party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions, whether or not the Merger shall be consummated.

Section 7.2          Notices. All notices, requests and other communications to any party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person; (b) if transmitted by facsimile (but only upon confirmation of transmission by the transmitting equipment); (c) if transmitted by electronic mail (“e-mail”) (but only if confirmation of receipt of such e-mail is requested and received; provided that each notice party shall use reasonable best efforts to confirm receipt of any such email correspondence promptly upon receipt of such request); or (d) if transmitted by national overnight courier, in each case as addressed as follows:

If to Parent, to:

Bitfarms Ltd.
110 Yonge Street, Suite 1601
Toronto, Ontario, Canada M5C 1T4
Attention: Ben Gagnon
Email: (Redacted)

With a copy to (which does not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention: Christopher M. Barlow
Email: (Redacted)

If to Holders, to the contact information set forth on such Holder’s signature page hereto.

With a copy to (which does not constitute notice):

Stronghold Digital Mining, Inc.
595 Madison Avenue, 28th Floor
New York, New York 10022
Attention: General Counsel
Email: (Redacted)

Section 7.3          Amendments; Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. No failure or delay by the parties in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a party to any such extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such party.

Annex B-6

Section 7.4          Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of Law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any purported assignment in violation of this Section 7.4 shall be void.

Section 7.5          No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture, any like relationship between the parties hereto or a presumption that the parties are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

Section 7.6          Entire Agreement. This Agreement (together any other documents and instruments executed pursuant hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 7.7          No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.8          Governing Law; Venue; Waiver of Jury Trial.

             (a)           THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

             (b)          THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE DGCL, THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

             (c)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE

Annex B-7

IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 7.8.

Section 7.9          Specific Performance. The parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties. Prior to the termination of this Agreement pursuant to Section 5.1, it is accordingly agreed that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 7.9, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity. Each party accordingly agrees (a) the non-breaching party will be entitled to injunctive and other equitable relief, without proof of actual damages; and (b) the alleged breaching party will not raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement and will not plead in defense thereto that there are adequate remedies at Law, all in accordance with the terms of this Section 7.9. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7.9, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 7.10        Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions: (a) the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used; (b) examples are not to be construed to limit, expressly or by implication, the matter they illustrate; (c) the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation; (d) all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings; (e) the word “or” is not exclusive, and has the inclusive meaning represented by the phrase “and/or”; (f) a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined; (g) all references to prices, values or monetary amounts refer to United States dollars; (h) wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders; (i) this Agreement has been jointly prepared by the parties hereto, and this Agreement will not be construed against any Person as the principal draftsperson hereof or thereof and no consideration may be given to any fact or presumption that any party had a greater or lesser hand in drafting this Agreement; (j) the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement; (k) any references herein to a particular Section, Article or Exhibit means a Section or Article of, or an Exhibit to, this Agreement unless otherwise expressly stated herein; the Exhibit attached hereto is incorporated herein by reference and will be considered part of this Agreement; (l) all references to days mean calendar days unless otherwise provided; and (m) all references to time mean U.S. Eastern time.

Section 7.11        Counterparts. This Agreement may be executed in two (2) or more counterparts, including via facsimile or email in “portable document format” (“.pdf”) form transmission, all of which shall be considered one and the same agreement and shall become effective when two (2) or more counterparts have been signed by each of the parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

Section 7.12        Severability. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such other term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible. Except as otherwise contemplated by this Agreement, in response to an order from a court or other competent authority for any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, to the extent

Annex B-8

that a party took an action inconsistent with this Agreement or failed to take action consistent with this Agreement or required by this Agreement pursuant to such order, such party shall not incur any liability or obligation unless such party did not in good faith seek to resist or object to the imposition or entering of such order.

Section 7.13        Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated by this Agreement may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise) or to a separate agreement entered into in connection with this Agreement, no past, present or future director, manager, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney, advisor, consultant or Representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any party under this Agreement (whether for indemnification or otherwise) or of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated by this Agreement.

Section 7.14        No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to each applicable Holder.

Section 7.15        Holder Obligations Several and Not Joint. The obligations of each Holder hereunder shall be several and not joint, and no Holder shall be liable for any breach of the terms of this Agreement by any other Holder.

[Signature pages follow]

Annex B-9

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

BITFARMS LTD.
By:	/s/ Benjamin Gagnon
Name:	Benjamin Gagnon
Title:	Chief Executive Officer

Signature Page to Voting Agreement
Annex B-10

Q POWER LLC
By:	/s/ Gregory A. Beard
Name:	Gregory A. Beard
Title:	Authorized Person

Address for notices to Holder pursuant to Section 7.2:

595 Madison Avenue, 28th Floor
New York, New York 10022
Attention: Gregory A. Beard
Email: (Redacted)

and

(Redacted)

Signature Page to Voting Agreement

Annex B-11

/s/ Gregory A. Beard
Gregory A. Beard

Address for notices to Holder pursuant to Section 7.2:

595 Madison Avenue, 28th Floor
New York, New York 10022
Attention: Gregory A. Beard
Email: (Redacted)

Signature Page to Voting Agreement

Annex B-12

SCHEDULE I

Holder and Address	Shares of Class A Common Stock Outstanding	Shares of Class V Common Stock Outstanding	Shares of Common Stock Underlying Unexercised Warrants
Q Power, LLC	1,440	2,405,760	0
Gregory A. Beard	223,710	0	160,241

Annex B-13

Annex C

TRA WAIVER AND TERMINATION AGREEMENT

This TRA Waiver and Termination Agreement (this “Waiver Agreement”) is dated as of August 21, 2024, and is by and among Stronghold Digital Mining, Inc., a Delaware corporation (the “Company”), each of undersigned Persons under the heading “Holders” on the signature pages hereto (collectively, the “Holders”), and Bitfarms Ltd., a corporation organized under the Business Corporations Act (Ontario) (“Parent”).  Each of the Company, the Holders and Parent are referred to herein, individually, as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, the Company, the Holders and the Agent are parties to that certain Tax Receivable Agreement, dated April 1, 2021, as amended by that certain Joinder to Tax Receivable Agreement effective as of November 9, 2022, whereby William Spence became a party thereto (such joinder, the “Joinder,” and, collectively, the “Tax Receivable Agreement”); and

WHEREAS, in connection with the transactions contemplated by that certain Agreement and Plan of Merger, by and among Parent, Backbone Mining Solutions LLC, a Delaware limited liability company and a wholly owned, indirect subsidiary of Parent (“BMS”), and HPC & AI Megacorp, Inc., a Delaware corporation and wholly owned, direct subsidiary of BMS, and the Company, dated as of the date hereof (the “Merger Agreement”), the Company and the Holders desire to terminate the Company’s and the Holders’ rights and obligations in respect of the Tax Receivable Agreement, subject to and effective upon the consummation of the transactions contemplated by the Merger Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1.            Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Tax Receivable Agreement.

Section 2.            Acknowledgment of Change of Control. The Parties acknowledge and agree that the consummation of the transactions contemplated by the Merger Agreement shall constitute a Change of Control, which Change of Control would, but for this Waiver Agreement, at the Effective Time (as defined in the Merger Agreement), accelerate the Company’s obligations under the Tax Receivable Agreement in accordance with Section 4.2 of the Tax Receivable Agreement.

Section 3.            Waiver of Early Termination Payment; Termination of Tax Receivable Agreement; Release.

              (a)         Subject to and effective upon the consummation of the transactions contemplated by the Merger Agreement, and notwithstanding anything to the contrary in the Tax Receivable Agreement, (i) each of the Holders hereby absolutely, irrevocably and unconditionally waives in full all or any portion of the Early Termination Payment, which such Early Termination Payment would, but for this Waiver Agreement, be required to be paid by the Company to such Holder, or any other amounts that may be payable pursuant to the Tax Receivable Agreement, and (ii) none of the Company or its Subsidiaries, or any successors thereof, shall be required to pay all or any portion of the Early Termination Payment, or any other amounts pursuant to the Tax Receivable Agreement, at any time.  The Parties further agree that, subject to and effective upon the consummation of the transactions contemplated by the Merger Agreement, the Tax Receivable Agreement shall be terminated in its entirety, and no party thereto or Parent or any of their respective successors or Affiliates shall have any further obligations under the Tax Receivable Agreement other than those obligations set forth in this Waiver Agreement.

              (b)         Subject to and effective upon the consummation of the transactions contemplated in the Merger Agreement: (i) each Holder hereby absolutely, irrevocably and unconditionally terminates, waives and releases all of its rights under the Tax Receivable Agreement, (ii) each Holder hereby rescinds, annuls, cancels, repeals and eliminates any and all representations, covenants, agreements, obligations, responsibilities or liabilities of the Company, its Subsidiaries or any of its Affiliates contained in or existing under the Tax Receivable Agreement to the extent relating to or in favor of such Holder, and (iii) the Company hereby rescinds, annuls, cancels, repeals and eliminates any and all representations, covenants, agreements, obligations, responsibilities or liabilities of the Holder

Annex C-1

contained in or existing under the Tax Receivable Agreement to the extent relating to or in favor of the Company, its Subsidiaries or its Affiliates, in each case, without any continuing liability of any of the Holders, the Company, Parent or any of their respective successors or Affiliates, as applicable.  Subject to and effective upon the consummation of the transactions contemplated in the Merger Agreement, each of the Holders hereby absolutely, irrevocably and unconditionally agrees not to bring any claims, directly or indirectly, against the Company, Parent or any of their respective successors or Affiliates relating to or in respect of the Tax Receivable Agreement.

              (c)         Notwithstanding anything to the contrary in Section 7.6 of the Tax Receivable Agreement, none of the Holders shall directly or indirectly assign all or any portion of such Holder’s interest in the Tax Receivable Agreement. For the avoidance of doubt, nothing in this Waiver Agreement shall restrict any Holder from exercising its Redemption Right and participating in the Exchanges (as defined in the Merger Agreement) at or prior to the Closing (as defined in the Merger Agreement).

Section 4.            Representations and Warranties of the Parties. Each Party hereby represents and warrants to the other Parties that:

              (a)         Power; Organization; Binding Agreement. Such Party has full power and authority to execute and deliver this Waiver Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby (including to terminate the Tax Receivable Agreement). The execution and delivery by such Party of this Waiver Agreement, the performance by such Party of its obligations hereunder and the consummation by such Party of the transactions contemplated hereby (including the termination of the Tax Receivable Agreement) have been duly and validly authorized by all necessary corporate or similar action on the part of such Party and no other actions or proceedings on the part of such Party are necessary to authorize the execution and delivery by such Party of this Waiver Agreement, the performance by such Party of its obligations hereunder or the consummation by such Party of the transactions contemplated hereby (including the termination of the Tax Receivable Agreement).  If such Party is not a natural person, such Party is duly organized, validly existing and, to the extent such concept is applicable, in good standing under the laws of its jurisdiction of incorporation, organization or formation. This Waiver Agreement has been duly executed and delivered by such Party, and, assuming this Waiver Agreement constitutes a valid and binding obligation of the other Parties, constitutes a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

              (b)         No Conflicts. No filing with, and no permit, authorization, consent, or approval of, any governmental authority or other Person is necessary for the execution and delivery by such Party of this Waiver Agreement, the performance by such Party of its obligations hereunder, and the consummation by such Party of the transactions contemplated hereby (including the termination of the Tax Receivable Agreement).  None of the execution and delivery by such Party of this Waiver Agreement, the performance by such Party of its obligations hereunder or the consummation by such Party of the transactions contemplated hereby (including the termination of the Tax Receivable Agreement) will (i) contravene, conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, commitment, arrangement, understanding or other agreement to which such Party is a party or by which such Party or any of such Party’s properties or assets may be bound, including any voting agreement or voting trust, (ii) contravene, conflict with or result in a violation of any law, rule or regulation or order applicable to such Party or (iii) contravene, conflict with or result in a violation of any provision of the constituent or organizational documents of such Party.

              (c)         Reliance by Parent. In the case of the Holders and the Company, such Party understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Party’s execution and delivery of this Waiver Agreement.  Such Party has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and it has had the full right and opportunity to consult with its attorney and its tax advisor, that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Waiver Agreement and have had it fully explained to them by counsel (including tax counsel), that it is fully aware of the contents thereof and its meaning, intent and legal and tax effect, and that it or its authorized officers (as the case may be) is competent to execute this Waiver Agreement and has executed this Waiver Agreement free from coercion, duress and undue influence.

Annex C-2

              (d)         Rights in Tax Receivable Agreement. In the case of a Holder, such Holder is a party to the Tax Receivable Agreement, and other than pursuant to the Joinder, such Holder has not assigned or otherwise transferred any of its rights or interests pursuant to the Tax Receivable Agreement.

              (e)         No Proceeding. As of the date hereof, there is no proceeding pending against, or threatened in writing against, such Party that would prevent, materially delay, or materially impair the ability of such Party with respect to, the performance by such Party of its obligations under this Waiver Agreement.

Section 5.            Entire Agreement; Supersedure. This Waiver Agreement (together with any other documents and instruments executed pursuant hereto) constitutes the entire agreement of the Parties in respect of the subject matter hereof and supersedes all prior contracts, agreements or understandings, whether written or oral, between or among the Parties in respect of such subject matter hereof (including but not limited to the Tax Receivable Agreement, except as otherwise set forth herein).

Section 6.            Governing Law. This Waiver Agreement and any claim, cause of action or Proceeding (as defined in the Merger Agreement) (whether at law, in contract or in tort) that may directly or indirectly be based upon, relate to or arise out of this Waiver Agreement or any transaction contemplated hereby, or the negotiation, execution or performance hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 7.            Consent to Jurisdiction. Each of the Parties (i) irrevocably and unconditionally submits to the personal jurisdiction and venue of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, if jurisdiction is not then available in the United States District Court for the District of Delaware, then any Delaware state court) (the “Chosen Courts”), in connection with any claim, action, proceeding or other Proceeding (as defined in the Merger Agreement) between the Parties (whether in contract, tort or otherwise) that arises out of or relating to this Waiver Agreement or the transactions contemplated hereby, (ii) expressly waives any claim of lack of personal jurisdiction or improper venue and any claims that such courts are an inconvenient forum with respect to such a claim, (iii) agrees that it shall not bring any claim, action or proceeding against any other Parties arising out of or relating to this Waiver Agreement or the transactions contemplated hereby in any court other than the Chosen Courts and that a final judgment in any legal proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law, and (iv) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from the Chosen Courts. Each Party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail or by overnight courier service, postage prepaid, to its address set forth in Section 14.

Section 8.            Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS WAIVER AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION OR PROCEEDING (WHETHER IN CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS WAIVER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS WAIVER AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8, (III) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, AND (IV) MAKES THIS WAIVER VOLUNTARILY.

Section 9.            Specific Performance. The Parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Waiver Agreement were not performed in accordance with their specific terms or were otherwise breached by the Parties.  Prior to the termination of this Waiver Agreement pursuant to Section 13, it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief,

Annex C-3

to prevent breaches of this Waiver Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 9, this being in addition to any other remedy to which they are entitled under the terms of this Waiver Agreement at law or in equity.  Each Party accordingly agrees (a) the non-breaching Party will be entitled to injunctive and other equitable relief, without proof of actual damages; and (b) the alleged breaching Party will not raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Waiver Agreement and will not plead in defense thereto that there are adequate remedies at Law (as defined in the Merger Agreement), all in accordance with the terms of this Section 9.  Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 10.          Severability. The provisions of this Waiver Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Waiver Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Waiver Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

Section 11.          Further Assurances. In connection with this Waiver Agreement and the transactions contemplated hereby, and without further consideration, each Party shall execute and deliver all such future instruments and take such other and further action as may be reasonably necessary or appropriate to carry out the provisions of this Waiver Agreement and the intention of the Parties as expressed herein.

Section 12.          Amendment. Subject to the provisions of applicable Law (as defined in the Merger Agreement), this Waiver Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification by each of the Company, the Holders and Parent, or in the case of a waiver, by the Party against whom the waiver is to be effective.

Section 13.          Effectiveness; Termination. The waivers and releases set forth in Section 3 shall be subject to and effective upon the consummation of the transactions contemplated by the Merger Agreement. This Waiver Agreement, and all rights and obligations of the Parties hereunder, shall terminate and shall have no further force or effect as of such date and time as the Merger Agreement is validly terminated pursuant to Article VIII thereof, if applicable.

Section 14.          Notices. All notices, requests, instructions or other communications or documents to be given or made hereunder by any Party to the other Parties to this Waiver Agreement shall be in writing and (a) served by personal delivery by hand upon the Party for whom it is intended, (b) served by an internationally-recognized overnight courier service upon the Party for whom it is intended, (c) delivered by registered or certified mail, return receipt requested or (d) sent by email:

If to the Company, to:

Stronghold Digital Mining, Inc.

595 Madison Avenue, 28th Floor

New York, New York 10022

Attention:  General Counsel

Email:        (Redacted)

Annex C-4

with a copy (which shall not constitute notice or service of process) to:

Vinson & Elkins LLP 845 Texas Avenue, Suite 4700 Houston, Texas 77002 Attention: Stephen M. Gill E-mail: (Redacted)
and
Vinson & Elkins LLP 2001 Ross Avenue, Suite 3900 Dallas, Texas 75201 Attention: D. Alex Robertson E-mail: (Redacted)

If to Parent to:

Bitfarms Ltd.

110 Yonge Street, Suite 1601

Toronto, Ontario, Canada M5C 1T4

Attention:  Ben Gagnon

Email:        (Redacted)

with a copy (which shall not constitute notice or service of process) to:

Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, New York 10001 Attention: Christopher M. Barlow E-mail: (Redacted)

If to the Holders to, to the contact information set forth on such Holder’s signature page hereto.

or to such other Person or addressees as has or have been designated in writing by the Party to receive such notice provided above. Any notice, request, instruction or other communications or document given as provided above shall be deemed given to the receiving Party (w) upon actual receipt, if delivered personally, (x) on the next Business Day after deposit with an overnight courier, if sent by an overnight courier, (y) three Business Days after deposit in the mail, if sent by registered or certified mail or (z) upon confirmation of transmission if sent by email. Copies to outside counsel are for convenience only and failure to provide a copy to outside counsel does not alter the effectiveness of any notice, request, instruction or other communication otherwise given in accordance with this Section 13. Rejection or other refusal to accept, or the inability to deliver because of changed address or other details of which no notice is given, will be deemed to be receipt of any notice pursuant to this Section 13 as of the date of rejection, refusal or inability to deliver.

Section 15.          Binding Effect. This Waiver Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, permitted successors, permitted assigns, permitted distributes, and legal representatives.  Nothing expressed or mentioned in this Waiver Agreement is intended or shall be construed to give any Person other than the Parties and Parent and their respective permitted successors and assigns any legal or equitable right, remedy or claim under, in or in respect of this Waiver Agreement or any provision herein contained.  No Party may assign any of its rights or obligations under this Waiver Agreement without the prior written consent of the other Parties; provided that, the Company may assign its rights or obligations to Parent or any of its Affiliates but shall remain liable in respect of such obligations except to the extent performed by Parent or such Affiliate.

Annex C-5

Section 16.          Headings. The headings contained in this Waiver Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Waiver Agreement.

Section 17.          Counterparts. This Waiver Agreement and any amendments to this Waiver Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Waiver Agreement by facsimile transmission or by email of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Waiver Agreement.

Section 18.          Conflict. In the event of any conflict between the terms of the Tax Receivable Agreement (other than with respect to the defined terms set forth therein, which defined terms shall control) and the terms of this Waiver Agreement, the terms of this Waiver Agreement shall control.

[Signature pages follow.]

Annex C-6

IN WITNESS WHEREOF, the Parties have executed this Waiver Agreement as of the date set forth above.

COMPANY:
STRONGHOLD DIGITAL MINING, INC.
By:	/s/ Matthew C. Usdin
Name:	Matthew C. Usdin
Title:	SVP & General Counsel

[Signature Page to TRA Waiver and Termination Agreement]

Annex C-7

PARENT:
BITFARMS LTD.
By:	/s/ Benjamin Gagnon
Name:	Benjamin Gagnon
Title:	Chief Executive Officer

[Signature Page to TRA Waiver and Termination Agreement]

Annex C-8

HOLDERS:
Q POWER LLC
By:	/s/ Gregory A. Beard
Name:	Gregory A. Beard
Title:	Authorized Person

Address for notices to Holder pursuant to Section 14:

595 Madison Avenue, 28th Floor
New York, New York 10022
Attention:  Gregory A. Beard
Email: (Redacted)

[Signature Page to TRA Waiver and Termination Agreement]

Annex C-9

William Spence
/s/ William Spence
William Spence

Address for notices to Holder pursuant to Section 14:

(Redacted)

[Signature Page to TRA Waiver and Termination Agreement]

Annex C-10

Annex D

CONVERSION AGREEMENT

This CONVERSION AGREEMENT (this “Agreement”) is made and entered into as of August 21, 2024, by and among Bitfarms Ltd., a corporation organized under the Business Corporations Act (Ontario) (“Parent”), Stronghold Digital Mining, Inc., a Delaware corporation (the “Company”), and the undersigned holders (each, a “Holder” and collectively, the “Holders”) of shares of Company Series C Convertible Preferred Stock of the Company, par value $0.0001 per share (“Company Preferred Stock”). The parties to this Agreement are sometimes referred to herein collectively as the “parties,” and individually as a “party.” Capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement (as defined below).

RECITALS

WHEREAS, each Holder is the record holder of the number of shares of Company Preferred Stock as indicated opposite such Holder’s name on Schedule I attached hereto (the “Series C Preferred Shares”);

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of the date hereof (as may be amended from time to time, the “Merger Agreement”), by and among Parent, Backbone Mining Solutions LLC, a Delaware limited liability company and a wholly owned, indirect subsidiary of Parent (“BMS”), HPC & AI Megacorp, Inc., a Delaware corporation and a wholly owned, direct subsidiary of BMS (“Merger Sub”), and the Company, Merger Sub will be merged with and into the Company with the Company surviving as the surviving corporation (the “Merger”), on the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, pursuant to the Certificate of Designations of the Company Preferred Stock (the “Series C Certificate of Designations”), each Holder shall be entitled to convert all or a portion of such Holder’s Series C Preferred Shares, at any time and from time to time, into a number of shares of Company Class A Common Stock, by submitting an Optional Conversion Notice (as defined therein) to the Company; and

WHEREAS, as a condition and inducement to Parent’s willingness to enter into the Merger Agreement, the Holders have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

Article I
CONVERSION; CONSENT

Section 1.1          Conversion.

(a)         Each Holder hereby irrevocably elects to convert all of the Series C Preferred Shares owned by such Holder into a number of shares of Company Class A Common Stock as indicated opposite such Holder’s name on Schedule I attached hereto conditioned upon and immediately prior to the Effective Time (the “Conversion”), and the parties agrees that this Section 1.1(a) shall constitute an Optional Conversion Notice in accordance with Section 4.2(b) of the Series C Certificate of Designations.

(b)         From and after the Conversion, (i) the Series C Preferred Shares converted pursuant to this Section 1.1 shall no longer be deemed to be outstanding, and all rights of the applicable Holder with respect to such Series C Preferred Shares shall immediately terminate, except the right to receive the shares of Company Class A Common Stock issuable pursuant to the Conversion and (ii) no shares of Company Preferred Stock shall remain outstanding.

Section 1.2          Restrictions on Transfers. Each Holder hereby agrees that, from the date hereof until the Expiration Time (as defined below), it shall not, directly or indirectly, except in connection with the consummation of the Merger, sell, transfer or assign any of its Series C Preferred Shares, unless the applicable transferee agrees in writing to be bound by this Agreement and delivers a copy of such executed written agreement to Parent and the Company prior to the consummation of such transfer.

Annex D-1

Section 1.3          Consent to the Merger. To the extent that the Merger Agreement, the Merger or any other transactions contemplated by the Merger Agreement require approval of the Holders under the Series C Certificate of Designations, each Holder hereby irrevocably consents to the execution of the Merger Agreement and the consummation of the Merger and other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth in the Merger Agreement.

Section 1.4          Further Assurances. From time to time, at Parent’s request and without further consideration, each Holder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement.

Article II
REPRESENTATIONS AND WARRANTIES

Section 2.1          Representations and Warranties. Each Holder severally and not jointly represents and warrants as follows:

(a)         If applicable, such Holder is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization.

(b)         Such Holder is, and at all times during the term of this Agreement will continue to be, the sole record holder of the Series C Preferred Shares. The Series C Preferred Shares constitute all of the shares of Company Preferred Stock owned of record by such Holder. Other than this Agreement, (i) there are no agreements or arrangements of any kind, contingent or otherwise, to which such Holder is a party obligating the Holder to Transfer or cause to be Transferred to any Person any of the Series C Preferred Shares and (ii) no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Series C Preferred Shares.

(c)         Such Holder has full power and authority and is duly authorized to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by such Holder and (assuming due authorization, execution and delivery by Parent and the Company) constitutes a valid and binding agreement of the Holder, enforceable against the Holder in accordance with its terms (except in all cases as such enforceability may be limited by Creditors’ Rights), and no other action is necessary to authorize the execution and delivery by the Holder or the performance of the Holder’s obligations hereunder.

(d)         The execution, delivery and performance by such Holder of this Agreement will not (i) if such Holder is an entity, violate any provision of such Holder’s Organizational Documents; (ii) violate any provision of any Law applicable to such Holder; (iii) violate any order, judgment or decree applicable to such Holder or any of its Affiliates; (iv) with or without notice, lapse of time or both, conflict with, or result in a breach or default under or termination of, or create, modify or accelerate any obligations under, any agreement or instrument to which such Holder or any of its Affiliates is a party; or (v) require any authorization, consent or approval of, or filing with, any Governmental Entity or other Person (other than filings required to be made under the Exchange Act), except, in the case of the foregoing clause (ii), (iii), (iv) or (v), where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have an adverse effect on such Holder’s ability to satisfy its obligations hereunder.

(e)         As of the date hereof, there is no Proceeding pending against, or threatened in writing against, such Holder that would prevent, materially delay, or materially impair the ability of such Holder with respect to, the performance by such Holder of its obligations under this Agreement.

Article III
TERMINATION

Section 3.1          Termination. This Agreement shall terminate and be of no further force or effect upon the earliest to occur of: (a) the Effective Time; (b) the termination of the Merger Agreement; and (c) the effectiveness of a written agreement executed by the parties to this Agreement to terminate this Agreement; (such earliest time, the “Expiration Time”). Upon the valid termination or expiration of this Agreement in accordance with this Section 3.1, no party shall have any further obligations or liabilities under this Agreement.

Annex D-2

Article IV
MISCELLANEOUS

Section 4.1          Amendments; Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. No failure or delay by the parties in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a party to any such extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such party.

Section 4.2          Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of Law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any purported assignment in violation of this Section 4.2 shall be void.

Section 4.3          Entire Agreement. This Agreement (together any other documents and instruments executed pursuant hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 4.4          No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 4.5          Governing Law. THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

Section 4.6          Specific Performance. The parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties. Prior to the termination of this Agreement pursuant to Section 3.1, it is accordingly agreed that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 4.6, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity. Each party accordingly agrees (a) the non-breaching party will be entitled to injunctive and other equitable relief, without proof of actual damages; and (b) the alleged breaching party will not raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement and will not plead in defense thereto that there are adequate remedies at Law, all in accordance with the terms of this Section 4.6. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 4.6, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 4.7          Counterpart. This Agreement may be executed in two (2) or more counterparts, including via facsimile or email in “portable document format” (“.pdf”) form transmission, all of which shall be considered one and the same agreement and shall become effective when two (2) or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 4.8          Severability. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such other term or provision in any other jurisdiction.

Annex D-3

Section 4.9          No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Series C Preferred Shares. All rights, ownership and economic benefits of and relating to the Series C Preferred Shares shall remain vested in and belong to each applicable Holder.

Section 4.10        Holder Obligations Several and Not Joint. The obligations of each Holder hereunder shall be several and not joint, and no Holder shall be liable for any breach of the terms of this Agreement by any other Holder.

[Signature pages follow]

Annex D-4

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

BITFARMS LTD.
By:	/s/ Benjamin Gagnon
Name:	Benjamin Gagnon
Title:	Chief Executive Officer
STRONGHOLD DIGITAL MINING, INC.
By:	/s/ Gregory A. Beard
Name:	Gregory A. Beard
Title:	Chief Executive Officer & Chairman
PARALLAXES CAPITAL OPPORTUNITY FUND IV, L.P.
By:	/s/ Andy Lee
Name:	Andy Lee
Title:	CIO
CONTINENTAL GENERAL INSURANCE COMPANY
By:	/s/ Michael Gorzynski
Name:	Michael Gorzynski
Title:	Executive Chairman

Signature Page to Conversion Agreement

Annex D-5

SCHEDULE I

Holder	Series C Preferred Shares	Shares of Company Class A Common Stock After Conversion
Parallaxes Capital Opportunity Fund IV, L.P.	1,711.259	427,814.75[1]
Continental General Insurance Company	4,278.148	1,069,537.00

____________

1        0.75 Class A fractional shares will be cashed out in accordance with Section 4.7 of the Series C Certificate of Designations.

Annex D-6

Annex E

August 20, 2024

The Board of Directors
Stronghold Digital Mining, Inc.
595 Madison Avenue, 28th Floor
New York, NY 10022

Members of the Board:

We understand that Stronghold Digital Mining, Inc., a Delaware corporation (the “Company”), Bitfarms Ltd., a corporation organized under the Business Corporations Act (Ontario) (“Parent”), Backbone Mining Solutions LLC, a Delaware limited liability company a wholly-owned, indirect subsidiary of Parent (“BMS”), and HPC & AI Megacorp, Inc., a Delaware corporation and a wholly-owned, direct subsidiary of BMS (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”, and together with the transactions contemplated by the Merger Agreement, the “Transaction”) and each outstanding share of Class A common stock, par value $0.0001 per share, of the Company (the “Company Class A Common Stock”), other than shares of Company Class A Common Stock held in the treasury of the Company (or any subsidiaries thereof) or owned by Parent or Merger Sub or any wholly-owned subsidiary of Parent or Merger Sub, will be converted into the right to receive 2.520 (the “Exchange Ratio”) fully paid and nonassessable common shares of Parent (the “Parent Common Shares”). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

The Company has engaged J.V.B. Financial Group, LLC acting through Cohen & Company Capital Markets division (“CCM” or “we”) to serve as financial advisor to the Board of Directors (the “Board of Directors”) of the Company and to provide an opinion (the “Opinion”) as of the date hereof as to the fairness, from a financial point of view, to the holders of the Company Class A Common Stock (other than Parent, Merger Sub and their respective affiliates), of the Exchange Ratio.

In connection with this opinion, we have, among other things:

(i)   reviewed the following documents:

(a)     a draft dated August 19, 2024 of the Merger Agreement;

(b)    certain publicly available financial and other information about the Company and Parent;

(c)     certain non-public information furnished to us by the Company’s management, including financial forecasts and analyses, relating to the business, operations and prospects of the Company and Parent; and

(d)    certain non-public information furnished to us by Parent’s management, including financial forecasts and analyses, relating to the business, operations and prospects of Parent and the Company’s management analysis of Parent’s financial forecasts and analysis;

(ii)  held discussions with members of senior management of the Company and Parent concerning the matters described in clauses (i) above;

(iii) reviewed the share trading price history and valuation multiples for the Company Class A Common Stock and the Parent Common Shares and compared them with those of certain publicly traded companies that we deemed relevant;

(iv) compared the proposed financial terms of the Transaction with the financial terms of certain other transactions that we deemed relevant; and

(v)  performed such other financial studies, analyses and investigations as we deemed appropriate.

For purposes of CCM’s analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by the Company or that was publicly available to us

Annex E-1

(including, without limitation, the information described above), or that was otherwise reviewed by us. We have relied on assurances of the management of the Company that it is not aware of any facts or circumstances that would make such information inaccurate or misleading. In CCM’s review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did we conduct a physical inspection of any of the properties or facilities of, the Company, nor have we been furnished with any such evaluations or appraisals of such physical inspections, nor do we assume any responsibility to obtain any such evaluations or appraisals.

With respect to the financial forecasts provided to and examined by us, we note that projecting future results of any company is inherently subject to uncertainty. The Company has informed us, however, and we have assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company. We express no opinion as to the Company’s or Parent’s financial forecasts or the assumptions on which they are made.

CCM’s opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting CCM’s opinion of which we become aware after the date hereof.

We have made no independent investigation of any legal or accounting matters affecting the Company, and we have assumed the correctness in all respects material to CCM’s analysis of all legal and accounting advice given to the Company and its Board of Directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement to the Company and its stockholders. In addition, in preparing this opinion, we have not taken into account any tax consequences of the transaction to any holder of Company Class A Common Stock or any other person. We have assumed that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, Parent or the contemplated benefits of the Transaction.

It is understood that CCM’s opinion is for the use and benefit of the Board of Directors of the Company in its consideration of the Transaction, and CCM’s opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to the Company, nor does it address the underlying business decision by the Company to engage in the Transaction or the terms of the Merger Agreement or the documents referred to therein. CCM’s opinion does not constitute a recommendation as to how any holder of shares of Company Class A Common Stock or any other person should vote or act on the Transaction or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of shares of Company Class A Common Stock. We express no opinion as to the price at which shares of Company Class A Common Stock will trade at any time. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable or to be received by any of the Company’s officers, directors or employees, or any class of such persons, in connection with the Transaction relative to the Exchange Ratio to be received by holders of shares of Company Class A Common Stock. CCM’s opinion has been authorized by the Fairness Committee of J.V.B. Financial Group, LLC.

We have acted as financial advisor to the Company in connection with the Transaction and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and a significant portion of which is payable contingent upon consummation of the Transaction. The Company has agreed to reimburse CCM’s reasonable expenses and to indemnify CCM against liabilities arising out of or in connection with the services rendered and to be rendered by CCM under such engagement. Please be advised that during the two years preceding the date of this opinion, we have not provided any other material financial advisory or other material financing services to the Company, Parent or their respective affiliates. We may, however, provide such services in the future and may receive, fees for the rendering of such services. We and our affiliates may trade or hold securities of the Company or Parent and/or their respective affiliates for CCM’s own account and for the accounts of CCM’s customers and, accordingly, may at any time hold long or short positions in those securities. In addition, we may seek to, in the future, provide financial advisory and financing services to the Company, Parent or entities that are affiliated with the Company or Parent, for which we would expect to receive compensation. Except as otherwise expressly provided in CCM’s engagement letter with the Company, CCM’s opinion may not be used or referred to by the Company, or quoted or disclosed to any person by the Company in any matter, without CCM’s prior written consent.

Annex E-2

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio to be received by the holders of shares of Company Class A Common Stock, in their capacity as such, pursuant to the Merger Agreement is fair, from a financial point of view, to such holders (other than Parent, Merger Sub, and their respective affiliates).

Respectfully submitted,

/s/ J.V.B. Financial Group, LLC

J.V.B. Financial Group, LLC

Annex E-3

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors and Officers

Section 136 of the Business Corporations Act (Ontario) (“OBCA”) provides for the indemnification of directors and officers of Bitfarms. Under these provisions, Bitfarms may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity (collectively, an “Indemnified Person”) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the Indemnified Person in respect of any civil, criminal, administrative, investigative or other proceeding (other than in respect to an action by or on behalf of Bitfarms to procure a judgment in its favor) in which the individual is involved because of that association with Bitfarms or other entity, if the Indemnified Person fulfills the following two conditions: (i) he or she acted honestly and in good faith with a view to the best interests of Bitfarms or in the best interests of such other entity as applicable and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. In respect of an action by or on behalf of Bitfarms or such other entity to procure a judgment in its favor, Bitfarms, with the approval of a court, may indemnify an Indemnified Person against all costs, charges and expenses reasonably incurred by him or her in connection with such action if he or she fulfills the conditions set out in clauses (i) and (ii) of the previous sentence. Notwithstanding the foregoing, an Indemnified Person is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity as described above, if the individual seeking an indemnity fulfills the conditions in clauses (i) and (ii) of this paragraph and was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done.

A policy of directors’ and officers’ liability insurance is maintained by Bitfarms that insures directors and officers against losses incurred as a result of claims against the directors and officers of Bitfarms pursuant to the indemnity provisions under Bitfarms’ articles and the OBCA.

Insofar as indemnification for liabilities arising under the United States Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the United States Securities Act of 1933 and is therefore unenforceable.

Item 21.     Exhibits and Financial Statement Schedules

Exhibit No.	Description
2.1

Agreement and Plan of Merger, dated August 21, 2024, by and among Bitfarms Ltd., Backbone Mining Solutions LLC, Stronghold Digital Mining, Inc. and HPC & AI Megacorp, Inc. (included as Annex A-1 to this proxy statement/prospectus).†

2.2	Amendment No. 1 to the Agreement and Plan of Merger, dated September 12, 2024 (included as Annex A-2 to this proxy statement/prospectus).
3.1	Articles of Continuance of Bitfarms Ltd. (incorporated by reference to Exhibit 3.1 to Bitfarms Registration Statement on Form 8-A filed with the SEC on June 17, 2024 (File No. 001-40370)).
3.2	By-laws of Bitfarms Ltd. (incorporated by reference to Exhibit 3.2 to Bitfarms Registration Statement on Form 8-A filed with the SEC on June 17, 2024 (File No. 001-40370)).
5.1	Opinion of Peterson McVicar LLP, as to the validity of the common shares to be issued by Bitfarms Ltd.**
10.1	Bitfarms Ltd. Long Term Incentive Plan (incorporated by reference to Exhibit 4.3 to Bitfarms’ Registration Statement on Form S-8 filed with the SEC on April 22, 2024 (File No. 333-278868)).
10.2	Voting Agreement, dated as of August 21, 2024, by and among Bitfarms Ltd. and certain stockholders of Stronghold Digital Mining, Inc. (included as Annex B to this proxy statement/prospectus).
10.3

TRA Waiver and Termination Agreement, dated as of August 21, 2024, by and among Bitfarms Ltd., Stronghold Digital Mining, Inc. and certain stockholders of Stronghold Digital Mining, Inc. (included as Annex C to this proxy statement/prospectus).

Exhibit No.	Description
10.4

Conversion Agreement, dated as of August 21, 2024, by and among Bitfarms Ltd., Stronghold Digital Mining, Inc. and Stronghold Series C preferred stockholders (included as Annex D to this proxy statement/prospectus).

10.5

Custodial Services Agreement, dated April 21, 2021, by and between Backbone Hosting Solutions Inc. and Coinbase Custody Trust Company, LLC. (incorporated by reference to Exhibit 99.5 to Bitfarms’ Form 6-K, filed with the SEC on May 20, 2022 (File 001-40370).#

10.6

Master Custody Service Agreement, dated August 1, 2023, by and between Anchorage Digital Bank N.A. and Backbone Hosting Solutions Inc. (incorporated by reference to Exhibit 99.2 to the Registrant’s Form 6-K filed with the SEC on March 7, 2024 (File No. 001-40370).

10.7

Service Agreement, dated September 18, 2023, by and among between Bitfarms Ltd. and Foundry USA Pool (incorporated by reference to Exhibit 99.1 to the Registrant’s Form 6-K filed with the SEC on November 11, 2023 (File No. 001-40370).

10.8	Foundry USA Pool Payout Methodology, dated as at March 6, 2024 (incorporated by reference to Exhibit 99.1 to the Registrant’s Form 6-K filed with the SEC on March 7, 2024 (File No. 001-40370).
10.9

Power Purchase Agreement, dated April 1, 2021, between Backbone Hosting Solutions Inc. and Generacion Mediterranea S.A (incorporated by reference to Exhibit 99.6 to the Registrant’s Form 6-K filed with the SEC on May 20, 2022 (File No. 001-40370)).

10.10

Shareholder Rights Plan Agreement, dated July 24, 2024, by and between Bitfarms Ltd. and TSX Trust Company (incorporated by reference to Exhibit 99.2 to the Registrant’s Form 6-K filed with the SEC on July 25, 2024 (File No. 001-40370)).

10.11

Settlement Agreement, dated September 23, 2024, by and between Bitfarms Ltd. and Riot Platforms, Inc. (incorporated by reference to Exhibit 99.1 to the Registrant’s Form 6-K filed with the SEC on September 23, 2024 (File No. 001-40370)).

10.12	Hosting Agreement, dated September 12, 2024, by and between Bitfarms Ltd., Stronghold Digital Mining Holdings, LLC and Stronghold Digital Mining, Inc.#
21.1	Subsidiaries of Bitfarms Ltd.
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm
23.2	Consent of Urish Popeck & Co., LLC as auditors for the consolidated financial statements of Stronghold Digital Mining, Inc.
23.3	Consent of Cohen & Co. Capital Markets.
23.4	Consent of Peterson McVicar LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement).**
24.1	Powers of Attorney (included on signature page).
99.1	Form of Proxy Card of Stronghold Digital Mining, Inc.**
99.2	Fairness Opinion of Cohen & Co. Capital Markets (included as Annex E to this proxy statement/prospectus).
107	Filing Fee Table.

____________

**      To be filed by amendment.

†        Pursuant to Item 601(a)(5), as applicable, of Regulation S-K, certain exhibits and schedules have been omitted. Bitfarms hereby undertakes to furnish supplemental copies of any of the omitted schedules upon request by the SEC; provided, however, that Bitfarms may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934 for any exhibits or schedules so furnished.

#        Pursuant to Item 601(b)(2) or Item 601(b)(10), as applicable, of Regulation S-K, certain portions of this exhibit were redacted. Bitfarms hereby agrees to furnish a copy of any redacted information to the SEC upon request; provided, however, that Bitfarms may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934 for any information so furnished.

Item 22.     Undertakings

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.       To include any prospectus required by Section 10(a)(3) of the U.S. Securities Act;

ii.      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total U.S. dollar value of securities offered would not exceed that which was registered) and any derivation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20%. change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)    That, for the purpose of determining any liability under the U.S. Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)    To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering;

(5)    That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

(6)    That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the U.S. Securities Act, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the U.S. Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(7)    Insofar as indemnification for liabilities arising under the U.S. Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the U.S. Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the U.S. Securities Act and will be governed by the final adjudication of such issue.

(8)    That, for the purposes of determining any liability under the U.S. Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the U.S. Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the U.S. Exchange Act) that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(9)    That, for purposes of determining liability under the U.S. Securities Act, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness (provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use).

(10)  That, for the purpose of determining liability of the registrant under the U.S. Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.       Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.      Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the U.S. Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Toronto, Ontario, on October 15, 2024.

Bitfarms Ltd.
By:	/s/ Benjamin Gagnon
Name:	Benjamin Gagnon
Title:	Chief Executive Officer & Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Benjamin Gagnon and Jeffrey Lucas, or either of them, his or her true and lawful attorneys-in-fact and agents, each of whom may act alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and any and all additional registration statements (including amendments and post-effective amendments thereto) in connection with any increase in the amount of securities registered with the Securities and Exchange Commission (the “SEC”), and to file the same, with all exhibits thereto, and other documents and in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents or any of them or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the U.S. Securities Act of 1933, this Registration Statement has been signed by or on behalf of the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date
/s/ Benjamin Gagnon	Chief Executive Officer (Principal	October 15, 2024
Benjamin Gagnon	Executive Officer) & Director
/s/ Jeffrey P. Lucas	Chief Financial Officer (Principal	October 15, 2024
Jeffrey P. Lucas	Financial Officer and Principal Accounting Officer)
/s/ Brian Howlett	Independent Chairman	October 15, 2024
Brian Howlett
/s/ Amy Freedman	Director	October 15, 2024
Amy Freedman
/s/ Edith M. Hofmeister	Director	October 15, 2024
Edith M. Hofmeister
/s/ Fanny Philip	Director	October 15, 2024
Fanny Philip

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the U.S. Securities Act of 1933, the undersigned, solely in its capacity as the duly authorized representative of Bitfarms Ltd., has signed this registration statement in the City of New York, State of New York, on this October 15, 2024.

Cogency Global Inc.
as authorized representative for Bitfarms Ltd.
By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Sr. Vice President on behalf of Cogency Global Inc.